Form 10-K405, Exhibit 13
F&M BANCORP
filed 1995-03-31
CIK 736473

                                                                    EXHIBIT 13


F&M BANCORP    1994 Annual Report

[PHOTO]

LEVERAGING OUR

UNIQUE TALENTS

CONTENTS

  2  Letter to Shareholders
  4  Building on Our Basic Values
  6  Reinvesting in the Community
 10  Leveraging Our Unique Talents
 12  Recognizing Opportunities
 17  Selected Financial Information
 18  Management's Discussion and Analysis
 29  Consolidated Financial Statements
 33  Notes to Consolidated Financial Statements
 42  Report of Independent Auditors
 43  Directors and Officers

NOTICE OF
ANNUAL MEETING

The Annual Meeting of Shareholders will be held at 10:00 a.m. on Tuesday, April 11, 1995, at the Corporate Headquarters, 110 Thomas Johnson Drive, Frederick, Maryland 21702.

The annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to: Kenneth M. Sabanosh, Vice President and Treasurer, F&M Bancorp, 110 Thomas Johnson Drive, Post Office Box 518, Frederick, Maryland 21705

FINANCIAL HIGHLIGHTS

F&M Bancorp and Subsidiary

(Dollars in thousands, except per share amounts)                   1994                    1993                   1992
-----------------------------------------------------------------------------------------------------------------------
FOR THE YEAR
Total operating income                                          $51,695                 $49,609                $51,439
Net income                                                        7,956                   7,603                  7,117
Cash dividends paid                                               3,079                   2,952                  2,762

Return on average assets(1)                                        1.26%                   1.27%                  1.25%

Return on average equity(1)                                       13.57%                  13.90%                 14.23%

AT YEAR END
Assets                                                         $675,256                $617,668               $583,729
Loans, net of unearned income                                   459,272                 396,337                389,819
Deposits                                                        576,296                 522,154                498,377
Shareholders' equity                                             59,249                  58,639                 52,345

Loans to deposits                                                 79.69%                  75.90%                 78.22%
Allowance for credit losses to loans                               1.20%                   1.38%                  1.45%

PER SHARE(2)
Net income                                                       $ 2.02                  $ 1.94                 $ 1.82
Cash dividends paid                                                 .78                     .75                    .70
Year end book value(1)                                            15.01                   14.91                  13.35

(1) Calculations and amounts for 1994 and 1993 reflect the effects of adopting Financial Accounting Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.

(2)   Each year restated for five percent stock dividend declared in 1994.

TO OUR SHAREHOLDERS

Record earnings, growth in assets, geographic expansion and strong financial results on many fronts have made 1994 an excellent year for F&M Bancorp.

Net income set a record for the third year in a row, reaching $7,956,000, an increase of 4.6 percent over 1993. While the profitable sale of three former branch sites contributed to this gain, strong performance in our core business lines--retail, commercial banking, and trust and investment management services--were the basis of our positive financial performance. Also contributing to this gain was our consistent commitment to quality in our loan portfolio, which enabled us to reduce our provision for credit losses. F&M's charge-offs and delinquencies remain well below industry averages.

Noninterest income has become an increasingly important component of profitability in our industry. To help us consider alternative sources of such revenue this year, we utilized a variety of resources. As a result, fee-based income, excluding property and security gains, increased a healthy 3.2 percent during 1994.

Income tax planning also played a role in F&M's profitability. During 1994, we implemented tax planning strategies that reduced our overall effective tax rate.

Rising interest rates in 1994 substantially reduced mortgage loan activity. Total loans, however, increased: We generated more than $60 million in net new loans this year. Our net loan growth as of year end was nearly 16 percent. Much of this growth came from consumer lending through aggressive promotion of our indirect loan business. Home equity loans also increased. Commercial lending, which includes real estate development and financing for small- and medium-sized businesses, saw substantial growth due, in part, to an aggressive calling program targeting both new and existing corporate clients.

Total assets reached a record $675,256,000 at year end, an increase of 9.3 percent over year-end 1993. Deposits increased 10.4 percent. Contributing to this increase was our acquisition of three branches of Standard Federal Savings Association, which we purchased through the Resolution Trust Corporation. This, and a pending merger with the Bank of Brunswick--announced in December of 1994 and expected to be finalized during the second quarter of 1995--is part of our strategy to expand F&M's delivery system into compatible markets.

The Standard Federal offices we acquired are located in northern Montgomery County in the communities of Gaithersburg, Germantown and Olney. Plans are now underway to construct an additional full-service office in Germantown at the juncture of Routes 27 and 355. This reach into northern Montgomery County is a natural extension of our market area and allows us to not only better serve Frederick's commuting population, but also to create new customer relationships in a very attractive geographic area. Construction has also begun on a new East Patrick Street office in Frederick, a full-service facility that will increase convenience for customers who work or live along the I-70 eastern corridor.

We completed the reconfiguration of our existing branch network in 1994, closing and consolidating branches in several locations. Throughout this process, our goal was to increase customer access and convenience while reducing noninterest expenses. F&M's regional branch network now has 20 offices and 21 24-hour ATMs. In 1995, we will break ground for a $4.5 million, four-story addition to our headquarters in Frederick, creating work space that is critically needed now and to accommodate the growth we anticipate during the next decade.

F&M's Trust and Investment Management Group enjoyed another year of record growth. New business generated in the form of assets under management totaled $37,900,000 in 1994. At year end, the total market value of assets under management on behalf of trust customers reached $196,400,000.



2 | 3

We are pleased to report that during 1994 the market value of F&M Bancorp stock increased approximately 24 percent, and that a five percent stock dividend was distributed to shareholders during the second quarter. Earnings per share on net income increased to $2.02 in 1994 compared with $1.94 in 1993 as restated for the stock dividend. Shares traded averaged 48,900 shares per month in 1994 compared with 25,700 shares per month in 1993.

Special thanks for their years of service go to retiring F&M employees Mary Jo Clark, Bobbie J. Russel and JoAnn A. Thompson. And we note with great sadness the passing of J. Richard Crouse, D.D.S., member of our Board of Directors; Harold B. Duvall, Director Emeritus; Alden Fisher, member of our Advisory Council; Reginald A. White, Assistant Vice President; and Jacquelyn M. Shortt, Branch Officer.

During 1994, as part of our ongoing strategic planning process, we identified important goals that will continue to enhance F&M's strength as we move toward the new millennium. We intend to continue our strong asset growth while expanding our geographic reach into compatible new markets.

Equally important, during 1994 we reaffirmed the values and principles that have made F&M so successful over the past 178 years. This statement recognizes the four constituencies we serve: our customers, who we place foremost in all that we do; our shareholders, who expect an appropriate return on their investment; bank associates, who ensure excellence in the delivery of our products and services; and the community, in which we, as a locally owned and managed financial services organization, are a proud participant. In this annual report we celebrate our corporate values as embodied in the passion our associates bring to their pursuits outside the workplace. Such personal enthusiasms inevitably enliven and enrich the work environment for all of us at F&M.

We look forward to continued growth and prosperity for F&M in the coming year.

[PHOTO]

/s/ CHARLES W. HOFF, III
------------------------
Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer


[PHOTO]

/s/ FAYE E. CANNON
------------------
Faye E. Cannon
President and
Chief Operating Officer

At the core of our strategic planning this year was a statement of corporate values that reaffirmed our commitment to providing excellent financial products and services when, where and how our customers need them. That means continuing to offer the top quality, personal service and market leadership F&M customers have come to expect from us. But, with lifestyles that are increasingly mobile and growing numbers of commuters in our market area, that also means making a strong commitment to electronic banking.

                                                    BUILDING ON OUR BASIC VALUES

This year, in addition to strengthening our ATM network, we invested resources to enhance our electronic and telephone-based banking services. F&M customers now can pick up any touch-tone phone and link in with our ExpressLine to transfer funds between F&M accounts, verify balances, order checks, obtain information about their mortgages, check on the latest savings and loan rates or locate the nearest F&M branch office or ATM Bank Center.

Strengthening customer loyalty through new products and services was also an important priority during 1994. Our new VISA(R) CheckCard, a debit card that functions like a check or cash for purchasing goods and services, brings customers added convenience. And a line of mutual funds and annuities, added this year through a relationship with Financial Horizons, Inc., provides more ways for our customers to take advantage of other non-traditional savings and investment options.

Although mortgage activity in our region declined, we were able to realize success with our Afford-A-Home program, which makes mortgage monies available to low- and medium-income homebuyers. This program places first-time home ownership within the grasp of individuals and families who would not otherwise be able to own a home.


[GRAPH] -- Total Deposits


4 | 5

[PHOTO]

FLO NORMAN
TELLER

"IT'S A CONCRETE FOUNDATION OF VALUES THAT WE BRING TO THE CHILDREN," SAYS FLO NORMAN OF THE VIDEO GROUP FOR YOUNGSTERS AGE FOUR THROUGH SECOND GRADE THAT SHE SUPERVISES ON SUNDAY EVENINGS AT HER CHURCH. "WE SHOW VIDEOS THAT HELP THE CHILDREN THINK ABOUT THEIR LIVES AND TALK ABOUT HOW THEY CAN APPLY THE THINGS THEY LEARN HERE TO THEIR OWN LIFE EVERY DAY. WE EMPHASIZE THEMES OF RESPECT FOR OTHER PEOPLE AND RESPECT FOR OURSELVES."

AS A TELLER PROVIDING SUPPORT TO ANY BRANCH NEEDING SALES AND SERVICE PERSONNEL, FLO SAYS, "EACH OF F&M'S 20 BRANCH OFFICES HAS ITS OWN PERSONALITY, INFLUENCED BY THE COMMUNITY IN WHICH IT IS LOCATED. BUT THERE IS A CONSISTENT FEELING FOR TREATING OUR CUSTOMERS AND OUR CO-WORKERS THE WAY WE WOULD LIKE TO BE TREATED OURSELVES."

In a highly competitive marketplace that has caused many commercial lenders to cut prices in order to stimulate business, we increased our loan portfolio by almost 16 percent without sacrificing the quality of our loans and by establishing pricing that combines value for our customers with a fair return for the bank. We are building our commercial banking business around the concepts of value and service. Our success this year signifies that we are right on track, and that customers want the individual attention and responsiveness that comes from working with a locally owned and managed bank.

REINVESTING IN THE COMMUNITY

We are proud of the fact that we are generating income through lending at a time when many banks are forced to rely on their investment portfolios for profits. We are also proud of maintaining our loan to deposit ratio, now at 80 percent, because it means that we are reinvesting money in the community, helping diverse businesses prosper and grow, thus fulfilling a fundamental tenet of our corporate philosophy.

F&M is able to attract a broad base of clients in diverse industries through the breadth of our products. Customers turn to us as a financing resource for everything from working capital and inventory loans to receivables financing and lines of credit.

In the year to come, we will continue to aggressively seek new commercial business while looking for ways to make banking with F&M simpler and more efficient for the growing market segment of small and medium-size businesses in our area.

[GRAPH] -- Loans


6 | 7

[PHOTO]

RIC PAXTON
COMMERCIAL REAL ESTATE CALLING OFFICER

"IT TAKES A SURPRISING AMOUNT OF PLANNING," SAYS LOAN OFFICER AND CHILI PEPPER GROWER RIC PAXTON. RIC GROWS ABOUT 15 VARIETIES OF CHILI PEPPERS EACH YEAR, FROM THE ORNAMENTAL PURPLE-LEAVED NUMEX TWILIGHT CHILI TO THE MIGHTY HABANERO, HOTTEST OF THE HOT. "IF YOU DON'T GET AN EARLY START PLANTING SEEDS INDOORS IN THE WINTER, THEN YOU RISK HAVING THE PLANTS DAMAGED BY FROST BEFORE YOU CAN COMPLETE YOUR HARVEST IN THE FALL. YOU REALLY HAVE TO THINK AHEAD."

RIC BELIEVES THAT THINKING AHEAD IS AN ESSENTIAL UNDERPINNING TO OUR SUCCESSES AT F&M AS WELL. "EVEN DURING THE DOWNTURN OF THE ECONOMY OVER THE PAST FEW YEARS, F&M CONTINUED TO EXERCISE SOUND LENDING PRACTICES," HE SAYS. "NOW THAT THE MARKET IS OPENING UP MORE, WE STILL FOCUS ON MAKING SURE THAT THE ACTIONS WE TAKE AND THE TRANSACTIONS WE CLOSE MAKE SENSE OVER THE LONG TERM."

[PHOTO]







8 | 9

[PHOTO]

MARILYN YOST
VICE PRESIDENT AND
TRUST OFFICER

"WE JUST FINISHED OUR MID-WINTER BIRD COUNT, AND LET ME TELL YOU IT WAS COLD AND WINDY OUT THERE," SAYS TRUST OFFICER, BIRDER AND MARYLAND ORNITHOLOGICAL SOCIETY MEMBER MARILYN YOST. BUT IT'S IMPORTANT WORK, SHE ADDS, SAYING THAT PERSONAL INVOLVEMENT BY AMATEUR ORNITHOLOGISTS IN THESE NEIGHBORHOOD AND REGIONAL COUNTS HELPS SCIENTISTS TRACK THE NESTING AND MIGRATORY PATTERNS OF VARIOUS SPECIES OF BIRDS. "I DON'T JUST ENJOY LOOKING FOR THE RARE AND UNUSUAL BIRDS OUT THERE, ALTHOUGH I DID ENJOY SPOTTING A RARE RAZORBILL OFF ASSATEAGUE ISLAND A YEAR OR SO AGO. BUT I LIKE TO SEE THE CHICKADEES, CARDINALS AND BLUEJAYS, TOO."

PERSONAL INVOLVEMENT IS PART AND PARCEL OF HER WORK WITH F&M'S TRUST CLIENTS AS WELL. "OUR CUSTOMERS ARE ALL AGES, AND THEIR NEEDS VARY ALL ACROSS THE BOARD," SHE SAYS. "EVEN THOUGH THE TRUST AND INVESTMENT MANAGEMENT GROUP--LIKE THE REST OF THE BANK--IS GROWING, WE HAVE NOT LOST THAT PERSONAL TOUCH THAT MAKES CLIENTS FEEL COMFORTABLE. A PERSONAL APPROACH TO SERVICE IS PART OF OUR CORPORATE PHILOSOPHY AT F&M."

In keeping with our strategic goal of matching our technology to our customers' needs, this year we became the first bank in Maryland to offer area merchants point-of-sale technology that allows them to use a single terminal for all credit card and debit transactions. By offering this technology and working with merchants to implement it, we increased the merchant services side of our credit card business and brought greater efficiency to our own transaction processing operations.

LEVERAGING OUR UNIQUE TALENTS

During 1994 we also began evaluating all of our back-room data processing operations with an eye toward cutting costs, whether by reconfiguring those operations internally or by outsourcing. In 1995, we will expand this assessment process to other aspects of our operations as well.

Considerable energy was devoted to objectives-based training during 1994. Utilizing a combination of seminars, workshops and self-paced work assignments, we averaged 81 hours of internal training per employee. This activity supports a dual goal. First, it enables F&M to uphold its reputation for offering customers the highest level of service. Second, it gives our employees a chance to improve their skills, explore their potential and learn how to bring creativity and innovation to their jobs.

All training at F&M-whether in sales and service, product knowledge, managerial skills, computer skills or sign language, to name just a few areas-is based on clear objectives that are ultimately measured on the job. Our belief that knowledgeable associates are the key to our success today and in the future is made tangible in the results of our efforts: Our cross-sell ratio has risen significantly during the past two years, enabling us to strengthen our relationships with existing customers even as we expand our market reach to new customers.

[GRAPH] -- Electronic Banking

10 | 11

[PHOTO]

STEVE BECK
ACCOUNTANT

"ATTENTION TO DETAIL IS WHAT SEPARATES THE CARS THAT WIN TROPHIES FROM THE ONES THAT DON'T," SAYS STEVE BECK, PICTURED HERE WORKING ON A FRIEND'S 1966 MUSTANG COUPE. AN ACCOUNTANT IN F&M'S COMPTROLLER'S OFFICE, STEVE IS A ALSO A DEDICATED RESTORER OF CLASSIC CARS AND IS CURRENTLY RESTORING HIS OWN 1968 SHELBY MUSTANG. "FOR EXAMPLE, SOME ENTHUSIASTS SIMPLY PAINT THE ENGINE COMPONENTS A GENERIC SILVER OR BLACK. I STRIVE TO RESTORE EVERYTHING TO MATCH THE ORIGINAL SPECIFICATIONS AND DETAILS, SO THAT THE CAR LOOKS EXACTLY LIKE IT DID THE DAY IT LEFT THE FACTORY." MAKING AN ANALOGY TO BANKING THAT EXPRESSES A FUNDAMENTAL ATTITUDE AT F&M, HE SAYS, "YOU REALLY HAVE TO HAVE AN EYE FOR DETAIL AND BE WILLING TO WORK AS HARD ON THE SMALLEST COMPONENTS AS YOU DO ON THE LARGEST ONES SO THAT, IN THE END, YOU GET IT ALL JUST RIGHT."

A significant contributor of revenue to the bank, F&M's Trust business continued to grow at a healthy pace in 1994. Our Trust and Investment Management Group added $37.9 million in new business and generated $1.1 million in fee-based income during 1994.

RECOGNIZING OPPORTUNITIES

Demand for trust services in our market area is strong, but has traditionally centered around trust management and the settlement of estates. This year, we embarked on a concerted information campaign to broaden our reach into new markets, such as the growing number of young professionals living in the communities we serve. We are successfully getting the word out that F&M's trust and investment services meet the needs of individuals of all ages, from those just beginning to save for the future to those seeking greater security in retirement. In fact, investment management now represents more than 45 percent of assets under management.

The Trust Group offers a full range of investment services that can be hand-tailored to meet individual or corporate needs, plus the personal service that can only come from a locally owned and managed trust department. Management of trusts, IRAs, estate planning and settlement, a variety of investment accounts and expert investment management are just a few of the services that appeal to an ever-widening base of clients. To keep pace with and continue to grow this business, we added five new people this year, including a full-time attorney, an investment officer and a trust business development officer who will focus on cultivating new individual and corporate business in the year ahead.

[GRAPH] -- Trust

12 | 13

[PHOTO]

STACEY KEILHOLTZ
BRANCH MANAGER

"I ALWAYS START WITH A VISION OF WHAT SOMETHING WILL BECOME," SAYS STACEY KEILHOLTZ OF HER FURNITURE REFINISHING PROJECTS. STACEY IS THE MANAGER OF F&M'S EMMITSBURG BRANCH OFFICE. "LOOKING FORWARD TO THE END RESULT IS WHAT GETS YOU GOING. THEN, AS YOU START TO SEE YOUR VISION COME TO LIFE IN THE BEAUTY OF THE PIECE, THAT'S WHERE THE MOTIVATION TO KEEP ON GOING COMES FROM."

STACEY BELIEVES THAT IT IS A VISION OF THE FUTURE THAT IS MOVING F&M FORWARD AS WELL. "THERE HAVE BEEN A LOT OF CHANGES FOR THE BETTER OVER THE PAST FEW YEARS. WE USED TO SIT BACK AND LET THE PEOPLE COME TO US. NOW WE GO TO THE PEOPLE TO FIND OUT WHAT THEY NEED AND WANT FROM US. WE WANT TO REMAIN THE MARKET LEADER IN OUR COMMUNITY. TO DO THAT, WE EMPHASIZE TRAINING FOR EMPLOYEES, A PERSONAL STYLE OF CUSTOMER SERVICE AND A SHARED VISION OF WHAT F&M IS NOW AND WILL BE IN THE FUTURE."

[PHOTO]

FRANK WHITE
MICROCOMPUTER
COORDINATOR

"IT'S THE CHALLENGE THAT I LOVE," SAYS MICROCOMPUTER COORDINATOR AND BICYCLIST FRANK WHITE. "HILLS ARE MY FAVORITE THINGS. YOU SEE THEM, SIZE THEM UP AND MAKE DECISIONS ABOUT HOW YOU ARE GOING TO APPROACH THEM. SUCCESSFULLY REACHING THE TOP OF THE HILL MAKES THE RIDE DOWN THE OTHER SIDE MUCH MORE SATISFYING." FRANK CYCLES 100 TO 200 MILES A WEEK SO THAT HE'S READY FOR THE BIG RIDES, LIKE THE MS 150, A CHARITABLE TWO-DAY, 150-MILE RIDE ON THE EASTERN SHORE OF MARYLAND THAT BENEFITS THE NATIONAL MULTIPLE SCLEROSIS FOUNDATION.

FRANK POINTS TO DETERMINATION AND STAMINA AS ATTRIBUTES NECESSARY FOR GOING THE DISTANCE. "I SEE THAT SAME SPIRIT EMBODIED IN F&M EMPLOYEES," HE ADDS. "AT EVERY LEVEL OF THIS ORGANIZATION YOU SEE AN ATTITUDE THAT SAYS WE WILL DO WHAT WE NEED TO DO TO GET THE TASKS DONE, AND DONE CORRECTLY. WORKING INDIVIDUALLY AND AS A TEAM, WE'LL GET TO WHERE WE ARE GOING." IT IS A SPIRIT THAT BODES WELL FOR F&M'S FUTURE.

14 | 15

[PHOTO]

FINANCIAL REVIEW

[GRAPH] -- Net Income

[GRAPH] -- Cash Dividends Paid Per Share

[GRAPH] -- Total Average Assets

[GRAPH] -- Total Average Equity


16 | 17

SELECTED FINANCIAL INFORMATION

F&M Bancorp and Subsidiary

(Dollars in thousands, except per share amounts)           1994            1993            1992              1991              1990
------------------------------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS
Interest income                                         $45,004         $43,687         $45,790           $48,243           $48,289
Interest expense                                         17,144          16,623          19,524            25,952            26,944
Net interest income                                      27,860          27,064          26,266            22,291            21,345
Provision for credit losses                                 900           1,500           2,615             1,800             1,100
Net interest income after
   provision for credit losses                           26,960          25,564          23,651            20,491            20,245
Net gains (losses) on sales of securities                    --               2             619                --               (19)
Other noninterest income                                  6,691           5,920           5,030             4,350             3,507
Noninterest expenses                                     22,794          20,755          19,425            16,896            15,750
Income before provision for
   income taxes and cumulative effect
   of change in accounting principle                     10,857          10,731           9,875             7,945             7,983
Provision for income taxes                                2,901           3,128           2,758             2,063             2,344
Income before cumulative effect of change in
   accounting principle                                   7,956           7,603           7,117             5,882             5,639
Cumulative effect of accounting change                       --              --              --             1,023                --
Net income                                                7,956           7,603           7,117             4,859             5,639

PER SHARE DATA(1)
Income before cumulative effect of change in
   accounting principle                                   $2.02           $1.94           $1.82             $1.50             $1.42
Net income                                                 2.02            1.94            1.82              1.24              1.42
Cash dividends paid                                         .78             .75             .70               .69               .69

PRO FORMA AMOUNTS ASSUMING THE
METHOD OF ACCOUNTING ADOPTED IN
1991 FOR DEFERRED COMPENSATION
HAD BEEN APPLIED RETROACTIVELY
Net income                                                                                                 $5,882            $5,578
Earnings per common share(1)                                                                                 1.50              1.40

DIVIDEND PAYOUT RATIO(2)                                  38.61%          38.66%          38.46%            55.65%            48.59%

AVERAGE RATIOS(3)
Return on assets
   Income before cumulative effect of
     change in accounting principle                        1.26%           1.27%           1.25%             1.11%             1.10%
   Net income                                              1.26%           1.27%           1.25%             0.92%             1.10%

Return on equity
   Income before cumulative effect of
     change in accounting principle                       13.57%          13.90%          14.23%            12.45%            12.42%
   Net income                                             13.57%          13.90%          14.23%            10.28%            12.42%

Shareholders' equity to total assets                       9.26%           9.16%           8.79%             8.91%             8.88%

OTHER INFORMATION(3)
Total average assets                                   $633,453        $597,189        $568,898          $530,417          $511,399
Total average equity                                     58,633          54,688          50,006            47,251            45,398

(1)      Each year restated for five percent stock dividend declared in 1994.

(2) Reflects the per share percentage relationship of cash dividends paid to net income.

(3) Calculations and amounts for 1994 and 1993 reflect the effects of adopting Financial Accounting Board Statement No.115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

F&M Bancorp and Subsidiary

The following discussion provides an overview of the financial condition and results of operation of F&M Bancorp and its subsidiary ("Bancorp"), for each year from 1992 through 1994. This discussion is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto.

OVERVIEW

The year 1994 was a year of record earnings and above average growth in total assets. Record earnings were achieved during a period of improved economic conditions and with the completion of the restructuring of our branch delivery system. Above average growth in total assets was achieved through the acquisition of three branch offices from the Resolution Trust Corporation. Net income for 1994 set a new record for the third straight year, reaching $7,956,000, an increase of $353,000 or 4.6 percent over 1993's net income of $7,603,000. In 1992, net income was $7,117,000. Per share earnings were $2.02 in 1994, $1.94 in 1993, and $1.82 in 1992. Per share earnings for 1993 and 1992 have been restated for the five percent stock dividend distributed to shareholders on May 23, 1994.

      Return on average total assets was 1.26 percent for 1994, 1.27 percent for 1993, and 1.25 percent for 1992. Return on average equity was 13.57 percent for 1994, 13.90 percent for 1993, and 14.23 percent for 1992.

RESULTS OF OPERATIONS

Net Interest Income.

The principal source of Bancorp's earnings is net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources. Earning assets consist primarily of loans and invest-

TABLE 1. AVERAGE BALANCES, INTEREST, AND AVERAGE RATES (CONSOLIDATED)

                                                  1994                            1993                              1992
                                 --------------------------------  -------------------------------  -----------------------------
                                   Average     Interest   Average   Average     Interest   Average   Average     Interest Average
(Dollars in thousands)            Balances      Income      Rate   Balances      Income      Rate    Balances     Income    Rate
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-earning Assets
Federal funds sold               $   5,490   $     222      4.04% $  10,477   $     322      3.07% $    8,159   $     294    3.60%
---------------------------------------------------------------------------------------------------------------------------------
Investment securities(1)
  Taxable                          101,125       5,227      5.17     94,456       5,217      5.52      81,966       5,262    6.42
  Tax-exempt(2)                     67,401       5,404      8.02     59,786       5,009      8.38      50,863       4,685    9.21
---------------------------------------------------------------------------------------------------------------------------------
Total investment
  securities(2)                    168,526      10,631      6.31    154,242      10,226      6.63     132,829       9,947    7.49
---------------------------------------------------------------------------------------------------------------------------------
Loans, net, including loans
  held for sale(2)                 419,877      36,160      8.61    395,865      35,016      8.85     394,288      37,334    9.47
---------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets
  and average yield(2)             593,893      47,013      7.92    560,584      45,564      8.13     535,276      47,575    8.89
---------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning Assets
Cash and due from banks             19,575                           18,085                            16,691
Interest receivable                  3,762                            3,746                             4,019
Bank premises
  and equipment, net                12,150                           11,542                            11,188
Other assets                         9,616                            9,027                             6,659
Less:  Allowance for
  credit losses                     (5,543)                          (5,795)                           (4,935)
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest-earning
  assets                            39,560                           36,605                            33,622
---------------------------------------------------------------------------------------------------------------------------------
Total assets                      $633,453                         $597,189                          $568,898
=================================================================================================================================

(1) Average balances and the related average rate are based on amortized cost.

(2) Interest and yields on obligations of states and political subdivisions and tax-exempt loans are computed on a taxable equivalent basis using the U.S. statutory tax rate of 34 percent. In addition, loan fee income is included in the interest income calculations, and nonaccrual loans are included in the average loan base upon which the interest rate earned on loans is calculated.

(3) Net interest spread is the difference between the ratios (expressed as percentages) of taxable-equivalent interest income to earning assets and of interest expense to interest-bearing liabilities.

(4) Net interest margin is the difference between the ratios (expressed as percentages) of taxable-equivalent interest income to earning assets and of interest expense to earning assets.

18 | 19
ment securities. Deposits are the primary funding source. Other funding sources include repurchase agreements, federal funds purchased, and other borrowed funds. Net interest income is impacted by changes in the volume and mix of earning assets and funding sources, market interest rates, the demand for loans, and the availability of deposits. Other factors such as management policies, competition, fiscal and debt management policies of the federal government, monetary policy of the Federal Reserve Board, and other regulatory requirements may also have a significant impact on changes in net interest income from one period to the next.

         Average balances and rates on major categories of interest-earning assets and interest-bearing liabilities during the past three years appear in Table 1. Net interest income on a taxable-equivalent basis was $29,869,000 in 1994 compared with $28,941,000 in 1993, an increase of $928,000 or 3.2 percent. Total average earning assets increased 5.9 percent during 1994 compared with 1993 primarily as a result of our success in raising deposits, which provided us with the funds to invest in loans and securities. The composition of average earning assets remained relatively stable during the year when compared with 1993. Total average interest-bearing liability balances were 5.4 percent higher in 1994 compared with 1993, while average noninterest-bearing deposit balances were 9.7 percent higher.

         Yields on most categories of earning assets as well as rates on most interest-bearing deposit balances declined in 1994 compared with 1993, but not to the extent that they did from 1992 to 1993. Yields and rates continued to decline even though market rates were increasing during the year, reflecting the effect of long-term assets and liabilities. The yield on federal funds sold, which is a short-term asset, increased with market rates, as did the rates paid on short-term borrowings and certificates of deposit $100,000 and over.

         The average yield on earning assets declined to 7.92 percent

                                                  1994                             1993                              1992
                                  ------------------------------   ------------------------------   ------------------------------
                                   Average    Interest   Average    Average    Interest   Average     Average    Interest Average
(Dollars in thousands)            Balances     Expense     Rate    Balances     Expense      Rate    Balances     Expense    Rate
---------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS'
  EQUITY
Interest-bearing Liabilities
Interest-bearing deposits
  Checking                       $  64,042    $  1,470     2.30%  $  57,841     $ 1,499     2.59%   $  52,111    $  1,639    3.15%
  Savings                          107,293       2,969     2.77     100,411       2,948     2.94       91,477       3,250    3.55
  Money market accounts             89,692       2,655     2.96      83,490       2,524     3.02       81,320       3,012    3.70
  Certificates of deposit
   under $100,000                  175,668       7,679     4.37     172,713       7,816     4.53      170,975       9,281    5.43
  Certificates of deposit
   $100,000 and over                25,106       1,081     4.31      22,951         934     4.07       28,789       1,458    5.06
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  deposits                         461,801      15,854     3.43     437,406      15,721     3.59      424,672      18,640    4.39
---------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings
  Federal funds purchased
   and securities
   sold under agreements
   to repurchase                    29,539       1,208     4.09      28,902         854     2.95       25,008         825    3.30
  Other short-term
   borrowings                        1,931          82     4.25       1,679          48     2.86        1,699          59    3.47
---------------------------------------------------------------------------------------------------------------------------------
Total short-term
  borrowings                        31,470       1,290     4.10      30,581         902     2.95       26,707         884    3.31
---------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
  liabilities and average
  rate incurred                    493,271      17,144     3.48     467,987      16,623     3.55      451,379      19,524    4.33
---------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing Liabilities
Demand deposits                     76,076                           69,329                            62,595
Other liabilities                    5,473                            5,185                             4,918
---------------------------------------------------------------------------------------------------------------------------------
Total noninterest-bearing
  liabilities                       81,549                           74,514                            67,513
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities                  574,820                          542,501                           518,892
Shareholders' equity                58,633                           54,688                            50,006
---------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
  shareholders' equity            $633,453                         $597,189                          $568,898
---------------------------------------------------------------------------------------------------------------------------------
Net interest earnings                         $ 29,869                          $28,941                           $28,051
=================================================================================================================================
Net interest spread(3)                                     4.44%                            4.58%                            4.56%
=================================================================================================================================
Net interest margin(4)                                     5.03%                            5.16%                            5.24%
=================================================================================================================================

in 1994 from 8.13 percent in 1993, a 21 basis point decline. The average rate paid on interest-bearing liabilities declined to 3.48 percent from 3.55 percent in 1993, a seven basis point decline. As a result, the net interest spread (the difference between the average yield on earning assets and the average rate paid on interest-bearing liabilities) declined 14 basis points to 4.44 percent.

         The net interest margin (the ratio of taxable-equivalent net interest income to earning assets) declined 13 basis points as the rate of growth in earning assets (5.9 percent) exceeded the rate of growth in net interest income (3.2 percent). The net interest margin considers the contribution of assets funded by interest-free sources. The excess of the interest-earning assets over interest-bearing liabilities represents the amount of funds contributed by noninterest-bearing funding sources in the form of demand deposits and capital. In order to more fully understand changes in net interest income and its effect on the net interest margin, these changes must be analyzed in terms of changes in average balances and changes in yields and rates.

         The effect on net interest income of changes in average balances ("volume") and yields and rates ("rates") are quantified in Table 2. As shown, net interest income improved in 1994 due to volume related increases totaling $2,039,000, offset in part by rate related declines totaling $1,111,000. Management monitors Bancorp's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. If market rates were to either increase or decrease in 1995, corresponding changes in asset mix and funding sources and rates would be considered to avoid a negative impact on net interest income. Bancorp's policies concerning asset/liability management are further discussed in the section titled "Interest Rate Risk."

Noninterest Income.

Noninterest income, exclusive of nonrecurring securities and property gains, increased $185,000 or 3.2 percent in 1994 compared with 1993. In 1994, management placed a strategic emphasis on increasing this source of revenue, from both existing products and services and through the development of additional fee-based products and services. During the year, several new revenue enhancing products were introduced including a debit card and enhanced merchant point-of-sale services. In the third quarter, we contracted to have Financial Horizons, Inc. offer alternative investment products to our customers, by leasing space in our branch network. Additionally, a revised fee schedule which reflects a more competitive pricing structure was introduced. As a result of this emphasis, significant increases were noted in several components of noninterest income. Deposit and other service fees increased $339,000 or 18.3 percent, bank card income increased $209,000 or 13.2 percent, trust income increased $53,000 or 4.9 percent, and miscellaneous sources of other operating income increased $165,000 or 26.5 percent. These gains were offset by a decrease of $581,000 or 91.8 percent in gains recognized from sales of loans in the secondary market. The precipitous rise in market interest rates


TABLE 2. ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                                                   Year ended December 31,
                                 -------------------------------------------------------------------------------------------------
                                                 1994 over 1993                                      1993 over 1992
                                 -------------------------------------------         ----------------------------------------------
                                                             Due to                                                Due to
                                                          Change in(1)                                           Change in(1)
                                  Increase         --------------------------         Increase            ------------------------
(In thousands)                   (Decrease)         Volume              Rates        (Decrease)           Volume             Rates
----------------------------------------------------------------------------------------------------------------------------------
Interest income
Interest and fees on loans(2)(3)    $1,144          $2,034            $  (890)         $(2,318)           $  650           $(2,968)
Interest and dividends on
   investment securities:
       Taxable                          10             352               (342)             (45)              744              (789)
       Tax-exempt(4)                   395             617               (222)             324               771              (447)
Interest on federal funds sold        (100)           (183)                83               28                75               (47)
----------------------------------------------------------------------------------------------------------------------------------
Total                                1,449           2,820             (1,371)          (2,011)            2,240            (4,251)
----------------------------------------------------------------------------------------------------------------------------------
Interest expense
Interest on deposits                   133             755               (622)          (2,919)              373            (3,292)
Interest on federal funds
   purchased and securities
   sold under agreements to
   repurchase                          354              18                336               29               122               (93)
Interest on other short-term
   borrowings                           34               8                 26              (11)               (1)              (10)
----------------------------------------------------------------------------------------------------------------------------------
Total                                  521             781               (260)          (2,901)              494            (3,395)
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                 $  928          $2,039            $(1,111)         $   890            $1,746           $  (856)
==================================================================================================================================

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

(2) Included in the change in interest income are increased fees on loans of $2,000 for the year ended December 31, 1994 over 1993 and decreased fees on loans of $64,000 for the year ended December 31, 1993 compared with 1992.

(3) Tax-equivalent adjustments of $172,000 for 1994, $174,000 for 1993, and $192,000 for 1992 are included in the calculation of rate changes for interest and fees on loans.

(4) Tax-equivalent adjustments of $1,837,000 for 1994, $1,703,000 for 1993, and $1,593,000 for 1992 are included in the calculation of rate changes for tax-exempt investment securities.

20 | 21
during 1994 acted to reduce both the volume of saleable loans and their value in the secondary market. Gains from sales of property increased $586,000 due principally to the sale of three former branch locations which were closed as part of Bancorp's branch reconfiguration plan.

Noninterest Expenses.

Noninterest expense is composed primarily of costs associated with personnel, bank premises and equipment, and regulatory fees. Bancorp's noninterest expense increased $2,039,000 or 9.8 percent in 1994 compared with 1993. Salaries and employee benefits, the largest component of noninterest income, increased $1,045,000 or 9.9 percent. This increase is due in large measure to normal promotional and merit increases. In addition, the average number of full-time equivalent employees increased 1.6 percent in 1994. Health insurance costs, payroll taxes, and 401(k) plan contributions also increased $133,000, $82,000, and $103,000, respectively, compared with the prior year. Bancorp continually monitors its staffing needs in an effort to provide adequate levels of staff to assure quality customer service. Other operating expense increased $912,000 or 11.8 percent compared with 1993. The most significant components of the increase were attributable to bank card processing fees, which registered an increase of $291,000 or 24.6 percent as a result of higher transaction volumes, and professional services, which increased $264,000. The increase in professional service costs were coincident with the implementation of strategic initiatives designed to strengthen Bancorp's ability to provide quality service to its customers, improve fee income, and position itself for continued growth. Other real estate owned expenses declined $178,000 in 1994 due to decreases in the provisions for decline in value and selling expenses of $192,000 compared with the prior year. In 1995, noninterest expenses are expected to increase due to the acquisition activities discussed in Notes 2 and 19 to the accompanying consolidated financial statements and the planned opening of two de novo branch offices.

Income Taxes.

Income tax expense amounted to $2,901,000 in 1994 compared with $3,128,000 in 1993. Tax expense varies from one year to the next with changes in the level of income before taxes, changes in the amount of tax-exempt interest income, and the relationship of these changes to each other.

         Bancorp's effective tax rate for 1994 was 27 percent compared with 29 percent in 1993. The decline in the effective tax rate in 1994 was assisted by the realization of tax benefits from tax planning strategies implemented in the second quarter. Bancorp's income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain loans and investment securities.

         As indicated in Note 1 to the accompanying consolidated financial statements, effective January 1, 1993, Bancorp changed its method of accounting for income taxes from the deferred method to the asset and liability method required by Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect on prior years of adopting Statement No. 109 as of January 1, 1993, and its effect on 1993 earnings was not significant.

FINANCIAL CONDITION

SOURCES AND USES OF FUNDS

Bancorp's financial condition can be evaluated in terms of trends in its sources and uses of funds. The comparison of average balances in Table 3 indicates how Bancorp has managed these elements. Average funding uses increased $33,309,000 or 5.9 percent in 1994 compared with a $25,308,000 or 4.7 percent increase in 1993. In 1994, funds generated by deposits were invested in securities until loan demand increased during the last half of the year. Earning assets in 1993 reflected higher levels of securities and federal funds sold and only a slight increase in loans.

TABLE 3. SOURCES AND USES OF FUNDS

                                                              1994                        1993                            1992
                                           --------------------------------     ---------------------------------       ---------
                                              Average     Increase               Average     Increase                     Average
(Dollars in thousands)                        Balance    (Decrease)        %     Balance    (Decrease)         %          Balance
---------------------------------------------------------------------------------------------------------------------------------
FUNDING USES:
   Federal funds sold                      $    5,490     $ (4,987)    (47.6)%   $  10,477    $  2,318      28.4%      $    8,159
   Taxable investment securities              101,125        6,669       7.1        94,456      12,490      15.2           81,966
   Tax-exempt investment securities            67,401        7,615      12.7        59,786       8,923      17.5           50,863
   Loans, net                                 419,877       24,012       6.1       395,865       1,577       0.4          394,288
---------------------------------------------------------------------------------------------------------------------------------
Total uses                                 $  593,893     $ 33,309       5.9%    $ 560,584    $ 25,308       4.7%      $  535,276
=================================================================================================================================
FUNDING SOURCES:
   Interest-bearing checking               $   64,042     $  6,201      10.7%    $  57,841    $  5,730      11.0%      $   52,111
   Savings                                    107,293        6,882       6.9       100,411       8,934       9.8           91,477
   Money market accounts                       89,692        6,202       7.4        83,490       2,170       2.7           81,320
   Certificates of deposit
       Under $100,000                         175,668        2,955       1.7       172,713       1,738       1.0          170,975
       $100,000 and over                       25,106        2,155       9.4        22,951      (5,838)    (20.3)          28,789
   Short-term borrowings                       31,470          889       2.9        30,581       3,874      14.5           26,707
   Noninterest-bearing funds (net)(1)         100,622        8,025       8.7        92,597       8,700      10.4           83,897
---------------------------------------------------------------------------------------------------------------------------------
Total sources                              $  593,893     $ 33,309       5.9%    $ 560,584    $ 25,308       4.7%      $  535,276
=================================================================================================================================

(1) Noninterest-bearing liabilities and shareholders' equity less noninterest-earning assets.

         Investment securities consist of two categories: available-for-sale and held-to-maturity. Securities classified as held-to-maturity are those securities that Bancorp has both the positive intent and ability to hold to maturity and are carried at amortized cost. Securities classified as available-for-sale are those securities which Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value in the accompanying consolidated balance sheet. The year-end investment portfolio balance declined from last year by 3.3 percent to accommodate strong loan growth. The percentage of the investment portfolio allocated to the held-to-maturity and available-for-sale categories was 52.6 percent and 47.4 percent, respectively, at December 31, 1994 compared with 16.2 percent and 83.8 percent at year-end 1993. On December 31, 1994, Bancorp elected to transfer available-for-sale securities having an amortized cost of $50,140,000 and a fair value of $48,713,000 to the held-to-maturity category.

         Table 4 presents the amortized cost of the investment portfolio at December 31, 1994. The composition of the investment portfolio reflects management's objectives of providing a liquid portfolio of both U.S. government obligations and other investments with minimum levels of credit and interest rate risk combined with an acceptable level of earnings. The average balance of investment securities increased 9.3 percent in 1994 compared with 16.1 percent in 1993. Average investment yield declined 32 basis points to 6.31 percent as higher yielding securities were called or matured. Investment purchases in 1994 were primarily

TABLE 4. INVESTMENT PORTFOLIO DISTRIBUTION-BOOK VALUE (AMORTIZED COST)

                                                                December 31,
                                                   ------------------------------------------
(In thousands)                                       1994(1)         1993(1)             1992
---------------------------------------------------------------------------------------------
U.S. Treasury securities
   and obligations of U.S.
   government corporations
   and agencies                                    $  57,849        $ 55,824         $ 48,388
Obligations of states and
   political subdivisions                             69,968          65,343           53,162
Mortgage-backed securities                            37,208          43,778           35,373
Other securities                                       2,226           2,101              300
---------------------------------------------------------------------------------------------
                                                    $167,251        $167,046         $137,223
=============================================================================================

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement No. 115.

concentrated in bank-qualified tax-exempt securities and U.S. Treasury and government agency securities. Table 5 presents the approximate weighted average taxable-equivalent yield and the maturity information for the portfolio at December 31, 1994. The average maturity of the portfolio lengthened slightly from 2.9 years in 1993 to 3.4 years in 1994. It is management's opinion that none of the obligations in the investment portfolio present any material risk characteristics which should be disclosed. Substantially all of the obligations of states and political subdivisions are rated A or higher by Moody's Investors Service,

TABLE 5. INVESTMENT PORTFOLIO ANALYSIS

December 31, 1994
                                                                              Maturing in:
---------------------------------------------------------------------------------------------------------------------------------
                                                       One year            After one           After five
                                                       or less        through five years   through ten years         Total
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                           Amount     Yield      Amount    Yield      Amount      Yield     Amount    Yield
---------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE(1):
   U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies                $25,924      4.50%    $23,880     5.26%   $  1,000       5.03%   $ 50,804    4.86%
   Obligations of states and
       political subdivisions(2)                     --        --       2,234     8.46          --         --       2,234    8.46
   Mortgage-backed securities(3)                  1,762      6.50      20,655     6.10       3,279       6.17      25,696    6.14
   Equity securities                                 --        --          --       --          --         --       2,226    6.80
---------------------------------------------------------------------------------------------------------------------------------
   Total available-for-sale                      27,686      4.62      46,769     5.78       4,279       5.91      80,960    5.42
---------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY:
   U.S. Treasury securities and
       obligations of U.S. government
       corporations and agencies                     --        --       7,045     4.59         --         --        7,045    4.59
   Obligations of states and
       political subdivisions(2)                  7,262      9.25      28,027     8.67     32,445       7.21       67,734    8.03
   Mortgage-backed securities(3)                     --        --       9,119     5.05      2,393       5.13       11,512    5.06
---------------------------------------------------------------------------------------------------------------------------------
   Total held-to-maturity                         7,262      9.25      44,191     7.18     34,838       7.06       86,291    7.30
---------------------------------------------------------------------------------------------------------------------------------
   Total investment securities                  $34,948      5.58%    $90,960     6.47%   $39,117       6.94%    $167,251    6.40%
=================================================================================================================================

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the 1994 consolidated balance sheet due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement No. 115.

(2) Yields are presented on a fully taxable-equivalent basis using the federal statutory rate of 34%.

(3) Estimated prepayment assumptions have been considered in the maturities for mortgage-backed securities based upon historical trends.

22 | 23

TABLE 6. LOAN PORTFOLIO MIX

                                                                               December 31,
                              ---------------------------------------------------------------------------------------------------
                                       1994               1993                1992                  1991                1990
                              ---------------------------------------------------------------------------------------------------
(Dollars in thousands)           Amount       %      Amount       %     Amount       %       Amount        %       Amount       %
---------------------------------------------------------------------------------------------------------------------------------
Real estate:
  Construction and land
     development              $  19,454     4.2%   $ 20,873     5.3%  $ 17,850     4.6%   $  19,872      5.1%    $ 14,033     3.8%
  Secured by farmland             6,093     1.3       5,777     1.4      5,773     1.5        4,398      1.1        4,370     1.2
  Residential mortgage          103,750    22.6     101,031    25.5    113,905    29.2      125,092     32.3      119,427    32.6
  Other mortgage                 81,297    17.7      70,958    17.9     77,858    20.0      106,929     27.6       56,075    15.3
Loans to farmers                  1,815     0.4       1,810     0.4      1,074     0.3        1,821      0.5        2,162     0.6
Commercial and industrial        44,371     9.7      32,340     8.2     31,193     8.0       23,195      6.0       72,745    19.9
Consumer                        197,213    42.9     158,197    39.9    136,562    35.0       99,932     25.8       91,042    24.8
Other loans                       5,289     1.2       5,425     1.4      5,736     1.4        5,923      1.6        6,602     1.8
---------------------------------------------------------------------------------------------------------------------------------
Total loans                   $ 459,282   100.0%   $396,411   100.0%  $389,951   100.0%   $ 387,162    100.0%    $366,456   100.0%
=================================================================================================================================

Loans are classified according to security, borrower, or purpose. Information required to reclassify certain loan balances in 1990 to conform with the classification methodology used in the other years presented is unavailable.

TABLE 7. LOAN MATURITIES
AND INTEREST SENSITIVITY(1)

December 31, 1994
                                                      Maturing in:
----------------------------------------------------------------------------------------------
                                                  After one
                              In one year          through              After
(In thousands)                 or less(2)        five years        five years            Total
----------------------------------------------------------------------------------------------
Real estate
   Construction and
     land development            $  7,929           $11,525            $   --          $19,454
Secured by farmland                 1,138             4,529               426            6,093
Loans to farmers                      846               967                 2            1,815
Commercial and industrial          31,973            12,177               221           44,371
Other loans                         1,329               500             3,460            5,289
----------------------------------------------------------------------------------------------
Total                            $ 43,215           $29,698            $4,109          $77,022
==============================================================================================
Rate Sensitivity:
   Predetermined rate                               $12,014            $1,298
   Floating rate                                     17,684             2,811
----------------------------------------------------------------------------------------------
Total                                               $29,698            $4,109
==============================================================================================

(1)      Excludes real estate mortgage loans and consumer loans.

(2) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

TABLE 9. MATURITY OF TIME DEPOSITS
OF $100,000 OR MORE

                                                  December 31,
                                    -----------------------------------------
(In thousands)                         1994            1993              1992
-----------------------------------------------------------------------------
Maturing in:
   3 months or less                 $10,010        $  6,693           $10,387
   Over 3 months
    through 6 months                  7,403           6,264             6,758
   Over 6 months
    through 12 months                 5,550           7,105             2,509
   Over 12 months                     5,110           5,453             2,500
-----------------------------------------------------------------------------
Total                               $28,073        $ 25,515           $22,154
=============================================================================

TABLE 10. FEDERAL FUNDS PURCHASED AND
SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                             Year ended December 31,
                                   ------------------------------------------
(Dollars in thousands)                 1994             1993             1992
-----------------------------------------------------------------------------
End of period outstanding           $31,959          $30,377          $26,215
Highest month-end balance            33,984           31,791           27,565
Average balance                      29,539           28,902           25,008
Average rate of interest:
   At end of year                      5.28%            2.99%            2.99%
   During year                         4.09%            2.95%            3.30%

TABLE 8. AVERAGE DEPOSITS AND RATES PAID

                                                             1994                    1993                    1992
                                                  --------------------------------------------------------------------
                                                    Average                 Average                 Average
(Dollars in thousands)                              Balance        Rate     Balance       Rate      Balance       Rate
----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits               $  76,076          --%   $ 69,329         --%   $  62,595         --%
----------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits
   Demand                                            64,042        2.30      57,841       2.59       52,111       3.15
   Money market                                      89,692        2.96      83,490       3.02       81,320       3.70
   Savings                                          107,293        2.77     100,411       2.94       91,477       3.55
   Time                                             200,774        4.36     195,664       4.47      199,764       5.38
----------------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                     461,801        3.43     437,406       3.59      424,672       4.39
----------------------------------------------------------------------------------------------------------------------
Total average deposits                            $ 537,877        2.95%   $506,735       3.10%   $ 487,267       3.83%
======================================================================================================================

Inc. and approximately 78.3 percent are rated AAA. The aggregate book value of obligations issued in the states of Pennsylvania and New Jersey were $6,854,000 and $6,738,000, respectively, which exceeds 10 percent of shareholders' equity at December 31, 1994. The related fair values were $6,777,000 and $6,559,000, respectively.

         Average loans increased by 6.1 percent in 1994 compared with 0.4 percent in 1993. In 1994, loan demand was generally strong in all sectors reflecting the improved economic conditions in Bancorp's market area. As reflected in Table 6, year-end total gross loans increased $62.9 million or
15.9 percent in 1994 after increasing only 1.7 percent in 1993. The most significant growth occurred in consumer loans, which increased 24.7 percent, and commercial and industrial loans, which increased 37.2 percent. Based on current economic conditions, it is anticipated that loan demand will continue to remain strong in 1995, but future market rate increases may curtail demand in certain sectors of the loan portfolio. Bancorp has no concentration of loans where the aggregate of such a group of similar loans exceeds 10 percent of total loans at December 31, 1994.

         Deposits represent Bancorp's largest and most important funding source. Average deposits increased 6.1 percent in 1994 compared with 1993. This deposit growth was achieved despite the increasing competition for funds in Bancorp's market area, which is indicative of Bancorp's strong reputation for safety and soundness and its emphasis on core deposit accumulation and retention as a basis for sound growth and profitability.

RISK ELEMENTS

Nonperforming Assets.

Table 11 summarizes Bancorp's nonperforming assets and contractually past due loans for the past five years. Nonperforming assets at December 31, 1994 totaled $5,645,000 or 1.22 percent of the total of year-end loans and other real estate owned. The year-earlier total was $4,660,000 or 1.17 percent. Nonperforming loans were $2,086,000 or 0.45 percent of year-end loans versus $1,579,000 or 0.40 percent at December 31, 1993, and $2,073,000 or 0.53 percent at December 31, 1992. Non-residential real estate loans were the single largest segment of total nonaccrual loans, totaling $1,830,000 and $1,100,000 at December 31, 1994 and 1993, respectively. The amount of loans past due 90 days or more that were not classified as nonperforming loans totaled $213,000 at December 31, 1994 compared with $563,000 at December 31, 1993. Although there is no direct correlation between nonperforming loans and ultimate loan losses, an analysis of the nonperforming loans may provide some indication of the quality of Bancorp's loan portfolio. Management believes that the amounts of its nonperforming loans are modest in relation to the size of the loan portfolio.

         Other real estate owned comprises the single largest segment of nonperforming assets. At December 31, 1994, other real estate owned, net of the valuation allowance, was $3,559,000 or 0.77 percent of the total of year-end loans and other real estate owned compared with $3,081,000 or 0.77 percent a year earlier.

TABLE 11. NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS

                                                                        Year ended December 31,
                                               ------------------------------------------------------------------------------
(Dollars in thousands)                           1994              1993             1992               1991              1990
-----------------------------------------------------------------------------------------------------------------------------
Nonperforming Assets:
   Nonaccrual loans(1)                         $2,086            $1,579           $2,073             $1,025            $3,749
   Restructured loans(2)                           --                --               --                --                 --
   Other real estate owned
      net of valuation allowance(3)             3,559             3,081            3,272              2,135                --
-----------------------------------------------------------------------------------------------------------------------------
Total nonperforming assets                     $5,645            $4,660           $5,345             $3,160            $3,749
=============================================================================================================================
Loans past due 90 or more days
   as to interest or principal(4)                $213              $563             $738             $1,462            $1,784
=============================================================================================================================
Nonperforming loans to
   year-end loans                                0.45%             0.40%            0.53%              0.26%             1.02%
Nonperforming assets to year-end loans
   and other real estate owned                   1.22%             1.17%            1.36%              0.81%             1.02%
Year-end allowance for credit
   losses times nonperforming loans              2.65x             3.46x            2.73x              4.02x             1.08x
Year-end allowance for credit
   losses times nonperforming assets             0.98x             1.17x            1.06x              1.30x             1.08x

(1) Loans are placed on nonaccrual status when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal or a specific loan meets the criteria for nonaccrual status established by regulatory authorities. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. No interest is taken into income on nonaccrual loans unless received in cash or until such time the borrower demonstrates sustained performance over a period of time in accordance with contractual terms.

(2) Restructured loans are "troubled debt restructurings" as defined in Financial Accounting Standards Board Statement No. 15. Nonaccrual loans and past due loans are not included in this category. There were no material troubled debt restructurings in any period presented.

(3) Other real estate owned includes: banking premises no longer used for business purposes, real estate acquired by foreclosure (in partial or complete satisfaction of debt), and real estate that has been substantively foreclosed. Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition or transfer from loans. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequent to transfer, these assets are adjusted through a valuation allowance to the lower of the net carrying value or the fair value (net of estimated selling expenses) based on periodic appraisals.

(4)      Nonaccrual loans are not included.

24 | 25

Excluding the minority interest in the real estate asset of the limited partnership referenced in Note 6 of the accompanying consolidated financial statements, other real estate owned, net of the valuation allowance, declined $216,000 from prior year levels. Bancorp continues efforts to expedite disposition of these properties.

Potential Problem Loans.

At December 31, 1994, Bancorp had $25,641,000 in loans to borrowers who were currently experiencing financial difficulties such that management had concerns that such loans might, in the future, become classified as nonaccrual or delinquent. Payments were current for 82.9 percent of these loans and 73.1 percent was fully secured by real estate. Potential problem loans totaled $31,779,000 at December 31, 1993. The decrease of $6,138,000 in the amount of these loans in 1994 is a reflection of a continued improvement in credit quality. These loans are subject to constant management attention and their classification is reviewed periodically. When evaluating the quality of the loan portfolio, management uses a classification system that categorizes potential problem loans into three groups: other loans especially mentioned, substandard, or doubtful/loss. All loans categorized according to this system are included in potential problem loans or in Table 11.

Allowance for Credit Losses.

Annual provisions are made to maintain the allowance for credit losses at levels determined by management to be necessary to adequately absorb possible losses in the loan portfolio and off-balance sheet credits. Principal factors in management's analysis of the adequacy of the allowance are the historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, the current level of the allowance, a continuing evaluation of the present and future local and national economic environment and the various trade sectors in Bancorp's trading area, and regular and frequent reviews of portfolio quality by federal bank supervisory authorities and internal examination staff. Table 12 shows certain information related to the allowance and the credit losses of Bancorp for the last five years. The provision for credit losses charged to earnings was $900,000 in 1994, exceeding net charge-offs by $62,000. The provision was lower by $600,000, or 40.0 percent from the $1,500,000 in 1993. Net charge-offs for 1994 were $838,000 or
0.20 percent of average loans compared with $1,695,000 or 0.43 percent in 1993. The decline in net charge-offs was primarily concentrated in the commercial real estate portfolio. Although the allowance coverages shown in Table 11 declined from prior year levels, management believes its allowance for credit losses is adequate to cover anticipated credit losses at December 31, 1994. During 1995, management will continue to carefully monitor its loan portfolio and the current economic environment.

TABLE 12. ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES

                                                                 Year ended December 31,
----------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                     1994              1993              1992             1991              1990
----------------------------------------------------------------------------------------------------------------------
Average loans outstanding
   less average unearned income(1)     $417,589          $392,161          $390,667         $375,412          $347,635
======================================================================================================================
Allowance for credit losses
   at beginning of year                  $5,460            $5,655            $4,117           $4,044            $3,194
----------------------------------------------------------------------------------------------------------------------
Charge-offs:
   Real estate                               27               754               484               43                36
   Commercial and industrial                 35               160               317            1,330                 7
   Consumer                               1,977             1,623               839              826               552
----------------------------------------------------------------------------------------------------------------------
Total loans charged off                   2,039             2,537             1,640            2,199               595
----------------------------------------------------------------------------------------------------------------------
Recoveries:
   Real estate                               68                18               107                1                 9
   Commercial and industrial                 18                 2                45              106                17
   Consumer                               1,115               822               411              365               319
----------------------------------------------------------------------------------------------------------------------
Total recoveries                          1,201               842               563              472               345
----------------------------------------------------------------------------------------------------------------------
Net charge-offs                             838             1,695             1,077            1,727               250
----------------------------------------------------------------------------------------------------------------------
Additions charged to
   operating expense                        900             1,500             2,615            1,800             1,100
----------------------------------------------------------------------------------------------------------------------
Allowance for credit
   losses at end of year                 $5,522            $5,460            $5,655           $4,117            $4,044
======================================================================================================================
Ratio of net charge-offs to
   average loans outstanding                .20%              .43%              .28%             .46%              .07%
======================================================================================================================

(1)      Excludes loans held for sale.

         As indicated in Note 18 of the accompanying consolidated financial statements, Bancorp is required to adopt, beginning January 1, 1995, a new accounting standard which prescribes the recognition criteria for loan impairment and the measurement methods for certain impaired loans whose terms are modified in a troubled debt restructuring. The effect of initially applying the new standard is reported as part of the provision for credit losses. Adoption of the new standard will not have a material impact on the provision for credit losses.

         Table 13 presents an allocation of the allowance to various loan categories. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur.

Environmental Liability.

Bancorp runs a risk in its lending activities that a particular borrower might sustain adverse financial circumstances as a result of the cost of compliance or remediation following failure to comply with environmental laws. Borrowers could, as a result, be unable to repay loans previously extended. Additionally, collateral values may decline. Bancorp seeks to avoid both circumstances by understanding the business of the borrower. An environmental risk assessment is completed for each borrower and each parcel of real property collateral to evaluate the potential for environmental risk and to assist with quantifying the risk, if any. Bancorp periodically monitors existing credits for environmental liability.

ASSET AND LIABILITY MANAGEMENT

The primary objective of our asset/liability management program is to identify opportunities for maximizing net interest margins while ensuring adequate liquidity and carefully managing interest rate risk. Our Asset/Liability Committee manages these objectives through the establishment of policies regarding balance sheet structure, funding practices, and interest rate sensitivity.

Liquidity.

Liquidity management involves our ability to meet the borrowing needs and deposit withdrawal requirements of customers and to provide adequate funds to support asset growth. Liquidity is provided by strategies to attract and retain deposits, principal and interest payments on loans, fee income, interest payments on and maturities of investment securities, and other cash flows from operations. Providing liquidity in a profitable manner is especially important in today's environment of deregulation and volatile money markets. Bancorp maintains a substantial base of core demand, savings, and money market account deposits supplemented by other deposits of varying maturities and rates. Deposit products comprised 93.6 percent of average interest-bearing liabilities in 1994 compared with 93.5 percent in 1993. This deposit base will be enhanced in 1995 by Bancorp's recent acquisition activities. Core deposits are supplemented by a stable base of customers who utilize repurchase agreements as a money management vehicle. Reliance on certificates of deposit in excess of $100,000 is minimal, averaging only 5.4 percent of total average interest-bearing deposits during 1994 compared with 5.2 percent in 1993. The loan to deposit ratio, excluding loans held for sale, averaged 77.6 percent in 1994 compared with 77.4 percent in the prior year. Table 5 reflects the maturity distribution of the $167,251,000 of investment securities at December 31, 1994, of which 20.9 percent will mature within one year and an additional
54.4 percent between one and five years. Bancorp was also a net seller of federal funds during the year. Correspondent relationships are maintained with several larger banks to access purchases of federal funds when needed. Also available as a secondary liquidity source are secured advances from the Federal Home Loan Bank of Atlanta. In the loan portfolio, emphasis is directed to granting loans with short maturities and floating rates where possible.

Interest Rate Risk.

Interest rate risk management refers to the vulnerability of earnings to changes in the levels of interest rates and seeks to avoid fluctuating net interest margins and to enhance consistent

TABLE 13. ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                                                       December 31,
                             ------------------------------------------------------------------------------------------------
                                1994                 1993                1992               1991               1990
                             ------------------------------------------------------------------------------------------------
                                        % Gross            % Gross           % Gross            % Gross              % Gross
(Dollars in thousands)        Amount    Loans(1)   Amount  Loans(1)  Amount  Loans(1)     Amount Loans(1)    Amount  Loans(1)
-----------------------------------------------------------------------------------------------------------------------------
Real estate:
   Construction and
       land development      $   951         4.2%  $2,112       5.3%  $1,771      4.6%   $   589      5.1%  $   723       3.8%
   Residential mortgage          178        22.6      115      25.5      473     29.2         33     32.3        --      32.6
   Other                         718        17.7      651      17.9      296     20.0        196     27.6        --        --
Commercial and industrial      1,229         9.7      671       8.2    1,482      8.0      1,952      6.0     1,969      19.9
Consumer                       1,850        42.9    1,220      39.9      893     35.0        479     25.8       252      24.8
Unallocated                      596         2.9      691       3.2      740      3.2        868      3.2     1,100      18.9
-----------------------------------------------------------------------------------------------------------------------------
Total allowance
   for credit losses          $5,522       100.0%  $5,460     100.0%  $5,655    100.0%    $4,117    100.0%   $4,044     100.0%
=============================================================================================================================

(1)      Reflects the percentage of loans in each category to total loans.

26 | 27
growth of net interest income through periods of changing interest rates. Bancorp uses the concept of natural hedges to manage its interest rate risk. Derivative financial instruments, such as futures, forwards, swaps, options contracts, or other financial instruments with similar characteristics are not utilized. By managing the maturity and repricing characteristics of its interest-earning assets and funding sources, Bancorp can effectively control its net interest margins, liquidity position, asset growth, and capital requirements.

         Rates on different assets and liabilities within the same maturity category adjust differently to changes in interest rates at varying degrees over different periods of time. Although certain assets and liabilities have the capacity to move in reaction to a change in rates, they may not always do so. Bancorp attempts to measure the interest rate sensitivity of its assets and liabilities on the basis of when they will reprice as opposed to when they can reprice. Table 14 summarizes Bancorp's interest rate sensitivity at December 31, 1994. The cumulative gap position represents the net amount of assets and liabilities that will most likely reprice through the period indicated, given no changes in the balance sheet mix. The effect on income depends upon the level and direction of any change in rates. In periods of rising interest rates, net asset sensitive positions generally have the effect of increasing earnings. In periods of declining interest rates, this cumulative position has the opposite effect.

         Since it is difficult to predict the movement of interest rates, management tries to maintain a relatively balanced sensitivity position, while not forgoing any opportunity to benefit from current rate conditions. As indicated in Table 14, Bancorp had a net asset sensitive position of $30,711,000 within the one year time frame. This position would indicate that Bancorp has the potential for increased earnings if market interest rates continue to rise in the next twelve months.

         Due to inherent limitations in this traditional gap analysis technique for measuring interest sensitivity, management also employs more sophisticated interest sensitivity measurement tools to analyze the volatility of net interest income as a result of changes in interest rates. Simulation models are used to subject the current repricing gap positions to rising and falling incremental changes in interest rates of 100, 200, and 300 basis points, and to forecast how net interest income varies under alternative interest rate and business activity scenarios. Management also measures the effects of changes in interest rates on the market value of assets, liabilities, and off-balance-sheet contracts.

CAPITAL RESOURCES

The Federal Reserve Board and the Comptroller of the Currency have historically determined the adequacy of a depository institution's capital resources by comparison of its capital to its assets. Specifically, capital adequacy was based on the ratios of primary capital to total assets and total capital to total assets.

The Federal Reserve Board and the Comptroller have adopted capital adequacy guidelines requiring Bancorp and the Bank, respectively, to maintain specific minimum amounts of tangible shareholders' equity and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The risk rules specify four categories of asset or commitment risk. Each asset and commitment of Bancorp is categorized and weighted appropriately, and capital is then compared to the aggregate value of such risk-weighted assets and commitments to determine if additional capital is required. These risk-based capital standards became effective at year-end 1990. At December 31, 1994, Bancorp's ratio of total capital to risk-weighted assets was 12.89 percent as compared to the regulatory guideline for 1994 of 8.00 percent.

         Banking organizations must also maintain a minimum ratio of 3.00 percent Tier 1 capital (primarily shareholders' equity) to total assets (leverage ratio), although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the 3.00 percent minimum.

         Fair value adjustments to shareholders' equity for changes in the fair value of securities classified as available-for-sale are excluded from the calculation of these capital ratios in accordance with regulatory guidelines.

TABLE 14. INTEREST RATE SENSITIVITY ANALYSIS(1)

at December 31, 1994
                                      1-30      31-90     91-180    181-270   271-365        1-3         3-5       Beyond
(In thousands)                        days       days       days       days      days      years       years      5 years     Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold               $   2,100  $      --   $     --    $    --   $    --   $     --    $     --     $     --   $  2,100
Investment securities(2)             4,614      7,144      8,794     17,756    11,474     59,579      24,106       28,320    161,787
Loans, net                          98,057     31,791     43,485     42,987    45,807    170,145       7,109       12,144    451,525
------------------------------------------------------------------------------------------------------------------------------------
   Total                         $ 104,771  $  38,935   $ 52,279    $60,743   $57,281   $229,724    $ 31,215     $ 40,464   $615,412
====================================================================================================================================
INTEREST-BEARING LIABILITIES
Deposits                         $  45,245  $  54,211   $ 56,556    $46,970   $46,424   $158,511    $ 81,513     $    525   $489,955
Short-term borrowings               33,892         --         --         --        --         --          --           --     33,892
------------------------------------------------------------------------------------------------------------------------------------
   Total                         $  79,137  $  54,211   $ 56,556    $46,970   $46,424   $158,511    $ 81,513     $    525   $523,847
====================================================================================================================================
INTEREST SENSITIVITY GAP
Period                           $  25,634  $ (15,276)  $ (4,277)   $13,773   $10,857   $ 71,213    $ (50,298)   $ 39,939   $91,565
Cumulative                          25,634     10,358      6,081     19,854    30,711    101,924       51,626      91,565    91,565

(1)      Excludes nonaccrual loans and other nonrate-sensitive assets.

(2)      Reflects fair value adjustments for securities available for sale.

TABLE 15. REGULATORY CAPITAL RATIOS

                                                                  Percent of
                                                                  Regulatory
(Dollars in thousands)                              Amount            Assets
-----------------------------------------------------------------------------
Tangible capital                                   $58,405               8.92%
Tangible capital requirements                                            3.00
-----------------------------------------------------------------------------
Excess                                                                   5.92%
=============================================================================

                                                                  Percent of
                                                               Risk-Weighted
(Dollars in thousands)                              Amount            Assets
-----------------------------------------------------------------------------
Core capital (Tier 1)                              $58,405              11.77%
Risk-based capital requirements                                          4.00
-----------------------------------------------------------------------------
Excess                                                                   7.77%
=============================================================================
Core and supplementary capital (Total)             $63,927              12.89%
Risk-based capital requirements                                          8.00
-----------------------------------------------------------------------------
Excess                                                                   4.89%
=============================================================================


EFFECTS OF CHANGING PRICES

A bank's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates, though affected by inflation, do not necessarily move in the same direction, or in the same magnitude as the prices of other goods and services. Movement in interest rates is a result of the perceived changes in inflation and the effects of monetary and fiscal policies. Reference to the various supplemental information shown elsewhere in this annual report will assist in the understanding of how well Bancorp is positioned to react to changing interest rates.

         Many categories of noninterest expense are more directly affected by the effects of inflation. This is especially true of personnel costs and other operating expenses. Management is constantly searching for ways to increase the efficiency of Bancorp's operation to minimize inflation's impact. In the future, as was the case in 1994, the growth of Bancorp's noninterest expenses may be determined to a greater extent by the rate of growth in bank operations rather than the rate of inflation. As in the past, management will continually monitor noninterest expenses.

YEAR ENDED DECEMBER 31, 1993
COMPARED WITH 1992

Bancorp earned $7,603,000 or $1.94 per share in 1993 compared with $7,117,000 or $1.82 per share in 1992. Per share earnings have been restated for the five percent stock dividend distributed in 1994. Return on average total assets was
1.27 percent for 1993 and 1.25 percent for 1992. Return on equity was 13.90 percent in 1993 and 14.23 percent in 1992. The increase in net income for 1993 reflected improvement in the quality of the loan portfolio and the effects of the declining interest rate environment.

         Net interest income on a taxable-equivalent basis was $28,941,000 in 1993 compared with $28,051,000 in 1992, an increase of $890,000 or 3.2 percent. This increase resulted from increases totaling $1,746,000 due to changes in volume which were offset by decreases totaling $856,000 caused by changes in rates.

        Total average earning assets increased $25,308,000 or 4.7 percent from 1992 to 1993. The average rate earned on these assets declined 76 basis points as the average rates earned on all categories of earning assets declined from 1992 to 1993. Average rates paid on funding sources declined 78 basis points for the same period. Therefore, the net interest spread increased two basis points to 4.58 percent in 1993. The net interest margin declined 8 basis points to 5.16 percent in 1993 when compared with 1992 because the percentage increase in average earning assets was greater than the percentage increase in net interest income. The margin was also negatively affected by the decreased value of noninterest-bearing funds in the lower interest rate environment.

        Noninterest income, exclusive of securities gains, increased $890,000 or 17.7 percent in 1993 compared with 1992. Trust fees increased $320,000 or
41.5 percent as the market value of assets under management increased from $159,190,000 to $178,918,000. Bank card income increased 14.1 percent in 1993 compared with 1992. Gains from sales of mortgage loans increased $105,000 in 1993 over 1992 as the low interest rate environment triggered high levels of refinancing activity.

         Noninterest expenses increased $1,330,000 or 6.8 percent in 1993 compared with 1992. Salaries and benefits increased $539,000 or 5.4 percent due to increases in performance-based bonuses and profit-sharing plan contributions, as well as the establishment of a matching contribution program for 401(k) plan participants. Stationery and supplies expense increased $194,000 or 37.0 percent in 1993 when compared with 1992 due to additional costs associated with regulatory compliance. Bank card processing fees increased $190,000 or 19.1 percent due to increased transaction volumes.

         Income tax expense totaled $3,128,000 in 1993 compared with $2,758,000 in 1992. Bancorp's effective tax rate for 1993 was 29 percent compared with 28 percent in 1992. The effective tax rates reflect the benefit of tax-exempt loans and investment securities.

         Bancorp had total assets of $617,668,000 as of December 31, 1993, up $33,939,000 or 5.8 percent over a year earlier. During 1993, total average assets increased 5.0 percent and average earning assets increased 4.7 percent. Loans decreased as a percentage of average earning assets from 73.7 in 1992 to
70.6 in 1993 due to weak commercial and industrial loan demand. Growth in consumer loans, particularly in the indirect automobile loan market, offset the decline in other types of loans. The investment portfolio increased 16.1 percent on average during 1993 and increased to 27.5 percent of average earning assets compared with 24.8 percent of average earning assets in 1992.

         Total average interest-bearing deposits were 3.0 percent higher in 1993 compared with 1992, with increases in all categories except large certificates of deposit, which were not necessary due to the lack of loan demand. Although there was growth in all other categories, as a result of customer preferences, there was a shift in balances from certificates of deposit to the more liquid savings and demand accounts. Average short-term borrowings increased 14.5 percent to comprise 6.5 percent of average interest-bearing liabilities during 1993 compared with 5.9 percent of average interest-bearing liabilities during 1992, as commercial customers were attracted to the earnings provided by our repurchase agreement accounts. Total shareholders' equity was $58,639,000 at December 31, 1993, a 12.0 percent increase over the 1992 year-end total of $52,345,000.

28 | 29

CONSOLIDATED BALANCE SHEETS

F&M Bancorp and Subsidiary

                                                                                                  December 31,
                                                                                     ---------------------------------
(Dollars in thousands, except per share amounts)                                          1994                    1993
----------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks (Note 15)                                                     $ 22,132                $ 16,848
Federal funds sold                                                                       2,100                   7,275
----------------------------------------------------------------------------------------------------------------------
       Total cash and cash equivalents (Notes 1 and 14)                                 24,232                  24,123
----------------------------------------------------------------------------------------------------------------------
Loans held for sale (Notes 1 and 14)                                                       149                   8,696
----------------------------------------------------------------------------------------------------------------------
Investment securities (Notes 1, 3, and 14)
   Held-to-maturity, fair value of $84,405 in 1994 and
       $28,159 in 1993                                                                  86,291                  27,487
   Available-for-sale, at fair value                                                    77,649                 142,021
----------------------------------------------------------------------------------------------------------------------
       Total investment securities                                                     163,940                 169,508
----------------------------------------------------------------------------------------------------------------------
Loans, net of unearned income of $10 in 1994 and $74 in 1993
   (Notes 1, 4, and 14)                                                                459,272                 396,337
Less: Allowance for credit losses (Notes 1, 4, and 18)                                  (5,522)                 (5,460)
----------------------------------------------------------------------------------------------------------------------
       Net loans                                                                       453,750                 390,877
----------------------------------------------------------------------------------------------------------------------
Bank premises and equipment, net (Notes 1 and 5)                                        12,927                  11,870
Other real estate owned (Notes 1, 6, and 11)                                             3,559                   3,081
Interest receivable (Note 14)                                                            4,573                   4,059
Intangible assets (Note 1)                                                               4,501                     633
Other assets                                                                             7,625                   4,821
----------------------------------------------------------------------------------------------------------------------
                                                                                        33,185                  24,464
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                          $675,256                $617,668
======================================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits (Notes 2, 7, 14, and 19)
   Noninterest-bearing                                                                $ 86,341                $ 72,594
   Interest-bearing                                                                    489,955                 449,560
----------------------------------------------------------------------------------------------------------------------
       Total deposits                                                                  576,296                 522,154
Short-term borrowings (Notes 8 and 14)
   Federal funds purchased and
       securities sold under agreements to repurchase                                   31,959                  30,377
   Other short-term borrowings                                                           1,933                   2,014
Accrued interest and other liabilities (Note 14)                                         5,819                   4,484
----------------------------------------------------------------------------------------------------------------------
Total liabilities                                                                      616,007                 559,029
----------------------------------------------------------------------------------------------------------------------
Commitments and contingencies (Note 13)
----------------------------------------------------------------------------------------------------------------------
Shareholders' equity (Note 16)
Common stock, par value $5 per share; authorized 10,000,000 shares;
   issued and outstanding 3,946,984 in 1994 and 3,745,651 in 1993
   (Note 10)                                                                            19,735                  18,728
Surplus                                                                                 19,614                  15,811
Retained earnings (Note 15)                                                             22,873                  22,589
Net unrealized gain (loss) on securities available for sale (Note 1)                    (2,973)                  1,511
----------------------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                              59,249                  58,639
----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                            $675,256                $617,668
======================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME

F&M Bancorp and Subsidiary

                                                                                             Year ended December 31,
                                                                                --------------------------------------------
(Dollars in thousands, except per share amounts)                                    1994              1993              1992
----------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans (Notes 1 and 4)                                       $35,988           $34,842           $37,142
Interest and dividends on investment securities (Note 1)
   Taxable                                                                         5,227             5,217             5,262
   Tax-exempt                                                                      3,567             3,306             3,092
Interest on federal funds sold                                                       222               322               294
----------------------------------------------------------------------------------------------------------------------------
       Total interest income                                                      45,004            43,687            45,790
----------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits
   Checking                                                                        1,470             1,499             1,639
   Savings                                                                         2,969             2,948             3,250
   Money market accounts                                                           2,655             2,524             3,012
   Certificates of deposit under $100,000                                          7,679             7,816             9,281
   Certificates of deposit $100,000 and over                                       1,081               934             1,458
Interest on federal funds purchased and securities sold
   under agreements to repurchase                                                  1,208               854               825
Interest on other short-term borrowings                                               82                48                59
----------------------------------------------------------------------------------------------------------------------------
       Total interest expense                                                     17,144            16,623            19,524
----------------------------------------------------------------------------------------------------------------------------
Net interest income                                                               27,860            27,064            26,266
Provision for credit losses (Notes 1, 4, and 18)                                     900             1,500             2,615
----------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for credit losses                             26,960            25,564            23,651
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income (Note 1)                                                              1,144             1,091               771
Service charges on deposit accounts                                                2,193             1,854             1,789
Net gains on sales of securities                                                      --                 2               619
Net gains on sales of property                                                       725               139                32
Other operating income (Note 11)                                                   2,629             2,836             2,438
----------------------------------------------------------------------------------------------------------------------------
       Total noninterest income                                                    6,691             5,922             5,649
----------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries                                                                           9,516             8,822             8,406
Pension and other employee benefits (Note 10)                                      2,104             1,753             1,630
Occupancy expense (Notes 5 and 13)                                                 1,437             1,392             1,306
Equipment expense (Notes 5 and 13)                                                 1,085             1,048             1,040
Other operating expense (Note 11)                                                  8,652             7,740             7,043
----------------------------------------------------------------------------------------------------------------------------
       Total noninterest expenses                                                 22,794            20,755            19,425
----------------------------------------------------------------------------------------------------------------------------
Income before provision for income taxes                                          10,857            10,731             9,875
Provision for income taxes (Notes 1 and 9)                                         2,901             3,128             2,758
----------------------------------------------------------------------------------------------------------------------------
NET INCOME                                                                      $  7,956          $  7,603          $  7,117
============================================================================================================================
EARNINGS PER COMMON SHARE
Based on weighted average shares outstanding of 3,938,805 in 1994,
   3,924,310 in 1993, and 3,917,997 in 1992 (Note 1)                               $2.02             $1.94             $1.82
============================================================================================================================

See notes to consolidated financial statements.


30 | 31

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

F&M Bancorp and Subsidiary

                                                                          Three years ended December 31, 1994
----------------------------------------------------------------------------------------------------------------------------------
                                                                                                    Net Unrealized
                                                                                                        Gain (Loss)
                                                    Common                           Retained        on Securities
(Dollars in thousands, except per share amounts)     Stock           Surplus         Earnings   Available for Sale           Total
----------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1991                       $18,646           $15,542          $13,784              $    --         $47,972
Net income                                              --                --            7,117                   --           7,117
Dividend reinvestment plan                              --                --              (18)                  --             (18)
Cash dividends paid ($.70 per share)                    --                --           (2,762)                  --          (2,762)
Stock options exercised (3,639 shares)                  18                18               --                   --              36
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1992                        18,664            15,560           18,121                   --          52,345
Net income                                              --                --            7,603                   --           7,603
Dividend reinvestment plan                              --                --              (21)                  --             (21)
Cash dividends paid ($.75 per share)                    --                --           (2,952)                  --          (2,952)
Stock repurchase (11,368 shares)                       (57)              (47)            (162)                  --            (266)
Stock options exercised (24,151 shares)                121               298               --                   --             419
Fair value adjustment for securities
  available for sale, net                               --                --               --                1,511           1,511
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993                        18,728            15,811           22,589                1,511          58,639
Net income                                              --                --            7,956                   --           7,956
Dividend reinvestment plan                              --                --              (46)                  --             (46)
Cash dividends paid ($.78 per share)                    --                --           (3,079)                  --          (3,079)
Stock repurchase (7,688 shares)                        (39)              (38)            (141)                  --            (218)
Stock options exercised (22,521 shares)                113               368               --                   --             481
5% stock dividend (186,500 shares)                     933             3,473           (4,406)                  --              --
Fair value adjustment for securities
  available for sale, net                               --                --               --               (4,484)         (4,484)
----------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                       $19,735           $19,614          $22,873              $(2,973)        $59,249
==================================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

F&M Bancorp and Subsidiary

                                                                                                    Year ended December 31,
---------------------------------------------------------------------------------------------------------------------------------
(Dollars in thousands)                                                                    1994               1993            1992
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                            $  7,956           $  7,603        $  7,117
Adjustments to reconcile net income to net cash provided by
   operating activities
       Provision for credit losses                                                         900              1,500           2,615
       Provision for other real estate owned                                               270                462             325
       Depreciation and amortization                                                     1,020              1,009             993
       Amortization of intangibles                                                         134                 38              --
       Net premium amortization on investment securities                                   512                932             865
       Decrease (increase) in interest receivable                                         (514)               (64)            799
       Increase (decrease) in interest payable                                             424               (137)           (390)
       Deferred income tax benefits                                                       (153)              (369)         (1,055)
       Accretion of net loan origination fees                                             (249)              (174)           (264)
       Gain on sales of property                                                          (725)              (139)            (32)
       Gain on sales of securities                                                          --                 (2)           (619)
       Decrease (increase) in loans held for sale                                        8,547             (4,152)         (4,544)
       Decrease (increase) in other assets                                                  64               (299)           (211)
       Increase (decrease) in other liabilities                                            227               (292)            785
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               18,413              5,916           6,384
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment secutities                                                          --            (82,748)        (79,806)
Purchases of investment securities to be held to maturity                              (10,140)                --              --
Purchases of investment securities available for sale                                  (31,835)                --              --
Proceeds from sales/calls of investment securities                                          --             11,517          27,421
Proceeds from calls of investment securities available for sale                          2,230                 --              --
Proceeds from maturing investment securities available for sale                         37,602                 --              --
Proceeds from maturing investment securities                                                --             40,478          36,235
Net increase in loans                                                                  (63,524)            (8,798)         (5,291)
Purchases of premises and equipment                                                     (2,113)            (1,807)         (1,509)
Proceeds from sales of property                                                            949                894             210
Intangible assets                                                                       (4,002)              (671)             --
Other investing activities                                                                (252)               (68)             --
---------------------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                  (71,085)           (41,203)        (22,740)
---------------------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase in noninterest-bearing deposits, interest-bearing
   checking, savings and money market accounts                                          37,227             16,249          35,207
Net increase (decrease) in certificates of deposit                                      16,915              7,528         (13,232)
Net increase in federal funds purchased and
   securities sold under agreements to repurchase                                        1,582              4,162           5,792
Net increase (decrease) in other short-term borrowings                                     (81)               135            (130)
Cash dividends paid                                                                     (3,079)            (2,952)         (2,762)
Dividend reinvestment plan                                                                 (46)               (21)            (18)
Proceeds from issuance of common stock                                                     481                419              36
Repurchase of common stock                                                                (218)              (266)             --
---------------------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                               52,781             25,254          24,893
---------------------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                       109            (10,033)          8,537
Cash and cash equivalents at beginning of year                                          24,123             34,156          25,619
---------------------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                              $ 24,232           $ 24,123        $ 34,156
=================================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest                                                            $ 16,720           $ 16,760        $ 19,914
Cash payments for income tax                                                             3,083              4,135           3,601

NON-CASH INVESTING AND FINANCING ACTIVITIES
Fair value of assets acquired with formation of real estate
   partnership                                                                             644                 --              --
Less: minority interest in consolidated subsidiary                                        (644)                --              --
---------------------------------------------------------------------------------------------------------------------------------
Net                                                                                         --                 --              --
Loan amounts transferred to other real estate owned                                         --                759           1,632
Fair value adjustment for securities available for sale,
   net of deferred income taxes payable (benefits)                                      (4,484)             1,511              --

See notes to consolidated financial statements.

32 | 33

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

F&M Bancorp and Subsidiary

1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

F&M Bancorp (the "Parent Company") is a bank holding company that provides its customers with banking and bank related financial services through its wholly-owned subsidiary, Farmers and Mechanics National Bank (the "Bank"). The Bank offers various loan, deposit, and other financial service products to its customers. The Bank's customers include individuals and commercial enterprises located within the State of Maryland. Its principal market area encompasses Frederick County and portions of the adjacent counties within the State.

   The accounting and reporting policies and practices of F&M Bancorp and its subsidiary ("Bancorp") conform with generally accepted accounting principles and with prevailing practice within the banking industry. The following is a summary of Bancorp's significant accounting policies:

Principles of Consolidation.

The consolidated financial statements include the accounts of the Parent Company and the Bank. All material inter-company accounts and transactions are eliminated in consolidation. In Parent Company financial statements, the investment in subsidiary is accounted for using the equity method of accounting.

Presentation of Cash Flows.

For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, cash items in the process of clearing, and federal funds sold. Generally, federal funds are sold for one-day periods.

Loans Held for Sale.

Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is estimated to equal the carrying amount due to the anticipated short holding period of these loans.

Investment Securities.

Effective December 31, 1993, Bancorp adopted Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the use of fair value accounting for certain investment categories. Securities classified as held-to-maturity are those debt securities that Bancorp has both the positive intent and ability to hold to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income using the interest method.

   Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of its asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value, with any unrealized gains and losses reported as a separate component of shareholders' equity, net of the related deferred tax effect.

   Securities classified as trading, if any, are those securities bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with any unrealized holding gains and losses included in earnings.

   Regardless of the classification, dividend and interest income, including amortization of premiums and accretion of discounts arising at acquisition, is included in interest income in the consolidated statements of income. Realized gains and losses, if any, determined based on the adjusted cost of the specific securities sold, are reported as a separate line item in noninterest income in the consolidated statements of income.

Interest and Fees on Loans.

Interest on loans is accrued at the contractual rate on the principal amount outstanding. Accrual of interest is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. Loans on which the accrual of interest has been discontinued are designated as nonaccrual loans. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

   Loan fees and related direct costs of loan origination are deferred and recognized over the life of the loan as a component of interest income.

Allowance for Credit Losses.

The allowance for credit losses is available to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan portfolio and other extensions of credit, including off-balance sheet credit exposures.

   The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance is performed. This assessment is made in the context of historical losses, as well as existing economic conditions.

Bank Premises and Equipment.

Bank premises, equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally by the straight-line method for bank premises and leasehold improvements and by accelerated methods for equipment. The estimated useful lives for computing depreciation and amortization are as follows:

                                              Years
---------------------------------------------------
Bank premises                              15 to 50
Furniture and equipment                     3 to 10
Leasehold improvements                     10 to 25

         Leasehold improvements are amortized over the shorter of the terms of the leases or their estimated useful lives. Major alterations and improvements to bank premises are capitalized and depreciated over the remaining useful life of the asset. Gains and losses on dispositions are reflected in the consolidated statements of income in the year of disposition. Maintenance and repairs are charged to expense as incurred.

Other Real Estate Owned.

Other real estate owned includes: banking premises no longer used for business operations, real estate acquired by foreclosure (in partial or complete satisfaction of debt), and real estate that has been substantively foreclosed. In-substance foreclosures include loans where the borrower has little or no equity in the collateral, repayment of the loan is expected to come from the sale or operation of the collateral, and it is doubtful that the borrower can rebuild equity in the foreseeable future.

         Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition or transfer from loans. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequent to transfer, these assets are adjusted through a valuation allowance to the lower of net carrying value or fair value (net of estimated selling expenses) based upon periodic appraisals. Adjustments arising from changes in the valuation allowance and operating expenses are reflected in noninterest expenses. Gains or losses realized on disposition are reflected in noninterest income. Reference should also be made to Note 6.

Intangible Assets.

Intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired in branch acquisitions. These intangible assets are being amortized using the straight-line method over the estimated periods benefited of ten years.

Income Taxes.

For the year ended December 31, 1992, the provision for income taxes was computed based on reported income adjusted for differences that will never enter into the determination of taxes under applicable tax laws. Deferred income taxes were provided for timing differences between items of income and expense reported in the financial statements and those reported for income tax purposes. The differences related principally to provisions for credit losses.

         Effective January 1, 1993, Bancorp changed from the deferred method of accounting for income taxes to an asset and liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." (See Note 9).

         As prescribed in Statement No. 109, provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pretax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Per Share Data.

Earnings per share is based on the weighted average number of shares outstanding during each year after giving retroactive effect to stock dividends and stock splits. No material dilution results from the assumed exercise of stock options.

Trust Assets and Income.

Assets held in an agency or fiduciary capacity are not assets of Bancorp and, accordingly, are not included in the accompanying consolidated financial statements. Trust income is recorded on a cash basis and would not be materially different using the accrual method.

Deferred Compensation.

Bancorp is accruing the cost of supplemental retirement benefits (deferred compensation) payable to certain key employees over their service periods to the date those employees, or their beneficiaries, are fully eligible for benefits.

Reclassifications.

Certain reclassifications to prior year amounts have been made to conform with the current year presentation.

2. ACQUISITIONS

On November 18, 1994, Bancorp executed a purchase and assumption agreement with the Resolution Trust Corporation in which it acquired certain assets and assumed $36.9 million in deposit liabilities of three Montgomery County, Maryland branches of Standard Federal Savings Association. The transaction was accounted for using the purchase method of accounting.

         On December 9, 1994, Bancorp announced it had reached an agreement to acquire all of the outstanding capital stock of the Bank of Brunswick in a tax-free exchange transaction. Under the terms of the agreement the Bank of Brunswick will merge into Farmers and Mechanics National Bank. The exchange rate will be computed based on 2.5 times the net tangible book value of the Bank of Brunswick common stock at the date of closing, but in no event shall less than nine shares of Bancorp common stock be exchanged for each share of the Bank of Brunswick common stock. The acquisition is subject to the approval of federal regulatory authorities, and is expected to be consummated by June, 1995. The Bank of Brunswick operates two branch offices in Frederick County, Maryland, and reported assets totaling $28.6 million as of December 31, 1994.

         During 1993, Bancorp purchased certain assets and assumed $9.2 million in deposits associated with the Thurmont, Maryland branch of the First National Bank of Maryland. Additionally, in 1993 Bancorp purchased certain assets and assumed $3.6 million in deposits associated with the Frederick, Maryland branch of the Citizens Bank of Maryland. Both transactions were accounted for using the purchase method of accounting.


34 | 35

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments at December 31, 1994 and 1993, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                                     December 31, 1994
                                      --------------------------------------------------------------------------------
                                                                  Gross                  Gross               Estimated
                                      Amortized              Unrealized             Unrealized                    Fair
(In thousands)                             Cost                   Gains                 Losses                   Value
----------------------------------------------------------------------------------------------------------------------
Available-for-sale:
   U.S. Treasury securities
       and obligations of
       U.S. government
       corporations and agencies
         Within 1 year                  $25,924                     $--                 $  321                 $25,603
         After 1 but
           within 5 years                23,880                      --                  1,125                  22,755
         After 5 but
           within 10 years                1,000                      --                    127                     873
----------------------------------------------------------------------------------------------------------------------
                                         50,804                      --                  1,573                  49,231
----------------------------------------------------------------------------------------------------------------------
   Obligations of states
       and political subdivisions
         After 1 but
           within 5 years                 2,234                      11                     20                   2,225
----------------------------------------------------------------------------------------------------------------------
   Mortgage-backed
       securities                        25,696                       1                  1,730                  23,967
----------------------------------------------------------------------------------------------------------------------
Total debt securities                    78,734                      12                  3,323                  75,423
Equity securities                         2,226                      --                     --                   2,226
----------------------------------------------------------------------------------------------------------------------
Total securities
   available for sale                   $80,960                     $12                 $3,323                 $77,649
======================================================================================================================
Held-to-maturity:
   U.S. Treasury securities
       and obligations of
       U.S. government
       corporations and agencies
         After 1 but
           within 5 years               $ 7,045                     $--                 $   --                 $ 7,045
----------------------------------------------------------------------------------------------------------------------
   Obligations of states and
       political subdivisions
         Within 1 year                    7,262                      --                     --                   7,262
         After 1 but
           within 5 years                28,027                      12                    153                  27,886
         After 5 but
           within 10 years               32,445                       6                  1,751                  30,700
----------------------------------------------------------------------------------------------------------------------
                                         67,734                      18                  1,904                  65,848
----------------------------------------------------------------------------------------------------------------------
   Mortgage-backed
       securities                        11,512                      --                     --                  11,512
----------------------------------------------------------------------------------------------------------------------
Total securities to be
   held to maturity(1)                  $86,291                     $18                 $1,904                 $84,405
======================================================================================================================

(1) On December 31, 1994, Bancorp transferred investment securities available for sale having an amortized cost of $50,140,000 and a fair value of $48,713,000 to the held-to-maturity category. The fair value at the date of transfer is reflected as amortized cost in the table above. The net unrealized loss of $1,427,000 on these transferred securities continues to be reported as a separate component of shareholders' equity, net of the related deferred tax effect, and shall be amortized over the remaining lives of the securities using the interest method.

                                                                 December 31, 1993
                                     ---------------------------------------------------------------------------------
                                                                  Gross                  Gross               Estimated
                                      Amortized              Unrealized             Unrealized                    Fair
(In thousands)                             Cost                   Gains                 Losses                   Value
----------------------------------------------------------------------------------------------------------------------
Available-for-sale:
   U.S. Treasury securities
       and obligations of
       U.S. government
       corporations and agencies
         Within 1 year                 $ 19,115                  $  214                  $  --                $ 19,329
         After 1 but
           within 5 years                35,709                      89                     76                  35,722
         After 5 but
           within 10 years                1,000                      --                      3                     997
----------------------------------------------------------------------------------------------------------------------
                                         55,824                     303                     79                  56,048
----------------------------------------------------------------------------------------------------------------------
   Obligations of states
       and political subdivisions
         Within 1 year                    5,684                     101                     --                   5,785
         After 1 but
           within 5 years                29,168                   1,783                     --                  30,951
         After 5 but
           within 10 years                3,004                     131                     --                   3,135
----------------------------------------------------------------------------------------------------------------------
                                         37,856                   2,015                     --                  39,871
----------------------------------------------------------------------------------------------------------------------
   Mortgage-backed
       securities                        43,778                     457                    234                  44,001
----------------------------------------------------------------------------------------------------------------------
Total debt securities                   137,458                   2,775                    313                 139,920
Equity securities                         2,101                      --                     --                   2,101
----------------------------------------------------------------------------------------------------------------------
Total securities
   available for sale                  $139,559                  $2,775                   $313                $142,021
======================================================================================================================
Held-to-maturity:
   Obligations of states and
       political subdivisions
         After 5 but
           within 10 years             $ 27,487                  $  730                   $ 58                $ 28,159
----------------------------------------------------------------------------------------------------------------------
Total securities to be
   held to maturity                    $ 27,487                  $  730                   $ 58                $ 28,159
======================================================================================================================

         Fair value was estimated using various pricing methods. Fair value for obligations of states and political subdivisions was estimated by an independent pricing service using a pricing matrix. Fair value for all other debt securities was estimated using multiple independent pricing services to arrive at an average price.

         Proceeds from sales of investment securities during 1993 were $11,517,000. Gross gains of $35,000 and gross losses of $33,000 were realized on those sales during 1993. Proceeds from sales of investment securities available for sale totaled $2,230,000 in 1994. No gross gains or losses were realized on those sales.

         The amortized cost of investment securities pledged to secure public deposits, securities sold under repurchase agreements, and for other purposes as required and permitted by law, totaled $78,510,000 at December 31, 1994 and $71,614,000 at December 31, 1993.

         Interest earned on obligations of states and political subdivisions is exempt from federal income taxes. However, the federal interest expense deduction is limited for interest deemed to be incurred to purchase or carry these tax-exempt obligations. These tax-exempt securities comprised 42.7 percent and 39.7 percent of the total carrying value of the investment portfolio at December 31, 1994 and 1993, respectively.

4. LOANS

Loans consist of the following:

                                                                                                  December 31,
----------------------------------------------------------------------------------------------------------------------
(In thousands)                                                                            1994                    1993
----------------------------------------------------------------------------------------------------------------------
Real estate loans
   Construction and
       land development                                                              $  19,454               $  20,873
   Secured by farmland                                                                   6,093                   5,777
   Secured by 1 to 4 family
       residential properties                                                          103,750                 101,031
   Other                                                                                81,297                  70,958
Loans to farmers                                                                         1,815                   1,810
Commercial and industrial loans                                                         44,371                  32,340
Loans to individuals for
   household, family, and
   other personal expenditures                                                         185,014                 146,550
Credit card loans                                                                       12,199                  11,647
All other loans                                                                          5,289                   5,425
----------------------------------------------------------------------------------------------------------------------
Total loans                                                                          $ 459,282               $ 396,411
======================================================================================================================

         Loans to states and political subdivisions, and industrial revenue bonds are included in all other loans and in total loans in the consolidated balance sheets. Interest income from these loans is included in interest and fees on loans in the consolidated statements of income.

         The fair value of the loan portfolio at December 31, 1994 and 1993 was estimated to be $451,315,000 and $393,538,000, respectively, compared with the net loan carrying amounts of $453,750,000 and $390,877,000, respectively. Its fair value was estimated by segregating the portfolio into categories having similar financial characteristics. Each loan category was then further segmented into fixed-rate and variable-rate interest terms and by performing and nonperforming loans.

         The fair value of performing loans was estimated by discounting estimated future cash flows using discount rates equal to the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity except that, in the absence of increased credit risk, the carrying amount was generally deemed to approximate fair value for variable-rate loans due to the frequent repricing of these instruments at market rates.

         Fair value for nonperforming loans was based predominantly on recent external appraisals. If appraisals were not available, estimated cash flows were discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market information and specific borrower information.

         Due to the lack of a secondary market for the bulk of these financial instruments, management has no basis to determine whether the fair value presented above would be indicative of the value negotiated in an actual sale.

         In the ordinary course of business, directors and officers of the Bank, and their affiliates, were customers of, and had other transactions with the Bank. Loan transactions with directors and officers were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and neither involved more than normal risk of collectibility nor presented other unfavorable features. The aggregate dollar amount of all loans to all officers, directors, and their affiliates was $29,960,000 and $22,279,000 at December 31, 1994 and 1993, respectively. During
1994, $61,584,000 of new loans were made or became reportable, and repayments and other decreases totaled $53,903,000.

         Transactions in the allowance for credit losses are:

(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                     $5,460                 $5,655                  $4,117
Provision for credit losses                                         900                  1,500                   2,615
Recoveries of loans
   previously charged-off                                         1,201                    842                     563
Loans charged-off                                                (2,039)                (2,537)                 (1,640)
----------------------------------------------------------------------------------------------------------------------
Balance at end of year                                           $5,522                 $5,460                  $5,655
======================================================================================================================

         The loan portfolio includes loans that are not currently accruing interest income. The total outstanding principal of these loans at December 31, 1994, 1993, and 1992, and the effect on income for the years then ended are as follows:

                                                                                     December 31,
                                                                ------------------------------------------------------
(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Principal balance                                                $2,086                 $1,579                  $2,073
======================================================================================================================
Gross amount of interest which would
   have been recorded under original terms                         $196                   $202                    $242
======================================================================================================================
Recorded interest income on these loans                             $41                   $135                    $100
======================================================================================================================

   The net reduction in interest income on renegotiated loans was not material in 1994, 1993, and 1992. At December 31, 1994 there were no material commitments to lend additional funds to borrowers whose loans had been modified in troubled debt restructuring or were in a nonaccrual status.

5. BANK PREMISES AND EQUIPMENT

Investments in bank premises and equipment are as follows:

                                                                                                  December 31,
                                                                                      --------------------------------
(In thousands)                                                                            1994                    1993
----------------------------------------------------------------------------------------------------------------------
Bank premises and land                                                                 $14,673                 $13,745
Furniture and equipment                                                                  8,978                   8,287
Leasehold improvements                                                                     967                     857
----------------------------------------------------------------------------------------------------------------------
                                                                                        24,618                  22,889
Less accumulated depreciation
   and amortization                                                                    (11,691)                (11,019)
----------------------------------------------------------------------------------------------------------------------
Bank premises and equipment, net                                                       $12,927                 $11,870
======================================================================================================================



Depreciation and amortization in the consolidated statement of income amounted to $1,020,000 in 1994, $1,009,000 in 1993, and $993,000 in 1992.

6. INVESTMENT IN REAL ESTATE PARTNERSHIP

In 1994, the Bank entered into a limited partnership agreement for the sole purpose of developing into finished lots a property carried in other real estate owned. Pursuant to the formation of this partnership, certain minority interest contributions, totaling $684,000, were received. Due to its control of the major operating and financial policies of the partnership, the Bank has included the financial results of the partnership's operations within the accompanying consolidated financial statements.

36 | 37

7. DEPOSITS

The carrying amounts of deposits are as follows:

                                                                                                  December 31,
                                                                                     ---------------------------------
(In thousands)                                                                            1994                    1993
----------------------------------------------------------------------------------------------------------------------
Noninterest-bearing                                                                  $  86,341               $  72,594
Interest-bearing
   Checking                                                                             71,530                  61,358
   Savings                                                                             106,041                 102,720
   Money market accounts                                                                94,241                  84,253
   Certificates of deposit
       Under $100,000                                                                  190,070                 175,714
       $100,000 and over                                                                28,073                  25,515
----------------------------------------------------------------------------------------------------------------------
Total deposits                                                                       $ 576,296               $ 522,154
======================================================================================================================

         The fair value of deposits at December 31, 1994 and 1993 was estimated to be $576,066,000 and $524,593,000, respectively. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing checking, savings, and money market accounts, is equal to the carrying amount. Carrying amount approximates fair value for variable-rate certificates of deposits, and fixed-rate certificates with original maturities of 12 months or less, due to the frequent repricing of these instruments at market rates. Fair value for all other fixed-rate certificates of deposit was estimated by discounting contractual cash flows using discount rates equal to the rates currently offered for deposits of similar remaining maturities.

8. SHORT-TERM BORROWINGS

Short-term borrowings consist primarily of securities sold under agreements to repurchase. Securities sold under agreements to repurchase are secured transactions with customers and generally mature the day following the date sold. Bancorp has also maintained an outstanding balance in its treasury tax and loan account throughout the years. Short-term borrowings may also include federal funds purchased, which are overnight borrowings from other financial institutions, and advances from the Federal Home Loan Bank of Atlanta, which are secured by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties.

         The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:

(Dollars in thousands)                                                                    1994                    1993
----------------------------------------------------------------------------------------------------------------------
Maximum balance at any
   month end during the year                                                           $36,542                 $33,780
Average balance for the year                                                           $31,470                 $30,581
Weighted average rate for the year                                                        4.10%                   2.95%
Weighted average rate
   on borrowings at year end(1)                                                           5.28%                   2.97%
Estimated fair value(2)                                                                $33,892                 $32,391

(1) The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.

(2) Due to the short maturities of these financial instruments, the carrying amounts for repurchase agreements and other short-term borrowings were deemed to approximate fair value at December 31, 1994 and 1993, respectively.

9. INCOME TAXES

Effective January 1, 1993, Bancorp adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As permitted under the new rules, prior years' financial statements have not been restated. The cumulative effect on prior years of adopting Statement No. 109 as of January 1, 1993 was not significant.

         Significant components of Bancorp's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

(In thousands)                                                                            1994                    1993
----------------------------------------------------------------------------------------------------------------------
Deferred tax assets:
   Provision for credit losses                                                          $2,090                  $2,095
   Unrealized losses on
       securities available for sale                                                     1,765                      --
   Deferred compensation                                                                 1,110                   1,163
   Provision for other
       real estate owned                                                                   322                     223
   Other                                                                                   239                     139
----------------------------------------------------------------------------------------------------------------------
       Total deferred tax assets                                                         5,526                   3,620
   Valuation allowance for
       deferred tax assets                                                                  --                      --
----------------------------------------------------------------------------------------------------------------------
       Total deferred tax assets
         after valuation allowance                                                       5,526                   3,620
----------------------------------------------------------------------------------------------------------------------
Deferred tax liabilities:
   Unrealized gains on securities
       available for sale                                                                   --                     951
   Depreciation and amortization                                                           254                     275
   Other                                                                                    56                      48
----------------------------------------------------------------------------------------------------------------------
       Total deferred tax liabilities                                                      310                   1,274
----------------------------------------------------------------------------------------------------------------------
       Net deferred tax assets                                                          $5,216                  $2,346
======================================================================================================================

         A reconciliation of the statutory income tax to the provision for income taxes attributable to continuing operations included in the consolidated statements of income, is as follows:

                                                                                Year ended December 31,
                                                              --------------------------------------------------------
                                                                           Asset and                          Deferred
                                                                       liability method                        method
                                                              --------------------------------------------------------
(Dollars in thousands)                                             1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Income before income tax                                       $ 10,857               $ 10,731                  $9,875
Tax rate                                                             35%                    35%                     34%
----------------------------------------------------------------------------------------------------------------------
Income tax at statutory rate                                      3,800                  3,756                   3,357
Increases (decreases)
   in tax resulting from:
       Tax-exempt interest income                                (1,226)                (1,148)                 (1,047)
       State income taxes, net of
         Federal income tax benefit                                 405                    502                     454
       Other                                                        (78)                    18                      (6)
----------------------------------------------------------------------------------------------------------------------
Actual tax expense                                             $  2,901               $  3,128                  $2,758
======================================================================================================================
Effective tax rate                                                   27%                    29%                     28%
======================================================================================================================

         Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                                                                   Year ended December 31,
                                                                ------------------------------------------------------
(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Currently payable:
   Federal                                                       $2,417                 $2,657                  $2,940
   State                                                            637                    840                     873
----------------------------------------------------------------------------------------------------------------------
       Total currently payable                                    3,054                  3,497                   3,813
----------------------------------------------------------------------------------------------------------------------
Deferred tax (benefits)
   Federal                                                         (137)                  (314)                   (871)
   State                                                            (16)                   (55)                   (184)
----------------------------------------------------------------------------------------------------------------------
       Total deferred tax (benefits)                               (153)                  (369)                 (1,055)
----------------------------------------------------------------------------------------------------------------------
Provision for income taxes                                       $2,901                 $3,128                  $2,758
======================================================================================================================

         Within the provision for income taxes, the tax effect of investment securities transactions amounted to a provision of $1,000 and $239,000 on gains realized in 1993 and 1992, respectively.

         The components of the provision for deferred tax (benefits) are as follows:

                                                                                      Year ended December 31,
                                                                ------------------------------------------------------
                                                                             Asset and                        Deferred
                                                                         liability method                       method
                                                                ------------------------------------------------------
(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Provision for credit losses                                     $    (5)                 $(343)               $   (897)
Other                                                              (148)                   (26)                   (158)
----------------------------------------------------------------------------------------------------------------------
   Deferred tax (benefits)                                      $  (153)                 $(369)               $ (1,055)
======================================================================================================================

10. EMPLOYEE BENEFITS

Profit Sharing Plan.

Retirement benefits are provided through a Section 401(k) profit sharing plan to employees meeting certain age and service eligibility requirements. The annual profit sharing contribution to the Plan is discretionary, based primarily on earnings and amounted to $384,000 for 1994, $343,000 for 1993, and $326,000 for 1992. Effective for the 1993 Plan year, the Plan was amended to provide for employer matching contributions of up to 2 percent of compensation for eligible participants. Bancorp's additional matching contribution totaled $162,000 in 1994 and $100,000 in 1993.

Executive Supplemental Income Plan.

Supplemental retirement benefits (deferred compensation) for certain key employees are provided under an Executive Supplemental Income Plan. Benefits payable under the Plan are integrated with other retirement benefits expected to be received by plan participants, including those under the 401(k) profit sharing plan. Amounts paid under this Plan will be partially or fully recovered through life insurance policies purchased on the lives of the participants.

         Deferred compensation costs charged to expense for the years ended December 31, 1994, 1993, and 1992 were $255,000, $219,000, and $178,000, respectively.

Employee Stock Purchase Plan.

Bancorp has an Employee Stock Purchase Plan whereby eligible employees may authorize payroll deductions ranging from $120 to $2,400 per year for the purpose of acquiring shares of common stock in Bancorp at current market prices. To encourage employee participation in the Plan, Bancorp contributes an additional amount equal to 20 percent of each participating employee's voluntary payroll deduction. Contributions to the Plan are used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 52,500 shares of its common stock for this Plan. Bancorp reserves the right to amend, modify, suspend or terminate the Plan at any time at its discretion. Bancorp pays all costs of administration of the Plan.

Stock Option Plan.

Bancorp has a Stock Option Plan for key employees. The Plan permits the granting of both incentive stock options and non-qualified stock options to purchase common stock of Bancorp. The exercise price per share for incentive stock options and non-qualified stock options shall be not less than 100 percent and 85 percent, respectively, of the fair market value of a share of common stock on the date of grant and may be exercised in increments commencing after one year from the date of grant.

         The following is a summary of transactions during the three years ended December 31, 1994:

                                                         Options issued
                                                        and outstanding                                Price
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1991                                      137,600                  $3.72          to      $22.27
Exercised                                                        (3,819)                  3.72          to       15.78
Granted                                                          35,057                                          12.34
Terminated                                                      (10,574)                  6.94          to       22.27
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1992                                      158,264                   5.91          to       22.27

Exercised                                                       (25,349)                  6.37          to       18.23
Granted                                                          34,742                                          17.11
Terminated                                                       (6,000)                 12.34          to       22.27
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1993                                      161,657                   5.91          to       22.27

Exercised                                                       (22,832)                  5.91          to       22.27
Granted                                                          36,695                                          22.38
Terminated                                                       (3,990)                  6.37          to       22.38
----------------------------------------------------------------------------------------------------------------------
Balance, December 31, 1994                                      171,530                  $6.94          to      $22.38
======================================================================================================================

         At December 31, 1994 there were 100,216 options exercisable at prices ranging from $6.94 to $22.38. Shares reserved for future grants totaled 35,188 at December 31, 1994.


38 | 39

11. OTHER OPERATING INCOME AND EXPENSE

Other operating income in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Bank card income                                                 $1,790                 $1,581                  $1,386
Gains on sales of mortgage loans                                     52                    633                     528
Miscellaneous                                                       787                    622                     524
----------------------------------------------------------------------------------------------------------------------
Total other operating income                                     $2,629                 $2,836                  $2,438
======================================================================================================================

         Other operating expense in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Insurance (including FDIC)                                       $1,363                 $1,309                  $1,279
Stationery and supplies                                             760                    719                     525
Advertising                                                         466                    472                     530
Professional services                                               875                    611                     658
Credit card processing                                            1,474                  1,183                     993
Postage                                                             383                    373                     388
Directors fees                                                      180                    207                     212
Telephone                                                           278                    224                     232
Computer software and maintenance                                   414                    359                     315
Other real estate owned expenses                                    297                    475                     481
Miscellaneous                                                     2,162                  1,808                   1,430
----------------------------------------------------------------------------------------------------------------------
Total other operating expense                                    $8,652                 $7,740                  $7,043
======================================================================================================================

         Transactions in the allowances for other real estate owned are summarized as follows for the years ended December 31:

(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Balance at beginning of year                                       $582                   $325                    $ --
Provision for decline in
  value and selling expenses(1)                                     270                    462                     325
Losses charged to the allowances                                     --                   (205)                     --
----------------------------------------------------------------------------------------------------------------------
Ending balance                                                     $852                   $582                    $325
======================================================================================================================

(1)      Included in other real estate owned expenses.

12. CONDENSED FINANCIAL INFORMATION OF F&M BANCORP (PARENT COMPANY)

F&M BANCORP BALANCE SHEETS (PARENT COMPANY)


                                                                                                December 31,
                                                                                   -----------------------------------
(In thousands)                                                                            1994                   1993
----------------------------------------------------------------------------------------------------------------------
Assets
Cash and cash equivalents                                                           $    2,943              $    2,944
Investment in subsidiary                                                                56,325                  55,739
Other assets                                                                                --                       5
----------------------------------------------------------------------------------------------------------------------
Total assets                                                                        $   59,268              $   58,688
======================================================================================================================
Liabilities and Shareholders' Equity
Total liabilities                                                                   $       19              $       49
----------------------------------------------------------------------------------------------------------------------
Common stock                                                                            19,735                  18,728
Surplus                                                                                 19,614                  15,811
Retained earnings                                                                       22,873                  22,589
Net unrealized gain (loss)
   on securities available for sale                                                     (2,973)                  1,511
----------------------------------------------------------------------------------------------------------------------
Total shareholder's equity                                                              59,249                  58,639
----------------------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                          $   59,268              $   58,688
======================================================================================================================

F&M BANCORP STATEMENTS OF INCOME (PARENT COMPANY)

                                                                                 Year ended December 31,
                                                                ------------------------------------------------------
(In thousands)                                                     1994                   1993                   1992
----------------------------------------------------------------------------------------------------------------------
Income
Dividends from subsidiary                                        $3,017                 $2,811                  $2,725
Other income                                                        134                    205                     198
----------------------------------------------------------------------------------------------------------------------
Total income                                                      3,151                  3,016                   2,923
Expenses                                                            332                    160                     180
----------------------------------------------------------------------------------------------------------------------
Income before income tax expense
   (benefits) and equity in
   undistributed earnings of subsidiary                           2,819                  2,856                   2,743
----------------------------------------------------------------------------------------------------------------------
Income tax expense (benefits)                                       (67)                    17                       7
----------------------------------------------------------------------------------------------------------------------
Income before equity in undistributed
   earnings of subsidiary                                         2,886                  2,839                   2,736
Equity in undistributed earnings
   of subsidiary                                                  5,070                  4,764                   4,381
----------------------------------------------------------------------------------------------------------------------
Net income                                                       $7,956                 $7,603                  $7,117
======================================================================================================================

F&M BANCORP STATEMENTS OF CASH FLOW (PARENT COMPANY)

                                                                               Year ended December 31,
                                                                ------------------------------------------------------
(In thousands)                                                     1994                   1993                    1992
----------------------------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                       $7,956                 $7,603                  $7,117
Adjustments to reconcile net income
   to net cash provided by operating
   activities
       Decrease (increase) in other assets                            5                      8                      (3)
       Increase (decrease) in other
         expenses payable                                           (30)                    24                      (3)
       Equity in undistributed earnings
         of subsidiary                                           (5,070)                (4,764)                 (4,381)
----------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         2,861                  2,871                   2,730
----------------------------------------------------------------------------------------------------------------------
Cash flows from financing activities
Cash dividends paid                                              (3,079)                (2,952)                 (2,762)
Stock transactions                                                  217                    132                      18
----------------------------------------------------------------------------------------------------------------------
Net cash used in financing activities                            (2,862)                (2,820)                 (2,744)
----------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents                                              (1)                    51                     (14)
Cash and cash equivalents at
   beginning of year                                              2,944                  2,893                   2,907
----------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $2,943                 $2,944                  $2,893
======================================================================================================================
Non-cash Investing and Financing Activities
Fair value adjustment for securities
   available for sale, net of deferred
   income taxes payable (benefits)                              $(4,484)                $1,511                      --

13. COMMITMENTS AND CONTINGENCIES

Leases.

The Bank conducts part of its branch banking operations from leased facilities. The initial terms of the leases range from a period of five to 25 years. Most of the existing leases contain options which enable the Bank to renew the leases at fair rental value for periods of three to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indexes and include provisions for additional payments for taxes, insurance, and maintenance.

         Total rental expense was as follows for the years ended December 31:

(In thousands)                         1994    1993     1992
------------------------------------------------------------
Bank premises                          $329    $319     $302
Equipment                                90      22       19
------------------------------------------------------------
Total rental expense                   $419    $341     $321
============================================================

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1994 are:

Year ending December 31,             (In thousands)
---------------------------------------------------
         1995                               $   381
         1996                                   361
         1997                                   244
         1998                                   219
         1999                                   209
Later years                                     883
---------------------------------------------------
Total minimum payments required             $ 2,297
===================================================

Contingencies.

Bancorp is subject to various legal proceedings which are incidental to the ordinary course of business. In the opinion of management, there were no legal matters pending as of December 31, 1994, which would have a material effect on its consolidated financial statements.

Credit Extension Commitments.

Bancorp is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve, to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

         Bancorp's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments.

         A summary of the contractual amount of Bancorp's exposure under these financial instruments is as follows:

                                                    December 31,
                                          --------------------------
(In thousands)                                 1994            1993
--------------------------------------------------------------------
Financial instruments
   whose contractual amounts
   represent credit risk:
     Commitments to extend credit          $105,692          $81,581
     Standby letters of credit               13,240            8,791

The carrying amount of commitments to extend credit at December 31, 1994 and 1993 totaled $23,000 and $26,000, respectively. The carrying amount of standby letters of credit at December 31, 1994 and 1993, totaled $23,000 and $34,000, respectively. These carrying amounts represent the deferred income arising from these unrecognized financial instruments. The fair value of commitments to extend credit at December 31, 1994 and 1993, totaling $28,000 and $26,000, respectively, was estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present creditworthiness of the counterparties. The fair value of standby letters of credit at December 31, 1994 and 1993, totaling $23,000 and $61,000, respectively, was based on fees currently charged for similar agreements or on the estimated cost to terminate or otherwise settle the obligations with the counterparties.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Accordingly, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions; U.S. Treasury securities; other marketable securities; accounts receivable; inventory; property and equipment; personal residences; income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

         Standby letters of credit are conditional commitments issued by Bancorp to guarantee the performance of a customer to a third party. Those guarantees are primarily issued to guarantee the installation of real property infrastructure and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Bancorp holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.

14. FAIR VALUE OF FINANCIAL INSTRUMENTS

The following table summarizes the estimated fair values of financial instruments and their related carrying amounts. The methods and assumptions used in estimating the fair values are disclosed in Note 1 and the additional Notes referenced below.

                                                                                  December 31,
                                                       ---------------------------------------------------------------
                                                                     1994                               1993
                                                       ---------------------------------------------------------------
                                                         Carrying              Fair         Carrying               Fair
(In thousands)                                            Amounts             Value          Amounts              Value
----------------------------------------------------------------------------------------------------------------------
Financial Assets:
Cash and
  cash equivalents(1)                                   $  24,232         $  24,232        $  24,123          $  24,123
Loans held for sale (Note 1)                                  149               149            8,696              8,696
Investment securities to be
  held to maturity (Note 3)                                86,291            84,405           27,487             28,159
Investment securities
  available for sale (Note 3)                              77,649            77,649          142,021            142,021
Net loans (Note 4)                                        453,750           451,315          390,877            393,538
Interest receivable(1)                                      4,573             4,573            4,059              4,059

Financial Liabilities:
Deposits (Note 7)                                         576,296           576,066          522,154            524,593
Short-term borrowings
  (Note 8)                                                 33,892            33,892           32,391             32,391
Interest payable(1)                                         1,092             1,092              668                668

(1) Due to short-term nature of these financial instruments, carrying amount was deemed to approximate fair value.

40 | 41

         All fair value estimates are made at a specific point in time and are based on existing on- and off-balance-sheet financial instruments without consideration of the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from a block sale of a particular financial instrument. Due to the absence of a genuine market for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding risk characteristics, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions or estimation methodologies could significantly affect the estimates.

15. REGULATORY RESTRICTIONS

Restrictions on Dividends.

Approval of the Comptroller of the Currency is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1994 aggregated $17,232,000.

Restrictions on Lending from Bank to Parent.

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to the Parent Company in the form of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. In addition, all loans or advances to non-bank affiliates must be secured by specific collateral. Based on this limitation, there was approximately $6,482,000 available for loans or advances to the Parent Company as of December 31, 1994. There were no loans or advances outstanding at December 31, 1994.

Restrictions on Cash and Due from Banks.

For the reserve maintenance period in effect at December 31, 1994 and 1993, the Bank was required to maintain average daily reserve balances totaling $9,230,000 and $8,335,000 respectively, with the Federal Reserve Bank.

16. SHAREHOLDERS' EQUITY

Capital Requirements.

Bancorp is required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. At December 31, 1994, Bancorp is required to have minimum Tier I and Total capital ratios of
4.00 percent and 8.00 percent, respectively. Bancorp's actual ratios at that date were 11.77 percent and 12.89 percent, respectively. Banking organizations must also maintain a minimum Tier I leverage ratio of 3.00 percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the 3.00 percent minimum. Bancorp's leverage ratio at December 31, 1994 was 8.92 percent.

Dividend Reinvestment Plan.

Bancorp offers a Dividend Reinvestment and Stock Purchase Plan (the "Plan") to all Bancorp shareholders. The terms of this Plan allow participating shareholders to purchase additional shares of common stock in Bancorp by reinvesting the dividends paid on shares registered in their name, by making optional cash payments, or both. Shares purchased under the Plan directly from Bancorp with reinvested dividends can be acquired at 95 percent of current market prices. Shares purchased under the Plan that were acquired in the open market can be purchased at 95 percent of their acquisition cost. Optional cash payments to this Plan are limited and may not exceed $3,000 in any calendar quarter.

         Contributions to the Plan will be used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 52,500 shares of its common stock for this Plan. Bancorp reserves the right to amend, modify, suspend, or terminate this Plan at any time at its discretion.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of Bancorp's unaudited quarterly results of operations.

1994                                                                   Three months ended
----------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)                     Dec. 31          Sept. 30          June 30           Mar. 31
----------------------------------------------------------------------------------------------------------
Interest income                               $12,073           $11,357          $10,957           $10,617
Net interest income                             7,335             7,105            6,848             6,572
Provision for credit losses                       225               225              225               225
Gains (losses) on
   sales of securities                             --                --               --                --
Income before
   income taxes                                 2,923             2,940            2,523             2,471
Net income                                      2,150             2,147            1,852             1,807
Earnings per common share:
   Net income(1)                                  .55               .54              .47               .46

1993                                                                   Three months ended
----------------------------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)                     Dec. 31          Sept. 30          June 30          Mar. 31
----------------------------------------------------------------------------------------------------------
Interest income                               $10,881           $10,985          $10,997           $10,824
Net interest income                             6,781             6,780            6,818             6,685
Provision for credit losses                       375               375              375               375
Gains (losses) on
   sales of securities                             (2)               (1)              --                 5
Income before
   income taxes                                 2,453             2,733            2,645             2,900
Net income                                      1,803             1,961            1,885             1,954
Earnings per common share:
   Net income(1)                                  .46               .50              .48               .50

(1)      Restated for five percent dividend declared in 1994.

18. FUTURE CHANGE IN ACCOUNTING PRINCIPLE

In May, 1993, the Financial Accounting Standards Board issued Statement No. 114, "Accounting by Creditors for Impairment of a Loan," which prescribes the recognition criterion for loan impairment and the measurement methods for certain impaired loans and loans whose terms are modified in a troubled-debt restructuring. The Statement generally requires the measurement of impairment to be based on the present value of expected future cash flows discounted at the loan's original effective interest rate. Alternatively, impairment may be measured by reference to a loan's observable market price or the fair value of the collateral for a collateral dependent loan. In October, 1994, the Financial Accounting Standards Board issued Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosure," which amends Statement No. 114 to allow a creditor to use existing methods for recognizing interest income on impaired loans.

         Bancorp is required to adopt Statement No. 114, as amended by Statement No. 118, beginning January 1, 1995. Although earlier adoption is encouraged, restatement of previously issued financial statements is not permitted. The effect of initially applying the Statement is required to be reported as part of the provision for credit losses.

         Adoption of this Statement will not materially affect Bancorp's consolidated financial statements.

19. SUBSEQUENT EVENT

On January 31, 1995, Bancorp executed an agreement to purchase certain assets and assume approximately $19.0 million in deposit liabilities of the Frederick and Olney, Maryland offices of First Union National Bank of Maryland. The agreement is subject to regulatory approval and is expected to be consummated in the second quarter of 1995.

REPORT OF
INDEPENDENT AUDITORS

[KELLER BRUNER & COMPANY, LLC. LOGO]

Certified Public Accountants

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

F&M Bancorp
Frederick, Maryland

We have audited the accompanying consolidated balance sheets of F&M Bancorp and its subsidiary as of December 31, 1994 and 1993, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1994, appearing on pages 29 to 42 inclusive. These consolidated financial statements are the responsibility of Bancorp management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

         We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M Bancorp and its subsidiary as of December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1994, in conformity with generally accepted accounting principles.

         As described in Note 1 to the consolidated financial statements, in 1993 Bancorp changed its methods of accounting for investment securities and income taxes.

/s/ KELLER BRUNER & COMPANY, L.L.C.
-----------------------------------
Frederick, Maryland
January 20, 1995, except for Note 19, as to which the date
is January 31, 1995.


42 | 43

DIRECTORS & OFFICERS
F&M Bancorp                                 Farmers and Mechanics National Bank

BOARD OF DIRECTORS(1)
--------------------------

Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

R. Carl Benna
President
North American Housing Corporation

John D. Brunk
President
Frederick Produce Company, Inc.

Beverly B. Byron
Former Representative
United States Congress

Faye E. Cannon
President and
Chief Operating Officer

Martha E. Church, Ph.D.
President
Hood College

Albert H. Cohen
Investor and Building Consultant

George B. Delaplaine, Jr.
President
Great Southern Printing and
Manufacturing Company

Maurice A. Gladhill
President
Gladhill Tractor Mart, Inc.

Charles A. Nicodemus
Chairman of the Board
Frederick Mutual Insurance Company

H. Deets Warfield, Jr.
President
Damascus Motor Company, Inc.

John C. Warfield
President
The Frederick Motor Company

Thomas R. Winkler
Executive Vice President and
Chief Operating Officer
BioWhittaker, Inc.

M. Robert Ritchie, Jr.
H. Reese Shoemaker, Jr.
Herbert R. Staley
Directors Emeriti(2)

(1)      Also Directors of Farmers and Mechanics National Bank

(2)      Also Directors Emeriti of Farmers and Mechanics National Bank

OFFICERS
--------------------------

Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

Faye E. Cannon
President and
Chief Operating Officer

Gordon M. Cooley
Secretary and Legal Officer

Kenneth M. Sabanosh
Vice President and Treasurer

David R. Stauffer
Vice President

Alice E. Stonebreaker
Assistant Secretary and
Assistant Treasurer

ADVISORY COUNCIL
--------------------------

Joseph D. Baker, II
R. Holmes Baker
James F. Black
John Nelson Bowers
Howard N. Boyer
Charles W. Burrier, Jr.
Alan L. Carroll, M.D.
George W. Cooley
Alvie N. Covell
John M. Culler, M.D.
Russell E. Delauter
Walter L. Engle
James E. Fitzgerald, Sr.
Joseph C. Free
Harry Y. George, Jr.
Bernard D. Gladhill
William U. Gladhill
Paul J. Green
Edward G. Higinbotham
Gary M. Himes
John S. Hollinger
Raymond R. Houck
William D. Jefferies
Charlotte W. Kerrigan
Glenwood D. King
Irving H. Kolker
Chester M. Leishear
James W. Linton, Jr.
Frank R. Martin
Richard L. Martin
Harold M. Molesworth, Jr.
William L. Moore
Ralph W. Morgan
C. Rodman Myers
Paul R. Niswander
Robert B. Ogle
Roscoe L. Pearce
Nelson M. Pittinger(1)
Robert L. Price
Millard M. Rice(1)
Donald E. Rough
G. Donald Shafer
Ernest R. Shriver
William A. Simmons
John W. Stroh, M.D.
James E. Stoner, Jr., M.D.
Harry H. Swomley, Jr.
William E. Wagner, Jr.
H. Deets Warfield, Jr.
Drainie B. Watson
Horace H. Waybright
Lila C. Wenner
Richard T. White
Maurice L. Williams
Thomas R. Winebrener
J. Trego Zimmerman

(1) Advisory Directors Emeriti

OFFICERS
--------------------------

EXECUTIVE OFFICE

Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

Faye E. Cannon
President and
Chief Operating Officer

David R. Stauffer
Executive Vice President

Alice E. Stonebreaker
Senior Vice President

Patti A. Stuckey
Senior Vice President

SENIOR
VICE PRESIDENTS

James C. Akers
Gordon M. Cooley
Wayne F. Fox
C. Richard Miller, Jr.
Kenneth M. Sabanosh
Ronald O. Shirey
Philip D. Topper
Ronald C. Whitmore

VICE PRESIDENTS

Betty J. Baltzell
James W. Bear
Michael H. Bodnar
Samuel L. Brown, Jr.
Veronica M. Cleveland
Deborah A. Culler
Roger J. Dankel
Geneva B. Delphey
William W. Drummond
T. Hugh Engel
Kallie H. Forman
Mary Frances Gosnell
Darlene R. Green
Dawn M. Heaton
Eddie M. House
Eileen A. Hutzell
Joann K. Krantz
Raymond G. Mancini, Jr.
James C. Reeder, Jr.
Kathy A. Rohrer
Lee B. Smith
David S. Stalnaker
Riggs T. Webb, Jr.
Marilyn L. Yost

ASSISTANT
VICE PRESIDENTS

John B. Bartlett, Jr.
Martin H. Burall
Anne K. Butt
Kevin D. Haymaker
Joy L. Kramer
Timothy J. McCollum
Lewis J. Myers, Jr.
Eric R. Paxton
Dale G. Phelps
Joyce P. Presby
Brad W. Young
Marilyn L. Young
Mary Ann Zuretti

SENIOR OFFICERS

S. Roger Adams, Jr.
Riley F. Andrews
Donna B. Barr
Ruth V. Fogle
Helen M. Gensel
Richard L. Hemp
Marian B. Kennedy
Donald L. Klingler
Roger F. Nicodemus
Steven A. Ott
Donald F. Reineke
Edith M. Troupe
Donna M. Wilkerson
Barbara J. Zavona

OFFICERS

Lawrence P. Allen
Patsy L. Barnes
Carolyn E. Bidle
Jayne B. Bongard
Shirley G. Bostian
Robert R. Burns
George T. Chaney II
Robert F. Cowdrey
Danny L. Dixon
Angela K. Dredden
Catherine Fekete
Patricia A. Griffith
Anne E. Halley
Carol L. Hodiak
Gudrun James
Desma K. Jenkins
Thomas E. Jenkins
Stacey A. Keilholtz
Deidre A. Lewis
B. Jane Littrell
Sharon K. McBride
Donna L. Moats
Kitty E. Nicodemus
Patricia T. Norwood
Glenna H. Padgett
Richard A. Pearrell
Lisa C. Perno
Barry R. Poffinberger
F. Joann Ramsburg
John R. Ratnavale
Jerry M. Reynolds
Richard L. Shank, Sr.
Linda L. Shifflett
Patricia A. Smith
Crystal L. Wiles
Larry R. Wisner
John D. Yee

ASSISTANT OFFICERS

Franklin R. Abrecht, Jr.
Cynthia G. Allen
Kimberly A. Arnold
Brucie J. Bassler
Margaret S. Callis
Bette E. Carpenter
Mary Ann Cooling
Mary L. Cullison
Rebecca A. Darcey
Frances L. Dempsey
Wanda J. Dennis
Sandra D. Dorsey
Arthur E. Fauble
Patty B. Friend
Patricia H. Gaither
Brenda L. Gastley
Charlene E. Haines
Diane L. Hazard
Connie L. Helinsky
Richard B. Israel
Dennis L. Jenkins
Lenora J. Kish
Wanda S. Lambert
Janita R. Lillard
Jane B. Lloyd
Anne J. Merritt
Gwendolyn M. Martin
Mary S. Molesworth
Cynthia J. More'
Shirley L. Myers
William H. Norwood, Jr.
Gail L. Pearrell
T. Faye Reburn
Charles W. Reeder
Peggy J. Rice
Bobbette S. Shafer
Gary L. Specht
Selene M. Stevens
Roxann M. Welch
Bonnie D. Wheat

LEGAL COUNSEL

Martz & Martz, P.A.
Miles & Stockbridge
Piper & Marbury
Shoemaker, Horman & Clapp


44 |

CORPORATE HEADQUARTERS
110 Thomas Johnson Drive
Frederick, Maryland 21702
Telephone (301) 694-4000

SHAREHOLDERS' INFORMATION
F&M Bancorp

Quarterly Stock Prices and Dividends

                                                  1994                                               1993
                            ---------------------------------------             ----------------------------------------
                                    Price Range                                       Price Range
                            ----------------------                             -----------------------
                                                           Dividend                                             Dividend
                             High              Low          Paid(1)             High              Low           Paid(1)
------------------------------------------------------------------------------------------------------------------------
First Quarter                24 1/2           23                $.19            22               19 1/4             $.18
Second Quarter               25 1/4           22 1/4             .19            22               21                  .19
Third Quarter                30 1/4           24 1/4             .20            23 3/4           20                  .19
Fourth Quarter               30 1/2           28 1/2             .20            24 1/2           22 1/2              .19
------------------------------------------------------------------------------------------------------------------------

Bancorp stock is traded on the NASDAQ National Market.

Number of shareholders of record, December 31, 1994: 2,746

(1) Restated for five percent stock dividend declared in 1994.

BUSINESS PROFILE

F&M Bancorp (the "Parent Company" ) is a bank holding company incorporated under the laws of the State of Maryland in 1983. Through a reorganization effective July 1, 1984, it became the sole shareholder of Farmers and Mechanics National Bank (the "Bank"). At the present time, the Bank is the only subsidiary of the Parent Company.

         Farmers and Mechanics National Bank was incorporated in 1865 as a national banking association under the laws of the United States, and is the successor to Maryland chartered banking institutions dating from 1817. In 1915, the Bank acquired trust powers. It conducts a general banking and trust company business through 20 offices located in Frederick, Carroll, and Montgomery Counties, Maryland. The Bank's commercial banking services include the acceptance of demand, savings, and time deposits and the making of various types of loans to individuals and businesses.

         The Bank's business is highly competitive. Competitors include not only other major commercial banks, but also savings banks, savings and loan associations, credit unions, money market funds, mortgage companies, leasing companies, and a wide variety of other financial services companies. The Bank is the largest bank in terms of assets and deposits headquartered in the Frederick, Maryland area. At December 31, 1994, the Bank had approximately 304 full-time and 50 part-time employees. The Bank is a member of the Federal Deposit Insurance Corporation and is an equal opportunity lender.