Form 10-K405, Exhibit 13
period 1995-12-31
F&M BANCORP
filed 1996-03-29
CIK 736473

FINANCIAL HIGHLIGHTS
F&M Bancorp and Subsidiary

(Dollars in thousands, except per share amounts)          1995       1994(1)       1993(1)
-------------------------------------------------------------------------------------------
FOR THE YEAR
Total operating income                                  $64,303      $54,095       $52,033
Net income                                                8,199        8,151         7,763
Cash dividends paid                                       3,368        3,132         3,004

Return on average assets(2)                                1.15%        1.23%         1.24%

Return on average equity(2)                               12.53%       13.32%        13.59%

AT YEAR END
Assets                                                 $739,854     $703,859      $646,604
Loans, net of unearned income                           484,694      480,399       415,632
Deposits                                                621,057      602,179       548,548
Shareholders' equity                                     70,019       61,882        61,130

Loans to deposits                                         78.04%       79.78%        75.77%
Allowance for credit losses to loans                       1.27%        1.21%         1.37%

PER SHARE(3)
Net income                                               $ 1.86       $ 1.86        $ 1.77
Cash dividends paid                                         .76          .71           .69
Year end book value(2)                                    15.86        14.06         13.93

(1) Restated to reflect the acquisition of the Bank of Brunswick consummated on May 31, 1995, and accounted for as a pooling of interests.
(2) Calculations reflect the effects of adopting Financial Accounting Standards Board Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.
(3)      Each year restated for the stock dividend declared in 1995.


NOTICE OF ANNUAL MEETING
The Annual Meeting of Shareholders
will be held at 10:00 a.m. on Tuesday,
April 16, 1996, at the Holiday Inn FSK,
Room FSK B, 5400 Holiday Drive,
Frederick, Maryland 21703.

TO OUR SHAREHOLDERS

For F&M Bancorp, 1995 was characterized by a high level of strategic business activity. During a year in which we made significant investments for long-term profitability, our net income rose to $8,199,000. While representing a modest increase over 1994's reported income of $8,151,000, the real story of 1995 was that of a community bank implementing planned initiatives that will take its franchise into the 21st century.

We continue to experience growth in our noninterest income. Fee income generated by our Trust and Investment Management Group grew by more than 36 percent in 1995. Assets under management climbed $45.8 million to $242 million. As a locally owned and managed trust group, we plan to continue to leverage this business opportunity by adding resources that will strengthen our customer relationships while meeting the increased demand for our services.

Our goal of generating noninterest revenue at a level competitive with peer institutions was realized in 1995. With such income now representing 1.05 percent of the Bank's total average assets, this revenue segment is now reaching industry standards. Operational changes implemented in 1995 as a result of a strategic evaluation of our business practices contributed greatly to our progress in this area.

In 1995, we were encouraged by loan growth in two key areas: in our Commercial Loan Department, where growth topped $10 million; and in our Commercial Real Estate Department, where growth exceeded $13 million. Fee income associated with these loans totaled $215,000 and generated more than $5 million in new deposits for the Bank. We attribute our success to an aggressive calling initiative that resulted in nearly 600 prospect and 900 customer contacts throughout the year. Commercial lending will continue to be a focus for F&M in 1996 as we capitalize on our base of operations in Montgomery County.

The quality of our loan portfolio remains enviable. 1995 net charge-offs and delinquencies remain well below industry averages. In light of recent national trends of rising delinquencies in consumer credit, we have made a special provision of $600,000 to our loan loss reserve this year.

As part of our long-term strategic planning effort, F&M has and will continue to actively pursue growth through exploiting our lines of business and through acquisition strategies. Merger and acquisition activity was significant in 1995. In June, we completed the full-bank acquisition through merger of the Bank of Brunswick, increasing deposits by approximately $26 million and adding two more full-service offices to our retail delivery network. We are confident that our investment in this new customer base, and the accompanying new business opportunities, will provide continued long-term returns to our shareholders.

Extending our reach into new and existing geographic markets has been an ongoing strategic initiative. This year, we further solidified our presence in northern Montgomery County and Frederick County by adding to our network of community offices through the acquisition of two offices of First Union Bank. We were pleased to add their Frederick office on Baughman's Lane and their Olney office to our franchise. We opened a new full-service facility on East Patrick Street in Frederick and we have completed construction of our full-service office at Germantown Crossings.

Perhaps no factor contributed more to our increased presence throughout the region this year than Express Bank. Throughout Frederick, western Carroll, and northern Montgomery counties, this mobile banking unit has been turning heads and providing all of the responsive service our customers have come to expect from our traditional community offices. As it brings the full range of banking services to bank-at-work regional businesses, retirement communities, community events, and commuter parking centers, we expect to further penetrate new markets in the coming year.

As a result of these planned growth initiatives, five full-service offices were added to our retail network by year-end, for a total of 24 community offices throughout Frederick, Carroll, and Montgomery counties. And we continue to grow our proprietary ATM network. With the addition of seven new ATM locations this year, the number of 24-hour banking centers and cash dispensers in F&M's electronic network now totals 32.

As part of our ongoing strategy to evaluate the effective delivery of our products and services, F&M entered into an agent bank relationship with MBNA America Bank, N.A., to issue and service our credit card portfolio. Our association with MBNA, one of the nation's largest credit card issuers, will allow F&M's credit card customers to enjoy a host of additional features and services, including 24-hour operator-assisted customer service, 30-minute responses to credit line increase requests, and periodic promotional programs. Our decision to sell our cardholder credit card business was made after careful examination of a very competitive market and F&M's desire to enhance the benefits of


2 | 3
our card product for our customers. The sale of these credit card receivables has provided the Bank with increased liquidity and greater resources to meet the additional credit needs of both existing customers and prospective borrowers.

To support our ongoing commitment to meeting our customers' unique investment needs, we announced our partnership with Essex Corporation, one of the nation's leading third-party providers of alternative investment services. Essex Corporation will provide our retail customers with a full range of mutual fund and annuity products through each of our 24 community offices. Essex Corporation replaces Financial Horizons, Inc., our former third-party provider, which has chosen to exit this line of business to focus on other sectors of their business.

In addition to the four quarterly cash dividends, a 5 percent stock dividend was distributed to F&M shareholders during the second quarter of 1995.

We wish to extend our best wishes and thanks to retiring F&M associates Geneva
B. Delphey, Ruth V. Fogle, Joann K. Krantz, Patricia A. Smith, and Edith M. Troupe. We note with sadness the passing of Herbert L. Daugherty and Frank R. Martin, members of F&M's Advisory Council; Millard M. Rice, member emeritus of F&M's Advisory Council; and Gideon T. Darkis, a former credit card operations manager.

Ensuring F&M's competitiveness as a progressive community bank requires our deliberate investment of resources to support our strategic initiatives for long-term growth and profitability. Just as important, we depend on the creativity, innovation, and dedication of our associates to set these initiatives in motion. When the dynamics of vision and action come together, as they have for F&M in 1995, the result is a community bank strongly positioned for continued prosperity. We look forward to this prospect, and the tangible differences it will make to our shareholders and customers in the years ahead.


/s/ CHARLES W. HOFF, III          /s/ FAYE E. CANNON

[PHOTO]


Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

[PHOTO]

Faye E. Cannon
President and
Chief Operating Officer

TANGIBLE DIFFERENCES

1995 was a year marked by extraordinary activity for F&M. We have reaffirmed our position as a full-service community bank and our intention to remain one. But we have also taken the necessary, and tangible, steps to become a progressive community bank. The differences can be found in many places.

[PHOTO]

4 | 5

[PHOTO]


THE COMMUNITY            6

DELIVERY OF SERVICES     8

CUSTOMER RELATIONS      10

REVENUE CENTERS         12

THE BANK'S REACH        14

TANGIBLE DIFFERENCES IN THE COMMUNITY

A community bank is defined not so much by size as by the role it plays in the lives of those within its reach. F&M has always been a responsible and responsive corporate citizen, but in 1995 the Bank and our associates found new ways to make a difference.

Our work with the Western Maryland Interfaith Housing Development Corporation, which helps provide affordable housing for disadvantaged families and the elderly, has been particularly rewarding. This year, the Federal Home Loan Bank recognized our partnership's success by awarding a major grant and a Community Support Award to the WMIHDC. And our involvement in the Frederick City Housing Authority's HOPE I project has assisted low- and moderate-income families in becoming first-time homeowners. Our civic activities were far-reaching as well. F&M played a lead role as the City of Frederick celebrated its 250th anniversary. A capital project donor and Founding Sponsor of the series of events, F&M--a city resident for 178 years--was a visible and meaningful presence throughout the year. There were other reasons to celebrate. In September, we rededicated our historic Citizens community office on the downtown Frederick corner of Market and Patrick streets. This structure stands as a splendid example of careful preservation and is, at the same time, a state-of-the-art branch. By linking the original structure with adjacent bank-owned space on South Market Street, F&M has integrated full disabled accessibility as part of the magnificent main building. The project has drawn rave reviews from customers and preservationists alike.

Perhaps the greatest impact, however, has been made by F&M executives and associates. Through thousands of hours spent in service to local cultural, human service, and educational organizations, they have done much to enrich the communities we serve.


6 | 7

[PHOTO]

AS EXECUTIVE DIRECTOR OF THE WESTERN MARYLAND INTERFAITH HOUSING DEVELOPMENT CORPORATION, JIM UPCHURCH HAS A VISION: TO BRING RELIGIOUS, FINANCIAL, GOVERNMENT, AND PRIVATE ORGANIZATIONS TOGETHER TO ADDRESS THE REGION'S AFFORDABLE HOUSING SHORTAGE. SINCE 1990, MR. UPCHURCH AND THE WMIHDC, WITH SOME HELP FROM F&M, HAVE BEEN DOING JUST THAT. "WHEN WE GOT STARTED IN 1990, WE LOOKED FOR A BANK WITH A HISTORY OF COMMUNITY SERVICE. F&M WAS AT THE TOP," SAYS MR. UPCHURCH. "THEY'VE INVESTED A GREAT DEAL IN LEARNING ABOUT AFFORDABLE HOUSING ISSUES. NOT ALL BANKS ARE WILLING TO DO THAT." THROUGH A LINE OF CREDIT EXTENDED BY THE BANK, WMIHDC RECENTLY OPENED THE HARRY AND JEANETTE WEINBERG HOUSE, A FOUR-STORY, 23-UNIT RESIDENCE FOR THE ELDERLY LOCATED NEAR MARKET STREET IN FREDERICK. OF THE PROJECT, MR. UPCHURCH SAYS, "THERE'S A REAL DIFFERENCE WITH THIS KIND OF INVOLVEMENT. WE'RE PROVIDING FINANCING FOR A PROJECT THAT WILL SERVE THE COMMUNITY'S BEST INTERESTS--NOT JUST THIS YEAR, BUT FOR GENERATIONS TO COME."


JAMES UPCHURCH . EXECUTIVE DIRECTOR, WMIHDC

"WE LOOKED FOR A BANK WITH A HISTORY OFCOMMUNITY SERVICE. F&M WAS AT THE TOP."

TANGIBLE DIFFERENCES IN DELIVERY OF SERVICES

What can technology do for an institution rooted in personalized customer service? A great deal, as F&M is proving each day. With this year's Board of Directors approval of the Bank's technology plan, F&M remains ahead of the curve--in both planning and implementation.

Since undertaking our strategic planning process several years ago, our goal has been to provide an integrated system for frontline associates. Our investment in technology during 1995 and our decision to enhance our in-house core processing functions will allow us to provide seamless, prompt, and standardized service at the front lines and throughout the Bank. The resulting reduction in overhead and increased efficiency will contribute to making F&M a stronger, more responsive bank.

The differences in delivery of services can be found elsewhere. Upgrades to our technical environment and expanded office automation will allow us to offer enhanced products and services for the benefit of our customers. A range of customer information will be at the fingertips of Bank associates in every department and in every community office. As a result, our associates can devote more time to serving the individual needs of our customers.

Other changes in our product line offer broader banking options for customers. In October, F&M joined the MAC(R) network, which provides our customers with ATM access at an additional 18,000 locations in 34 states. The number of 24-hour ATMs has grown to 27, and we have added 24-hour cash dispensers at the National Emergency Training Center and at a high-traffic Sheetz convenience store. For the growing ranks of our commuting customers, F&M community offices have adopted extended banking hours. By reengineering our business processes and by providing this degree of flexibility to our customers, F&M is fast becoming the model for progressive community banks.


8 | 9

[PHOTO]


FOR PMP--A PROPERTY AND CONDOMINIUM/HOMEOWNER ASSOCIATION MANAGEMENT COMPANY--THE CHALLENGE OF PROCESSING 7,000 TO 8,000 CHECKS AND DEPOSITING THEM INTO 50 DIFFERENT CHECKING ACCOUNTS EACH MONTH CALLED FOR INNOVATIVE CASH MANAGEMENT SOLUTIONS. "SORTING AND PROCESSING THE MAIL AND CHECKS ALONE WOULD BE MORE THAN ONE PERSON COULD HANDLE," EXPLAINS PMP CHIEF EXECUTIVE OFFICER ED THOMAS. "WE CHOSE F&M BECAUSE I WANTED TO KEEP OUR BANKING RELATIONSHIP LOCAL AND CUT DOWN ON THE DELAYS IN PROCESSING TIME," SAYS MR. THOMAS, NOTING THE ALTERNATIVES OF BANK PROCESSING CENTERS IN RICHMOND, BALTIMORE, AND COLUMBIA. BUT WHEN MR. THOMAS SELECTED F&M TO HANDLE ITS PROCESSING NEEDS, HE NEVER SUSPECTED THE RELATIONSHIP WOULD LEAD TO COMPETITIVE ADVANTAGES FOR PMP IN OTHER AREAS. THE UPSHOT OF THIS DYNAMIC RELATIONSHIP HAS BEEN THE DEVELOPMENT OF A NEW DIRECT-DEBIT FEATURE, DEVELOPED JOINTLY BY PMP AND F&M, THAT ALLOWS RESIDENTS TO PAY THEIR HOMEOWNER OR CONDOMINIUM FEES TO PMP ELECTRONICALLY--THROUGH F&M. IT'S A FEATURE NOT CURRENTLY OFFERED BY PMP'S COMPETITORS. "F&M WAS WILLING TO INVEST IN OUR SYSTEMS AND IT'S LED TO A SUPERIOR PRODUCT," SAYS MR. THOMAS. "WE'RE ELATED AND I CAN'T SAY ENOUGH ABOUT F&M'S WILLINGNESS TO SERVE US."

ED THOMAS . CHIEF EXECUTIVE OFFICER, PMP, INC.

                "F&M WAS WILLING TO INVEST IN OUR SYSTEMS AND
                       IT'S LED TO A SUPERIOR PRODUCT."

TANGIBLE DIFFERENCES IN CUSTOMER RELATIONS

Personalized customer relationships are at the heart of any good bank. But today, banking relationships are based on more than friendly rapport. Ease and convenience of conducting banking transactions are determinants of equal importance. Thanks to some innovative thinking, F&M is balancing these factors well.

This year, F&M addressed its fundamental objective of enhancing customer relations in exciting new ways. For example, a careful investigation of alternative delivery systems led us to the development of Express Bank. This mobile banking unit is the first of its kind on the East Coast to offer a full line of financial products and services. Express Bank's available services range from mortgage, personal loan, and business line of credit processing to trust and investment management offerings. High-speed synchronous cellular modems allow on-line communication with F&M's mainframe computer system. As Express Bank helps F&M get to customers, it provides us with valuable opportunities to build new relationships through this innovative outreach effort.

The response to Express Bank has been overwhelmingly positive and its successes are being shared on several fronts.The unit plays a significant role in the Trust Group's calling program. And through Express Bank's bank-at-work programs, F&M is building solid corporate customer relationships.

As Express Bank changes where our banking relationships are built, our telephone banking unit changes when they take place. We have increased the availability of Bank associates by extending our telephone banking operator assistance from early morning to evening hours throughout the week. And through ExpressLine, F&M's 24-hour voice-response system, customers can review account information or transfer funds between accounts at any time, day or night.

To meet the challenges associated with serving an ever-broadening customer base requires innovation. Our successes in 1995 are inspiration to continue breaking new ground.





10 | 11

[PHOTO]

WITH 250 EMPLOYEES AND THREE DAILY SHIFTS, FORMS DIRECT INCORPORATED HAS SIGNIFICANT BANKING NEEDS, BUT NONE MORE IMPORTANT THAN THOSE OF ITS EMPLOYEES. SO WHEN F&M APPROACHED THE DIRECT-MAIL PRODUCTION COMPANY'S CHIEF FINANCIAL OFFICER, MAURICE DEPREY, ABOUT BRINGING EXPRESS BANK TO FDI, MR. DEPREY WAS DELIGHTED. "WHEN WE WERE SEARCHING FOR A LOCAL COMMERCIAL BANK IN 1994, I HAD SCOUTED AROUND AND FOUND THAT F&M WAS THE BEST COMMERCIAL BANK IN TOWN. THEIR REPUTATION SHINES." F&M'S RESPONSIVENESS TO THE NEEDS OF FDI EMPLOYEES HAS WON SIMILAR PRAISE FROM MR. DEPREY. F&M HAS ESTABLISHED EXPRESS BANK HOURS AT FDI THAT COINCIDE WITH TWO COMPANY SHIFTS, EVERY OTHER WEEK. AND, AS A FULL-SERVICE BANKING UNIT, EXPRESS BANK OFFERS FDI EMPLOYEES A RANGE OF F&M SERVICES. "I'M HEARING GOOD THINGS FROM OUR EMPLOYEES ABOUT EXPRESS BANK AND THE BANK-AT-WORK PROGRAM," SAYS MR. DEPREY. "THIS CONCEPT FITS OUR NEEDS VERY WELL."

MAURICE DEPREY . CHIEF FINANCIAL

OFFICER, FORMS DIRECT INCORPORATED

                      "I'M HEARING GOOD THINGS FROM OUR
                        EMPLOYEES ABOUT EXPRESS BANK."

TANGIBLE DIFFERENCES IN REVENUE CENTERS

On Wall Street and on Main Street, financial institutions are grappling with the issue of improving revenue. In 1995, margins narrowed and many of our peer institutions struggled to strengthen their bottom lines through increasing their noninterest income. At F&M, the story was quite different.

As part of our strategic planning initiative, we identified lines of business that presented opportunities for increasing noninterest revenue. During the past several years, these areas have been the focus of our thinking and, through the investment of resources, have produced gratifying results.

Activity in our Trust and Investment Management Group remains strong and we continue to direct efforts toward building this business. Total assets under management have increased by more than $100 million during the past four years, and we have expanded the investment area to accommodate this growth. As a locally based bank offering trust services, we see additional opportunities to grow, to further solidify customer relationships, and to strengthen our position as the most responsive bank in our region.

New and potentially gainful opportunities for commercial lending are emerging as F&M's presence extends further into Montgomery County. We have identified significant customer demand in this geographic area for flexibility and responsiveness, attributes that characterize F&M's community banking philosophy. To meet our anticipated increased volume, we will add to lending officer support in the coming year. Our plans to enhance existing cash management products for commercial customers, such as software that allows for remote, PC-based transactions, should provide a further boost.

Our new partner in the area of alternative investment products is Essex Corporation, one of the nation's leading third-party providers. Their experience and commitment to customer service coupled with our customers' increasing demand for competitive products should generate additional revenue for this line of business.





12 | 13

[PHOTO]


WHEN BILL AND SHARON WARREN DECIDED IT WAS TIME TO SEEK PROFESSIONAL INVESTMENT PLANNING SERVICES, THEY DIDN'T HAVE TO LOOK FAR. F&M CUSTOMERS SINCE THEY MOVED TO THE AREA 25 YEARS AGO, THEY HAVE DEALT WITH THE BANK AS DEPOSITORS AND AS COMMERCIAL AND PERSONAL LOAN CUSTOMERS. BUT CHOOSING F&M'S TRUST AND INVESTMENT MANAGEMENT SERVICES WAS NOT A DECISION THE WARRENS TOOK LIGHTLY. "TO ME, BANK TRUST DEPARTMENTS MEANT A STODGY APPROACH TO INVESTING. THERE'S NOTHING WRONG WITH THAT, BUT F&M WAS DIFFERENT. THEY PRESENTED A PLAN TO US THAT PROVED THEY WERE VERY UP ON THINGS. THEY HAVE A LOT OF TOP PEOPLE ON BOARD AND WE'VE BEEN VERY SATISFIED WITH OUR RESULTS." F&M ASSOCIATES HAVE GUIDED THE WARRENS THOUGH IMPORTANT INVESTMENT AND TAX DECISIONS AND HELPED THEM ESTABLISH A TRUST FOR THEIR CHILDREN. "WE'VE WORKED HARD FOR A LOT OF YEARS AND WE'VE BEEN DRIVEN TO SUCCEED," SAYS MR. WARREN. "WE'RE CONVINCED THAT WE'RE ON THE RIGHT TRACK WITH F&M--AND THAT'S A NICE FEELING."

BILL WARREN

                      "WE'RE CONVINCED THAT WE'RE ON THE
                           RIGHT TRACK WITH F&M."

TANGIBLE DIFFERENCES IN THE BANK'S REACH

Merger and acquisition activity was an important component of F&M's growth in 1995. Specifically, three developments led the way in our expansion plan and helped push bank assets over the $700 million mark. Each is representative of the long-term strategy of growth through mergers, acquisitions, and other well-considered activities that will help build our franchise for the 21st century.

Our purchase of the Bank of Brunswick represents F&M Bancorp's first full-bank acquisition through merger. As such, it provided us with an opportunity to integrate the systems of a smaller-sized institution with our own. After a smooth transition, F&M continues to build a solid following in this historic railroad hub. And former Bank of Brunswick depositors have learned that, as F&M customers, banking continues on a very personalized basis but with a fuller range of services.

In 1995, we continued to pursue banking opportunities in Montgomery County. The purchase of two First Union Bank offices--one in Olney, the other in Frederick County--gave us access to new depositors, a broader customer base, and provided another valuable inroad to a contiguous market. We took a further step in Montgomery County by proceeding with the construction of our new Germantown Crossings community office at Routes 355 and 27. In early 1996, F&M will open this highly visible office, which is strategically located near Route 270. Our operations at the crossroads of suburban Washington, D.C., and central and western Maryland give us an important presence in a rapidly growing and competitive market.





14 | 15

[MAP]

[PHOTO]

OVER THE YEARS, MARGARET BROWN HAS SEEN HER FAIR SHARE OF BANKS COME AND GO. SO WHEN SHE PRODUCES WHAT SHE CALLS "MY BOOK," A 1962 FARMERS AND MECHANICS NATIONAL BANK SAVINGS PASSBOOK--YOU KNOW SHE APPRECIATES CONTINUITY. SHE'S BEEN A DEPOSITOR WITH F&M AND--UNTIL IT WAS RECENTLY ACQUIRED BY F&M--THE BANK OF BRUNSWICK "FOR AS LONG AS I CAN REMEMBER."

WHEN THE TWO INSTITUTIONS BECAME ONE, MRS. BROWN NEVER THOUGHT TWICE ABOUT THE TRANSITION. "I LIKED THE BANK OF BRUNSWICK, AND I MISS IT," SHE RECALLS. "BUT NOT SO MUCH AS I MIGHT HAVE BECAUSE, AT F&M, I SEE THE SAME FACES I ALWAYS DID. IT'S NICE TO KNOW THAT THEY'RE THERE." AS A LONGTIME BUSINESSWOMAN--SHE'S OWNED BROWN'S BEAUTY SHOP IN FREDERICK FOR 35 YEARS--MRS. BROWN HAS LEARNED WHAT IT TAKES TO KEEP CUSTOMERS COMING BACK. JUDGING FROM HER BANKING PATTERNS, IT'S A SUBJECT THAT F&M ASSOCIATES UNDERSTAND, TOO.

MARGARET BROWN


                 "AT F&M, I SEE THE SAME FACES I ALWAYS DID.
                    IT'S NICE TO KNOW THAT THEY'RE THERE."

FINANCIAL REVIEW


NET INCOME
(Dollars in millions)                    5.021     7.268      7.763    8.151    8.199
9
7
5
3
0                                           91        92         93       94       95


CASH DIVIDENDS PAID PER SHARE
(Dollars)                                 0.63      0.64       0.69     0.71     0.76
 .80
 .70
 .60
 .50
0                                           91        92         93       94       95


TOTAL AVERAGE ASSETS
(Dollars in millions)                    558.7     597.6      625.7    662.2    715.4
800
600
400
200
0                                           91        92         93       94       95

TOTAL AVERAGE EQUITY
(Dollars in millions)                    49.64     52.35      57.14    61.21    65.46
70
60
50
40
0                                          91         92       93       94        95

16 | 17

FINANCIAL CONTENTS



18       SELECTED FINANCIAL INFORMATION

19       MANAGEMENT'S DISCUSSION AND ANALYSIS

31       CONSOLIDATED FINANCIAL STATEMENTS

35       NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

46       REPORT OF INDEPENDENT AUDITORS

47       DIRECTORS AND OFFICERS

SELECTED FINANCIAL INFORMATION
F&M Bancorp and Subsidiary

(Dollars in thousands, except per share amounts)       1995      1994(1)      1993(1)     1992(1)       1991(1)
----------------------------------------------------------------------------------------------------------------
SUMMARY OF OPERATING RESULTS
Interest income                                       $54,120     $47,105      $45,857     $48,004      $50,835
Interest expense                                       23,618      17,858       17,391      20,551       27,331
Net interest income                                    30,502      29,247       28,466      27,453       23,504
Provision for credit losses                             2,000         910        1,530       2,662        1,895
Net interest income after
  provision for credit losses                          28,502      28,337       26,936      24,791       21,609
Net gains (losses) on sales of securities                (256)         --            2         618           --
Other noninterest income                               10,439       6,990        6,174       5,374        4,652
Noninterest expenses                                   27,553      24,185       22,146      20,698       18,100
Income before provision for
 income taxes and cumulative effect
 of change in accounting principle                     11,132      11,142       10,966      10,085        8,161
Provision for income taxes                              2,933       2,991        3,203       2,817        2,117
Income before cumulative effect of change in
 accounting principle                                   8,199       8,151        7,763       7,268        6,044
Cumulative effect of accounting change                     --          --           --          --        1,023
Net income                                              8,199       8,151        7,763       7,268        5,021

PER SHARE DATA(2)
Income before cumulative effect of change in
 accounting principle                                   $1.86       $1.86        $1.77       $1.66        $1.38
Net income                                               1.86        1.86         1.77        1.66         1.15
Cash dividends paid                                       .76         .71          .69         .64          .63

DIVIDEND PAYOUT RATIO(3)                                40.86%      38.17%       38.98%      38.55%       54.78%

AVERAGE RATIOS(4)
Return on assets
 Income before cumulative effect of
    change in accounting principle                       1.15%       1.23%        1.24%       1.22%        1.08%
 Net income                                              1.15%       1.23%        1.24%       1.22%        0.90%

Return on equity
 Income before cumulative effect of
    change in accounting principle                      12.53%      13.32%       13.59%      13.88%       12.17%
 Net income                                             12.53%      13.32%       13.59%      13.88%       10.11%

Shareholders' equity to total assets                     9.15%       9.24%        9.13%       8.76%        8.89%

OTHER INFORMATION(4)
Total average assets                                 $715,446    $662,190     $625,679    $597,593     $558,698
Total average equity                                   65,456      61,206       57,143      52,349       49,644


(1) Restated to reflect the acquisition of the Bank of Brunswick consummated on May 31, 1995, and accounted for as a pooling of interests.
(2)      Each year restated for the stock dividend declared in 1995.
(3) Reflects the per share percentage relationship of cash dividends paid to net income.
(4) Calculations and amounts for 1995, 1994, and 1993 reflect the effects of adopting Financial Accounting Standards Board Statement No.115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.


18 | 19

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

F&M Bancorp and Subsidiary

The following discussion provides an overview of the financial condition and results of operations of F&M Bancorp and its subsidiary ("Bancorp"), for each year from 1993 through 1995. This discussion is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto. During 1995, Bancorp completed its merger with the Bank of Brunswick, Brunswick, Maryland, in a tax-free exchange of stock. At the date of acquisition, the Bank of Brunswick had two branch offices, earning assets of $26.7 million, including loans of $21.6 million, and deposits of $26.6 million. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements and related financial data have been restated to include the accounts of the Bank of Brunswick for all periods presented. During 1995, Bancorp also consummated a purchase and assumption agreement with First Union National Bank of Maryland, Rockville, Maryland, in which it acquired certain assets and assumed $16.1 million in deposit liabilities of two First Union offices located in Bancorp's principal market area. The transaction was accounted for using the purchase method of accounting. Refer to Note 2 to the consolidated financial statements for further information on Bancorp's acquisition activities.

OVERVIEW

Net income for 1995 set a new record for the fourth straight year, reaching $8,199,000, an increase of $48,000 over 1994's net income of $8,151,000. In
1993 net income was $7,763,000. Per share earnings were $1.86 in both 1995 and 1994 and $1.77 in 1993. Per share earnings for 1994 and 1993 have been restated for the merger with the Bank of Brunswick and a stock dividend distributed to shareholders on May 22, 1995.

         Return on average total assets was 1.15 percent for 1995, 1.23 percent for 1994, and 1.24 percent for 1993. Return on average equity was 12.53 percent for 1995, 13.32 percent for 1994, and 13.59 percent for 1993.

         Although earnings performance reflected only a modest increase compared with the prior year, future earnings potential has been enhanced by strategic decisions which have resulted in a stronger balance sheet. Key factors in Bancorp's earnings performance were:

- The sale of the cardholder credit card business resulting in a $2,890,000 gain.

- A special provision for credit losses of $600,000 to recognize the potential impact of unfavorable nationwide trends in consumer delinquencies.

- A one-time charge of $803,000 resulting from a reevaluation of the core deposit intangible associated with the Standard Federal acquisition consummated in 1994.

-  Acquisition expenses of $320,000 related to the Bank of Brunswick merger.

-  A 4.0 percent increase in tax-equivalent net interest income.

-  A 20.2 percent increase in noninterest income from recurring sources.

- A 9.3 percent increase in noninterest expense, exclusive of one-time charges, reflective of the increased overhead associated with the expansion of Bancorp's retail delivery system through acquisition and de novo activities.


RESULTS OF OPERATIONS

Net Interest Income.

The principal source of Bancorp's earnings is net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources. Earning assets consist primarily of loans and investment securities. Deposits are the primary funding source. Other funding sources include repurchase agreements, federal funds purchased, and other borrowed funds. Net interest income is impacted by changes in the volume and mix of earning assets and funding sources, market interest rates, the demand for loans, and the availability of deposits. Other factors such as management policies, competition, fiscal and debt management policies of the federal government, monetary policy of the Federal Reserve Board, and other regulatory requirements may also have a significant impact on changes in net interest income from one period to the next.

         Average balances and rates for major categories of interest-earning assets and interest-bearing liabilities during the past three years appear in Table 1. Net interest income on a taxable-equivalent basis was $32,523,000 in 1995 compared with $31,275,000 in 1994, an increase of $1,248,000 or 4.0 percent. Total average earning assets increased 7.1 percent during 1995 compared with 1994. Earnings power was enhanced in 1995 as the percentage of average loans to average earning assets was 74.0 percent in 1995 compared with
70.7 percent in 1994. Other components of average earning assets declined as proceeds from maturing investment securities and a reduction in federal funds sold were utilized to partially fund this loan demand. Total average interest-bearing liability balances were 7.8 percent higher in 1995 compared with 1994, while average noninterest-bearing deposit balances were 9.7 percent higher. Total average deposits increased 6.7 percent in 1995 compared with 1994 indicating that a portion of the 7.1 percent growth in average earning assets was funded in part by alternative funding sources.

         The average rate paid on interest-bearing liabilities increased more than the average yield on earning assets during 1995.

         The average yield on earning assets increased 53 basis points in 1995 while the average rate paid on interest-bearing liabilities increased 79 basis points. Reversing a trend of the last several years, customers shifted their deposits to higher yielding certificates of deposit from savings and money market accounts to lock in higher yields. In addition, intense competition between financial service providers to acquire and retain deposits acted to drive liability rates higher. As a result, the net interest spread (the difference between the average taxable-equivalent yield on earning assets and the average rate paid on interest-bearing liabilities) declined 26 basis points to 4.20 percent.

         The net interest margin (the ratio of taxable-equivalent net interest income to earning assets) declined 15 basis points as the rate of growth in earning assets (7.1 percent) exceeded the rate of growth in net interest income (4.0 percent). The net interest margin considers the contribution of assets funded by interest-free sources. The excess of the interest-earning assets over interest-bearing liabilities represents the amount of funds contributed by noninterest-bearing funding sources in the form of demand deposits and capital. In order to more fully understand changes in net interest income and its effect on the net interest margin, these changes must be analyzed in terms of changes in average balances and changes in yields and rates.

         The effect on net interest income of changes in average balances ("volume") and yields and rates ("rates") are quantified in Table 2. As shown, net interest income improved in 1995 due to volume related increases totaling $1,994,000, offset in part by rate related declines totaling $746,000. Management monitors Bancorp's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. If market rates were to either increase or decrease in 1996, corresponding changes in asset mix and funding sources and rates would be considered to avoid a negative impact on net interest income. Bancorp's policies concerning asset/liability management are further discussed in the section titled "Interest Rate Risk."

Noninterest Income.

In 1995, competitive pressures and the recognition of the customer benefits associated with establishing an agent bank relationship with a third party provider specializing in the issuance and servicing of credit card portfolios led to the decision to sell our cardholder credit card business. The sale resulted in a gain of $2,890,000. Noninterest income, exclusive of securities losses, property gains, and the credit card sale transaction, increased $1,264,000 or 20.2 percent in 1995 compared with 1994. This increase reflects management's continued strategic emphasis on increasing this source of revenue, from both existing products and services and through the development of additional fee-based products and services. Significant increases were realized in several components of noninterest income: Trust income increased $416,000 or
36.3 percent; service charges on deposit


TABLE 1. AVERAGE BALANCES, INTEREST, AND AVERAGE RATES (CONSOLIDATED)


                                               1995                              1994                              1993
                                   ----------------------------     ---------------------------   ----------------------------------
                                    Average   Interest  Average      Average   Interest Average    Average    Interest      Average
(Dollars in thousands)             Balances     Income     Rate     Balances     Income    Rate   Balances      Income         Rate
------------------------------------------------------------------------------------------------------------------------------------
ASSETS

Interest-earning Assets
Federal funds sold                 $  4,839    $   286     5.91%    $  7,209    $   290    4.02%  $ 12,633      $   386        3.06%
------------------------------------------------------------------------------------------------------------------------------------
Interest-bearing deposits
 with banks                              26          1     3.85          464         20    4.31        666           28        4.20
------------------------------------------------------------------------------------------------------------------------------------
Investment securities(1)
 Taxable                             99,029      5,697     5.75      105,698      5,513    5.22     99,164        5,542        5.59
 Tax-exempt(2)                       68,836      5,408     7.86       68,317      5,459    7.99     60,069        5,030        8.37
------------------------------------------------------------------------------------------------------------------------------------
Total investment
 securities(2)                      167,865     11,105     6.62      174,015     10,972    6.31    159,233       10,572        6.64
------------------------------------------------------------------------------------------------------------------------------------
Loans, net, including loans
 held for sale(2)                   491,919     44,749     9.10      438,840     37,851    8.63    414,485       36,755        8.87
------------------------------------------------------------------------------------------------------------------------------------
Total interest-earning assets
 and average yield(2)               664,649     56,141     8.45      620,528     49,133    7.92    587,017       47,741        8.13
------------------------------------------------------------------------------------------------------------------------------------
Noninterest-earning Assets
Cash and due from banks              21,350                           20,868                        19,364
Interest receivable                   4,520                            3,931                         3,923
Bank premises
 and equipment, net                  15,251                           12,911                        12,238
Other assets                         15,497                            9,756                         9,164
Less: Allowance for
 credit losses                       (5,821)                          (5,804)                       (6,027)
------------------------------------------------------------------------------------------------------------------------------------
Total noninterest-earning
 assets                              50,797                           41,662                        38,662
------------------------------------------------------------------------------------------------------------------------------------
Total assets                       $715,446                         $662,190                      $625,679
====================================================================================================================================

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


20 | 21
accounts increased $667,000 or 29.3 percent; and other operating income increased $110,000 or 3.9 percent. The 1995 increases reflect a full year's impact of revised fee schedules and new products introduced during 1994, the full integration of three Standard Federal offices acquired in late 1994, a larger customer base due to the further expansion of our retail delivery system in 1995, and a 23.0 percent increase in assets under management by the Trust Group. Gains from sales of property decreased $705,000 in 1995 compared with 1994 due primarily to one-time gains realized in 1994 from the sale of three former branch locations which were closed as part of Bancorp's branch reconfiguration plan. Securities losses of $256,000 were realized in 1995 while no investment security sales took place in 1994.


Noninterest Expenses.

Noninterest expense consists primarily of costs associated with personnel, bank premises and equipment, and regulatory fees. Bancorp's noninterest expense increased $3,368,000 or 13.9 percent in 1995 compared with 1994. This increase was driven primarily by one-time charges and higher overhead associated with acquisition and de novo activities. A total of five offices and seven ATMs were added to our retail delivery system in 1995. In addition, 1995 expenses reflect a full year's impact of the acquisition of three Standard Federal offices which were acquired in late 1994. Salaries and employee benefits, the largest component of noninterest expense, increased $982,000 or 8.0 percent compared with the prior year. This increase is due in a large measure to higher staffing levels and to a lesser degree,

                                              1995                           1994                             1993
                                  ---------------------------   -----------------------------  -------------------------------
                                   Average Interest  Average     Average   Interest  Average     Average   Interest   Average
(Dollars in thousands)            Balances  Expense     Rate    Balances    Expense     Rate    Balances    Expense      Rate
------------------------------------------------------------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing Liabilities
Interest-bearing deposits
 Checking                         $ 67,535   $ 1,479    2.19%   $ 66,357    $ 1,526     2.30%   $ 59,947    $ 1,550      2.59%
 Savings                           111,704     3,187    2.85     117,101      3,260     2.78     109,727      3,249      2.96
 Money market accounts              87,234     2,941    3.37      92,877      2,743     2.95      86,148      2,602      3.02
 Certificates of deposit
    under $100,000                 218,477    11,957    5.47     181,920      7,926     4.36     179,946      8,110      4.51
 Certificates of deposit
    $100,000 and over               29,197     1,654    5.66      25,877      1,113     4.30      23,850        978      4.10
------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 deposits                          514,147    21,218    4.13     484,132     16,568     3.42     459,618     16,489      3.59
------------------------------------------------------------------------------------------------------------------------------
Short-term borrowings
 Federal funds purchased
    and securities
    sold under agreements
    to repurchase                   38,500     2,215    5.75      29,539      1,208     4.09      28,902        854      2.95
 Other short-term
    borrowings                       3,063       185    6.04       1,931         82     4.25       1,679         48      2.86
------------------------------------------------------------------------------------------------------------------------------
Total short-term
 borrowings                         41,563     2,400    5.77      31,470      1,290     4.10      30,581        902      2.95
------------------------------------------------------------------------------------------------------------------------------
Total interest-bearing
 liabilities and average
 rate incurred                     555,710    23,618    4.25     515,602     17,858     3.46     490,199     17,391      3.55
------------------------------------------------------------------------------------------------------------------------------
Noninterest-bearing Liabilities
Demand deposits                     87,604                        79,829                          73,068
Other liabilities                    6,676                         5,553                           5,269
------------------------------------------------------------------------------------------------------------------------------
Total noninterest-bearing
 liabilities                        94,280                        85,382                          78,337
------------------------------------------------------------------------------------------------------------------------------
Total liabilities                  649,990                       600,984                         568,536
Shareholders' equity                65,456                        61,206                          57,143
------------------------------------------------------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity             $715,446                      $662,190                        $625,679
------------------------------------------------------------------------------------------------------------------------------
Net interest earnings                        $32,523                        $31,275                         $30,350
==============================================================================================================================
Net interest spread(3)                                  4.20%                           4.46%                            4.58%
==============================================================================================================================
Net interest margin(4)                                  4.89%                           5.04%                            5.17%
==============================================================================================================================

normal promotional and merit increases. The average number of full-time equivalent employees increased 5.8 percent in 1995. A portion of the intangible asset associated with the Standard Federal acquisition was written down $803,000 based on a periodic analysis of deposit retention which reflected deposit runoff in excess of original projections. Exclusive of this write-down, other operating expenses increased $1,005,000 or 10.9 percent in 1995 compared with 1994.

         Other operating expenses include $320,000 in non-recurring charges associated with the Bank of Brunswick merger. Insurance expense declined $482,000 in 1995 compared with 1994 primarily due to reduced FDIC premium assessments which took effect in mid-year for Bank Insurance Fund ("BIF") deposits when the BIF reached its designated reserve ratio of 1.25 percent. The assessment rate on BIF deposits was decreased from 0.23 percent to 0.04 percent. This trend should continue in 1996 when the assessment rate for BIF deposits will be further reduced from 0.04 percent to zero. Bancorp has "Oakar deposits" of approximately $29.0 million insured by the Savings Association Insurance Fund ("SAIF") for which the assessment rate remains at 0.23 percent. There is legislation pending which will increase BIF assessments for 1996 from zero to 0.024 percent and impose a one-time assessment of approximately 0.80 percent on SAIF insured deposits. After the one-time assessment, the BIF and SAIF assessment rates would be equivalent. There can be no assurance that the legislation will pass in its present form or that alternative legislation affecting assessments will be enacted.

         Noninterest expenses are expected to continue to increase as the full effects of the delivery system expansion in 1995 are realized and a de novo office is opened in January 1996. Significant investments in technology, equipment, and training is also anticipated in 1996 as Bancorp moves forward with a process reengineering initiative.

         During 1995, Bancorp began construction on a 45,000-square-foot addition to its corporate headquarters facility, with completion targeted for late 1996. Accordingly, no significant impact on Bancorp's noninterest expenses are anticipated to result from this building expansion in 1996.

Income Taxes.

Income tax expense amounted to $2,933,000 in 1995 compared with $2,991,000 in 1994. Tax expense varies from one year to the next with changes in the level of income before taxes, changes in the amount of tax-exempt interest income, and the relationship of these changes to each other.

         Bancorp's effective tax rate for 1995 was 26 percent compared with 27 percent in 1994. The decline in the effective tax rate in 1995 was assisted by the realization of tax benefits from

Table 2. Analysis of Changes in Net Interest Income

                                                             Year ended December 31,
                                      -----------------------------------------------------------------
                                              1995 over 1994                      1994 over 1993
                                      -------------------------------  --------------------------------
                                                         Due to                          Due to
                                                       Change in(1)                   Change in(1)
                                       Increase     -----------------  Increase   ---------------------
(In thousands)                       (Decrease)     Volume     Rates (Decrease)     Volume       Rates
-------------------------------------------------------------------------------------------------------
Interest income
Interest and fees on loans(2)(3)         $6,898     $4,574    $2,324    $1,096     $2,083     $   (987)
Interest and dividends on
  investment securities
    Taxable                                 184       (361)      545       (29)       350         (379)
    Tax-exempt(4)                           (51)        38       (89)      429        665         (236)
Interest on federal funds sold               (4)      (114)      110       (96)      (195)          99
Interest-bearing deposits with banks        (19)       (17)       (2)       (8)        (9)           1
-------------------------------------------------------------------------------------------------------
Total                                     7,008      4,120     2,888     1,392      2,894       (1,502)
-------------------------------------------------------------------------------------------------------
Interest expense
Interest on deposits                      4,650      1,635     3,015        79        746         (667)
Interest on federal funds
  purchased and securities
  sold under agreements to
  repurchase                              1,007        432       575       354         18          336
Interest on other short-term
  borrowings                                103         59        44        34          8           26
-------------------------------------------------------------------------------------------------------
Total                                     5,760      2,126     3,634       467        772         (305)
-------------------------------------------------------------------------------------------------------
Net interest income                      $1,248     $1,994   $  (746)  $   925     $2,122      $(1,197)
=======================================================================================================

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) Included in the change in interest income are increased fees on loans of $131,000 for the year ended December 31, 1995 over 1994 and decreased fees on loans of $2,000 for the year ended December 31, 1994, compared with 1993.
(3) Tax-equivalent adjustments of $183,000 for 1995, $172,000 for 1994, and $174,000 for 1993 are included in the calculation of rate changes for interest and fees on loans.
(4) Tax-equivalent adjustments of $1,838,000 for 1995, $1,856,000 for 1994, and $1,710,000 for 1993 are included in the calculation of rate changes for tax-exempt investment securities.

22 | 23
tax planning strategies implemented in the second quarter of 1994. Bancorp's income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain loans and investment securities.

         Beginning January 1, 1996, the Maryland state financial institution franchise tax will be phased out over a two-year period to result in Maryland banks being taxed like all other non-bank corporations. The changes effect principally how investment income is taxed. Given the existing composition of the investment portfolio and its distribution between taxing jurisdictions, the effect on state income tax expense will not be material.

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

FINANCIAL CONDITION

SOURCES AND USES OF FUNDS

Bancorp's financial condition can be evaluated in terms of trends in its sources and uses of funds. The comparison of average balances in Table 3 indicates how Bancorp has managed these elements. Average funding uses increased $44,121,000 or 7.1 percent in 1995 compared with a $33,511,000 or 5.7 percent increase in 1994.

Investments.

Investment securities consist of two categories: available-for-sale and held-to-maturity. Securities classified as held-to-maturity are those securities that Bancorp has both the positive intent and ability to hold to maturity and are carried at amortized cost. Securities classified as available-for-sale are those securities which Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value in the accompanying consolidated balance sheet. The year-end investment portfolio balance increased by 4.6 percent compared with last year-end primarily due to increased liquidity resulting from the December sale of the cardholder credit card portfolio. The percentage of the investment portfolio allocated to the held-to-maturity and available-for-sale categories was 34.0 percent and 66.0 percent, respectively at December 31, 1995, compared with 54.1 percent and 45.9 percent, respectively at year-end 1994. To provide increased liquidity and portfolio management flexibility, Bancorp elected on December 26, 1995, to transfer held-to-maturity securities having an amortized cost of $32,711,000 and a fair value of $32,765,000 to the available-for-sale category. On this same date, Bancorp also transferred investment securities available-for-sale having an amortized cost of $7,405,000 and a fair value of $7,426,000 to the held-to-maturity category.

         Table 4 presents the amortized cost of the investment portfolio at December 31, 1995. The composition of the investment portfolio reflects management's objectives of providing a liquid portfolio of both U.S. government obligations and other investments with minimum levels of credit and interest rate risk combined with an acceptable level of earnings. The average balance of investment securities declined 3.5 percent in 1995 compared with 1994 averages. Averages declined as maturing investment securities were utilized to partially fund loan demand. Average investment yield increased 31 basis points to 6.62 percent reflecting the increase in market rates. Investment purchases in 1995


TABLE 3. SOURCES AND USES OF FUNDS

                                                             1995                             1994                      1993
                                                 ----------------------------     ----------------------------         -------
                                                 Average     Increase                 Average    Increase              Average
(Dollars in thousands)                           Balance   (Decrease)      %         Balance   (Decrease)    %         Balance
------------------------------------------------------------------------------------------------------------------------------
FUNDING USES
  Federal funds sold                            $  4,839     $(2,370)    (32.9)%     $  7,209     $(5,424) (42.9)%    $ 12,633
  Interest-bearing deposits with banks                26        (438)    (94.4)           464        (202) (30.3)          666
  Taxable investment securities                   99,029      (6,669)     (6.3)       105,698       6,534    6.6        99,164
  Tax-exempt investment securities                68,836         519       0.8         68,317       8,248   13.7        60,069
  Loans, net                                     491,919      53,079      12.1        438,840      24,355    5.9       414,485
------------------------------------------------------------------------------------------------------------------------------
Total uses                                      $664,649     $44,121       7.1%      $620,528     $33,511    5.7%     $587,017
==============================================================================================================================
FUNDING SOURCES
  Interest-bearing checking                     $ 67,535     $ 1,178       1.8%      $ 66,357     $ 6,410   10.7%     $ 59,947
  Savings                                        111,704      (5,397)     (4.6)       117,101       7,374    6.7       109,727
  Money market accounts                           87,234      (5,643)     (6.1)        92,877       6,729    7.8        86,148
  Certificates of deposit
     Under $100,000                              218,477      36,557      20.1        181,920       1,974    1.1       179,946
     $100,000 and over                            29,197       3,320      12.8         25,877       2,027    8.5        23,850
  Short-term borrowings                           41,563      10,093      32.1         31,470         889    2.9        30,581
  Noninterest-bearing funds (net)(1)             108,939       4,013       3.8        104,926       8,108    8.4        96,818
------------------------------------------------------------------------------------------------------------------------------
Total sources                                   $664,649     $44,121       7.1%      $620,528     $33,511    5.7%     $587,017
==============================================================================================================================

(1) Noninterest-bearing liabilities and shareholders' equity less noninterest-earning assets.

were primarily concentrated in bank-qualified tax-exempt securities and U.S. Treasury and government agency securities. Table 5 presents the approximate weighted average taxable-equivalent yield and the maturity information for the portfolio at December 31, 1995. The average maturity of the portfolio lengthened slightly from 3.4 years in 1994 to 3.8 years in 1995. During 1995, several security sales were executed resulting in a pre-tax loss of $256,000. This loss will be offset in subsequent years with the higher yielding replacement securities. It is management's opinion that none of the obligations in the investment portfolio present any material risk characteristics which should be disclosed. All of the obligations of states and political subdivisions are rated A or higher by either Moody's Investors Service, Inc. or Standard and Poor's Corporation and approximately 77.1 percent are rated AAA. The aggregate book value of obligations issued in the states of Maryland and New Jersey were $7,163,000 and $7,417,000, respectively, which exceeds 10 percent of shareholders' equity at December 31, 1995. The related fair values of these issues were $7,217,000 and $7,606,000, respectively.

Loans.

Average loans were 12.1 percent higher in 1995 compared with 1994. The growth was primarily concentrated in commercial and industrial loans and consumer loans. As reflected in Table 6, year-end total gross loans increased $4.2 million or 0.9 percent compared with the prior year, reflecting the effect of the sale of the cardholder credit card portfolio in December 1995. Adjusting for this $10.7 million sale, the 1995 increase is a more significant $14.9 million or 3.1 percent. The strong loan growth that was achieved in the fourth quarter of 1994 was not sustained

TABLE 4. INVESTMENT PORTFOLIO DISTRIBUTION--BOOK VALUE (AMORTIZED COST)(1)

                                                   December 31,
                                         -----------------------------------
(In thousands)                              1995        1994         1993
----------------------------------------------------------------------------
U.S. Treasury securities
  and obligations of U.S.
  government corporations
  and agencies                            $ 64,836     $ 61,866     $ 59,604
Obligations of states and
  political subdivisions                    72,185       70,975       65,877
Mortgage-backed securities                  34,041       37,347       43,997
Other securities                             5,712        2,426        2,676
----------------------------------------------------------------------------
Total                                     $176,774     $172,614     $172,154
============================================================================

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement No. 115.

throughout the year in 1995 as evidenced by the smaller increase in year-end balances relative to the average loan balance increase. Bancorp strives to maintain its loan portfolio in accordance with what management believes are conservative underwriting guidelines. Although most of Bancorp's loans are made within a limited geographic area, the loan portfolio is reasonably well diversified. The overall composition of the portfolio remained fairly stable in 1995. Bancorp has no concentration of loans where the aggregate of such a group of similar loans exceeds 10 percent of total loans at December 31, 1995.


TABLE 5. INVESTMENT PORTFOLIO ANALYSIS
December 31, 1995

                                                                              Maturing in:
                                      ---------------------------------------------------------------------------------------------
                                             One year        After one         After five
                                              or less   through five years  through ten years  After ten years          Total
                                      ---------------------------------------------------------------------------------------------
(Dollars in thousands)                   Amount    Yield    Amount   Yield    Amount   Yield    Amount  Yield      Amount    Yield
-----------------------------------------------------------------------------------------------------------------------------------
AVAILABLE-FOR-SALE(1)
 U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies           $31,228     5.39% $22,673    5.41%   $ 5,995   6.75%    $   --      --%   $ 59,896    5.53%
 Obligations of states and
    political subdivisions(2)             8,296     8.86    8,683    8.82         --     --         --      --      16,979    8.84
 Mortgage-backed securities(3)            2,883     6.48   23,644    6.05      2,567   6.58      4,947    6.39      34,041    6.17
 Equity securities                           --       --       --      --         --     --         --      --       5,712    6.52
-----------------------------------------------------------------------------------------------------------------------------------
 Total available-for-sale                42,407     6.14   55,000    6.22      8,562   6.70      4,947    6.39     116,628    6.25
-----------------------------------------------------------------------------------------------------------------------------------
HELD-TO-MATURITY
 U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies                --       --    4,940    6.49         --     --         --      --       4,940    6.49
 Obligations of states and
    political subdivisions(3)                --       --   21,948    7.59     33,148   7.16        110    6.50      55,206    7.33
-----------------------------------------------------------------------------------------------------------------------------------
 Total held-to-maturity                      --       --   26,888    7.39     33,148   7.16        110    6.50      60,146    7.26
-----------------------------------------------------------------------------------------------------------------------------------
 Total investment securities            $42,407     6.14% $81,888    6.61%   $41,710   7.06%    $5,057    6.40%   $176,774    6.59%
===================================================================================================================================

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the 1995 consolidated balance sheet due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement No. 115.
(2) Yields are presented on a fully taxable-equivalent basis using the federal statutory rate of 34%.
(3) Estimated prepayment assumptions have been considered in the maturities for mortgage-backed securities based upon historical trends.

24 | 25

TABLE 6. LOAN PORTFOLIO MIX

                                                                         December 31,
                         ----------------------------------------------------------------------------------------------------------
                                    1995                 1994               1993                    1992                  1991
                         ----------------------------------------------------------------------------------------------------------
(Dollars in thousands)        Amount    %         Amount     %       Amount      %          Amount       %        Amount         %
-----------------------------------------------------------------------------------------------------------------------------------
Real estate
 Construction and land
    development             $ 19,326    4.0%    $ 21,193    4.4%    $ 22,110     5.3%     $ 18,288      4.5%    $ 21,361       5.3%
 Secured by farmland           6,212    1.3        6,132    1.3        5,832     1.4         5,773      1.4        4,398       1.1
 Residential mortgage        111,109   22.9      115,873   24.1      112,668    27.1       123,758     30.4      136,174      33.6
 Other mortgage               87,706   18.1       86,430   18.0       75,779    18.2        82,131     20.2      108,764      26.9
Loans to farmers               1,493    0.3        1,815    0.4        1,810     0.4         1,124      0.3        1,821       0.4
Commercial and industrial     55,622   11.5       44,584    9.3       32,657     7.9        31,390      7.7       23,762       5.9
Consumer                     198,523   40.9      198,815   41.3      159,489    38.4       138,314     34.0      102,235      25.3
Other loans                    4,821    1.0        5,738    1.2        5,545     1.3         6,121      1.5        6,074       1.5
-----------------------------------------------------------------------------------------------------------------------------------
Total loans                 $484,812  100.0%    $480,580  100.0%    $415,890   100.0%     $406,899    100.0%    $404,589     100.0%
===================================================================================================================================

Loans are classified according to security, borrower, or purpose.


TABLE 7. LOAN MATURITIES AND INTEREST SENSITIVITY(1)

December 31, 1995

                                               Maturing in:
                             ----------------------------------------------
                                          After one
                              In one year  through       After
(In thousands)                or less(2)  five years   five years    Total
---------------------------------------------------------------------------
Real estate
 Construction and
    land development           $14,385      $ 4,863      $   78     $19,326
 Secured by farmland             1,625        4,253         334       6,212
Loans to farmers                   579          900          14       1,493
Commercial and industrial       36,316       17,908       1,398      55,622
Other loans                        628          998       3,195       4,821
---------------------------------------------------------------------------
Total                          $53,533      $28,922      $5,019     $87,474
===========================================================================
Rate Sensitivity
 Predetermined rate                         $12,268      $1,740
 Floating rate                               16,654       3,279
---------------------------------------------------------------------------
Total                                       $28,922      $5,019
===========================================================================

(1)      Excludes real estate mortgage loans and consumer loans.
(2) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.

TABLE 8. AVERAGE DEPOSITS AND RATES PAID

                                                       1995                1994                     1993
                                            --------------------------------------------------------------------
                                              Average            Average                 Average
(Dollars in thousands)                        Balance     Rate   Balance         Rate    Balance          Rate
----------------------------------------------------------------------------------------------------------------
Noninterest-bearing demand deposits           $ 87,604      --%  $ 79,829          --%   $ 73,068           --%
----------------------------------------------------------------------------------------------------------------
Interest-bearing deposits
   Demand                                       67,535    2.19     66,357        2.30      59,947         2.59
   Money market                                 87,234    3.37     92,877        2.95      86,148         3.02
   Savings                                     111,704    2.85    117,101        2.78     109,727         2.96
   Time                                        247,674    5.50    207,797        4.35     203,796         4.46
----------------------------------------------------------------------------------------------------------------
Total interest-bearing deposits                514,147    4.13    484,132        3.42     459,618         3.59
----------------------------------------------------------------------------------------------------------------
Total average deposits                        $601,751    3.53%  $563,961        2.94%   $532,686         3.10%
================================================================================================================

TABLE 9. MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                          December 31,
                             --------------------------------------
(In thousands)                  1995          1994           1993
-------------------------------------------------------------------
Maturing in
   3 months or less          $ 7,387        $10,464         $ 7,230
   Over 3 months
     through 6 months          8,236          7,403           6,264
   Over 6 months
     through 12 months         9,461          5,995           7,105
   Over 12 months              4,932          5,110           5,653
-------------------------------------------------------------------
Total                        $30,016        $28,972         $26,252
===================================================================


TABLE 10. FEDERAL FUNDS PURCHASED AND SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE

                                     Year ended December 31,
                                ----------------------------------
(Dollars in thousands)             1995         1994         1993
------------------------------------------------------------------
End of period outstanding        $40,158      $31,959      $30,377
Highest month-end balance         46,478       33,984       31,791
Average balance                   38,500       29,539       28,902
Average rate of interest
   At end of year                   5.20%        5.28%        2.99%
   During year                      5.75%        4.09%        2.95%

Deposits.

Deposits represent Bancorp's largest and most important funding source. Average deposits in 1995 increased 6.7 percent compared with 1994 averages. Average deposit growth was assisted by the late 1994 acquisition of three Standard Federal offices, the June 1995 acquisition of two First Union offices, and the further expansion of our network of ATMs providing added convenience for our customers. The growth in deposits can be also be attributed to appropriate pricing strategies coupled with Bancorp's strong reputation for safety and soundness. Bancorp will continue its emphasis on core deposit accumulation and retention as a basis for sound growth and profitability.

RISK ELEMENTS

Nonperforming Assets.

Table 11 summarizes Bancorp's nonperforming assets and contractually past due loans for the past five years. Nonperforming assets at December 31, 1995, totaled $3,514,000 or 0.72 percent of the total of year-end loans and other real estate owned ("OREO"). The year-earlier total was $5,645,000 or 1.17 percent. Nonperforming loans were $1,163,000 or 0.24 percent of year-end loans versus $2,086,000 or 0.43 percent at December 31, 1994. Non-residential real estate loans were the single largest segment of total nonaccrual loans, totaling $845,000 and $1,830,000 at December 31, 1995 and 1994, respectively. The amount of loans past due 90 days or more that were not classified as nonperforming loans totaled $744,000 at December 31, 1995, compared with $213,000 at December 31, 1994. Although there is no direct correlation between nonperforming loans and ultimate loan losses, an analysis of the nonperforming loans may provide some indication of the quality of Bancorp's loan portfolio. Management believes that the amounts of its nonperforming loans are modest in relation to the size of the loan portfolio.

         OREO comprises the single largest segment of nonperforming assets. At December 31, 1995, OREO, net of the valuation allowance, was $2,351,000 or 0.48 percent of the total of year-end loans and OREO compared with $3,559,000 or
0.74 percent a year earlier. The decline in OREO of $1,208,000 compared with the prior year was attributable in a large measure to Bancorp's successful efforts in disposing of several OREO properties. The balance at December 31, 1995, consists principally of the real estate held in a limited partnership and includes minority interests totaling $727,000.

Potential Problem Loans.

At December 31, 1995, Bancorp had $21,003,000 in loans to borrowers who were currently experiencing financial difficulties such that management had concerns that such loans might, in the future, become classified as nonaccrual or delinquent. Payments were current for 95.5 percent of these loans and 71.6 percent was fully secured by real estate. Potential problem loans totaled $25,641,000 at December 31, 1994. The decrease of

TABLE 11. NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS

                                                                   Year ended December 31,
                                                  -------------------------------------------------------
(Dollars in thousands)                             1995       1994        1993         1992         1991
---------------------------------------------------------------------------------------------------------
Nonperforming Assets
 Nonaccrual loans(1)                              $1,163     $2,086       $1,579      $2,073       $1,025
 Restructured loans(2)                                --         --           --          --           --
 Other real estate owned
    net of valuation allowance(3)                  2,351      3,559        3,081       3,383        2,340
---------------------------------------------------------------------------------------------------------
Total nonperforming assets                        $3,514     $5,645       $4,660      $5,456       $3,365
=========================================================================================================
Loans past due 90 or more days
 as to interest or principal(4)                     $744       $213         $645        $738       $1,502
=========================================================================================================
Nonperforming loans to
 year-end loans                                     0.24%      0.43%        0.38%       0.51%        0.25%
Nonperforming assets to year-end loans
 and other real estate owned                        0.72%      1.17%        1.11%       1.33%        0.83%
Year-end allowance for credit
 losses times nonperforming loans                   5.30x      2.78x        3.61x       2.82x        4.24x
Year-end allowance for credit
 losses times nonperforming assets                  1.75x      1.03x        1.22x       1.07x        1.29x

(1) Loans are placed on nonaccrual status when, in the opinion of management, reasonable doubt exists as to the full, timely collection of interest or principal or a specific loan meets the criteria for nonaccrual status established by regulatory authorities. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. No interest is taken into income on nonaccrual loans unless received in cash or until such time the borrower demonstrates sustained performance over a period of time in accordance with contractual terms.
(2) Restructured loans are "troubled debt restructurings" as defined in Financial Accounting Standards Board Statement No. 15. Nonaccrual loans and past due loans are not included in this category. There were no material troubled debt restructurings in any period presented.
(3) Other real estate owned includes: banking premises no longer used for business purposes and real estate acquired by foreclosure (in partial or complete satisfaction of debt) or otherwise surrendered by the borrower to Bancorp's possession. Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition or transfer from loans. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequent to transfer, these assets are adjusted through a valuation allowance to the lower of the net carrying value or the fair value (net of estimated selling expenses) based on periodic appraisals.
(4)      Nonaccrual loans are not included.

26 | 27

$4,638,000 in the amount of these loans in 1995 is a reflection of a continued improvement in credit quality. These loans are subject to constant management attention and their classification is reviewed periodically. When evaluating the quality of the loan portfolio, management uses a classification system that categorizes potential problem loans into three groups: other loans especially mentioned, substandard, or doubtful/loss. All loans categorized according to this system are included in potential problem loans or in Table 11.

Allowance for Credit Losses.

Effective January 1, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan--Income Recognition and Disclosures." It requires that impaired loans within its scope be measured based on the present value of expected cash flows discounted at the loan's observable market price or the fair value of the collateral for a collateral dependent loan. The effects of adoption were not material to the consolidated financial statements.

         Annual provisions are made to maintain the allowance for credit losses at levels determined by management to be necessary to adequately absorb possible losses in the loan portfolio. Principal factors in management's analysis of the adequacy of the allowance are the historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, the current level of the allowance, a continuing evaluation of the present and future local and national economic environment and the various trade sectors in Bancorp's trading area, and regular and frequent reviews of portfolio quality by federal bank supervisory authorities and internal examination staff. Table 12 shows certain information related to the allowance and the credit losses of Bancorp for the last five years. The provision for credit losses charged to earnings was $2,000,000 in 1995, exceeding net charge-offs by $371,000. The provision was $1,090,000 higher than last year's provision. Included in the 1995 provision is a special provision of $600,000 to recognize unfavorable nationwide trends in consumer delinquencies. Net charge-offs for 1995 were $1,629,000 or 0.33 percent of average loans compared with $822,000 or 0.19 percent, in 1994. The increase in net charge-offs was primarily concentrated in the commercial real estate and consumer portfolios. Management believes its allowance for credit losses is adequate to cover anticipated credit losses at December 31, 1995. Management's estimate of credit losses inherent in the credit extension process and the related allowance may change in the near term due to uncertainties inherent in the estimation process.

         At December 31, 1995, Bancorp had loans amounting to approximately $890,000 that were specifically classified as impaired and included in non-accrual loans in Table 11. At December 31, 1995, no specific allowance for credit losses related to impaired loans was required.

TABLE 12. ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES

                                                                   Year ended December 31,
                                              -----------------------------------------------------------
(Dollars in thousands)                           1995           1994       1993        1992       1991
---------------------------------------------------------------------------------------------------------
Average loans outstanding
 less average unearned income(1)              $491,513       $436,552    $410,780   $406,878   $391,224
=========================================================================================================
Allowance for credit losses
 at beginning of year                           $5,793         $5,705      $5,851     $4,349     $4,181
---------------------------------------------------------------------------------------------------------
Charge-offs
 Real estate                                       427             27         754        484         51
 Commercial and industrial                          70             35         162        408      1,330
 Consumer                                        2,758          1,980       1,645        846        886
---------------------------------------------------------------------------------------------------------
Total loans charged-off                          3,255          2,042       2,561      1,738      2,267
---------------------------------------------------------------------------------------------------------
Recoveries
 Real estate                                        21             68          18        107          3
 Commercial and industrial                          22             18          10         50        106
 Consumer                                        1,583          1,134         857        421        431
---------------------------------------------------------------------------------------------------------
Total recoveries                                 1,626          1,220         885        578        540
---------------------------------------------------------------------------------------------------------
Net charge-offs                                  1,629            822       1,676      1,160      1,727
---------------------------------------------------------------------------------------------------------
Additions charged to
 operating expense                               2,000            910       1,530      2,662      1,895
---------------------------------------------------------------------------------------------------------
Allowance for credit
 losses at end of year                          $6,164         $5,793      $5,705     $5,851     $4,349
=========================================================================================================
Ratio of net charge-offs to
 average loans outstanding                        0.33%          0.19%       0.41%      0.29%      0.44%
=========================================================================================================

(1)      Excludes loans held for sale.

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

ASSET AND LIABILITY MANAGEMENT

The primary objective of our asset/liability management program is to identify opportunities for maximizing net interest margins while ensuring adequate liquidity and carefully managing interest rate risk. Our Asset/Liability Committee ("ALCO") manages these objectives through the establishment of policies regarding balance sheet structure, funding practices, and interest rate sensitivity.

Liquidity.

Liquidity management involves our ability to meet the borrowing needs and deposit withdrawal requirements of customers and to provide adequate funds to support asset growth. Liquidity is provided by strategies to attract and retain deposits, principal and interest payments on loans, fee income, interest payments on and maturities of investment securities, and other cash flows from operations. Providing liquidity in a profitable manner is especially important in today's environment of deregulation and volatile money markets. Bancorp maintains a substantial base of core demand, savings, and money market account deposits supplemented by other deposits of varying maturities and rates. Deposit products comprised 90.5 percent of average funding sources and 92.5 percent of average interest-bearing liabilities in 1995 compared with 90.9 percent and 93.9 percent, respectively in 1994. Core deposits are supplemented by a stable base of customers who utilize repurchase agreements as a money management vehicle. Reliance on certificates of deposit in excess of $100,000 is minimal, averaging only 5.7 percent of total average interest-bearing deposits during 1995 compared with 5.3 percent in 1994. Although the loan to deposit ratio averaged 81.7 percent in 1995 compared with 77.8 percent in the prior year, the ratio was within the ALCO guideline target. Table 5 reflects the maturity distribution of the investment portfolio at December 31, 1995, of which 24.0 percent will mature within one year and an additional 46.3 percent between one and five years. Correspondent relationships are maintained with several larger banks to access purchases of federal funds when needed. Also available as a secondary liquidity source are secured advances from the Federal Home Loan Bank of Atlanta. In the loan portfolio, emphasis is directed to granting loans with short maturities and floating rates where possible.

Interest Rate Risk.

Interest rate risk management refers to the vulnerability of earnings to changes in the levels of interest rates and seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. Bancorp uses the concept of natural hedges to manage its interest rate risk: a process of adjusting balance sheet positions having individual interest rate risks to control the net interest rate risk as a whole. Derivative financial instruments, such as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics are not utilized. By managing the maturity and repricing characteristics of its interest-earning assets and funding sources, Bancorp can effectively control its net interest margins, liquidity position, asset growth, and capital requirements.


TABLE 13. ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                                                      December 31,
                             ------------------------------------------------------------------------------------------------
                                    1995                1994             1993                1992              1991
                             ------------------------------------------------------------------------------------------------
                                        % Gross            % Gross             % Gross            % Gross            % Gross
(Dollars in thousands)        Amount    Loans(1)   Amount  Loans(1) Amount    Loans(1)   Amount  Loans(1)  Amount   Loans(1)
-----------------------------------------------------------------------------------------------------------------------------
Real estate
 Construction and
   land development           $  694      4.0%    $  998     4.4%   $2,207     5.3%     $1,833    4.5%     $  622       5.3%
 Residential mortgage             69     22.9        187    24.1       120    27.1         489   30.4          35      33.6
 Other mortgage                  969     18.1        753    18.0       680    18.2         306   20.2         207      26.9
Commercial and industrial        954     11.5      1,289     9.3       701     7.9       1,533    7.7       2,062       5.9
Consumer                       1,946     40.9      1,941    41.3     1,275    38.4         924   34.0         506      25.3
Unallocated                    1,532      2.6        625     2.9       722     3.1         766    3.2         917       3.0
-----------------------------------------------------------------------------------------------------------------------------
Total allowance
 for credit losses            $6,164    100.0%    $5,793   100.0%   $5,705   100.0%     $5,851  100.0%     $4,349     100.0%
=============================================================================================================================

(1)      Reflects the percentage of loans in each category to total loans.

28 | 29

         Rates on different assets and liabilities within the same maturity category adjust differently to changes in interest rates at varying degrees over different periods of time. Although certain assets and liabilities have the capacity to move in reaction to a change in rates, they may not always do so. Bancorp attempts to measure the interest rate sensitivity of its assets and liabilities on the basis of when they will reprice as opposed to when they can reprice. Table 14 summarizes Bancorp's interest rate sensitivity at December 31, 1995. The cumulative gap position represents the net amount of assets and liabilities that will most likely reprice through the period indicated, given no changes in the balance sheet mix. The effect on income depends upon the level and direction of any change in rates. In periods of rising interest rates, net asset sensitive positions generally have the effect of increasing earnings. In periods of declining interest rates, this cumulative position has the opposite effect.

         Since it is difficult to predict the movement of interest rates, management tries to maintain a relatively balanced sensitivity position, while not forgoing any opportunity to benefit from current rate conditions. As indicated in Table 14, Bancorp had a net liability sensitive position of $25,218,000 within the one year time frame. This position would indicate that Bancorp has the potential for decreased earnings if market interest rates were to rise in the next twelve months.

         Due to inherent limitations in this traditional gap analysis technique for measuring interest sensitivity, management also employs more sophisticated interest sensitivity measurement tools to analyze the volatility of net interest income as a result of changes in interest rates. Simulation models are used to subject the current repricing gap positions to rising and falling incremental changes in interest rates of 100, 200, and 300 basis points, and to forecast how net interest income varies under alternative interest rate and business activity scenarios. Management also measures the effects of changes in interest rates on the market value of assets, liabilities, and off-balance-sheet contracts. At December 31, 1995, the changes in net interest income and/or market value calculated under these alternative methods were within limits established by the Board of Directors.

CAPITAL RESOURCES

The Federal Reserve Board and the Comptroller have adopted capital adequacy guidelines requiring Bancorp to maintain specific minimum amounts of tangible shareholders' equity and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The risk rules specify four categories of asset or commitment risk. Each asset and commitment of Bancorp is categorized and weighted appropriately, and capital is then compared to the aggregate value of such risk-weighted assets and commitments to determine if additional capital is required. At December 31, 1995, Bancorp's ratio of total capital to risk-weighted assets was 13.81 percent as compared to the regulatory guideline for 1995 of 8.00 percent.

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

EFFECTS OF CHANGING PRICES

A bank's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates, though affected by inflation, do not necessarily move in the same direction, or in the same magnitude as the prices of other goods and services. Movement in interest rates is a result of the perceived changes in inflation and the effects of monetary and fiscal policies. Reference to the various supplemental information shown elsewhere in this annual report will assist in an understanding of how well Bancorp is positioned to react to changing interest rates.

         Many categories of noninterest expense are more directly affected by the effects of inflation. This is especially true of personnel costs and other operating expenses. Management is con-

TABLE 14. INTEREST RATE SENSITIVITY ANALYSIS(1)

at December 31, 1995

                                     1-30      31-90      91-180      181-270   271-365        1-3     3-5        Beyond
(In thousands)                       days       days        days         days      days      years   years       5 years       Total
------------------------------------------------------------------------------------------------------------------------------------
INTEREST-EARNING ASSETS
Federal funds sold               $ 18,500   $     --    $     --     $     --   $     --  $     --  $    --     $     --    $ 18,500
Investment securities(2)            5,887      5,916      11,505       13,031     10,932    57,870   24,215       42,066     171,422
Loans, net                         85,599     23,811      41,717       31,534     35,503   168,150   75,032       15,897     477,243
------------------------------------------------------------------------------------------------------------------------------------
Total                            $109,986   $ 29,727    $ 53,222     $ 44,565   $ 46,435  $226,020  $99,247     $ 57,963    $667,165
====================================================================================================================================
INTEREST-BEARING LIABILITIES
Deposits                         $ 46,166   $ 43,537    $ 64,634     $ 60,459   $ 52,807  $164,475  $73,378     $ 19,335    $524,791
Short-term borrowings              41,550         --          --           --         --        --       --           --      41,550
------------------------------------------------------------------------------------------------------------------------------------
Total                            $ 87,716   $ 43,537    $ 64,634     $ 60,459   $ 52,807  $164,475  $73,378     $ 19,335    $566,341
====================================================================================================================================
INTEREST SENSITIVITY GAP
Period                           $ 22,270   $(13,810)   $(11,412)    $(15,894)  $ (6,372) $ 61,545  $25,869     $ 38,628    $100,824
Cumulative                         22,270      8,460      (2,952)     (18,846)   (25,218)   36,327   62,196      100,824     100,824

(1)      Excludes nonaccrual loans and other nonrate-sensitive assets.
(2)      Reflects fair value adjustments for securities available for sale.

TABLE 15. REGULATORY CAPITAL RATIOS

                                                         Percent of
                                                         Regulatory
(Dollars in thousands)                        Amount         Assets
--------------------------------------------------------------------
Tangible capital                             $66,095           9.14%
Tangible capital requirements                                  3.00
--------------------------------------------------------------------
Excess                                                         6.14%
====================================================================

                                                         Percent of
                                                      Risk-Weighted
(Dollars in thousands)                        Amount         Assets
--------------------------------------------------------------------
Core capital (Tier 1)                        $66,095          12.63%
Risk-based capital requirements                                4.00
--------------------------------------------------------------------
Excess                                                         8.63%
====================================================================
Core and supplementary capital (Total)       $72,259          13.81%
Risk-based capital requirements                                8.00
--------------------------------------------------------------------
Excess                                                         5.81%
====================================================================


stantly searching for ways to increase the efficiency of Bancorp's operation to minimize inflation's impact. In the future, as was the case in 1995, the growth of Bancorp's noninterest expenses may be determined to a greater extent by the rate of growth in bank operations rather than the rate of inflation. As in the past, management will continually monitor noninterest expenses.

YEAR ENDED DECEMBER 31, 1994
COMPARED WITH 1993

Bancorp earned $8,151,000 or $1.86 per share in 1994 compared with $7,763,000 or $1.77 per share in 1993. Per share earnings have been restated for the stock dividend distributed in 1995. Return on average total assets was 1.23 percent for 1994 and 1.24 percent for 1993. Return on average equity was 13.32 percent in 1994 and 13.59 percent in 1993. Record earnings were achieved during a period of improved economic conditions and with the restructuring of our branch delivery system.

         Net interest income on a taxable-equivalent basis was $31,275,000 in 1994 compared with $30,350,000 in 1993, an increase of $925,000 or 3.0 percent. This increase resulted from increases totaling $2,122,000 due to changes in volume which were offset by decreases totaling $1,197,000 caused by changes in rates.

         Total average earning assets increased $33,511,000 or 5.7 percent from 1993 to 1994. Average yields on most categories of earning assets as well as rates on most interest-bearing deposit balances declined in 1994 compared with 1993, but not to the extent they did from 1992 to 1993. Yields and rates continued to decline even though market rates were increasing during the year, reflecting the effect of long-term assets and liabilities. The average yield on earning assets declined 21 basis points while average rates paid on funding sources declined 9 basis points from 1993 to 1994. Therefore, the net interest spread declined 12 basis points to 4.46 percent in 1994. The net interest margin declined 13 basis points to 5.04 percent as the rate of growth in earning assets exceeded the rate of growth in net interest income.

         Noninterest income, exclusive of nonrecurring securities and property gains, increased $183,000 or 3.0 percent in 1994 compared with 1993. Significant increases were noted in several components of noninterest income. Deposit and other service fees increased $340,000 or 17.6 percent, bank card income increased $209,000 or 13.2 percent, trust income increased $53,000 or
4.9 percent, and miscellaneous sources of other operating income increased $162,000 or 19.3 percent. These gains were offset by a decrease of $581,000 or
91.8 percent in gains recognized from sales of loans in the secondary market. Gains from sales of property increased $633,000 due principally to the sale of three former branch locations which were closed as part of Bancorp's branch reconfiguration plan.

         Noninterest expenses increased $2,039,000 or 9.2 percent in 1994 compared with 1993. Salaries and benefits increased $1,053,000 or 9.4 percent. Other operating expense increased $908,000 or 10.9 percent compared with 1993. The most significant components of the increase were attributable to bank card processing fees, which registered an increase of $291,000 or 24.6 percent, the result of higher transaction volumes, and professional services which increased $268,000 or 39.5 percent, the result of the implementation of strategic initiatives designed to improve profitability and growth. Other real estate owned expenses declined $178,000 in 1994 compared with 1993 due to decreases in provisions for decline in value and selling expenses.

         Income tax expense totaled $2,991,000 in 1994 compared with $3,203,000 in 1993. Bancorp's effective tax rate for 1994 was 27 percent compared with 29 percent in 1993. The decline in the effective tax rate in 1994 was assisted by the realization of tax benefits from tax planning strategies implemented in the second quarter of 1994. The effective tax rates also reflect the benefit of tax-exempt loans and investment securities.

         Bancorp had total assets of $703,859,000 as of December 31, 1994, up $57,255,000 or 8.9 percent over a year earlier. Above average growth was achieved through the acquisition of three branch offices from the former Standard Federal Savings Association. During 1994, total average assets increased 5.8 percent and average earning assets increased 5.7 percent. The composition of average earning assets remained relatively stable in 1994 when compared with 1993. Average loans increased 5.9 percent in 1994 compared with 1993. In 1994, loan demand was generally strong in all sectors reflecting the improved economic conditions in Bancorp's market area. The average balance of investment securities increased 9.3 percent in 1994 compared with 1993.

         Total average interest-bearing deposits were 5.3 percent higher in 1994 compared with 1993, with increases in all deposit categories. In 1994, as in 1993, customers continued to show a preference for the more liquid savings and demand accounts. Average short-term borrowings increased 2.9 percent to comprise 6.1 percent of average interest-bearing liabilities during 1994 compared with 6.2 percent of average interest-bearing liabilities during 1993. Average noninterest-bearing deposits in 1994 increased 9.3 percent compared with 1993 averages.

         Total shareholders' equity was $61,882,000 at December 31, 1994, a 1.2 percent increase over the 1993 year-end total of $61,130,000. Shareholders' equity was negatively affected by an increase in unrealized losses, net of taxes, on the available-for-sale investment portfolio due to the rising interest rate environment in 1994.

30 | 31

CONSOLIDATED BALANCE SHEETS
F&M Bancorp and Subsidiary

                                                                                       December 31,
                                                                                ------------------------
(Dollars in thousands, except per share amounts)                                    1995          1994
--------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                                         $  26,811     $  23,326
Federal funds sold                                                                 18,500         2,100
--------------------------------------------------------------------------------------------------------
      Total cash and cash equivalents                                              45,311        25,426
--------------------------------------------------------------------------------------------------------
Interest-bearing deposits with banks                                                   --           100
--------------------------------------------------------------------------------------------------------
Loans held for sale                                                                   841           149
--------------------------------------------------------------------------------------------------------
Investment securities
 Held-to-maturity, fair value of $61,299 in 1995 and
      $89,588 in 1994                                                              60,146        91,654
 Available-for-sale, at fair value                                                116,988        77,649
--------------------------------------------------------------------------------------------------------
      Total investment securities                                                 177,134       169,303
--------------------------------------------------------------------------------------------------------
Loans, net of unearned income of $118 in 1995 and $181 in 1994                    484,694       480,399
Less: Allowance for credit losses                                                  (6,164)       (5,793)
--------------------------------------------------------------------------------------------------------
      Net loans                                                                   478,530       474,606
--------------------------------------------------------------------------------------------------------
Bank premises and equipment, net                                                   16,391        13,714
Other real estate owned                                                             2,351         3,559
Interest receivable                                                                 5,357         4,757
Intangible assets                                                                   4,451         4,501
Other assets                                                                        9,488         7,744
--------------------------------------------------------------------------------------------------------
                                                                                   38,038        34,275
--------------------------------------------------------------------------------------------------------
Total assets                                                                     $739,854      $703,859
========================================================================================================
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
 Noninterest-bearing                                                             $ 96,266      $ 90,575
 Interest-bearing                                                                 524,791       511,604
--------------------------------------------------------------------------------------------------------
      Total deposits                                                              621,057       602,179
Short-term borrowings
 Federal funds purchased and
      securities sold under agreements to repurchase                               40,158        31,959
 Other short-term borrowings                                                        1,392         1,933
Accrued interest and other liabilities                                              7,228         5,906
--------------------------------------------------------------------------------------------------------
Total liabilities                                                                 669,835       641,977
--------------------------------------------------------------------------------------------------------
Commitments and contingencies (Notes 5 and 13)
--------------------------------------------------------------------------------------------------------
Shareholders' equity
Common stock, par value $5 per share; authorized 10,000,000 shares;
 issued and outstanding 4,413,600 in 1995 and 4,204,626 in 1994                    22,068        21,023
Surplus                                                                            24,625        20,126
Retained earnings                                                                  23,169        23,706
Net unrealized gain (loss) on securities available for sale                           157        (2,973)
--------------------------------------------------------------------------------------------------------
Total shareholders' equity                                                         70,019        61,882
--------------------------------------------------------------------------------------------------------
Total liabilities and shareholders' equity                                       $739,854      $703,859
========================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF INCOME
F&M Bancorp and Subsidiary

                                                                 Year ended December 31,
                                                         ---------------------------------
(Dollars in thousands, except per share amounts)              1995        1994       1993
------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                  $44,566    $37,679     $36,581
Interest and dividends on investment securities
 Taxable                                                      5,697      5,513       5,542
 Tax-exempt                                                   3,570      3,603       3,320
Interest on deposits with banks                                   1         20          28
Interest on federal funds sold                                  286        290         386
------------------------------------------------------------------------------------------
    Total interest income                                    54,120     47,105      45,857
------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits
 Checking                                                     1,479      1,526       1,550
 Savings                                                      3,187      3,260       3,249
 Money market accounts                                        2,941      2,743       2,602
 Certificates of deposit under $100,000                      11,957      7,926       8,110
 Certificates of deposit $100,000 and over                    1,654      1,113         978
Interest on federal funds purchased and securities sold
 under agreements to repurchase                               2,215      1,208         854
Interest on other short-term borrowings                         185         82          48
------------------------------------------------------------------------------------------
    Total interest expense                                   23,618     17,858      17,391
------------------------------------------------------------------------------------------
Net interest income                                          30,502     29,247      28,466
Provision for credit losses                                   2,000        910       1,530
------------------------------------------------------------------------------------------
Net interest income after provision for credit losses        28,502     28,337      26,936
------------------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income                                                  1,560      1,144       1,091
Service charges on deposit accounts                           2,943      2,276       1,936
Gain on sales of loans                                        3,013         52         633
Net gains (losses) on sales of securities                      (256)        --           2
Net gains on sales of property                                   20        725          92
Other operating income                                        2,903      2,793       2,422
------------------------------------------------------------------------------------------
    Total noninterest income                                 10,183      6,990       6,176
------------------------------------------------------------------------------------------
NONINTEREST EXPENSES
Salaries                                                     10,913      9,997       9,289
Pension and other employee benefits                           2,328      2,262       1,917
Occupancy expense                                             1,847      1,527       1,495
Equipment expense                                             1,440      1,182       1,136
Other operating expense                                      11,025      9,217       8,309
------------------------------------------------------------------------------------------
    Total noninterest expenses                               27,553     24,185      22,146
------------------------------------------------------------------------------------------
Income before provision for income taxes                     11,132     11,142      10,966
Provision for income taxes                                    2,933      2,991       3,203
------------------------------------------------------------------------------------------
NET INCOME                                                  $ 8,199    $ 8,151     $ 7,763
==========================================================================================
EARNINGS PER COMMON SHARE
Based on weighted average shares outstanding of 4,409,089
 in 1995, 4,393,312 in 1994, and 4,378,445 in 1993            $1.86      $1.86       $1.77
==========================================================================================

See notes to consolidated financial statements.

32 | 33

CONSOLIDATED STATEMENTS OF CHANGES IN
SHAREHOLDERS' EQUITY
F&M Bancorp and Subsidiary

                                                                       Three years ended December 31, 1995
                                                           -------------------------------------------------------------------
                                                                                                Net Unrealized
                                                                                                   Gain (Loss)
                                                            Common                 Retained      on Securities
(Dollars in thousands, except per share amounts)             Stock     Surplus     Earnings Available for Sale          Total
------------------------------------------------------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1992                               $18,664     $15,560      $18,121            $    --        $52,345
Effect of pooling                                            1,288         512          583                 --          2,383
Net income                                                      --          --        7,763                 --          7,763
Dividend reinvestment plan                                      --          --          (21)                --            (21)
Cash dividends paid ($.69 per share)                            --          --       (3,004)                --         (3,004)
Stock consideration for options exercised (11,368 shares)      (57)        (47)        (162)                --           (266)
Stock options exercised (24,151 shares)                        121         298           --                 --            419
Fair value adjustment for securities
 available for sale, net                                        --          --           --              1,511          1,511
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1993                                20,016      16,323       23,280              1,511         61,130
Net income                                                      --          --        8,151                 --          8,151
Dividend reinvestment plan                                      --          --          (46)                --            (46)
Cash dividends paid ($.71 per share)                            --          --       (3,132)                --         (3,132)
Stock consideration for options exercised (7,688 shares)       (39)        (38)        (141)                --           (218)
Stock options exercised (22,521 shares)                        113         368           --                 --            481
Stock dividend (186,500 shares)                                933       3,473       (4,406)                --             --
Fair value adjustment for securities
 available for sale, net                                        --          --           --             (4,484)        (4,484)
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1994                                21,023      20,126       23,706             (2,973)        61,882
Net income                                                      --          --        8,199                 --          8,199
Dividend reinvestment plan                                      --          --          (46)                --            (46)
Cash dividends paid ($.76 per share)                            --          --       (3,368)                --         (3,368)
Stock consideration for options exercised (4,108 shares)       (21)        (20)         (81)                --           (122)
Stock options exercised (16,217 shares)                         82         262           --                 --            344
Stock dividend (196,865 shares)                                984       4,257       (5,241)                --             --
Fair value adjustment for securities
 available for sale, net                                        --          --           --              3,130          3,130
------------------------------------------------------------------------------------------------------------------------------

BALANCE AT DECEMBER 31, 1995                               $22,068     $24,625      $23,169            $   157        $70,019
==============================================================================================================================

See notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
F&M Bancorp and Subsidiary

                                                                                           Year ended December 31,
                                                                                      ------------------------------
(Dollars in thousands)                                                                   1995       1994       1993
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                                                             $ 8,199   $ 8,151    $ 7,763
Adjustments to reconcile net income to net cash provided by
 operating activities
    Provision for credit losses                                                          2,000       910      1,530
    Provision for other real estate owned                                                  426       270        462
    Depreciation and amortization                                                        1,327     1,101      1,076
    Amortization of intangibles                                                          1,346       134         38
    Net premium amortization on investment securities                                      158       512        932
    Increase in interest receivable                                                       (600)     (521)       (66)
    Increase (decrease) in interest payable                                                198       433       (147)
    Deferred income tax benefits                                                          (588)     (159)      (384)
    Accretion of net loan origination fees                                                 (42)     (249)      (174)
    Gain on sales of property                                                              (20)     (725)       (92)
    Loss (gain) on sales of securities                                                     256        --         (2)
    Decrease (increase) in loans held for sale                                            (692)    8,547     (4,152)
    Decrease (increase) in other assets                                                 (3,010)       82       (326)
    Increase (decrease) in other liabilities                                             1,124       254       (296)
--------------------------------------------------------------------------------------------------------------------
Net cash provided by operating activities                                               10,082    18,740      6,162
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment secutities                                                          --        --    (84,482)
Purchases of investment securities to be held to maturity                               (9,715)  (13,010)        --
Purchases of investment securities available for sale                                  (54,832)  (31,835)        --
Proceeds from sales/calls of investment securities                                          --        --     11,517
Proceeds from calls of investment securities to be held to maturity                      2,655        --         --
Proceeds from maturing investment securities to be held to maturity                      9,298     2,715         --
Proceeds from sales/calls of investment securities available for sale                   22,704     2,230         --
Proceeds from maturing investment securities available for sale                         26,729    37,602         --
Proceeds from maturing investment securities                                                --        --     42,984
Net increase in loans                                                                   (5,882)  (65,340)   (11,453)
Purchases of premises and equipment                                                     (4,289)   (2,249)    (1,982)
Proceeds from sales of property                                                          1,215       949      1,024
Intangible assets                                                                       (1,296)   (4,002)      (671)
Other investing activities                                                                (128)     (252)       (70)
--------------------------------------------------------------------------------------------------------------------
Net cash used in investing activities                                                  (13,541)  (73,192)   (43,133)
--------------------------------------------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in noninterest-bearing deposits, interest-bearing
 checking, savings, and money market accounts                                          (16,906)   37,200     16,743
Net increase in certificates of deposit                                                 35,784    16,431      6,024
Net increase in federal funds purchased and
 securities sold under agreements to repurchase                                          8,199     1,582      4,162
Net increase (decrease) in other short-term borrowings                                    (541)      (81)       135
Cash dividends paid                                                                     (3,368)   (3,132)    (3,004)
Dividend reinvestment plan                                                                 (46)      (46)       (21)
Proceeds from issuance of common stock                                                     222       263        153
--------------------------------------------------------------------------------------------------------------------
Net cash provided by financing activities                                               23,344    52,217     24,192
--------------------------------------------------------------------------------------------------------------------
Net increase (decrease) in cash and cash equivalents                                    19,885    (2,235)   (12,779)
Cash and cash equivalents at beginning of year                                          25,426    27,661     40,440
--------------------------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                                               $45,311   $25,426    $27,661
====================================================================================================================
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest                                                             $23,420   $17,425    $17,530
Cash payments for income tax                                                             2,567     3,150      4,213
NON-CASH INVESTING AND FINANCING ACTIVITIES
Fair value of assets acquired with formation of real estate partnership                     --       644         --
Less: minority interest in consolidated subsidiary                                          --      (644)        --
--------------------------------------------------------------------------------------------------------------------
Net                                                                                         --        --         --
Loan amounts transferred to other real estate owned                                         --        --        759
Fair value adjustment for securities available for sale,
 net of deferred income taxes payable (benefits)                                         3,130    (4,484)     1,511

See notes to consolidated financial statements.

34 | 35

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
F&M Bancorp and Subsidiary

1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES

F&M Bancorp (the "Parent Company") is a bank holding company that provides its customers with banking and bank related financial services through its wholly-owned subsidiary, Farmers and Mechanics National Bank (the "Bank"). The Bank offers various loan, deposit, and other financial service products to its customers. The Bank's customers include individuals and commercial enterprises located within the State of Maryland. Its principal market area encompasses Frederick County and portions of the adjacent counties within the State. The Bank maintains correspondent banking relationships and executes daily federal funds transactions on an unsecured basis with its correspondents.

         The accounting and reporting policies and practices of F&M Bancorp and its subsidiary ("Bancorp") conform with generally accepted accounting principles and with prevailing practice within the banking industry. The following is a summary of Bancorp's significant accounting policies:

Principles of Consolidation.

The consolidated financial statements include the accounts of the Parent Company and the Bank. All material intercompany accounts and transactions are eliminated in consolidation. In Parent Company financial statements, the investment in subsidiary is accounted for using the equity method of accounting.

Use of Estimates.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

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

Investment Securities.

Effective December 31, 1993, Bancorp adopted Financial Accounting Standards Board Statement No.115, "Accounting for Certain Investments in Debt and Equity Securities", which requires the use of fair value accounting for certain investment categories.

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

Interest and Fees on Loans.

Interest on loans is accrued at the contractual rate on the principal amount outstanding. However, the accrual of interest is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. Loans on which the accrual of interest has been discontinued, which includes impaired loans, are designated as nonaccrual loans. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.

         Loan fees and related direct costs of loan origination are deferred and recognized over the life of the loan as a component of interest income.

Allowance for Credit Losses.

Effective January 1, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." It requires that impaired loans within its scope be measured based on the present value of expected cash flows discounted at the loans original effective interest rate, or by reference to the loans observable market price or the fair value of the collateral for a collateral dependent loan. The effect of adoption was not material to the consolidated financial statements.

         The allowance for credit losses is maintained at a level which, in management's judgement, is adequate to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan portfolio.

         The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance is performed considering factors such as historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, and evaluation of the present and future local and national economic environment. Management's estimate of credit losses in the loan portfolio and the related allowance may change in the near term because of uncertainties inherent in the estimation process.

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

                             Years
-------------------------------------
Bank premises               15 to 50
Furniture and equipment      3 to 10
Leasehold improvements      10 to 25

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

Other Real Estate Owned.

Other real estate owned includes: banking premises no longer used for business operations and real estate acquired by foreclosure (in partial or complete satisfaction of debt) or otherwise surrendered by the borrower to Bancorp's possession.

         Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequently, these assets are adjusted through a valuation allowance to the lower of net carrying value or fair value (net of estimated selling expenses) based upon periodic appraisals. Adjustments arising from changes in the valuation allowance and operating expenses are reflected in noninterest expenses. Gains or losses realized on disposition are reflected in noninterest income.

Intangible Assets.

Intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired in branch acquisitions. These intangible assets are initially amortized using the straight-line method over the estimated periods benefited of ten years. However, the amortization is subject to periodic review and is accelerated when later events and circumstances indicate revisions are necessary.

Income Taxes.

Effective January 1, 1993, Bancorp changed from the deferred method of accounting for income taxes to an asset and liability method in accordance with Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As prescribed in Statement No. 109, provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

36 | 37

2. ACQUISITIONS

On May 31, 1995, Bancorp consummated its merger with the Bank of Brunswick, Brunswick, Maryland, in a tax-free exchange of stock. Shareholders of the Bank of Brunswick received 10.74 shares of Bancorp common stock for each common share outstanding of the Bank of Brunswick. Approximately 258,000 shares of Bancorp's common stock were issued in the transaction that was accounted for as a pooling of interests. Accordingly, the consolidated financial statements include the accounts of the Bank of Brunswick for all periods presented.
At the date of acquisition, the Bank of Brunswick had earning assets of $26.7 million, including loans of $21.6 million. Deposits totaled $26.6 million.

        The combined and separate results of operations for the Bank of Brunswick and Bancorp preceding the merger are as follows:

                                                  Bank of           F&M
(In thousands, except per share amounts)        Brunswick       Bancorp      Combined
--------------------------------------------------------------------------------------
1994
   Total income                                    $2,213       $51,882       $54,095
   Net income                                         195         7,956         8,151
   Net income per share                                            1.92          1.86
1993
   Total income                                    $2,244       $49,789       $52,033
   Net income                                         160         7,603         7,763
   Net income per share                                            1.85          1.77
======================================================================================

        Total income and net income of the Bank of Brunswick for the period during 1995 prior to affiliation totaled $949,000 and $32,000, respectively.

        On June 16, 1995, Bancorp consummated its purchase and assumption agreement with First Union National Bank of Maryland, Rockville, Maryland, in which it acquired certain assets and assumed $16.1 million in deposit liabilities of two First Union offices located in Bancorp's principal market area. The transaction was accounted for using the purchase method of accounting.

        On November 18, 1994, Bancorp consummated a purchase and assumption agreement with the Resolution Trust Corporation in which it acquired certain assets and assumed $36.9 million in deposit liabilities of three Montgomery County, Maryland, branches of the former Standard Federal Savings Association. The transaction was accounted for using the purchase method of accounting.

3. INVESTMENT SECURITIES

The amortized cost and estimated fair value of investments at December 31, 1995 and 1994, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.


                                                             December 31, 1995
                                          -----------------------------------------------------
                                                            Gross        Gross       Estimated
                                          Amortized    Unrealized   Unrealized            Fair
(In thousands)                                 Cost         Gains       Losses           Value
-----------------------------------------------------------------------------------------------
Available-for-sale:
  U.S. Treasury securities
     and obligations of
     U.S. government
     corporations and agencies
        Within 1 year                       $ 31,228        $  127        $ 48        $ 31,307
        After 1 but
           within 5 years                     22,673            73          70          22,676
        After 5 but
           within 10 years                     5,995            45          --           6,040
-----------------------------------------------------------------------------------------------
                                              59,896           245         118          60,023
-----------------------------------------------------------------------------------------------
  Obligations of states
     and political subdivisions
        Within 1 year                          8,296            99          --           8,395
        After 1 but
           within 5 years                      8,683           286           1           8,968
-----------------------------------------------------------------------------------------------
                                              16,979           385           1          17,363
-----------------------------------------------------------------------------------------------
  Mortgage-backed
     securities                               34,041            63         214          33,890
-----------------------------------------------------------------------------------------------
Total debt securities                        110,916           693         333         111,276
Equity securities                              5,712            --          --           5,712
-----------------------------------------------------------------------------------------------
Total securities
  available for sale                        $116,628        $  693        $333        $116,988
===============================================================================================
Held-to-maturity:
  U.S. Treasury securities
     and obligations of
     U.S. government
     corporations and agencies
        After 1 but
           within 5 years                   $  4,940        $   57        $ --        $  4,997
-----------------------------------------------------------------------------------------------
  Obligations of states and
     political subdivisions
        After 1 but
           within 5 years                     21,948           581          16          22,513
        After 5 but
           within 10 years                    33,148           604          73          33,679
        After 10 years                           110            --          --             110
-----------------------------------------------------------------------------------------------
                                              55,206         1,185          89          56,302
-----------------------------------------------------------------------------------------------
Total securities to be
  held to maturity                          $ 60,146        $1,242        $ 89        $ 61,299
===============================================================================================

        On December 26, 1995, pursuant to the Special Report issued by the Financial Accounting Standards Board titled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," Bancorp transferred investment securities to be held to maturity having an amortized cost of $32,711,000 and a fair value of $32,765,000 to the available-for-sale category. The unrealized holding gain at the date of transfer is included in the separate component of shareholders' equity net of the related tax effects.

                                                             December 31, 1994
                                         ------------------------------------------------------
                                                             Gross        Gross      Estimated
                                          Amortized     Unrealized   Unrealized           Fair
(In thousands)                                 Cost          Gains       Losses          Value
-----------------------------------------------------------------------------------------------
  U.S. Treasury securities
     and obligations of
     U.S. government
     corporations and agencies
        Within 1 year                        $25,924           $--      $  321         $25,603
        After 1 but
           within 5 years                     23,880            --       1,125          22,755
        After 5 but
           within 10 years                     1,000            --         127             873
-----------------------------------------------------------------------------------------------
                                              50,804            --       1,573          49,231
-----------------------------------------------------------------------------------------------
  Obligations of states
     and political subdivisions
        After 1 but
           within 5 years                      2,234            11          20           2,225
-----------------------------------------------------------------------------------------------
  Mortgage-backed
     securities                               25,696             1       1,730          23,967
-----------------------------------------------------------------------------------------------
Total debt securities                         78,734            12       3,323          75,423
Equity securities                              2,226            --          --           2,226
-----------------------------------------------------------------------------------------------
Total securities
  available for sale                         $80,960           $12      $3,323         $77,649
===============================================================================================
Held-to-maturity:
  U.S. Treasury securities
     and obligations of
     U.S. government
     corporations and agencies
        Within 1 year                        $ 1,854           $ 3      $   26         $ 1,831
        After 1 but
           within 5 years                      9,208            --          71           9,137
-----------------------------------------------------------------------------------------------
                                              11,062             3          97          10,968
-----------------------------------------------------------------------------------------------
  Obligations of states
     and political subdivisions
        Within 1 year                          7,262            --          --           7,262
        After 1 but
           within 5 years                     28,625            12         199          28,438
        After 5 but
           within 10 years                    32,854             6       1,794          31,066
-----------------------------------------------------------------------------------------------
                                              68,741            18       1,993          66,766
-----------------------------------------------------------------------------------------------
  Other debt securities
     Within 1 year                               200             1          --             201
-----------------------------------------------------------------------------------------------
  Mortgage-backed
     securities                               11,651             2          --          11,653
-----------------------------------------------------------------------------------------------
Total securities to be
  held to maturity                           $91,654           $24      $2,090         $89,588
===============================================================================================

         Fair value was estimated using various pricing methods. Fair value for obligations of states and political subdivisions was estimated by an independent pricing service using a pricing matrix. Fair value for all other debt securities was estimated using multiple independent pricing services to arrive at an average price.

         Proceeds from sales/calls of investment securities available for sale during 1995 were $22,704,000. Gross gains of $21,000 and gross losses of $287,000 were realized on those sales. Proceeds from calls of investment securities held to maturity during 1995 were $2,655,000. Gross gains of $10,000 were realized on those calls. Proceeds from sales of investment securities available for sale totaled $2,230,000 in 1994. No gross gains or losses were realized on those sales. Proceeds from sales of investment securities during 1993 were $11,517,000. Gross gains of $35,000 and gross losses of $33,000 were realized on those sales.

         The amortized cost of investment securities pledged to secure public deposits, securities sold under repurchase agreements, and for other purposes as required and permitted by law, totaled $83,478,000 at December 31, 1995, and $79,310,000 at December 31, 1994.

         Interest earned on obligations of states and political subdivisions is exempt from federal income taxes. However, the federal interest expense deduction is limited for interest deemed to be incurred to purchase or carry these tax-exempt obligations. These tax-exempt securities comprised 41.0 percent and 41.9 percent of the total carrying value of the investment portfolio at December 31, 1995 and 1994, respectively.

4. LOANS
Loans consist of the following:

                                            December 31,
                                      -----------------------
(In thousands)                             1995          1994
-------------------------------------------------------------
Real estate loans
  Construction and
    land development                  $  19,326     $  21,193
  Secured by farmland                     6,212         6,132
  Secured by 1 to 4 family
    residential properties              111,109       115,873
  Other mortgage                         87,706        86,430
Loans to farmers                          1,493         1,815
Commercial and industrial loans          55,622        44,584
Loans to individuals for
  household, family, and
  other personal expenditures           197,466       186,616
Credit card loans                         1,057        12,199
All other loans                           4,821         5,738
-------------------------------------------------------------
Total loans                            $484,812      $480,580
=============================================================

         Loans to states and political subdivisions, and industrial revenue bonds are included in all other loans and in total loans in the consolidated balance sheets. Interest income from these loans is included in interest and fees on loans in the consolidated statements of income.

38 | 39

         The fair value of the loan portfolio at December 31, 1995 and 1994 was estimated to be $479,859,000 and $472,059,000, respectively, compared with the net loan carrying amounts of $478,530,000 and $474,606,000, respectively. Its fair value was estimated by segregating the portfolio into categories having similar financial characteristics. Each loan category was then further segmented into fixed-rate and variable-rate interest terms and by performing and nonperforming loans.

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

         In the ordinary course of business, directors and officers of the Bank, and their affiliates, were customers of, and had other transactions with the Bank. Loan transactions with directors and officers were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and neither involved more than normal risk of collectibility nor presented other unfavorable features. The aggregate dollar amount of all loans to all officers, directors, and their affiliates was $30,695,000 and $30,008,000 at December 31, 1995 and 1994, respectively. During
1995, $50,131,000 of new loans were made or became reportable, and repayments and other decreases totaled $49,444,000.

         Transactions in the allowance for credit losses are:

(In thousands)                       1995        1994        1993
--------------------------------------------------------------------
Balance at beginning of year        $5,793      $5,705      $5,851
Provision for credit losses          2,000         910       1,530
Recoveries of loans
  previously charged-off             1,626       1,220         885
Loans charged-off                   (3,255)     (2,042)     (2,561)
--------------------------------------------------------------------
Balance at end of year              $6,164      $5,793      $5,705
====================================================================

         The loan portfolio includes loans that are not currently accruing interest income. The total outstanding principal of these loans at December 31, 1995, 1994, and 1993, and the effect on income for the years then ended are as follows:

                                                December 31,
                                           -----------------------
(In thousands)                               1995    1994    1993
------------------------------------------------------------------
Principal balance                          $1,163  $2,086  $1,579
==================================================================
Gross amount of interest which would
  have been recorded under original terms    $195    $196    $202
==================================================================
Recorded interest income on these loans        $6     $41    $135
==================================================================

         The net reduction in interest income on renegotiated loans was not material in 1995, 1994, and 1993. At December 31, 1995, there were no material commitments to lend additional funds to borrowers whose loans had been modified in troubled debt restructuring or were in a nonaccrual status.

         As of December 31, 1995, Bancorp had loans amounting to approximately $890,000 that were specifically classified as impaired and included in the nonaccrual loans referenced above. The average balance of impaired loans amounted to $1,352,000 for the year ended December 31, 1995. During 1995, cash receipts totaling $600,000 were applied to reduce the principal balance of these impaired loans and no interest income was recognized. No specific allowance for credit losses was required for these impaired loans in 1995.

5. BANK PREMISES AND EQUIPMENT

Investments in bank premises and equipment are as follows:

                                                 December 31,
                                             --------------------
(In thousands)                                 1995        1994
-----------------------------------------------------------------
Bank premises and land                        $15,961    $15,349
Furniture and equipment                        10,968      9,733
Leasehold improvements                            993        967
-----------------------------------------------------------------
                                               27,922     26,049
Less accumulated depreciation
  and amortization                            (11,531)   (12,335)
-----------------------------------------------------------------
Bank premises and equipment, net              $16,391    $13,714
=================================================================

         Depreciation and amortization in the consolidated statement of income amounted to $1,327,000 in 1995, $1,101,000 in 1994, and $1,076,000 in 1993.

         During 1995, construction of an addition to the corporate headquarters facility was begun with completion targeted for late 1996. The total estimated cost of the corporate expansion program and related furniture and equipment is approximately $5,500,000, of which $4,200,000 was contractually committed as of December 31, 1995. Expenditures in 1995 totaled $850,000. Construction period interest capitalized as part of the building's cost during 1995 amounted to $17,000.

6. INVESTMENT IN REAL ESTATE PARTNERSHIP

In 1994, the Bank entered into a limited partnership agreement for the sole purpose of developing into finished lots a property carried in other real estate owned. Pursuant to the formation of this partnership, certain minority interest contributions, totaling $684,000, were received. The Bank has included the financial results of the partnership's operations within the accompanying consolidated financial statements since the Bank controls the major operating and financial policies of the partnership.

7. DEPOSITS

The carrying amounts of deposits are as follows:

                                                 December 31,
                                             --------------------
(In thousands)                                 1995        1994
-----------------------------------------------------------------
Noninterest-bearing                          $ 96,266   $ 90,575
Interest-bearing
  Checking                                     70,705     73,996
  Savings                                     109,185    115,340
  Money market accounts                        84,177     97,328
  Certificates of deposit
     Under $100,000                           230,708    195,968
     $100,000 and over                         30,016     28,972
-----------------------------------------------------------------
Total deposits                               $621,057   $602,179
=================================================================

         The fair value of deposits at December 31, 1995 and 1994 was estimated to be $623,213,000 and $601,939,000, respectively. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing checking, savings, and money market accounts, is equal to the carrying amount. Carrying amount approximates fair value for variable-rate certificates of deposit, and fixed-rate certificates with original maturities of 12 months or less, due to the frequent repricing of these instruments at market rates. Fair value for all other fixed-rate certificates of deposit was estimated by discounting contractual cash flows using discount rates equal to the rates currently offered for deposits of similar remaining maturities.

8. SHORT-TERM BORROWINGS

Short-term borrowings consist primarily of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Bancorp has also maintained an outstanding balance in its treasury tax and loan account throughout the years. Short-term borrowings may also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the Federal Home Loan Bank of Atlanta, which are secured by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties.

         Bancorp has unused lines of credit for short-term borrowings totaling approximately $100,000,000 at December 31, 1995.

         The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:

(Dollars in thousands)                         1995        1994
-----------------------------------------------------------------
Maximum balance at any
  month end during the year                   $53,744    $36,542
Average balance for the year                   41,563     31,470
Weighted average rate for the year               5.77%      4.10%
Weighted average rate
  on borrowings at year end                      5.20%      5.28%
Estimated fair value                          $41,550    $33,892

         The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.

         Due to the short maturities of these financial instruments, the carrying amounts for both repurchase agreements and other short-term borrowings were deemed to approximate fair values at December 31, 1995 and 1994.

9. INCOME TAXES

Effective January 1, 1993, Bancorp adopted Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes." As permitted under these rules, prior years financial statements have not been restated.
The cumulative effect on prior years of adopting Statement 109 as of January 1, 1993, was not significant.

         Significant components of Bancorp's deferred tax assets and liabilities as of December 31, 1995 and 1994 are as follows:

(In thousands)                                 1995        1994
-----------------------------------------------------------------
Deferred tax assets
  Provision for credit losses                  $2,347     $2,165
  Unrealized losses on
     securities available for sale                 --      1,765
  Deferred compensation                         1,112      1,110
  Provision for other
     real estate owned                            281        322
  Amortization of intangibles                     371         --
  Other                                           289        251
-----------------------------------------------------------------
     Total deferred tax assets                  4,400      5,613
  Valuation allowance for
     deferred tax assets                           --         --
-----------------------------------------------------------------
     Total deferred tax assets
        after valuation allowance               4,400      5,613
-----------------------------------------------------------------
Deferred tax liabilities
  Unrealized gains on securities
     available for sale                            90         --
  Depreciation and amortization                   302        350
  Other                                            68         56
-----------------------------------------------------------------
     Total deferred tax liabilities               460        406
-----------------------------------------------------------------
     Net deferred tax assets                   $3,940     $5,207
=================================================================

40 | 41

         A reconciliation of the statutory income tax to the provision for income taxes attributable to continuing operations included in the consolidated statements of income, is as follows:

                                                         Year ended December 31,
                                                -------------------------------------------
(Dollars in thousands)                             1995           1994             1993
------------------------------------------------------------------------------------------
Income before income tax                         $11,132        $11,142           $10,966
Tax rate                                              35%            35%               35%
------------------------------------------------------------------------------------------
Income tax at statutory rate                       3,896          3,900             3,838
Increases (decreases)
  in tax resulting from
      Tax-exempt interest income                  (1,205)        (1,242)           (1,156)
      State income taxes, net of
          Federal income tax benefit                 330            418               513
      Other                                          (88)           (85)                8
------------------------------------------------------------------------------------------
Actual tax expense                               $ 2,933        $ 2,991           $ 3,203
==========================================================================================
Effective tax rate                                    26%            27%               29%
==========================================================================================

         Significant components of the provision for income taxes attributable to continuing operations are as follows:


                                                           Year ended December 31,
                                                  ----------------------------------------
(in thousands)                                     1995           1994             1993
------------------------------------------------------------------------------------------
Currently payable
  Federal                                         $2,916         $2,492            $2,728
  State                                              605            658               859
------------------------------------------------------------------------------------------
      Total currently payable                      3,521          3,150             3,587
------------------------------------------------------------------------------------------
Deferred tax (benefits)
  Federal                                           (476)          (142)             (327)
  State                                             (112)           (17)              (57)
------------------------------------------------------------------------------------------
      Total deferred tax (benefits)                 (588)          (159)             (384)
------------------------------------------------------------------------------------------
Provision for income taxes                        $2,933         $2,991            $3,203
==========================================================================================

        Within the provision for income taxes are the tax effects of investment securities transactions. During 1995, a decrease in tax expense of $99,000 resulted from net security losses. In 1993, an increase in tax expense of $1,000 resulted from net security gains.

        The components of the provision for deferred tax (benefits) are as follows:

                                                         Year ended December 31,
                                                  ----------------------------------------
(in thousands)                                     1995           1994             1993
------------------------------------------------------------------------------------------
Provision for credit losses                        $(182)         $  (5)            $(343)
Amortization of intangibles                         (371)            --                --
Other                                                (35)          (154)              (41)
------------------------------------------------------------------------------------------
  Deferred tax (benefits)                          $(588)         $(159)            $(384)
==========================================================================================

10. EMPLOYEE BENEFITS

Profit Sharing Plan.

Retirement benefits are provided through a Section 401(k) profit sharing plan to employees meeting certain age and service eligibility requirements. The annual profit sharing contribution to the Plan is discretionary, based primarily on earnings and amounted to $330,000 for 1995, $384,000 for 1994, and $343,000 for 1993. Effective for the 1993 Plan year, the Plan was amended to provide for employer matching contributions of up to two percent of compensation for eligible participants. Bancorp's additional matching contribution totaled $154,000 in 1995 and $162,000 in 1994 and $100,000 in
1993. Effective for the 1996 Plan year, the Plan was amended to provide for additional employer matching contributions of one-half of the next two percent of compensation for eligible participants.

         The Bank of Brunswick had a defined contribution profit sharing plan which was terminated as of the close of business on May 31, 1995, at which time all assets were distributed to the participants. No contributions to this plan were made in 1995. Contributions to this plan were $10,000 in both 1994 and 1993.

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

         Deferred compensation costs charged to expense for the years ended December 31, 1995, 1994, and 1993 were $93,000, $274,000, and $227,000, respectively.

Employee Stock Purchase Plan.

Bancorp has an Employee Stock Purchase Plan whereby eligible employees may authorize payroll deductions ranging from $120 to $2,400 per year for the purpose of acquiring shares of common stock in Bancorp at current market prices. To encourage employee participation in the Plan, Bancorp contributes an additional amount equal to 20 percent of each participating employee's voluntary payroll deduction. Contributions to the Plan are used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 55,125 shares of its common stock for this Plan. Bancorp reserves the right to amend, modify, suspend, or terminate the Plan at any time at its discretion. Bancorp pays all costs of administration of the Plan.

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

         The following is a summary of transactions during the three years ended December 31, 1995:

                                 Options issued
                                and outstanding             Price
------------------------------------------------------------------------
Balance, December 31, 1992              166,032      $ 5.63   to  $21.21

Exercised                               (26,593)       6.07   to   17.36
Granted                                  36,447                    16.29
Terminated                               (6,294)      11.75   to   21.21
------------------------------------------------------------------------
Balance, December 31, 1993              169,592        5.63   to   21.21

Exercised                               (23,937)       5.63   to   21.21
Granted                                  38,508                    21.31
Terminated                               (4,188)       6.07   to   21.31
------------------------------------------------------------------------
Balance, December 31, 1994              179,975        6.61   to   21.31

Exercised                               (16,692)       6.61   to   21.31
Granted                                  36,106                    28.21
Terminated                               (6,599)      11.75   to   28.21
------------------------------------------------------------------------
Balance, December 31, 1995              192,790      $11.75   to  $28.21
========================================================================

         At December 31, 1995 there were 113,320 options exercisable at prices ranging from $11.75 to $28.21. Shares reserved for future grants totaled 165,085 at December 31, 1995.

11. OTHER OPERATING INCOME AND EXPENSE

Other operating income in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                         1995         1994          1993
----------------------------------------------------------------------
Bank card income                     $1,828       $1,790        $1,581
Miscellaneous                         1,075        1,003           841
----------------------------------------------------------------------
Total other operating income         $2,903       $2,793        $2,422
======================================================================

         Other operating expense in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                      1995         1994             1993
-----------------------------------------------------------------------
Insurance (including FDIC)        $   939       $1,421           $1,376
Stationery and supplies               859          805              755
Advertising                           707          475              484
Professional services               1,170          947              679
Credit card processing              1,528        1,474            1,183
Postage                               487          404              397
Directors fees                        194          219              247
Telephone                             405          292              239
Computer software and maintenance     454          415              362
Other real estate owned expenses      421          297              475
Amortization of intangibles         1,346          134               38
Miscellaneous                       2,515        2,334            2,074
-----------------------------------------------------------------------
Total other operating expense     $11,025       $9,217           $8,309
=======================================================================

         Transactions in the allowances for other real estate owned are summarized as follows for the years ended December 31:

(In thousands)                            1995        1994        1993
-----------------------------------------------------------------------
Balance at beginning of year              $852        $582        $325
Provision for decline in
   value and selling expenses              426         270         462
Losses charged to the allowances          (552)         --        (205)
-----------------------------------------------------------------------
Ending balance                            $726        $852        $582
=======================================================================

12. CONDENSED FINANCIAL INFORMATION OF
F&M BANCORP (PARENT COMPANY)

F&M BANCORP BALANCE SHEETS
(PARENT COMPANY)

                                                            December 31,
                                                     -------------------------
(In thousands)                                         1995              1994
------------------------------------------------------------------------------
Assets
Cash and cash equivalents                            $ 2,864           $ 2,943
Investment in subsidiary                              67,197            58,958
Other assets                                               2                --
------------------------------------------------------------------------------
Total assets                                         $70,063           $61,901
==============================================================================
Liabilities and Shareholders' Equity
Total liabilities                                    $    44           $    19
------------------------------------------------------------------------------
Common stock                                          22,068            21,023
Surplus                                               24,625            20,126
Retained earnings                                     23,169            23,706
Net unrealized gain (loss)
   on securities available for sale                      157            (2,973)
------------------------------------------------------------------------------
Total shareholders' equity                            70,019            61,882
------------------------------------------------------------------------------
Total liabilities and shareholders' equity           $70,063           $61,901
==============================================================================

F&M BANCORP STATEMENTS OF INCOME
(PARENT COMPANY)

                                                                     Year ended December 31,
                                                             ------------------------------------
(In thousands)                                                    1995          1994        1993
-------------------------------------------------------------------------------------------------
Income
Dividends from subsidiary                                        $3,092       $3,070       $2,863
Other income                                                        141          134          205
-------------------------------------------------------------------------------------------------
Total income                                                      3,233        3,204        3,068
Expenses                                                            144          332          160
-------------------------------------------------------------------------------------------------
Income before income tax expense
   (benefits) and equity in
   undistributed earnings of subsidiary                           3,089        2,872        2,908
-------------------------------------------------------------------------------------------------
Income tax expense (benefits)                                        (1)         (67)          17
Income before equity in undistributed
   earnings of subsidiary                                         3,090        2,939        2,891
-------------------------------------------------------------------------------------------------
Equity in undistributed earnings
   of subsidiary                                                  5,109        5,212        4,872
-------------------------------------------------------------------------------------------------
Net income                                                       $8,199       $8,151       $7,763
=================================================================================================

42 | 43

F&M BANCORP STATEMENTS OF CASH FLOW
(PARENT COMPANY)

                                                                      Year ended December 31,
                                                              -----------------------------------
(In thousands)                                                     1995         1994         1993
-------------------------------------------------------------------------------------------------
Cash flows from operating activities
Net income                                                       $8,199       $8,151       $7,763
Adjustments to reconcile net income
   to net cash provided by operating
   activities
      Decrease (increase) in other assets                            (2)           5            8
      Increase (decrease) in other
         expenses payable                                            25          (30)          24
      Equity in undistributed earnings
         of subsidiary                                           (5,109)      (5,212)      (4,872)
-------------------------------------------------------------------------------------------------
Net cash provided by operating activities                         3,113        2,914        2,923
-------------------------------------------------------------------------------------------------
Cash flows from financing activities
Cash dividends paid                                              (3,368)      (3,132)      (3,004)
Stock transactions                                                  176          217          132
-------------------------------------------------------------------------------------------------
Net cash used in financing activities                            (3,192)      (2,915)      (2,872)
-------------------------------------------------------------------------------------------------
Net increase (decrease) in cash
   and cash equivalents                                             (79)          (1)          51
Cash and cash equivalents at
   beginning of year                                              2,943        2,944        2,893
-------------------------------------------------------------------------------------------------
Cash and cash equivalents at end of year                         $2,864       $2,943       $2,944
=================================================================================================
Non-cash investing and financing activities
Fair value adjustment for securities
   available for sale, net of deferred
   income taxes payable (benefits)                               $3,130      $(4,484)      $1,511

13. COMMITMENTS AND CONTINGENCIES

Leases.

The Bank conducts part of its branch banking operations from leased facilities. The initial terms of the leases range from a period of one to 25 years. Most of the existing leases contain options which enable the Bank to renew the lease at the fair rental value for periods of up to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indexes and include provisions for additional payments for taxes, insurance, and maintenance.

         Total rental expense was as follows for the years ended December 31:

(In thousands)                      1995        1994      1993
---------------------------------------------------------------
Bank premises                       $581        $330      $330
Equipment                            110          90        22
---------------------------------------------------------------
Total rental expense                $691        $420      $352
===============================================================

         The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1995 are:

Year ending December 31,      (In thousands)
---------------------------------------------
  1996                                $  648
  1997                                   521
  1998                                   480
  1999                                   462
  2000                                   462
Later years                            2,305
---------------------------------------------
Total minimum payments required       $4,878
=============================================

Contingencies.

Bancorp is subject to various legal proceedings which are incidental to the ordinary course of business. In the opinion of management, there were no legal matters pending as of December 31, 1995, which would have a material effect on its consolidated financial statements.

Credit Extension Commitments.

Bancorp is a party to financial instruments in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit, which involve to varying degrees, elements of credit and interest rate risk in excess of the amounts recognized in the consolidated financial statements.

         Bancorp's exposure to credit loss in the event of non-performance by the other party to the financial instrument for commitments to extend credit and standby letters of credit is represented by the contractual amount of those instruments. Bancorp uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

         A summary of the contractual amount of Bancorp's exposure under these financial instruments is as follows:

                                              December 31,
                                          -------------------
(In thousands)                              1995       1994
-------------------------------------------------------------
Financial instruments whose contractual
   amounts represent credit risk
      Commitments to extend credit        $90,275    $106,483
      Standby letters of credit            11,828      13,285

        Carrying amounts for these off-balance sheet financial instruments represent the deferred income arising from these unrecognized financial instruments. The majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity, therefore the carrying amounts of these financial instruments is deemed to closely approximate fair value. Carrying amounts for these off-balance sheet financial instruments are immaterial.

         Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Accordingly, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, accounts receivable, inventory, property and equipment, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.

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

                                                     December 31,
                                 -------------------------------------------------
                                             1995                     1994
                                 -------------------------------------------------
                                    Carrying         Fair     Carrying        Fair
(In thousands)                       Amounts        Value      Amounts       Value
----------------------------------------------------------------------------------
Financial Assets
Cash and
  cash equivalents(1)              $  45,311    $  45,311    $  25,426   $  25,426
Interest-bearing
  deposits with banks(1)                  --           --          100         100
Loans held for sale (Note 1)             841          841          149         149
Investment securities to be
  held to maturity (Note 3)           60,146       61,299       91,654      89,588
Investment securities
  available for sale (Note 3)        116,988      116,988       77,649      77,649
Net loans (Note 4)                   478,530      479,859      474,606     472,059
Interest receivable(1)                 5,357        5,357        4,757       4,757

Financial Liabilities
Deposits (Note 7)                    621,057      623,213      602,179     601,939
Short-term borrowings
  (Note 8)                            41,550       41,550       33,892      33,892
Interest payable(1)                    1,323        1,323        1,125       1,125

(1) Due to the short-term nature of these financial instruments, carrying amount was deemed to approximate fair value.

         All fair value estimates are made at a specific point in time and are based on existing on- and off-balance sheet financial instruments without consideration of the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from a block sale of a particular financial instrument. Due to the absence of a genuine market for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding risk characteristics, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions or estimation methodologies could significantly affect the estimates.

15. REGULATORY RESTRICTIONS

Restrictions on Dividends.

Approval of the Comptroller of the Currency is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1995 aggregated $18,283,000.

Restrictions on Lending from Bank to Parent.

Federal law imposes certain restrictions limiting the ability of the Bank to transfer funds to the Parent Company in the form of loans or advances. Section 23A of the Federal Reserve Act prohibits the Bank from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. In addition, all loans or advances to non-bank affiliates must be secured by specific collateral. Based on this limitation, there was approximately $7,320,000 available for loans or advances to the Parent Company as of December 31, 1995. There were no loans or advances outstanding at December 31, 1995.

Restrictions on Cash and Due from Banks.

The Bank was required to maintain average daily reserve balances with the Federal Reserve Bank. The average amount of these required reserves during 1995 and 1994 was $10,000,000 and $9,668,000, respectively.

16. SHAREHOLDERS' EQUITY

Capital Requirements.

Bancorp is required to maintain minimum amounts of capital to total "risk-weighted" assets, as defined by the banking regulators. At December 31, 1995, Bancorp is required to have minimum Tier I and Total capital ratios of
4.00 percent and 8.00 percent, respectively. Bancorp's actual ratios at that date were 12.63 percent and 13.81 percent, respectively. Banking organizations must also maintain a minimum Tier I leverage ratio of 3.00 percent, although most banking organizations are expected to maintain ratios of at least 100 to 200 basis points above the 3.00 percent minimum. Bancorp's leverage ratio at December 31, 1995, was 9.14 percent.

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

         Contributions to the Plan will be used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 55,125 shares of its common stock for this Plan. Bancorp reserves the right to amend, modify, suspend, or terminate this Plan at any time at its discretion.

44 | 45

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

The following is a summary of Bancorp's unaudited quarterly results of operations.

1995                                                  Three months ended
----------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)         Dec. 31     Sept. 30       June 30          Mar. 31(2)
----------------------------------------------------------------------------------------
Interest income                   $13,765      $13,706       $13,529         $13,120
Net interest income                 7,719        7,657         7,510           7,616
Provision for credit losses         1,050          350           300             300
Gains (losses) on
  sales of securities                (264)           8            --              --
Income before
  income taxes                      3,414        2,785         2,341           2,592
Net income                          2,444        2,048         1,767           1,940
Earnings per common share
  Net income                          .55          .47           .40             .44(1)

1994                                                  Three months ended
----------------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)         Dec. 31     Sept. 30       June 30          Mar. 31(2)
----------------------------------------------------------------------------------------
Interest income                   $12,618      $11,881       $11,471          $11,135
Net interest income                 7,696        7,451         7,188            6,912
Provision for credit losses           225          225           228              232
Gains (losses) on
  sales of securities                  --           --            --               --
Income before
  income taxes                      2,997        3,031         2,579            2,535
Net income                          2,198        2,210         1,891            1,852
Earnings per common share
  Net income(1)                       .50          .51           .43              .42

(1)      Restated for the stock dividend declared in 1995.
(2) As discussed in Note 2 to the consolidated financial statements, on May 31, 1995, Bancorp consummated its merger with the Bank of Brunswick in a tax-free exchange of stock, accounted for as a pooling of interests. Accordingly, the unaudited quarterly results of operations for the first interim periods of 1995 and 1994 have been restated to reflect the combined results of operations of Bancorp and the pooled entity, Bank of Brunswick, as follows:

                                           Three months ended March 31, 1995
-------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)               Bancorp   Pooled Entity       Combined
-------------------------------------------------------------------------------
Interest income                         $12,579            $541        $13,120
Net interest income                       7,255             361          7,616
Provision for credit losses                 300              --            300
Gains (losses) on
  sales of securities                        --              --             --
Income before
  income taxes                            2,510              82          2,592
Net income                                1,885              55          1,940
Earnings per common share                   .46                            .44


                                           Three months ended March 31, 1994
-------------------------------------------------------------------------------
(Dollars in thousands,
except per share amounts)               Bancorp   Pooled Entity       Combined
-------------------------------------------------------------------------------
Interest income                         $10,617            $518        $11,135
Net interest income                       6,572             340          6,912
Provision for credit losses                 225               7            232
Gains (losses) on
  sales of securities                        --              --             --
Income before
  income taxes                            2,471              64          2,535
Net income                                1,807              45          1,852
Earnings per common share                   .44                            .42

         Net income for the fourth quarter of 1995 was $3.4 million. The principal factors affecting the fourth quarter's results included:

 - The sale of the cardholder credit card business resulting in a $2,890,000 gain.

 - A one-time charge of $803,000 resulting from a reevaluation of the core deposit intangible associated with the Standard Federal acquisition.

 - A special provision for credit losses of $600,000 to recognize the potential impact of unfavorable nationwide trends in consumer delinquencies.

 -   Securities losses of $264,000.

18. FUTURE CHANGES IN ACCOUNTING PRINCIPLE

In March 1995, The Financial Accounting Standards Board issued Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," which requires that long-lived assets and certain identifiable intangibles to be held and used by an entity be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The assessment of recoverability is based on estimates of future cash flows expected to result from the use of the asset and its eventual disposition. In cases where the expected future cash flows (undiscounted) is less than the carrying amount of the asset, an impairment loss is recognized. Measurement of the impairment loss is based on the fair value of the asset. The Statement further requires that these assets generally are to be reported at the lower of carrying amount or fair value less cost to sell. Additionally, Statement No. 121 requires that certain assets to be disposed of be recognized at the lower of their carrying amounts or fair value less costs to sell.

         Bancorp is required to adopt Statement No. 121 beginning January 1, 1996. Restatement of previously issued financial statements is not permitted. Impairment losses resulting from the application of this Statement will be reported in the period in which the recognition criteria are met. The initial application of this Statement to any assets that are currently held for disposal will be reported as the cumulative effect of a change in accounting principle. Adoption of this Statement in 1996 is not expected to materially affect Bancorp's consolidated financial statements.

         In May 1995, the Financial Accounting Standards Board issued Statement No. 122, "Accounting for Mortgage Servicing Rights," which eliminates the accounting distinction between rights to service mortgage loans for others that are acquired through loan origination activities and those acquired through purchase transactions. Accordingly, a mortgage servicer will recognize as assets all rights to service loans for others and will amortize these assets in proportion to and over the period of estimated net servicing income. These capitalized servicing rights must also be evaluated for impairment based on the fair value of those rights.

         Bancorp is required to adopt Statement No. 122 prospectively, effective January 1, 1996. Although earnings or losses from the sale of mortgage loans when servicing is retained will increase or decrease, respectively, in 1996 with the adoption of this Statement, the increases or decreases are not expected to be material and will be mitigated by the amortization of the mortgage servicing right intangible asset.

         In October 1995, the Financial Accounting Standards Board issued Statement No. 123, "Accounting for Stock-Based Compensation," which defines a fair value based method of accounting for an employee stock option or similar equity instrument. Under the fair value based method, compensation cost is measured at the grant date based on the value of the award and is recognized over the service period, which is usually the vesting period. The Statement encourages all entities to adopt the fair value based method of accounting but permits an entity to continue to measure compensation cost using the intrinsic value based method currently prescribed by APB Opinion No. 25 provided the entity makes pro forma disclosures of net income and earnings per share as if the fair value based method of accounting had been applied.

         Bancorp will elect to continue to measure compensation cost using APB Opinion No. 25. As a result, pro forma disclosures for awards granted after January 1, 1995, in accordance with transition rules, are not included in the 1995 consolidated financial statements but will be presented subsequently whenever 1995 financial statements are presented for comparative purposes with financial statements for a later year. Adoption of this Statement in 1996 is not expected to materially affect Bancorp's consolidated financial statements.


REPORT OF
INDEPENDENT AUDITORS

[KELLER BRUNER & COMPANY. L.L.C. LOGO]

Certified Public Accountants - Management Consultants

TO THE BOARD OF DIRECTORS AND SHAREHOLDERS

F&M Bancorp
Frederick, Maryland

We have audited the accompanying consolidated balance sheets of F&M Bancorp and its subsidiary as of December 31, 1995 and 1994, and the related consolidated statements of income, changes in shareholders' equity, and cash flows for each of the years in the three year period ended December 31, 1995, appearing on pages 31 to 46 inclusive. These consolidated financial statements are the responsibility of Bancorp management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

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

         In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of F&M Bancorp and its subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the years in the three year period ended December 31, 1995, in conformity with generally accepted accounting principles.

         As described in Note 1 to the consolidated financial statements, in 1993 Bancorp changed its methods of accounting for investment securities and income taxes.

KELLER BRUNER & COMPANY. L.L.C.


Frederick, Maryland
January 24, 1996

46 | 47

DIRECTORS & OFFICERS
F&M Bancorp                                  Farmers and Mechanics National Bank


BOARD OF DIRECTORS(1)
-------------------------------
Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

R. Carl Benna
President
North American Housing Corp

John D. Brunk
President
Frederick Produce Company, Inc.

Beverly B. Byron
former Representative
United States Congress

Faye E. Cannon
President and
Chief Operating Officer

Martha E. Church, Ph.D.
President Emerita, Hood College
Senior Scholar at The Carnegie Foundation for the Advancement of Teaching

Albert H. Cohen
Investor and Building Consultant

George B. Delaplaine, Jr.
President
Great Southern Printing and Manufacturing Company

Maurice A. Gladhill
President
Gladhill Tractor Mart, Inc.

Robert K. Moler
President
Prescription Arts, Inc.

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

John C. Warfield
President
The Frederick Motor Company

Thomas R. Winkler
Executive Vice President and
Chief Operating Officer
BioWhittaker, Inc.

M. Robert Ritchie, Jr.
H. Reese Shoemaker, Jr.
Herbert R. Staley
Directors Emeriti(2)

(1)      Also Directors of Farmers and Mechanics National Bank
(2)      Also Directors Emeriti of Farmers and Mechanics National Bank

OFFICERS
-------------------------------
Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

Faye E. Cannon
President and
Chief Operating Officer

Gordon M. Cooley
Secretary and Legal Officer

Kenneth M. Sabanosh
Vice President and Treasurer

David R. Stauffer
Vice President

Alice E. Stonebreaker
Assistant Secretary and
Assistant Treasurer

EXECUTIVE OFFICERS
-------------------------------
Charles W. Hoff, III
Chairman of the Board and
Chief Executive Officer

Faye E. Cannon
President and
Chief Operating Officer

David R. Stauffer
Executive Vice President

Alice E. Stonebreaker
Senior Vice President

Patti A. Stuckey
Senior Vice President

ADVISORY COUNCIL
-------------------------------
Joseph D. Baker, II
R. Holmes Baker
M. Roland Biser
James F. Black
John Nelson Bowers
Howard N. Boyer
Charles W. Burrier, Jr.
Alan L. Carroll, M.D.
George W. Cooley
Alvie N. Covell
John T. Croghan
Millard E. Crum, Jr.
John M. Culler, M.D.
Russell E. Delauter
James A. Draper
Walter L. Engle
James E. Fitzgerald, Sr.
Joseph C. Free
Harry Y. George, Jr.
Bernard D. Gladhill
William U. Gladhill
Paul J. Green
William A. Hemp
Edward G. Higinbotham
Gary M. Himes
John S. Hollinger
Robert G. Hooper
Raymond R. Houck
William D. Jefferies
Charlotte W. Kerrigan
Glenwood D. King
Irving H. Kolker
Chester M. Leishear
James W. Linton, Jr.
Richard L. Martin
Forrest G. Moler, Jr.
Harold M. Molesworth, Jr.
William L. Moore
Ralph W. Morgan
C. Rodman Myers
Paul R. Niswander
Robert B. Ogle
Roscoe L. Pearce
Nelson M. Pittinger(1)
Robert L. Price
Donald E. Rough
William E. Sauser
G. Donald Shafer
Ernest R. Shriver
William A. Simmons
John W. Stroh, M.D.
James E. Stoner, Jr., M.D.
Harry H. Swomley, Jr.
Charles H. Thornton
William E. Wagner, Jr.
Drainie B. Watson
Horace H. Waybright
Lila C. Wenner
Richard T. White
Floyd C. Wickham
Maurice L. Williams
Thomas R. Winebrener
J. Trego Zimmerman

(1)      Advisory Council Member Emeritus

CORPORATE HEADQUARTERS
110 Thomas Johnson Drive
Frederick, Maryland 21702
Telephone (301) 694-4000

SHAREHOLDERS' INFORMATION
F&M Bancorp

Quarterly Stock Prices and Dividends

                                          1995                         1994
                             --------------------------   ------------------------------
                                Price Range                 Price Range
                             ------------------           ----------------
                                                Dividend                       Dividend
                             High        Low    Paid(1)   High      Low        Paid(1)
----------------------------------------------------------------------------------------
First Quarter                30 1/4      28 1/2   $.18    24 1/2    23           $.18
Second Quarter               27 1/2      25 3/4    .18    25 1/4    22 1/4        .17
Third Quarter                27          25 1/2    .20    30 1/4    24 1/4        .18
Fourth Quarter               30          25 1/2    .20    30 1/2    28 1/2        .18
----------------------------------------------------------------------------------------

Bancorp stock is traded on the NASDAQ National Market.

Number of shareholders of record, December 31, 1995: 2,924

(1)Restated for the stock dividend declared in 1995.

The annual report on Form 10-K filed with the Securities and Exchange Commission is available without charge upon written request to:
Kenneth M. Sabanosh
Vice President and Treasurer
F&M Bancorp
110 Thomas Johnson Drive
Post Office Box 518
Frederick, Maryland 21705


BUSINESS PROFILE

F&M Bancorp (the "Parent Company") is a bank holding company incorporated under the laws of the State of Maryland in 1983. Through a reorganization effective July 1, 1984, it became the sole shareholder of Farmers and Mechanics National Bank (the "Bank"). At the present time, the Bank is the only subsidiary of the Parent Company.

         Farmers and Mechanics National Bank was incorporated in 1865 as a national banking association under the laws of the United States, and is the successor to Maryland chartered banking institutions dating from 1817. In 1915, the Bank acquired trust powers. It conducts a general banking and trust company business through 24 offices located in Frederick, Carroll, and Montgomery Counties, Maryland. The Bank's commercial banking services include the acceptance of demand, savings, and time deposits and the making of various types of loans to individuals and businesses.

         The Bank's business is highly competitive. Competitors include not only other major commercial banks, but also savings banks, savings and loan associations, credit unions, money market funds, mortgage companies, leasing companies, and a wide variety of other financial services companies. The Bank is the largest bank in terms of assets and deposits headquartered in the Frederick, Maryland, area. At December 31, 1995, the Bank had approximately 345 full-time and 26 part-time employees. The Bank is a member of the Federal Deposit Insurance Corporation and is an Equal Opportunity Lender.


48