Form 10-K405, Exhibit 13
period 1996-12-31
F&M BANCORP
filed 1997-03-31
CIK 736473

F&M BANCORP

"The new paradigm in banking is market segmentation and customer-based knowledge."
MANAGING for VALUE
It is the model by which we are creating value for customers and building value for our shareholders.

1996 ANNUAL REPORT

 1  Financial Highlights
 2  To Our Shareholders
 4  Marketing Direction
 7  Tools of Technology
 8  Delivery Alternatives
11  Lifecycle Banking
12  Selected Financial Information
13  Management's Discussion and Analysis
26  Consolidated Financial Statements
30  Notes to Consolidated Financial Statements
43  Report of Independent Auditors
44  Directors and Officers

With more than $1 billion in assets, F&M Bancorp is the largest community bank in central Maryland, and the third largest independent bank holding company headquarterd in the state. Bancorp offers a full range of personal banking, commercial banking, trust, and investment management services through its regional subsidiaries' network of 31 community offices and 49 ATMs located in Frederick, Washington, Montgomery, Carroll and Allegany Counties.

Bancorp is responding to the changing business environment as a "market needs-driven" organization where customers dictate the scope of product and service offerings and the manner in which they are delivered. Life style market segmentation analysis has identified opportunities for profitable , potentially lifelong customer relationships and sales opportunities.

Bancorp's strategies for growth are manifested in its contiguous market expansion and strategic investments in information technology systems allowing the company to fulfill its vision of the contemporary financial services business entering the 21st Century.

THE MARKETPLACE

[Map of Maryland with Allegany, Washington, Frederick, Carroll and Montgomery Counties highlighted. The following towns are called-out on the map: Frostburg, Allegany County, Hagerstown, Washington County, Frederick City, Frederick County, Union Bridge, Carroll County, and Germantown, Montgomery County.]

FINANCIAL HIGHLIGHTS
F&M Bancorp and Subsidiaries

FINANCIAL HIGHLIGHTS
F&M Bancorp and Subsidiaries

                               Three month period        Year ended
(Dollars in thousands,         ended December 31,   %    December 31,        %
except per share amounts)      1996(1)  1995(1)  Change  1996(1)  1995(1)
Change
-------------------------------------------------------------------------------
Operating Data
  Interest income             $18,186  $17,960    1.3%  $70,866  $70,108   1.1
%
  Interest expense              8,307    8,289    0.2    32,218   32,336  (0.4)
                              -------  -------          -------  -------
  Net Interest income           9,879    9,671    2.2    38,648   37,772   2.3
  Provisions for credit losses    622      701  (11.3)    1,522    1,651  (7.8)
                              -------  -------          -------  -------
  Net interest income after
    provision for credit losses 9,257    8,970    3.2    37,126   36,121   2.8
  Noninterest income            2,677    5,234  (48.9)   10,770   12,162 (11.4)
  Noninterest expenses          9,879   10,226   (3.4)   36,512   35,176   3.8
                              -------  -------          -------  -------
  Income before provision for
    income taxes                2,055    3,978  (48.3)   11,384   13,107 (13.1)
  Provision for income taxes      434    1,225  (64.6)    2,773    2,300  16.5
                              -------  -------          -------  -------
  Net income                    1,621    2,753  (41.1)    8,611   10,727 (19.7)
                              =======  =======          =======  =======
Per Share Data(3)
  Net income                    $0.29    $0.49  (40.8)%   $1.52    $1.90(20.0)%
  Cash dividends paid            0.16     0.17   (5.9)     0.64     0.63   1.6
  Book value                                              16.46    15.61   5.4
  Market value, NASDAQ/NMS:FMBN                           24.00    29.75 (19.3)

Key Ratios
  Return on average assets(2)    0.65%    1.16%            0.89%    1.16%
  Return on average equity(2)    6.95%   12.61%            9.48%   13.04%
  Net interest margin            4.53%    4.65%            4.56%    4.63%

Average Balances Selected
  Securities                  $238,856 $216,533   10.3% $237,885 $215,245 10.5%
  Loans, net of
    unearned income            666,052  638,728    4.3   640,672  636,831   0.6
  Earning assets               910,048  869,379    4.7   890,825  859,519   3.6
  Assets                       988,340  940,188    5.1   964,865  925,815   4.2
  Deposits                     787,295  774,171    1.7   784,994  759,983   3.3
  Shareholders' equity          92,854   86,609    7.2    90,858   82,287  10.4

At Period End
  Securities                                            $245,811 $225,434  9.0%
  Loans, net of unearned income                          670,269  626,005   7.1
  Earning assets                                         921,332  878,388   4.9
  Assets                                               1,005,851  954,469   5.4
  Deposits                                               794,750  784,625   1.3
  Shareholders' equity                                    93,460   88,401   5.7

Asset Quality
  Nonperforming loans/loans                                1.09%    1.11%
  Nonperforming assets/loans - OREO                        2.17     2.58
  Allowance times nonperforming loans                      1.32x    1.41x

(1) Restated to reflect the acquisition of Home Federal Savings Bank consummated on November 15, 1996 and accounted for as a pooling of interests.
(2)  Calculations reflect the effects of adopting Financial Accounting
Standards
     Board Statement No. 115, "Accounting for Certain Investments in Debt and
     Equity Securities," on December 31, 1993.
(3)  Each year restated for the stock dividend declared in 1995.

"The GOAL of BUSINESS is to create a satisfied customer. PROFIT is the REWARD
for having done so."   Peter F. Drucker

TOTAL ASSETS
(Dollars in millions)
$1200
 1000
  800
  600
  400
  200
    0                             1992     1993     1994     1995     1996

TOTAL DEPOSITS
(Dollars in millions)
$800
 700
 600
 500
 400
 300
 200
 100
   0                             1992     1993     1994     1995     1996


TOTAL EQUITY
(Dollars in millions)
$100
  80
  60
  40
  20
   0                             1992     1993     1994     1995     1996

MARKETING has never been as IMPORTANT and taken such a PROMINENT place in BANKING as it does today."
From an interview with Faye E. Cannon, President Bank Marketing Association 1996-1997

[Photo of Faye E. Cannon]

Faye E. Cannon
President and Chief Executive Officer

TO OUR SHAREHOLDERS

Today, F&M Bancorp stands at the threshold of a bright new future in progressive community banking - a future rooted in the systematic execution of key strategic initiatives and built on the added value they are creating for our shareholders.

From the fundamental reconfiguration of our community office network to strategic investments in advanced product technology, your company has responded to the changing business environment as a market-needs driven enterprise where customers are placed at the center of our business.

1996 Financial Summary
Our financial results for 1996 reflect a year of expansion, integration and growth. Earnings before special and one-time charges reached a record high $10.9 million, or $1.92 per share, 25% above 1995's earnings of $8.7 million, or $1.54 per share. Total assets reached $1.006 billion at year-end. Now the largest community bank in the region, Bancorp also ranks as the third largest independent bank holding company headquartered in Maryland following our merger with Home Federal Corporation last November.

Home Federal's financial results are reported as part of Bancorp's results for all periods presented in this report under the pooling of interests method of accounting.

Earnings before special and one-time items boosted our 1996 returns on assets and equity to 1.13% and 12.01%, respectively, advancing significantly from 0.94% and 10.56%, respectively, for 1995 as restated.

The quality of earnings also improved in 1996 as noninterest income, largely service charges on deposit accounts and trust and investment management fees, increased by 17% from 1995 before special and one-time items. Increases in total expenses were contained at just 1%, also before special and one-time charges, as we continue to realize greater operating efficiencies from our investments in technologically advanced service and delivery systems.

Significantly, trust assets under management reached $306.0 million in 1996, an increase of 26% from year-end 1995, over half of which was attributed to new business development. We have recently enhanced our competitive advantages in trust and investment management services with Key Alliance, our new free financial planning program available to all F&M customers.

Growth Through Acquisition - Home Federal Savings Bank
We have long held to a strategy for growth through acquisition where the transaction enhances the value of F&M's franchise. That was the case in 1995 when we acquired The Bank of Brunswick, and again in 1996 through the acquisition of Home Federal Corporation and its subsidiary, Home Federal Savings Bank. The transaction added $229 million in assets, $162 million in deposits represented by approximately 41,000 accounts, and $18 million in equity capital.

Our entry into the contiguous Hagerstown, MD marketplace represents a 30-mile extension of our regional franchise into adjacent Washington County where Home Federal has build a 10% share of market through its network of seven community offices and 17 ATMs.

Consistent with a well-established strategy, we expect to produce incremental earnings benefits through operating synergies and the introduction of financial planning, investment management, trust, and commercial banking services throughout Home Federal's market. Furthermore, we expect Home Federal's operations to be accretive to earnings starting in the fourth quarter of 1997.

1996 Milestones
Under a master plan for growth developed in 1987, we completed a 45,000 square foot addition to our headquarters adding 65% more space for bankwide administrative and operating functions. The expansion was timed to coincide with two critical components of our technology blueprint: the conversion of our core processing system to Kirchman D3000, and the implementation of our PC-based office automation plan.

The Regulatory Environment
While were pleased to have closure regarding the Savings Association Insurance Fund ("SAIF"), Bancorp's share of the one-time industry assessment was $1.2 million, or approximately $0.13 per share in 1996.

A related issue of special interest to us, and one we support, is the proposed merger of the Bank Insurance Fund and SAIF scheduled for January 1, 1999. As presently legislated, the merger of these two Funds is predicated on combining both thrift and commercial bank charters. We expect the Clinton administration to push Congress to take action on this issue this year. The outcome could result in favorable economic and positive marketing implication for Bancorp and its subsidiaries.

Board of Directors
Sadly, we report the passing of Herbert R. Staley, director emeritus and former president , 1976-1981, and career banker with Farmers and Mechanics National Bank.

We were very pleased to welcome three new directors to our organization this year. Mr. James K. Kluttz, President and Chief Executive Officer of Frederick Memorial Hospital was named director of Bancorp and Farmers and Mechanics National Bank; and Richard W. Phoebus, Sr., President and Chief Executive Officer of Home Federal Savings Bank, and Howard B. Bowen, President of Ewing Oil Company, Inc. were elected to the Board of Bancorp in conjunction with our acquisition of Home Federal Corporation.

Advisory Council
We note with sadness the passing of council members William U. Gladhill, Glenwood D. King and Irving H. Kolker. Their dedicated service and stewardship were exemplary.

Our Prospects
Much has been written about the evolution of the financial services industry as we prepare to enter the new millennium. You should know that the management teams of Bancorp and its subsidiaries are not waiting for the start of the 21st Century. In fact, we are positioning our organizations to stay well in step with the new dynamics of an intensely competitive marketplace.

In the pages that follow, we discuss the strategic significance of our investments in franchise expansion, information technology and delivery systems, and market segmentation initiatives. We present our response to rapidly shifting demographics in our geographic market. And we describe our commitment to satisfying the financial needs of our customers over their entire banking life cycle. Of special interest to shareholders, we outline the investment returns we anticipate from stronger and more profitable customer relationships and our growing reputation as the `bank of choice" in our primary market.

Our vision is simple...to reinforce our standing as a leading financial services institution in the region by empowering our associates to focus on the customer, the true source of Bancorp's growth and profitability.

/s/ Faye E. Cannon
Faye E. Cannon
President and Chief Executive Officer

/s/ Charles W. Hoff, III
Charles W. Hoff, III
Chairman of the Board

Charles W. Hoff, III
Chairman of the Board

[PHOTO]

"By passionately creating VALUE for CUSTOMERS, we are building SUPERIOR value for SHAREHOLDERS."

"Creating VALUE for CUSTOMERS with MARKET INTELLIGENCE."

[PHOTO]

Karen L. McCormick
Senior Vice President

MARKETING DIRECTION

"The new paradigm in banking is market segmentation and customer-based knowledge"
Karen L. McCormick
Senior Vice President

Broadly defined, marketing is the process of identifying the needs of customers and satisfying these in a way that enhances shareholder value. Studies have shown that marketing-driven growth, expressed in terms of new revenue produced, can support 10-20% of a typical retail bank's stock price.

"That's not only a compelling statistic," said Karen McCormick, head of marketing and chair of the strategic planning committee for Farmers and Mechanics National Bank, "it's also a powerful motivator. In our bank, the principles of effective marketing are embraced way beyond the walls of the marketing department because we all understand the connection between the bottom line and decisions based on facts about the behavior, characteristics and profitability of our customers."

Effective marketing, as more narrowly defined, is the ability to identify material opportunities to add value to target customers at a profit, and the ability to communicate a value proposition effectively and efficiently.

For example, most banks offer a package of products and services targeted to seniors. The challenge rests in finding a way to add value for the customer and the bank. How? By listening to the customer!

The bank's recently introduced Prestige Banking package for seniors includes all the expected features such as interest checking, free safe deposit box, a no-fee gold credit card, and more; but focus group research revealed that seniors wanted more value. They wanted discounts on their purchases from local merchants. So the marketing team signed up optometrists, restaurants, movie theaters, travel agencies, and other merchants willing to offer 10-20% discounts to card-carrying Prestige Banking customers in exchange for the bank's promotion of the merchant's business. Among the benefits of this value added service - the average deposit balance of a Prestige Banking customer is nearly 70% higher than the national average for depositors age 50 and over.

Faye Cannon, President and CEO of Bancorp and Farmers and Mechanics National Bank, is also the current president of the national Bank Marketing Association and the industry's leading organization of bank marketing professionals. In a related interview, she had this to say about the role of marketing in today's financial services environment: "Marketing has never been as important, and taken such a prominent place in banking as it does today. Marketers have been handed the opportunity to drive the bank and influence the bank's decisions. CEOs are recognizing that the marketing process can drive the bottom line."

Last year, the bank hired one of the country's leading pollsters to conduct a consumer awareness survey in and around its primary market. Among a host of useful findings, the survey confirmed that the bank is recognized as "central Maryland's bank," an opinion supported by top scores for time and place convenience, service quality, technology, scope of products and services, knowledgeable and professional employees, and community support, to name just a few of the many characteristics surveyed.

"That benchmark research has led us to the next level in marketing planning,: said Karen McCormick. "With that information, we now know how to redirect marketing dollars to strengthen our weaknesses and replicate our strengths beyond our primary market."

The key to developing profitable economic value propositions, such as Prestige Banking, is to ensure that the right combination of product functionality, pricing and service delivery is sold to the right household. To ensure that marketing efforts are aligned with corporate profit objectives, the bank is integrating segmentation analysis with its PC-based customer information file to evaluate profitability at the account, customer, household and product line levels.

Effective marketing makes use of effective technology, but in a way, that supports the bank's associates, enabling them to provide more efficient service and develop stronger customer relationships for long term retention.

POINT OF SALE TRANSACTION ACTIVITY
Visa Check Card
MOST/MAC
800,000
700,000
600,000
500,000
400,000
300,000
200,000
100,000
      0          1995          1996

COMMERCIAL AND INDUSTRIAL LOANS
$80
 70
 60
 50
 40
 30
 20
 10
  0     1992     1993     1994     1995     1996

Customers demand access to information through both traditional and nontraditional delivery channels. One segment of customers wants to bank in cyberspace, others want traditional brick and mortar branch facilities, others want both.

Market research makes it clear that delivery alternatives are a must for community banks to compete efficiently with larger financial institutions. Bancorp's subsidiaries offer nine separate delivery channels including mobile banking, PC banking and an interactive Internet Web site at http://www.fmbancorp.com.

Capturing even more customer value through relationship banking is the key to future growth and profitability. Bancorp is strengthening its competitive advantages by developing and reinforcing deep customer relationships with laser-like focus on the financial ingredients for lifecycle banking.

With the largest trust and investment management business based in the affluent central Maryland market, Bancorp is well positioned to generate substantial additional fee income by capturing a significant share of enormous transfers of wealth expected in the years ahead.

MARKET POPULATION BY AGE
Under Age 30     40%
Ages 30-59       45%
Age 60+          15%

For Allegany, Carroll, Frederick, Montgomery and Washington Counties

[PHOTO] - From left to right: Jose Salaverri, Owner, Mealey's Restaurant, New Market, Maryland; Veronica M. Cleveland, Vice President, Commercial Banking and Michael O. Brown, Credit Administration.

"Since the explosion that destroyed his business in 1991, business has been good for Jose Salaverri. Whether it's a loan to rebuild a restaurant or technology to help build a relationship, the bank's attention to personal service is unrelenting"

Creating VALUE for CUSTOMERS with the TOOLS of TECHNOLOGY.

The Customer presents the NEED. Convenience and service quality are the main reasons customers maintain primary banking relationships. F&M Bancorp provides the best SOLUTION. Advanced computer capabilities assist F&M in educating consumers, facilitating delivery of services, and freeing associates to spend more time attending to the needs of customers.

Over the past two years, the bank has been blending technology and innovation to produce new and better ways of delivering to customers. The first phase of this technology blueprint was completed last spring with the upgrade of the bank's mainframe processing system, enabling the company to greatly expand its technical functions.

"Implementing effective, user-friendly technology systems is among our highest priorities," said Alice Stonebreaker, the bank's head of support services and technology. "But it isn't hard drives or software programs that define a financial institution. It's a quick response from a customer service representative. It's accuracy and reliability of information. It's out use of technology and the competence and enthusiasm of our associates that are defining our success as a progressive community bank."

All of the bank's sales and support associates are fully trained in the use of Windows 95 TM and supporting software which provide immediate electronic links to the bank's databases and ancillary systems.

"Whether customers are selecting checking accounts, trust services, or loans, they will have the benefit of computer-generated models illustrating the financial products and services that will best meet their planning criteria," added Ms. Stonebreaker.

[PHOTO] - Alice Stonebreaker, Senior Vice President

Bank-On-It (c), a business PC banking product, was introduced late last year, and personal banking will be introduced in the first half of 1997. The consumer home banking service will combine the convenience of electronic banking with the budgeting and accounting functions found in many popular personal money management software packages.

The second phase of the bank's technology blueprint includes platform and teller automation which is scheduled for rollout in the second quarter of 1997. Initially, this technology will provide associates with customer relationship profiles and one-to-one sales opportunities and , ultimately, with detailed customer profitability data.

Associates are being provided with valuable new tools of technology to help them understand customer behaviors that yield profitable performance levels, and to help them focus our retention strategies on various customer segments.

[Photo] - David R. Stauffer, Executive Vice President

The electronic revolution continues at a rapid pace, but Bancorp's PC and Internet banking options won't be replacing its 31 branches or 49 ATMs any time soon. Most younger customers move too fast to visit a branch; other customers prefer the pace and assurance of face-to-face banking. But it's the myriad combinations of delivery alternatives in between that have shaped the inventory of multiple distribution channels.

The interest in alternative delivery is not confined to retail consumers, either. To satisfy the growing demand from commercial business customers for more efficient service, the bank launched its commercial PC banking service, Bank-On-It (c), last Fall. Whether through a portable notebook or a mainframe computer, business customers are able to initiate balance and transaction reporting, receive statements electronically, reconcile accounts, originate ACH transactions, pay taxes, and initiate wire transfers.

"Each channel provides the response our customers want, while rapidly changing preferences are lowering the cost of delivery." David R. Stauffer, Executive Vice President

"Technology is changing the way commercial business is conducted, and Bank-On-It (c) adds significant value for our business customers, commented Dave Stauffer, the bank's senior lending officer and head of commercial banking.

In yet another venue, almost two years ago, F&M turned the ignition key and drove off into Frederick County's neighborhoods in the mid-Atlantic region's first full-service mobile bank, Express Bank. This motorized office on wheels is achieving its goal of developing new business opportunities not otherwise available. Express Bank makes over 40 separate calls each month to senior centers, business establishments and special community events, and is a rolling symbol of innovative service and exceptional convenience.

Even the concept of traditional branches has evolved from the free-standing, to shopping center, to supermarket. Bancorp's Hagerstown affiliate, Home Federal Savings Bank, operates two highly successful in-store locations.

ExpressLine, F&M's 24-hour telephone banking service, provides total time and place convenience by touch-tone phone. Call volume increased by 55% in 1996 demonstrating ExpressLine's growing acceptance and popularity.

And one of the hottest products in the bank, the VISA (c) Check Card, has emerged as the new delivery of checking account services. Transaction activity soared 180% in 1996 driving a sharp increase in interchange fee income.

Creating VALUE for CUSTOMERS through DELIVERY ALTERNATIVES.

The customer presents the NEED. The principles of retailing are evolving quickly. Consumers want products and services at any time and almost any place.

F&M Bancorp provides the best SOLUTION. F&M aligns nine alternative delivery channels with the needs of specific customer segments.

[PHOTO] - From left to right: Kirk E. Isenhart, Controller; Richard A. Thompson, President and CEO; Steven R. Delmar, Executive Vice President; Microlog Corporation

"Microlog Corporation designs, assembles, markets, and supports a complete line of Interactive Information Response (IIR) systems and applications solutions for customers worldwide. What would a high-tech company like Microlog expect from its bank? Bank-On-It!

[PHOTO] - The Shafer Family (from left to right); Colby A. Fields, Oscar L. Shafer, Colby's great-grandfather; Leigh S. Fields, Colby's mother; and Ronald
W. Shafer, Colby's grandfather.

"It might be a trust account for little Colby; a mortgage loan for his mother, Leigh; investment management for granddad, Ron; or an estate plan for great-granddad, Oscar. The best banking relationship is one that lasts a lifetime."

Creating VALUE for CUSTOMERS through LIFECYCLE BANKING.

The customer presents the NEED. The demographics of wealth accumulation ownership and use are changing. Early financial planning is imperative.

F&M Bancorp provide the best SOLUTION . From "cradle to grace" - from checking and savings to estate planning and settlement- Bancorps products are services and for life.

"We've combined the principles of retail merchandising with our trust and investment management capabilities to develop profitable customer relationships for a lifetime." Patti A. Stuckey, Senior Vice President

Transcending the expected, the bank tore down the traditional walls of the trust department last year to effectively reach target customer segments with a valuable new service ... free, customized, professional financial and estate planning for a lifetime. Marketed in collaboration with both retail and commercial business banking units under the name, Key Alliance, the service is targeted largely at the 33- to 51-year old "baby boomers" preparing to inherit enormous collective wealth in the years ahead. Within the next two decades, 77 million "boomers" will inherit $10 trillion.

The bank's principal goal for Key Alliance is straightforward ... develop new, and deepen existing customer relationships through the preemptive capture of investable assets. By providing the financial equivalent of "one-stop shopping" for a lifetime, the bank expects to strengthen customer loyalty, improve corporate profits and enhance shareholder value.

Key Alliance is a dynamic, documented, results-oriented process which demonstrates prospective financial and tax results based on the customer's objectives, preferences and decisions. Plans can be revised quickly as circumstances change and conditions warrant.

"We're simply making sure we have the financial products and services our customers need every time their needs change," said Patti Stuckey, the bank's head of trust and investment management. "And there's no better way to understand their needs than by leading them through a comprehensive financial planning process."

[PHOTO] - Patti A. Stuckey, Senior Vice President

As consumer demand has shifted from credit products to savings and investments. F&M's reputation for service and performance has led to exceptional growth in managed assets and fee income. Reaching $306 million in nearly 600 accounts at year-end, assets under management increased by 26% in 1996, and related fee income increased by 16%. Growth and customer satisfaction are attributed to personalized sales and service from credentialed and experienced bank professionals, custom-tailored investment using individual securities, and a track record of success in meeting the customer's investment performance objectives.

Ms. Stuckey added, "We've assembled a full range of products and services across all business lines to attract customers at a younger age and keep them longer. Financial planning leads to wealth accumulation, and estate planning inevitably leads to estate settlement. We expect to be the bank of choice at the state of the next life cycle."

SELECTED FINANCIAL INFORMATION
F&M Bancorp and Subsidiaries

                                           Years ended December 31,
(Dollars in thousands,     ----------------------------------------------------
except per share amounts)    1996     1995(1)     1994(1)    1993(1)    1992(1)
                           -------  ----------  ---------- ---------- ---------
Operating Data
  Interest income          $70,866  $ 70,108    $61,592    $60,788    $66,881
  Interest expense          32,218    32,336     24,841     25,087     32,609
  Net interest income       38,648    37,772     36,751     35,701     34,272
  Provision for credit
    losses                   1,522     1,651      1,188      3,217      3,381
  Net interest income
    after provision for
    credit losses           37,126    36,121     35,563     32,484     30,891
  Net gains (losses) on
    sales of securities       (330)     (256)        19        201      1,105
  Other noninterest income  11,100    12,418      8,964      8,838      9,941
  Noninterest expenses      36,512    35,176     31,601     29,937     31,450
  Income before provision
    for income taxes, loss
    from discontinued
    operation, cumulative
    effect of an accounting
    accounting change and
    extraordinary item      11,384    13,107     12,945     11,586     10,487
  Provision for
    income taxes             2,773     2,380      3,297      3,049      3,231
  Income before loss from
    discontinued operation,
    cumulative effect of an
    accounting change, and
    extraordinary item       8,611    10,727      9,648      8,537      7,256
  Loss from discontinued
    operation                   --        --         --        (72)       (33)
  Cumulative effect of an
    accounting change           --        --         --        245         --
  Extraordinary item - tax
    benefit of net operating
    loss carryforward           --        --         --         --        407
  Net income                 8,611    10,727      9,648      8,710      7,630

Per Share Data
  Income before loss from
    discontinued operation,
    cumulative effect of an
    accounting change, and
    extraordinary item       $1.52     $1.90      $1.71      $1.60      $1.44
  Loss from discontinued
    operation                   --        --         --      (0.02)     (0.01)
  Cumulative effect of an
    accounting change           --        --         --       0.05         --
  Extraordinary item - tax
    benefit of net operating
    loss carryforward           --        --         --         --       0.08
  Net income                  1.52      1.90       1.71       1.63       1.51
  Cash dividends paid         0.64      0.63       0.56       0.56       0.56
  Book value                 16.46     15.61      13.55      13.44      13.09

Key Ratios(2)
  Return on assets            0.89%     1.16%     1.12%      1.05%       0.92%
  Return on equity            9.48     13.04     12.72      12.43       12.07
  Shareholders' equity to
    total assets              9.42      8.89      8.81       8.47        7.59

Selected Average Balances(2)
  Total average assets    $964,865  $925,815  $860,336   $827,431    $833,051
  Total average equity      90,858    82,287    75,827     70,098      63,238

At Period End
  Loans, net of
    unearned income       $670,269  $626,005  $622,194   $546,447    $556,172
  Total assets           1,005,851   954,469   910,376    841,452     822,713
  Total deposits           794,750   784,675   753,307    696,945     674,550
  Total shareholders'
    equity                  93,460    88,401    76,582     75,744      65,947

Dividend Payout Ratio(3)     42.11%    33.16%    32.75%     34.36%      37.09%

Asset Quality
  Nonperforming loans/loans   1.09%     1.11%     2.93%      4.03%       5.21%
  Nonperforming
    assets/loans + OREO       2.17      2.58      4.47       5.93        7.21
  Allowance times
    nonperforming loans       1.32x     1.41x     0.63x      0.55x       0.41x

(1) Restated to reflect the acquisition of Home Federal Corporation consummated on November 15, 1996, and accounted for as a pooling of interests.
(2) Calculations and amounts for 1996, 1995, 1994, and 1993 reflect the effects of adopting Financial Accounting Standards Board Statement No.
     115, "Accounting for Certain Investments in Debt and Equity Securities," on December 31, 1993.
(3) Reflects the per share percentage relationship of cash dividends paid to net income.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS
F&M Bancorp and Subsidiaries

The following discussion provides an overview of the financial condition and results of operations of F&M Bancorp and its subsidiaries ("Bancorp"), for each year from 1994 through 1996. This discussion is intended to assist readers in their analysis of the accompanying consolidated financial statements and notes thereto. During 1996, Bancorp completed its merger with Home Federal Corporation and subsidiaries ("Home Federal"), Hagerstown, Maryland including its primary subsidiary, Home Federal Savings Bank and subsidiaries (the "Savings Bank") in a tax-free exchange of stock. At the date of acquisition, The Savings Bank had seven branch offices, total assets of $230.1 million, including loans of $154.0 million, and deposits of $162.7 million. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements and related financial data have been restated to include the accounts of Home Federal for all periods presented. With the completion of this merger, Bancorp now has two principal subsidiaries, Farmers and Mechanics National Bank (the "Bank") and the Savings Bank. Refer to Note 2 to the consolidated financial statements for further information on Bancorp's other acquisition activities.

Overview
Net income for 1996 was $8,611,000 compared with $10,727,000 for 1995. On a per share basis, net income for 1996 were $1.52 compared with $1.90 in 1995. The decline in net income between 1995 and 1996 is associated with special items in both years.
     Exclusive of these special items, net income for 1996 would have been $10,914,000 compared with $8,691,000 for 1995, a 25.6 percent increase. On a per share basis, 1996 net income, exclusive of these special items, would have been $1.92 compared with $1.54 in 1995. Return on average assets and return on average equity would have been 1.13 percent and 12.01 percent, respectively, for 1996, compared with 0.94 percent and 10.56 percent, respectively, for 1995.
     Since earnings performance in both years has been materially affected by special items, these have been itemized in Table 1 on an after-tax basis and are disclosed below on a pretax basis:

     * A portion of the intangible asset associated with branch acquisition was written down $803,000 in 1995 based on a periodic analysis of deposit retention which reflected deposit declines in excess of original projections.
     * A special provision for credit losses of $600,000 was made in 1995 by the Bank to recognize the potential impact of unfavorable nationwide trends in consumer delinquencies, compared with by the Savings Bank's increased credit loss and real estate provisions in the fourth quarter of 1996 of $744,000 to align the Savings Bank's loan and real estate owned portfolios within established centralized credit policy. The Savings Bank provisions are included in other merger-related expenses in Table 1. Other merger-related expenses also includes professional services expense of $602,000 and $320,000 in 1996 and 1995, respectively.
     * In 1995, the Bank sold its credit card portfolio and recognized a gain of $2,890,000.
     * The Savings Bank recognized a $1,476,000 reduction in income tax expense in 1995 as a result of the reduction in the valuation allowance on deferred tax assets in accordance with the provisions of Financial Accounting Standards Board ("FASB") Statement 109, "Accounting for Income Taxes."
     * Bancorp and its subsidiaries incurred restructuring charges totaling $771,000 in 1996 in connection with the acquisition of Home Federal.
     * The FDIC imposed a one-time insurance premium assessment on deposits insured by the Savings Association Insurance Fund ("SAIF") to bring that fund into compliance with minimums established by Congress. The total cost to Bancorp's subsidiaries was $1,179,000 in 1996.
     * The Savings Bank restructured its investment portfolio in the fourth quarter of 1996 to more closely align its portfolio with that of the Bank. Net securities losses totaling $278,000 were taken as a result of this restructuring. Total securities losses were $330,000 for 1996 on a consolidated basis compared with $256,000 for 1995.

TABLE 1. NET INCOME EXCLUDING SPECIAL ITEMS
                                             Year Ended December 31,
                                      --------------------------------------
                                       1996     EPS(1)     1995       EPS(1)
                                      ------    ------    ------      ------
Net income as reported                $8,611    $1.52    $10,727      $1.90
Adjustments (net of income taxes):
  Core deposit intangible write-off       --       --        493       0.09
  Special provision for credit losses     --       --        368       0.06
  Gain on sale of credit card portfolio   --       --     (1,774)     (0.31)
  Reduction of valuation allowance -
    FASB 109                              --       --     (1,476)     (0.26)
  Restructuring Charges                  545     0.10         --         --
  SAIF Assessment                        724     0.13         --         --
  Securities losses                      203     0.03        157       0.03
  Other merger-related expenses          831     0.14        196       0.03
                                     -------    -----     ------      -----
Net income excluding special items   $10,914    $1.92     $8,691      $1.54
                                     =======    =====     ======      =====
(1) Earnings per share

TABLE 2. AVERAGE BALANCES, INTEREST, AND AVERAGE RATES (CONSOLIDATED)

                                                             1996
                                               --------------------------------
                                                Average                 Average
(Dollars in thousands)                          Balances     Interest    Rate
-------------------------------------------------------------------------------
Assets
Interest-earning Assets
Federal funds sold                              $  8,154     $   453     5.56%
                                                --------     -------
Interest-bearing deposits with banks               4,114         226     5.49
                                                --------     -------
Investment securities(1)
  Taxable                                        166,009      10,216     6.15
  Tax-exempt(2)                                   71,876       5,475     7.62
                                                --------     -------
Total investment securities(2)                   237,885      15,691     6.60
                                                --------     -------
Loans, net, including loans held for sale(2)     640,672      56,516     8.82
                                                --------     -------
Total interest-earning assets and
  average yield(2)                               890,825      72,886     8.18
                                                --------     -------
Total noninterest-earning assets                  74,040
                                                --------
Total assets                                    $964,865
                                                ========
Liabilities and Shareholders' Equity
Interest-bearing Liabilities
Interest-bearing deposits
  Checking                                      $ 95,483     $ 1,965      2.06%
  Savings                                        119,595       3,111      2.61
  Money market accounts                          114,067       3,471      3.04
  Certificates of deposit                        352,318      19,405      5.51
                                                --------     -------
Total interest-bearing deposits                  681,463      27,952      4.10
                                                --------     -------
Short-term borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase           36,838       1,813      4.92
  Other short-term borrowings                     30,402       1,832      6.03
                                                --------     -------
Total short-term borrowings                       67,240       3,645      5.42
                                                --------     -------
Total long-term borrowings                        11,282         621      5.50
                                                --------     -------
Total interest-bearing liabilities
  and average rate incurred                      759,985      32,218      4.24
                                                --------     -------
Noninterest-bearing Liabilities
Demand deposits                                  103,531
Other liabilities                                 10,491
                                                --------
Total noninterest-bearing liabilities            114,022
                                                --------
Total liabilities                                874,007
Shareholders' equity                              90,858
                                                --------
Total liabilities and shareholders' equity      $964,865
                                                ========
Net interest earnings                                        $40,668
                                                             =======
Net interest spread(3)                                                   3.94%
                                                                         ====
Net interest margin(4)                                                   4.57%
                                                                         ====

                                                               1995
                                               --------------------------------
                                                Average                 Average
(Dollars in thousands)                          Balances     Interest    Rate
-------------------------------------------------------------------------------
Assets
Interest-earning Assets
Federal funds sold                              $  6,173     $   381      6.17%
                                                --------     -------
Interest-bearing deposits with banks               1,270         165     12.99
                                                --------     -------
Investment securities(1)
  Taxable                                        146,409       8,501      5.81
  Tax-exempt(2)                                   68,836       5,408      7.86
                                                --------     -------
Total investment securities(2)                   215,245      13,909      6.46
                                                --------     -------
Loans, net, including loans held for sale(2)     636,831      57,674      9.06
                                                --------     -------
Total interest-earning assets and
  average yield(2)                               859,519      72,129      8.39
                                                --------
Total noninterest-earning assets                  66,296
                                                --------
Total assets                                    $925,815
                                                ========
Liabilities and Shareholders' Equity
Interest-bearing Liabilities
Interest-bearing deposits
  Checking                                      $ 92,117     $ 2,118      2.30%
  Savings                                        121,894       3,481      2.86
  Money market accounts                          116,460       3,881      3.33
  Certificates of deposit                        332,828      18,390      5.53
                                                --------     -------
Total interest-bearing deposits                  663,299      27,870      4.20
                                                --------     -------
Short-term borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase           38,500       2,215      5.75
  Other short-term borrowings                     30,234       1,872      6.19
                                                --------     -------
Total short-term borrowings                       68,734       4,087      5.94
                                                --------     -------
Total long-term borrowings                         5,406         379      7.01
                                                --------     -------
Total interest-bearing liabilities
  and average rate incurred                      737,439      32,336      4.38
                                                --------     -------
Noninterest-bearing Liabilities
Demand deposits                                   96,684
Other liabilities                                  9,405
                                                --------
Total noninterest-bearing liabilities            106,089
                                                --------
Total liabilities                                843,528
Shareholders' equity                              82,287
                                                --------
Total liabilities and shareholders' equity      $925,815
                                                ========
Net interest earnings                                        $39,793
                                                             =======
Net interest spread(3)                                                    4.01%
                                                                          ====
Net interest margin(4)                                                    4.63%
                                                                          ====

                                                               1994
                                               --------------------------------
                                                Average                 Average
(Dollars in thousands)                          Balances     Interest    Rate
-------------------------------------------------------------------------------
Assets
Interest-earning Assets
Federal funds sold                              $  8,760     $   350      4.00%
                                                --------     -------
Interest-bearing deposits with banks               4,185         211      5.04
                                                --------     -------
Investment securities(1)
  Taxable                                        151,241       8,188      5.41
  Tax-exempt(2)                                   68,317       5,459      7.99
                                                --------     -------
Total investment securities(2)                   219,558      13,647      6.22
                                                --------     -------
Loans, net, including loans held for sale(2)     572,317      49,412      8.63
                                                --------     -------
Total interest-earning assets and
  average yield(2)                               804,820      63,620      7.90
                                                --------     -------
Total noninterest-earning assets                  55,516
                                                --------
Total assets                                    $860,336
                                                ========
Liabilities and Shareholders' Equity
Interest-bearing Liabilities
Interest-bearing deposits
  Checking                                      $ 90,556     $  2,170     2.40%
  Savings                                        128,038        3,589     2.80
  Money market accounts                          125,572        3,774     3.01
  Certificates of deposit                        280,651       12,238     4.36
                                                --------     --------
Total interest-bearing deposits                  624,817       21,771     3.48
                                                --------     --------
Short-term borrowings
  Federal funds purchased and securities
    sold under agreements to repurchase           29,539        1,208     4.09
  Other short-term borrowings                     24,515        1,379     5.63
                                                --------     --------
Total short-term borrowings                       54,054        2,587     4.79
                                                --------     --------
Total long-term borrowings                         8,462          483     5.71
                                                --------     --------
Total interest-bearing liabilities
  and average rate incurred                      687,333       24,841     3.61
Noninterest-bearing Liabilities
Demand deposits                                   88,091
Other liabilities                                  9,085
                                                --------
Total noninterest-bearing liabilities             97,176
                                                --------
Total liabilities                                784,509
Shareholders' equity                              75,827
                                                --------
Total liabilities and shareholders' equity      $860,336
                                                ========
Net interest earnings                                         $38,779
                                                              =======
Net interest spread(3)                                                    4.29%
                                                                          ====
Net interest margin(4)                                                    4.82%
                                                                          ====

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

RESULTS OF OPERATIONS

Net Interest Income.
The principal source of Bancorp's earnings is net interest income, which is the sum of interest and certain fees generated by earning assets minus interest paid on deposits and other funding sources. Earning assets consist primarily of loans and investment securities. Deposits are the primary funding source. Other funding sources include repurchase agreements, federal funds purchased, Federal Home Loan Bank ("FHLB") advances, and other borrowed funds. Net interest income is impacted by changes in the volume and mix of earning assets and funding sources, market interest rates, the demand for loans, and the availability of deposits. Other factors such as management policies, competition, fiscal and debt management policies of the federal government, monetary policy of the Federal Reserve Board, and other regulatory requirements may also have a significant impact on changes in net interest income from one period to the next.
     Average balances and rates for major categories of interest-earning assets and interest-bearing liabilities during the past three years appear in Table 2. Net interest income on a taxable-equivalent basis was $40,668,000 in 1996 compared with $39,793,000 in 1995, an increase of $875,000 or 2.2 percent. Total average earning assets increased 3.6 percent during 1996 compared with 1995. The increase was reflected principally in investment securities and other short-term financial instruments. The shift in asset mix to lower yielding assets coupled with loan growth which was most heavily concentrated in the consumer portfolio resulted in a 21 basis point decline in earning asset yield during 1996. Total average interest-bearing liability balances were 3.1 percent higher in 1996 compared with 1995, while average noninterest-bearing deposit balances were 7.1 percent higher. Average total deposits increased 3.3 percent in 1996 compared with 1995.
     The average rate paid on interest-bearing liabilities decreased 14 basis points during 1996. Continuing a trend which began in 1995, growth in interest-bearing deposits was concentrated in higher yielding fixed-rate certificates of deposit as customers preferred to lock-in higher yields and rates paid were maintained at levels deemed necessary to retain the retail funding base. The impact of this shift in interest-bearing deposit composition was mitigated by a pricing strategy which permitted a general decline in rates paid on core checking, savings, and money market accounts as well as an 83 basis point decline in rates paid on federal funds purchased and securities sold under agreements to repurchase.
     The net interest spread (the difference between the average taxable-equivalent yield on earning assets and the average rate paid on interest-bearing liabilities) declined 7 basis points to 3.94 percent while the net interest margin (the ratio of taxable-equivalent net interest income to earning assets) declined 6 basis points as the rate of growth in earning assets (3.6 percent) exceeded the rate of growth in net interest income (2.2 percent). The net interest margin considers the contribution of assets funded by interest-free sources. The excess of the interest-earning assets over interest-bearing liabilities represents the amount of funds contributed by noninterest-bearing funding sources in the form of demand deposits and capital. In order to more fully understand changes in net interest income and its effect on the net interest margin, these changes must be analyzed in terms of changes in average balances and changes in yields and rates.
     The effect on net interest income of changes in average balances ("volume") and yields and rates ("rates") are quantified in Table 3. As shown, net interest income improved in 1996 due to volume related variances netting $821,000, and rate related variances netting $54,000. Management monitors Bancorp's balance sheet to insulate net interest income from significant swings caused by interest rate volatility. If market rates were to either increase or decrease in 1997, compensating changes in asset mix and funding sources and rates would be considered to avoid a negative impact on net interest income. Bancorp's policies concerning asset/liability management are further discussed in the section titled "Interest Rate Risk."

Noninterest Income.
Noninterest income, exclusive of securities losses, property gains, and a gain of $2,890,000 recognized from the sale of the cardholder credit card portfolio in 1995, increased $1,456,000 or 15.3 percent in 1996 compared with 1995. Significant increases were realized in several components of noninterest income: Trust income increased $246,000 or 15.8 percent; service charges on deposit accounts increased $587,000 or 14.3 percent; and other operating income increased $471,000 or 12.8 percent. During 1996, assets under management by the Trust and Investment Management Group increased 26.4 percent to $306 million with over half of the asset growth attributable to new business development. The increase in service charges on deposit accounts was principally reflected in overdraft/nonsufficient fund charges which increased due to higher volumes coupled with enhanced collection efforts. The increase in other operating income was primarily due to increases in stockbrokerage and insurance commissions and cash value life insurance. Gains from the sale of loans, exclusive of the gain from the credit card sale, increased $152,000 in 1996 compared with 1995, due in part to the adoption of FASB Statement No. 122, effective January 1, 1996.
     Management continues to monitor areas where noninterest income can be enhanced whether from existing products and services or through the development of additional fee-based products and services.

Noninterest Expenses.
Noninterest expense consists primarily of costs associated with personnel, bank premises and equipment, and regulatory fees. Bancorp's noninterest expense increased $1,336,000 or 3.8 percent in 1996 compared with 1995. As reported in Table 1, noninterest expenses in both 1996 and 1995 included several special items. During 1996, legislation was passed which imposed a one-time charge of approximately $0.657 for every $100 of assessable deposits at March 31, 1995 to recapitalize the SAIF to a ratio of 1.25 percent of insured reserve deposits. The special assessment totaled $1,179,000. During 1995, a portion of the intangible asset associated with the branch acquisitions consummated in 1994 was written down $803,000 based on a periodic analysis of deposit retention which reflected deposit declines in excess of original projections. Merger related expenses of $1,193,000 in 1996 related to the Home Federal acquisition and $320,000 in 1995 related to the Bank of Brunswick acquisition were also incurred. Exclusive of these special items, total noninterest expenses in 1996 increased only $87,000 compared with 1995.
     Salaries and benefits, the largest component of noninterest expense, increased $1,203,000 or 7.3 percent compared with the prior year. Included in the increase are merger related expenses of $394,000, increased health insurance costs of $117,000 and an increase of $141,000 in incentive compensation. The increase is also reflective of normal promotional and merit increases and an increase in the average number of full-time equivalent employees. Occupancy and equipment expense increased $779,000 or 16.0 percent in 1996 compared with 1995 due to increased overhead associated with renovations and expansion of the retail delivery system, significant investments in technological upgrades, and the completion of a 45,000 square-foot addition to the corporate headquarters facility.
     Other operating expenses declined $646,000 in 1996 compared with 1995. Exclusive of merger related expenses, the SAIF assessment and the $803,000 intangible write-off in 1995, other operating expenses declined $1,301,000 or
10.2 percent. The decline was primarily due to a $570,000 decrease in other real estate owned ("OREO") expenses, a $329,000 decrease in contribution expenses, and a $228,000 decrease in advertising costs.

Income taxes.
Income tax expense amounted to $2,773,000 in 1996 compared with $2,380,000 in 1995. Tax expense varies from one year to the next with changes in the level of income before taxes, changes in the amount of tax-exempt interest income, and the relationship of these changes to each other.
     Bancorp's effective tax rate was 24.4 percent in 1996 and 18.2 percent in 1995. Bancorp's income tax expense differs from the amount computed at statutory rates primarily due to tax-exempt interest from certain loans and investment securities. Income tax expense for 1995 was also impacted by a $1,476,000 reduction in the valuation allowance on deferred tax assets due to management's determination that a significant portion of such deferred tax assets were realizable, which resulted in a tax benefit.
     Beginning January 1, 1996, the Maryland state financial institution franchise tax began to be phased out over a two-year period to result in Maryland banks being taxed like all other non-bank corporations. The changes effect principally how investment income is taxed. Given the existing composition of the investment portfolio and its distribution between taxing jurisdictions, the effect on state income tax expense will not be material.


TABLE 3.  ANALYSIS OF CHANGES IN NET INTEREST INCOME

                                        Year ended December 31,
                     ----------------------------------------------------------
                              1996 over 1995               1995 over 1994
                     ----------------------------- ----------------------------
                               Due to Change in(1)          Due to Change in(1)
                      Increase -------------------  Increase-------------------
(In thousands)       (Decrease) Volume   Rates     (Decrease) Volume  Rates
-------------------------------------------------------------------------------
Interest income
Interest and fees
  on loans(2)(3)       $(1,158)  $  351   $(1,509)    $8,262   $5,760  $  2,502
Interest and dividends on
  investment securities:
    Taxable              1,715    1,197       518        313     (261)      574
    Tax-exempt(4)           67      235      (168)       (51)      41      (92)
Interest on federal
  funds sold                72      113       (41)        31     (122)      153
Interest-bearing
  deposits with banks       61      200      (139)       (46)    (218)      172
                       -------   ------   -------     ------   ------   -------
Total                      757    2,096    (1,339)     8,509    5,200     3,309
                       -------   ------   -------     ------   ------   -------
Interest expense
Interest on deposits        82    1,021      (939)     6,099    2,088     4,011
Interest on federal
  funds purchased and
  securities sold
  under agreements
  to repurchase           (402)     (93)     (309)     1,007      431       576
Interest on other
  short-term borrowings    (40)      10       (48)       493      346       147
Interest on long-term
  borrowings               242      339       (97)      (104)    (198)       94
                       -------   ------   -------     ------   ------   -------
Total                     (118)   1,275    (1,393)     7,495    2,667     4,828
                       -------   ------   -------     ------   ------   -------
Net interest income    $   875   $  821   $    54     $1,014   $2,533  $(1,519)
                       =======   ======   =======     ======   ======   =======

(1) The change in interest due to both rate and volume has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2) Included in the change in interest income are decreased fees on loans of $245,000 for the year ended December 31, 1996 over 1995 and increased fees on loans of $69,000 for the year ended December 31, 1995 over 1994.
(3)  Tax-equivalent adjustments of $159,000 for 1996, $183,000 for 1995, and
     $172,000 for 1994 are included in the calculation of rate changes for interest and fees on loans.
(4)  Tax-equivalent adjustments of $1,861,000 for 1996, $1,838,000 for 1995, and $1,856,000 for 1994 are included in the calculation of rate changes for tax-exempt investment securities.

FINANCIAL CONDITION
SOURCES AND USES OF FUNDS
Bancorp's financial condition can be evaluated in terms of trends in its sources and uses of funds. The comparison of average balances in Table 4 indicates how Bancorp has managed these elements. Average funding uses increased $31,306,000 or 3.6 percent in 1996 compared with a $54,699,000 or 6.8 percent increase in 1995.

Investments.
Investment securities consist of two categories: available-for-sale and held-to-maturity. Securities classified as held-to-maturity are those securities that Bancorp has both the positive intent and ability to hold to maturity and are carried at amortized cost. Securities classified as available-for-sale are those securities which Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value in the accompanying consolidated balance sheets. The year-end investment portfolio balance increased by 9.0 percent compared with last year-end. The percentage of the investment portfolio allocated to the held-to-maturity and available-for-sale categories was 40.5 percent and 59.5 percent, respectively at December 31, 1996, compared with 39.8 percent and 60.2 percent, respectively at year-end 1995.
     Table 5 presents the amortized cost of the investment portfolio at December 31, 1996. The composition of the investment portfolio reflects management's objectives of providing a liquid portfolio of both U.S. government obligations and other investments with minimum levels of credit and interest rate risk combined with an acceptable level of earnings. The average balance of investment securities increased 10.5 percent in 1996 compared with 1995 averages. Several factors contributed to this increase: Loan demand which was strongest in the second half of 1996, increased liquidity resulting from the December, 1995 sale of the cardholder credit card portfolio, and to a lesser degree, the effects of a balance sheet leveraging strategy at the Savings Bank. Average investment yield in 1996 compared with 1995 increased 14 basis points to 6.60 percent reflective of a slight lengthening of the portfolio. The Savings Bank's investment portfolio was also realigned to conform to Bancorp investment policy and to provide call protection to ease reinvestment rate risk. Investment purchases in 1996 were primarily concentrated in U.S. Treasury and government agency securities and mortgage-backed securities. Table 6 presents the approximate weighted average taxable-equivalent yield and the maturity information for the portfolio at December 31, 1996. It is management's opinion that none of the obligations in the investment portfolio present any material risk characteristics at December 31, 1996 which should be disclosed. All of the obligations of states and political subdivisions are rated A or higher by either Moody's Investors Service, Inc. or Standard and Poor's Corporation and approximately 76.1 percent are rated AAA.


TABLE 4. SOURCES AND USES OF FUNDS

                           1996                       1995               1994
                -------------------------  --------------------------- -------
(Dollars in     Average    Increase        Average    Increase         Average
thousands)      Balance   (Decrease)  %    Balance   (Decrease)   %    Balance
-------------------------------------------------------------------------------
FUNDING USES
  Federal funds
    sold        $  8,154  $ 1,981   32.1%  $  6,173  $(2,587)  (29.5)% $  8,760
  Interest-
    bearing
    deposits
    with banks     4,114    2,844  223.9      1,270   (2,915)  (69.7)     4,185
  Taxable
    investment
    securities   166,009   19,600   13.4    146,409   (4,832)   (3.2)   151,241
  Tax-exempt
    investment
    securities    71,876    3,040    4.4     68,836      519     0.8     68,317
  Loans, net     640,672    3,841    0.6    636,831   64,514    11.3    572,317
                --------  -------  -----   --------  -------   -----   --------
    Total uses  $890,825  $31,306    3.6%  $859,519  $54,699     6.8 % $804,820
                ========  =======  =====   ========  =======   =====   ========
FUNDING SOURCES
  Interest-
    bearing
    checking    $ 95,483  $ 3,366    3.7%  $ 92,117  $ 1,561     1.7 % $ 90,556
  Savings        119,595   (2,299)  (1.9)   121,894   (6,144)   (4.8)   128,038
  Money market
    accounts     114,067   (2,393)  (2.1)   116,460   (9,112)   (7.3)   125,572
  Certificates
    of deposit   352,318   19,490    5.9    332,828   52,177    18.6    280,651
  Short-term
    borrowings    67,240   (1,494)  (2.2)    68,734   14,680    27.2     54,054
  Long-term
    borrowings    11,282    5,876  108.7      5,406   (3,056)  (36.1)     8,462
  Noninterest-
    bearing funds
    (net)(1)     130,840    8,760    7.2    122,080    4,593     3.9    117,487
                --------  -------  -----   --------  -------   -----   --------
    Total
      sources   $890,825  $31,306    3.6%  $859,519  $54,699     6.8%  $804,820
                ========  =======  =====   ========  =======   =====   ========

(1) Noninterest-bearing liabilities and shareholders' equity less noninterest-earning assets.


TABLE 5. INVESTMENT PORTFOLIO DISTRIBUTION - AMORTIZED COST (1)

                                                   December 31,
                                       ----------------------------------
(In Thousands)                           1996         1995         1994
                                       --------     --------     --------
U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies            $ 81,832     $ 64,836     $ 61,866
Obligations of states and
  political subdivisions                 70,881       72,185       70,975
Mortgage-backed securities               87,260       80,895       80,569
Other securities                          6,036        7,212        4,326
                                       --------     --------     --------
Total                                  $246,009     $225,128     $217,736
                                       ========     ========     ========

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement No.
     115.


TABLE 6. INVESTMENT PORTFOLIO ANALYSIS - DECEMBER 31, 1996

                                                  Maturing in:
                               ------------------------------------------------
                                                    After one      After five
                                   One Year          through         through
                                   or less         five years       ten years
(Dollars in thousands)         Amount   Yield   Amount   Yield   Amount   Yield
-------------------------------------------------------------------------------
-
Available-for-sale(1)
  U.S. Treasury securities
    and obligations of
    U.S. government
    corporations and agencies   $44,106  5.79%   $16,771  5.75%   $ 9,006 6.49%
  Obligations of states and
     political subdivisions(2)    7,521  8.98      1,024  7.99         --    --
  Mortgage-backed securities(3)   7,869  6.15     44,361  6.64      8,812  6.45
  Equity securities                  --    --         --    --         --    --
                                -------  ----    -------  ----    -------  ----
  Total available-for-sale       59,496  6.24     62,156  6.42     17,818  6.47
                                -------  ----    -------  ----    -------  ----
Held-to-maturity
  U.S. Treasury securities
    and obligations of
    U.S. government
    corporations and agencies        --    --      5,949  6.68      6,000  7.38
  Obligations of states and
    political subdivisions(3)        --    --     29,426  7.53     32,802  7.18
  Mortgage-backed securities         --    --         --    --     25,218  7.47
                                -------  ----    -------  ----    -------  ----
  Total held-to-maturity             --    --     35,375  7.39     64,020  7.31
                                -------  ----    -------  ----    -------  ----
  Total investment securities   $59,496  6.24%   $97,531  6.77%   $81,838 7.13%
                                =======  ====    =======  ====    ======= ====

                                                Maturing in:
                                     ------------------------------------
                                     After 10 Years           Total
                                     ---------------    -----------------
(Dollars in thousands)               Amount    Yield    Amount      Yield
-------------------------------------------------------------------------
Available-for-sale(1)
  U.S. Treasury securities
    and obligations of
    U.S. government
    corporations and agencies        $   --      --%    $ 69,883    5.87%
  Obligations of states and
     political subdivisions(2)           --      --        8,545    8.86
  Mortgage-backed securities(3)       1,000    6.50        62,42    6.55
  Equity securities                      --      --        6,036    6.62
                                     ------    ----      -------    ----
  Total available-for-sale            1,000    6.50      146,506    6.36
                                     ------    ----      -------    ----

Held-to-maturity
  U.S. Treasury securities
    and obligations of
    U.S. government
    corporations and agencies            --      --       11,949    7.03
  Obligations of states and
    political subdivisions(3)           108    6.50       62,336    7.34
  Mortgage-backed securities             --      --       25,218    7.47
                                     ------    ----      -------    ----
  Total held-to-maturity                108    6.50       99,503    7.34
                                     ------    ----      -------    ----
  Total investment securities        $1,108    6.50%    $246,009    6.76%
                                     ======    ====     ========    ====

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the 1995 consolidated balance sheet due to fair value adjustments made in accordance with Financial Accounting Standards Board
     Statement No. 115.
(2) Yields are presented on a fully taxable equivalent basis using the federal statutory rate of 34%.
(3) Estimated prepayment assumptions have been incorporated into the maturities for mortgage-backed securities based upon historical trends.


Loans.
Average loans in 1996 were about even compared with 1995; however, as reflected in Table 7, year-end total gross loans increased $44.2 million or 7.0 percent compared with the prior year. As was the case in 1995, loan growth in 1996 was primarily concentrated in consumer loans, commercial real estate, and commercial and industrial loans.
     Bancorp strives to maintain its loan portfolio in accordance with what management believes are conservative underwriting guidelines. Although most of Bancorp's loans are made within a limited geographic area, the loan portfolio is reasonably well diversified. The overall composition of the portfolio remained fairly stable in 1996. Bancorp has no concentration of loans where the aggregate of such a group of similar loans exceeds 10 percent of total loans at December 31, 1996 which are not otherwise disclosed as a category of loans in Table 7.

Deposits.
Deposits represent Bancorp's largest and most important funding source. Total deposits increased $10.1 million or 1.3 percent to $794.8 million at December 31, 1996 from $784.6 million at December 31, 1995.
     The growth in deposits is attributable to appropriate pricing strategies, the further expansion of our network of ATMs, and Bancorp's strong reputation for safety and soundness. Bancorp will continue its emphasis on core deposit accumulation and retention as a basis for sound growth and profitability.


TABLE 7. LOAN PORTFOLIO MIX

                                               December 31,
                        -------------------------------------------------------
                               1996                1995               1994
                        ----------------    ----------------    ---------------
(Dollars in thousands)   Amount      %       Amount      %       Amount      %
-------------------------------------------------------------------------------
Real estate
  Construction and
    land development    $ 29,571    4.4%    $ 33,427    5.3%    $ 40,222   6.5%
  Secured by farmland      6,864    1.0        6,212    1.0        6,132    1.0
  Residential mortgage   183,566   27.4      182,344   29.1      176,550   28.3
  Other mortgage         129,307   19.3      118,289   18.9      123,988   19.9
Agricultural                 977    0.1        1,493    0.2        1,815    0.3
Commercial and
  industrial              62,288    9.3       57,051    9.1       46,177    7.4
Consumer                 253,529   37.8      223,077   35.6      222,344   35.7
Other loans                4,772    0.7        4,821    0.8        5,738    0.9
                        --------  -----     --------  -----     --------  -----
Total loans             $670,874  100.0%    $626,714  100.0%    $622,966 100.0%
                        --------  -----     --------  -----     -------- -----

                                          December 31,
                             -------------------------------------
                                    1993                 1992
                             ---------------      ----------------
(Dollars in thousands)       Amount       %        Amount       %
------------------------------------------------------------------
Real estate
  Construction and
    land development        $ 42,550     7.8%     $ 41,157     7.4%
  Secured by farmland          5,832     1.1         5,773     1.0
  Residential mortgage       160,960    29.4       180,098    32.3
  Other mortgage             112,629    20.5       124,708    22.4
Agricultural                   1,810     0.3         1,124     0.2
Commercial and
  industrial                  34,836     6.4        33,824     6.1
Consumer                     183,769    33.5       164,717    29.5
Other loans                    5,545     1.0         6,121     1.1
                            --------   -----      --------   -----
Total loans                 $547,931   100.0%     $557,522   100.0%
                            --------   -----      --------   -----

Loans are classified according to security, borrower or purpose.


TABLE 8. LOAN MATURITIES AND INTEREST SENSITIVITY(1)
AT DECEMBER 31, 1996

                                                      Maturing in:
                                       ----------------------------------------
                                       In 1 year  After 1    After 5
(In thousands)                         or less(2) through 5  years     Total
-------------------------------------------------------------------------------
Real estate
  Construction and land development    $20,997    $ 8,351    $   223   $ 29,571
  Secured by farmland                    1,345      4,886        633      6,864
Agricultural                               174        666        137        977
Commercial and industrial               31,967     28,065      2,256     62,288
Other loans                              3,662        641        469      4,772
                                       -------    -------    -------   --------
  Total                                $58,145    $42,609    $ 3,718   $104,472
                                       =======    =======    =======   ========
Rate Sensitivity
  Predetermined rate                              $27,415    $ 2,796
  Floating rate                                    15,194        922
                                                  -------    -------
    Total                                         $42,609    $ 3,718
                                                  =======    =======

(1)  Excludes real estate mortgage loans and consumer loans.
(2) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.


TABLE 9. AVERAGE DEPOSITS AND RATES PAID

                                 1996               1995               1994
                          -----------------------------------------------------
                          Average            Average            Average
(Dollars in thousands)    Balance    Rate    Balance    Rate    Balance    Rate
-------------------------------------------------------------------------------
Noninterest-bearing
  demand deposits         $103,531     --%   $ 96,684     --%   $ 88,091     --
%
                          --------   ----    --------   ----    --------   ----
Interest-bearing deposits
  Demand                    95,483   2.06      92,117   2.29      90,556   2.40
  Money market             114,067   3.04     116,460   3.33     125,572   3.01
  Savings                  119,595   2.61     121,894   2.86     128,038   2.80
  Time                     352,318   5.51     332,828   5.53     280,651   4.36
                          --------   ----    --------   ----    --------   ----
    Total interest-
      bearing deposits     681,463   4.10     663,299   4.20     624,817   3.48
                          --------   ----    --------   ----    --------   ----
  Total average deposits  $784,994   3.56%   $759,983   3.67%   $712,908  3.05%
                          ========   ====    ========   ====    ========  ====


TABLE 10. MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                                December 31,
                                      -------------------------------
(In thousands)                          1996        1995        1994
---------------------------------------------------------------------
Maturing in
  3 months or less                    $15,090     $ 8,926     $11,583
  Over 3 months through 6 months       12,580       9,046       8,217
  Over 6 months through 12 months       6,409      11,642       7,757
  Over 12 months                        9,137       5,370       5,721
                                      -------     -------     -------
                                      $43,216     $34,984     $33,278
                                      =======     =======     =======


Table 11. SHORT-TERM BORROWINGS

Federal Funds Purchased and Securities Sold Under Agreements to Repurchase

                                  Year ended December 31,
                              -------------------------------
(Dollars in thousands)          1996        1995        1994
-------------------------------------------------------------
End of period outstanding     $41,876     $40,158     $31,959
Highest month-end balance      43,011      46,478      33,984
Average balance                36,838      38,500      29,539

Average rate of interest
  At end of year                 5.03%       5.20%       5.28%
  During year                    4.92        5.75        4.09

Short-term Advances from Federal Home Loan Bank
                                  Year ended December 31,
                              -------------------------------
(Dollars in thousands)          1996        1995        1994
-------------------------------------------------------------
End of period outstanding     $55,728     $17,728     $33,000
Highest month-end balance      55,728      34,000      33,000
Average balance                29,692      28,207      23,297

Average rate of interest
  At end of year                 5.91%       6.49%       6.06%
  During year                    5.92        6.32        5.66

RISK ELEMENTS

Nonperforming Assets.
Table 12 summarizes Bancorp's nonperforming assets and contractually past due loans for the past five years. Nonperforming assets at December 31, 1996, totaled $14.738,000 or 2.17 percent of the total of year-end loans and OREO. The year-earlier total was $16,380,000 or 2.58 percent. Nonperforming loans were $7,281,000 or 1.09 percent of year-end loans versus $6,954,000 or 1.11 percent at December 31, 1995. The amount of loans past due 90 days or more that were not classified as nonperforming loans totaled $2,220,000 at December 31, 1996, compared with $947,000 at December 31, 1995. There is no direct correlation between loans past due 90 days or more, nonperforming loans, and ultimate loan losses Management believes that the amounts of its nonperforming loans are modest in relation to the size of the loan portfolio.
     OREO comprises the single largest segment of nonperforming assets. At December 31, 1996, OREO, net of the valuation allowance, was $7,457,000 or 1.10 percent of the total of year-end loans and OREO compared with $9,426,000 or
1.48 percent a year earlier. The decline in OREO of $1,969,000 compared with the prior year was attributable in a large measure to Bancorp's successful efforts in disposing of several OREO properties. The balance at December 31, 1996, includes minority interests totaling $838,000.

Potential Problem Loans.
At December 31, 1996, Bancorp had $20,579,000 in loans to borrowers who were currently experiencing financial difficulties such that management had concerns that such loans might, in the future, become classified as nonaccrual or delinquent. Potential problem loans totaled $32,617,000 at December 31, 1995. The decrease of $12,038,000 in the amount of these loans in 1996 is a reflection of a continued improvement in credit quality. These loans are subject to significant management attention and their classification is reviewed periodically. When evaluating the quality of the loan portfolio, management uses a classification system that categorizes potential problem loans into three groups: other loans especially mentioned, substandard, or doubtful/loss. All loans categorized according to this system are included in potential problem loans or in Table 12.


TABLE 12.  NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS

                                            Year ended December 31,
                            ---------------------------------------------------
(Dollars in thousands)         1996       1995       1994       1993      1992
-------------------------------------------------------------------------------
Nonperforming Assets
  Nonaccrual loans(1)        $ 7,281    $ 6,954    $18,246    $22,047   $29,018
  Restructured loans(2)           --         --         --         --        --
  Other real estate owned
    net of valuation
    allowance(3)               7,457      9,426     10,009     11,059    11,973
                             -------    -------    -------    -------    ------
Total nonperforming assets   $14,738    $16,380    $28,255    $33,106   $40,991
                             =======    =======    =======    =======   =======
Loans past due 90 or more
  days as to interest or
  principal(4)               $ 2,220    $   947    $   443    $ 3,166   $ 3,946
                             =======    =======    =======    =======   =======
Nonperforming loans to
  year-end loans               1.09%      1.11%      2.93%      4.03%     5.21%
Nonperforming assets to
  year-end loans and other
  real estate owned            2.17%      2.58%      4.47%      5.93%     7.21%
Year-end allowance for
  credit losses times
  nonperforming loans          1.32x      1.41x      0.63x      0.55x     0.41x
Year-end allowance for
  credit losses times
  nonperforming assets         0.65x      0.60x      0.40x      0.37x     0.29x

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

(3) Other real estate owned includes: banking premises no longer used for business purposes, real estate acquired by foreclosure (in partial or complete satisfaction of debt) or otherwise surrendered by the borrower to Bancorp's possession. Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition or transfer from loans.
     Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequent to transfer, these assets are adjusted through a valuation allowance to the lower of the net carrying value or the fair value (net of estimated selling expenses) based on periodic appraisals.

(4)  Nonaccrual loans are not included.


Allowance for Credit Losses.
Effective January 1, 1995, Bancorp adopted Financial Accounting Standards Board Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by Statement No. 118, "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures." It requires that impaired loans within its scope be measured based on the present value of expected cash flows discounted at the loan's observable market price or the fair value of the collateral for a collateral dependent loan. The effects of adoption were not material to the consolidated financial statements.
     Annual provisions are made to maintain the allowance for credit losses at levels determined by management to be necessary to adequately absorb possible losses in the loan portfolio. Principal factors in management's analysis of the adequacy of the allowance are the historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, the current level of the allowance, a continuing evaluation of the present and future local and national economic environment and the various trade sectors in Bancorp's trading area, and regular and frequent reviews of portfolio quality by federal bank supervisory authorities and internal examination staff. Table 13 shows certain information related to the allowance and the credit losses of Bancorp for the last five years. The provision for credit losses charged to earnings was $1,522,000 in 1996, a decrease of $129,000 compared with last year's provision. Net charge-offs for 1996 were $1,679,000 or 0.26 percent of average loans compared with $3,289,000 or 0.52 percent, in 1995. The decrease in net charge-offs was primarily concentrated in the real estate portfolio. Management believes its allowance for credit losses is adequate to cover anticipated credit losses at December 31, 1996. Management's estimate of credit losses inherent in the credit extension process and the related allowance may change in the near term due to uncertainties inherent in the estimation process.
     At December 31, 1996, Bancorp had loans amounting to approximately $6,144,000 that were specifically classified as impaired and included in non-accrual loans in Table 12. At December 31, 1996, the specific allowance for credit losses related to impaired loans was $964,000.
     Table 14 presents an allocation of the allowance to various loan categories. This allocation does not limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur.

Environmental Liability.
Bancorp runs a risk in its lending activities that a particular borrower might sustain adverse financial circumstances as a result of the cost of compliance or remediation following failure to comply with environmental laws. Borrowers could, as a result, be unable to repay loans previously extended. Additionally, collateral values may decline. Bancorp seeks to avoid both circumstances by understanding the business of the borrower. An environmental risk assessment is completed for each commercial real estate borrower to evaluate the potential for environmental risk and to assist with quantifying the risk, if any. Bancorp periodically monitors existing credits for environmental liability.


TABLE 13.  ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES

                                      Year ended December 31,
                      --------------------------------------------------------
(In thousands)          1996        1995        1994       1993        1992
------------------------------------------------------------------------------
Average loans
  outstanding less
  average unearned
  income(1)           $640,148    $636,425    $570,029    $554,466    $595,398
                      ========    ========    ========    ========    ========

Allowance for
  credit losses at
  beginning of year   $  9,796    $ 11,434    $ 12,196    $ 11,766    $ 12,018
                      --------    --------    --------    --------    --------

Charge-offs
Real estate                303       2,478       1,000       2,015       2,972
Commercial and
  industrial                10          70          35         162         408
Consumer                 3,609       2,879       2,199       1,847       1,217
                      --------    --------    --------    --------    --------
Total loans
  charged-off            3,922       5,427       3,234       4,024       4,597
                      --------    --------    --------    --------    --------

Recoveries
Real estate                247         429          68         335         463
Commercial and
  industrial                 2          22          18          10          50
Consumer                 1,994       1,687       1,198         892         451
                      --------    --------    --------    --------    --------
Total recoveries         2,243       2,138       1,284       1,237         964
                      --------    --------    --------    --------    --------

Net charge-offs          1,679       3,289       1,950       2,787       3,633
                      --------    --------    --------    --------    --------

Additions charged to
  operating expense      1,522       1,651       1,188       3,217       3,381
                      --------    --------    --------    --------    --------

Allowance for
  credit losses
  at end of year      $  9,639    $  9,796    $ 11,434    $ 12,196    $ 11,766
                      ========    ========    ========    ========    ========

Ratio of net
  charge-offs to
  average loans
  outstanding             0.26%       0.52%       0.34%       0.50%       0.61%
                          ====        ====        ====        ====        ====

(1)  Excludes loans held for sale.


TABLE 14.  ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                             December 31,
                      ---------------------------------------------------------
                             1996                1995               1994
                      -----------------   -----------------   -----------------
                                 % Gross             % Gross           % Gross
(Dollars in thousands) Amount    Loans(1)  Amount    Loans(1)  Amount  Loans(1)
-------------------------------------------------------------------------------
Real estate
  Construction and
    land development   $1,821      4.4%    $2,328      5.3%    $ 2,652     6.5%
  Residential mortgage    510     27.4        508     29.1         996     28.3
  Other mortgage        1,765     19.3      2,028     18.9       3,170     19.9
Commercial and
  industrial              830      9.3      1,015      9.1       1,379      7.4
Consumer                2,757     37.8      2,385     35.6       2,612     35.7
Unallocated             1,956      1.8      1,532      2.0         625      2.2
                       ------    -----     ------    -----     -------    -----
Total allowance
  for credit losses    $9,639    100.0%    $9,796    100.0%    $11,434   100.0%
                       ======    =====     ======    =====     =======   =====

                                        December 31,
                          ------------------------------------------
                                 1993                   1992
                          -------------------    -------------------
                                      % Gross                % Gross
(Dollars in thousands)    Amount      Loans(1)   Amount      Loans(1)
-------------------------------------------------------------------
Real estate
  Construction and
    land development      $ 3,797       7.7%     $ 1,833       7.4%
  Residential mortgage      2,282      29.7        5,321      32.5
  Other mortgage            2,503      20.4          306      22.3
Commercial and industrial     908       6.3        1,533       6.0
Consumer                    1,984      33.4        2,007      29.4
Unallocated                   722       2.5          766       2.4
                          -------     -----      -------     -----
Total allowance
  for credit losses       $12,196     100.0%     $11,766     100.0%
                          =======     =====      =======     =====

(1)  Reflects the percentage of loans in each category to total loans.


ASSET AND LIABILITY MANAGEMENT
The primary objective of our asset/liability management program is to identify opportunities for maximizing net interest margins while ensuring adequate liquidity and carefully managing interest rate risk. The Asset/Liability Committees ("ALCO") manage these objectives through the establishment of policies regarding balance sheet structure, funding practices, and interest rate sensitivity.

Liquidity.
Liquidity management involves the ability to meet the borrowing needs and deposit withdrawal requirements of customers and to provide adequate funds to support asset growth. Liquidity is provided by strategies to attract and retain deposits, principal and interest payments on loans, fee income, interest payments on and maturities of investment securities, and other cash flows from operations. Providing liquidity in a profitable manner is especially important in today's environment of deregulation and volatile money markets. Bancorp maintains a substantial base of core demand, savings, and money market account deposits supplemented by other deposits of varying maturities and rates. Interest-bearing deposit products comprised 76.5 percent of average funding sources and 89.7 percent of average interest-bearing liabilities in 1996 compared with 77.2 percent and 89.9 percent, respectively in 1995. Core deposits are supplemented by a stable base of customers who utilize repurchase agreements as a money management vehicle. The loan to deposit ratio is being maintained within the ALCO guideline target averaging 81.6 percent in 1996 compared with 83.8 percent in the prior year. Table 6 reflects the maturity distribution of the investment portfolio at December 31, 1996, of which 24.2 percent will mature within one year and an additional 39.6 percent between one and five years. Correspondent relationships are maintained with several larger banks to access purchases of federal funds when needed. Also available as a liquidity source are secured advances from the Federal Home Loan Bank ("FHLB") of Atlanta. In the loan portfolio, emphasis is directed to granting loans with short maturities and floating rates where possible.

Interest Rate Risk.
Interest rate risk management refers to the vulnerability of earnings to changes in the levels of interest rates and seeks to avoid fluctuating net interest margins and to enhance consistent growth of net interest income through periods of changing interest rates. Bancorp uses the concept of natural hedges to manage its interest rate risk: a process of adjusting balance sheet positions having individual interest rate risks to control the net interest rate risk as a whole. Derivative financial instruments, such as futures, forwards, swaps, option contracts, or other financial instruments with similar characteristics are not currently utilized. By managing the maturity and repricing characteristics of its interest-earning assets and funding sources, Bancorp can effectively control its net interest margins, liquidity position, asset growth, and capital requirements.
     Rates on different assets and liabilities within the same maturity category adjust differently to changes in interest rates at varying degrees over different periods of time. Although certain assets and liabilities have the capacity to move in reaction to a change in rates, they may not always do so. Bancorp attempts to measure the interest rate sensitivity of its assets and liabilities on the basis of when they will reprice as opposed to when they can reprice. Table 15 summarizes Bancorp's interest rate sensitivity at December 31, 1996. The cumulative gap position represents the net amount of assets and liabilities that will most likely reprice through the period indicated, given no changes in the balance sheet mix. The effect on income depends upon the level and direction of any change in rates. In periods of rising interest rates, net asset sensitive positions generally have the effect of increasing earnings. In periods of declining interest rates, this cumulative position has the opposite effect.
     Since it is difficult to predict the movement of interest rates, management tries to maintain a relatively balanced sensitivity position, while not forgoing any opportunity to benefit from current rate conditions. As indicated in Table 15, Bancorp had a cumulative net liability sensitive position of $55,450,000 within the one year time frame. This position would indicate that Bancorp has the potential for decreased earnings if market interest rates were to rise in the next twelve months. If market rates were to rise, however, ALCO would consider compensating changes in asset mix, funding sources and rates to avoid a negative impact on net interest income.
     Due to inherent limitations in this traditional gap analysis technique for measuring interest sensitivity, management also employs more sophisticated interest sensitivity measurement tools to analyze the volatility of net interest income as a result of changes in interest rates. Simulation models are used to subject the current repricing gap positions to rising and falling incremental changes in interest rates of 100, 200, and 300 basis points, and to forecast how net interest income varies under alternative interest rate and business activity scenarios. Management also measures the effects of changes in interest rates on the market value of assets, liabilities, and off-balance-sheet contracts. At December 31, 1996, the changes in net interest income and/or market value calculated under these alternative methods were within limits established by the Board of Directors.


TABLE 15.  INTEREST RATE SENSITIVITY ANALYSIS (1)
AT DECEMBER 31, 1996

(In             1-90    91-180    181-365     1-3       3-5     Beyond
thousands)      days     days      days      years     years   5 years  Total
----------      ----    ------    -------    -----     -----   -------  -----
Interest-earning Assets:
Interest-
  bearing
  deposits
  with
  banks      $  4,943  $     --  $     --  $     --  $     --  $    -- $  4,943
Investment
  securities
  (2)          16,504    15,397    43,732    86,370    39,322   39,453  240,778
Loans, net    129,154    86,366   136,205   208,768    45,906   48,481  654,880
             --------  --------  --------  --------  --------  -------  -------
-
  Total      $150,601  $101,763  $179,937  $295,138  $ 85,228  $87,934 $900,601
             ========  ========  ========  ========  ========  ======= ========

Interest-bearing Liabilities:
Deposits     $160,499  $ 87,285  $138,224  $187,028  $102,828  $10,785 $686,649
Short-term
  borrowings   83,559        --    15,728        --        --       --   99,287
Long-term
  borrowings       --        --     2,456        --     4,088      142    6,686
             --------  --------  --------  --------  --------  ------- --------
  Total      $244,058  $ 87,285  $156,408  $187,028  $106,916  $10,927 $792,622
             ========  ========  ========  ========  ========  ======= ========

Interest Sensitivity Gap:
Period       $(93,457) $ 14,478  $ 23,529  $108,110  $(21,688) $77,007 $107,979
Cumulative    (93,457)  (78,979)  (55,450)   52,660    30,972  107,979  107,979


(1)  Excludes nonaccrual loans and other nonrate-sensitive assets.
(2)  Reflects fair value adjustments for securities available for sale.


Capital Resources
The Federal Reserve Board and the Comptroller have adopted capital adequacy guidelines requiring Bancorp to maintain specific minimum amounts of tangible shareholders' equity and additional amounts based upon the amount and nature of their assets and commitments currently at risk. The risk rules specify four categories of asset or commitment risk. Each asset and commitment of Bancorp is categorized and weighted appropriately, and capital is then compared to the aggregate value of such risk-weighted assets and commitments to determine if additional capital is required. At December 31, 1996, Bancorp's ratio of total capital to risk-weighted assets was 14.08 percent as compared to the regulatory guideline for 1996 of 8.00 percent.
     The Bank and the Savings Bank are also required to maintain specified minimum amounts of capital in accordance with regulatory guidelines. The regulatory capital at December 31, 1996 for these entities is reflected in Table 16.
     Fair value adjustments to shareholders' equity for changes in the fair value of securities classified as available-for-sale are excluded from the calculation of these capital ratios in accordance with regulatory guidelines.


TABLE 16. REGULATORY CAPITAL RATIOS

                            Bancorp             The Bank       The Savings Bank
                       -----------------   -----------------   ----------------
                                  % of                % of               % of
                               Regulatory          Regulatory        Regulatory
                       Amount    Assets    Amount    Assets    Amount   Assets
                       ------  ----------  ------  ----------  ------ ---------
Tangible Capital       $87,289    8.87%    $69,090    9.15%    $18,199    7.97%
Requirements                      3.00                3.00                1.50
Excess                            5.87%               6.15%               6.47%

                            Bancorp             The Bank       The Savings Bank
                       -----------------   -----------------   ----------------
                               % of Risk           % of Risk             % of
                               Weighted            Weighted          Regulatory
                       Amount   Assets     Amount   Assets     Amount   Assets
                       ------  ---------   ------  ---------   ------ ---------
Core Capital (Tier 1)  $87,289   12.25%    $69,090   12.08%    $18,199    7.97%
Requirements                      4.00                4.00                3.00
Excess                            8.25%               8.08%               4.97%

                            Bancorp             The Bank       The Savings Bank
                       -----------------   -----------------   ----------------
                               % of Risk           % of Risk             % of
                               Weighted            Weighted          Regulatory
                       Amount   Assets     Amount   Assets     Amount   Assets
                       ------  ---------   ------  ---------   ------ ---------
Core & Supplemental
  Capital (Total)      $94,698   13.29%    $74,719   13.07%    $19,979   14.23%
Requirements                      8.00                8.00                8.00
Excess                            5.29%               5.07%               6.23%


EFFECTS OF CHANGING PRICES
A bank's asset and liability structure is substantially different from that of an industrial company, in that virtually all assets and liabilities of a bank are monetary in nature. Accordingly, changes in interest rates may have a significant impact on a bank's performance. Interest rates, though affected by inflation, do not necessarily move in the same direction, or in the same magnitude as the prices of other goods and services. Movement in interest rates is a result of the perceived changes in inflation and the effects of monetary and fiscal policies. Reference to the various supplemental information shown elsewhere in this annual report will assist in an understanding of how well Bancorp is positioned to react to changing interest rates.
     Many categories of noninterest expense are more directly affected by the effects of inflation. This is especially true of personnel costs and other operating expenses. Management is constantly searching for ways to increase the efficiency of Bancorp's operation to minimize inflation's impact. In the future, as was the case in 1996, the growth of Bancorp's noninterest expenses may be determined to a greater extent by the rate of growth in bank operations rather than the rate of inflation. As in the past, management will continually monitor noninterest expenses.

YEAR ENDED DECEMBER 31, 1995
COMPARED WITH 1994

Bancorp earned $10,727,000 or $1.90 per share in 1995 compared with $9,648,000 or $1.71 per share in 1994. Return on average total assets was 1.16 percent for 1995 and 1.12 percent for 1994. Return on average equity was 13.04 percent in 1995 and 12.72 percent in 1994.
     Net interest income on a taxable-equivalent basis was $39,793,000 in 1995 compared with $38,779,000 in 1994, an increase of $1,014,000 or 2.6 percent. This increase resulted from increases totaling $2,533,000 due to changes in volume which were offset by decreases totaling $1,519,000 caused by changes in rates.
     Total average earning assets increased $54,699,000 or 6.8 percent from 1994 to 1995. Earnings power was enhanced in 1995 as the percentage of average loans to average earning assets was 74.1 percent in 1995 compared with 71.1 percent in 1994. Average interest-bearing liabilities remained relatively flat as a percentage of earning assets during 1995, increasing only 0.4 percent. Average yields on most categories of earning assets increased during the year. The average rates on interest-bearing liabilities increased at a faster rate, however, as customers increased their holdings of certificates of deposit, which bear higher rates than shorter-term savings and money market deposits. The average yield on earning assets increased 49 basis points while average rates paid on funding sources increased 77 basis points from 1994 to 1995. Therefore, the net interest spread declined 28 basis points to 4.01 percent in 1995. The net interest margin declined 19 basis points to 4.63 percent as the rate of growth in earning assets exceeded the rate of growth in net interest income.
     Noninterest income increased $1,269,000 or 15.4 percent in 1995 compared with 1994, exclusive of nonrecurring gains from the sale of the credit card portfolio in 1995, gains from sales of property in both years, securities losses in 1995, and securities gains in 1994. Significant increases were noted in several components of noninterest income. Deposit and other service fees increased $774,000 or 23.3 percent, and trust income increased $416,000 or 36.4 percent. The 1995 increases reflect a full year's impact of revised fee schedules and new products introduced during 1994, the full integration of three branch offices acquired in late 1994, a larger customer base due to the further expansion of our retail delivery system in 1995, and a 23.0 percent increase in assets under management by the Trust and Investment Management Group.
     Noninterest expenses increased $3,575,000 or 11.3 percent in 1995 compared with 1994. Salaries and benefits increased $1,047,000 or 6.8 percent. This increase is due in a large measure to higher staffing levels as a result of acquisitions and new branch activities and to a lesser degree, to normal promotional and merit increases. Occupancy and equipment expenses increased $651,000 or 15.4 percent due primarily to acquisition, renovation, and new branch activities. Other operating expenses increased $1,877,000 or 15.7 percent primarily due to the $803,000 write-down of the intangible asset associated with branch acquisitions. Exclusive of this write-down, other operating expenses increased $1,074,000 or 9.0 percent.
     Income tax expense totaled $2,380,000 in 1995 compared with $3,297,000 in 1994. Bancorp's effective tax rate for 1995 was 18.2 percent compared with 25.5 percent in 1994. The decline in the effective tax rate in 1995 was primarily attributable to a reduction in the valuation allowance on deferred tax assets and was assisted by the realization of tax benefits from tax planning strategies implemented in the second quarter of 1994. The effective tax rates also reflect the benefit of tax-exempt loans and investment securities.
     Bancorp had total assets of $954,469,000 as of December 31, 1995, up $44,093,000 or 4.8 percent over a year earlier. Growth was assisted by the acquisition of two branch offices in the second quarter of 1995. On average, total assets increased $65,479,000 or 7.6 percent and loans grew $64,514,000 or
11.3 percent. Loan growth was strong during the fourth quarter of 1994. This demand was not sustained in 1995 as evidenced by a smaller increase in year-end balances relative to the average loan balance increase. In addition, the Bank sold its cardholder credit card portfolio in December 1995, which reduced year-end balances in the loan portfolio by approximately $10,700,000. Average earning assets increased 6.8 percent in 1995 compared with 1994. The composition of the average earning asset mix changed to reflect a higher concentration of loans.
     Total average interest-bearing deposits were 6.2 percent higher in 1995 compared with 1994. Customers increased their holdings of certificates of deposit and decreased their holdings of the more liquid savings and money market accounts as rates on term accounts increased and rates on the more liquid accounts remained relatively stable. Average borrowings increased 18.6 percent to comprise 10.1 percent of average interest-bearing liabilities during 1995 compared with 9.1 percent of average interest-bearing liabilities during 1994. Average noninterest-bearing deposits in 1995 increased a significant 9.8 percent compared with 1994 averages.
     Total shareholders' equity was $88,401,000 at December 31, 1995, a 15.4 percent increase over the 1994 year-end total of $76,582,000. A significant decrease in unrealized losses, net of taxes, on the available-for-sale investment portfolio had a positive effect on shareholders' equity from year-end 1994 to year-end 1995 as a result of the declining interest rate environment.


CONSOLIDATED BALANCE SHEETS
F&M Bancorp and Subsidiaries

                                                                December 31,
                                                      -------------------------
(Dollars in thousands, except per share amounts)         1996            1995
-------------------------------------------------------------------------------
ASSETS
Cash and due from banks                               $   33,762       $ 31,894
Federal funds sold                                            --         18,524
Interest-bearing deposits with banks                       4,943          7,338
                                                      ----------       --------
  Total cash and cash equivalents                         38,705         57,756
                                                      ----------       --------
Loans held for sale                                          309          1,087
                                                      ----------       --------
Investment securities
  Held-to-maturity, fair value of $100,201 in 1996
    and $91,108 in 1995                                   99,503         89,723
  Available-for-sale, at fair value                      146,308        135,711
                                                      ----------       --------
    Total investment securities                          245,811        225,434
                                                      ----------       --------
Loans, net of unearned income of $606 in 1996
  and $709 in 1995                                       670,269        626,005
Less: Allowance for credit losses                         (9,639)       (9,796)
                                                      ----------       --------
  Net loans                                              660,630        616,209
                                                      ----------       --------
Bank premises and equipment, net                          25,231         20,498
Other real estate owned                                    7,457          9,426
Interest receivable                                        6,701          6,529
Intangible assets                                          3,945          4,737
Other assets                                              17,062         12,793
                                                      ----------       --------
                                                          60,396         53,983
                                                      ----------       --------
Total assets                                          $1,005,851       $954,469
                                                      ==========       ========
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits
  Noninterest-bearing                                 $  108,101       $105,957
  Interest-bearing                                       686,649        678,668
                                                      ----------       --------
      Total deposits                                     794,750        784,625
Short-term borrowings
  Federal funds purchased and securities sold
    under agreements to repurchase                        41,876         40,158
  Other short-term borrowings                             57,411         19,120
Long-term borrowings                                       6,686         12,272
Accrued interest and other liabilities                    11,668          9,893
                                                      ----------       --------
Total liabilities                                        912,391        866,068
                                                      ----------       --------
Commitments and contingencies (Note 13)

Shareholders' equity
Common stock, par value $5 per share; authorized
  10,000,000 shares; issued and outstanding
  5,678,564 in 1996 and 5,660,879 in 1995                 28,393         28,304
Surplus                                                   29,148         28,811
Retained earnings                                         36,113         31,304
Net unrealized loss on securities available for sale        (194)          (18)
                                                      ----------       --------
Total shareholders' equity                                93,460         88,401
                                                      ----------       --------
Total liabilities and shareholders' equity            $1,005,851       $954,469
                                                      ==========       ========

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME
F&M Bancorp and Subsidiaries

                                                      Year ended December 31,
                                                  -----------------------------
(Dollars in thousands, except per share amounts)    1996       1995       1994
-------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                        $56,357    $57,491    $49,240
Interest and dividends on investment securities
  Taxable                                          10,216      8,502      8,188
  Tax-exempt                                        3,614      3,569      3,603
Interest on deposits with banks                       226        165        193
Interest on federal funds sold                        453        381        368
                                                  -------    -------    -------
  Total interest income                            70,866     70,108     61,592
                                                  -------    -------    -------
INTEREST EXPENSE
Interest on deposits
  Checking                                          1,965      2,118      2,170
  Savings                                           3,111      3,481      3,589
  Money market accounts                             3,471      3,881      3,774
  Certificates of deposit                          19,405     18,390     12,238
Interest on federal funds purchased and
  securities sold under agreements to repurchase    1,813      2,215      1,208
Interest on Federal Home Loan Bank borrowings       2,381      2,162      1,802
Interest on other short-term borrowings                72         89         60
                                                  -------    -------    -------
  Total interest expense                           32,218     32,336     24,841
                                                  -------    -------    -------
Net interest income                                38,648     37,772     36,751
Provision for credit losses                         1,522      1,651      1,188
                                                  -------    -------    -------
Net interest income after provision for
  credit losses                                    37,126     36,121     35,563
                                                  -------    -------    -------
NONINTEREST INCOME
Trust income                                        1,806      1,560      1,144
Service charges on deposit accounts                 4,684      4,097      3,323
Gains on sales of loans                               323      3,061        135
Net losses on sales of securities                    (330)      (256)        --
Net gains on sales of property                        136         20        725
Other operating income                              4,151      3,680      3,656
                                                  -------     ------    -------
  Total noninterest income                         10,770     12,162      8,983
                                                  -------     ------    -------
NONINTEREST EXPENSES
Salaries                                           14,224     13,459     12,381
Pension and other employee benefits                 3,423      2,985      3,016
Occupancy and equipment expense                     5,646      4,867      4,216
Other operating expense                            13,219     13,865     11,988
                                                  -------     ------    -------
  Total noninterest expenses                       36,512     35,176     31,601
                                                  -------     ------    -------
Income before provision for income taxes           11,384     13,107     12,945
Provision for income taxes                          2,773      2,380      3,297
                                                  -------     ------    -------
NET INCOME                                        $ 8,611    $10,727    $ 9,648
                                                  =======    =======    =======
EARNINGS PER COMMON SHARE
Based on weighted average shares outstanding
  of 5,671,362 in 1996, 5,656,368 in 1995,
  and 5,640,591 in 1994                            $1.52      $1.90      $1.71
                                                   =====      =====      =====

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
F&M Bancorp and Subsidiaries

                                      Three years ended December 31, 1996
                                -----------------------------------------------
                                                              Net Unrealized
                                                              Gain (loss) on
                                                              Securities
(Dollars in thousands,          Common              Retained  Available
except per share amounts)       Stock     Surplus   Earnings  for Sale  Total
-------------------------------------------------------------------------------
BALANCE AT DECEMBER 31, 1993    $26,252   $20,509   $27,592   $ 1,391   $75,744
Net income                           --        --     9,648        --     9,648
Dividend reinvestment plan           --        --       (46)       --      (46)
Cash dividends paid
  ($.56 per share)                   --        --    (3,132)       --   (3,132)
Stock consideration for options
  exercised (7,688 shares)          (39)      (38)     (141)       --     (218)
Stock options exercised
  (22,521 shares)                   113       368        --        --       481
Stock dividend (186,500 shares)     933     3,473    (4,406)       --        --
Fair value adjustment for
  securities available for
  sale, net                          --        --        --    (5,895)  (5,895)
                                -------   -------   -------    ------   -------

BALANCE AT DECEMBER 31, 1994    $27,259   $24,312   $29,515   $(4,504)  $76,582
Net income                           --        --    10,727        --    10,727
Dividend reinvestment plan           --        --       (46)       --      (46)
Cash dividends paid
  ($.63 per share)                   --        --    (3,570)       --   (3,570)
Stock consideration for options
  exercised (4,108 shares)          (21)      (20)      (81)       --     (122)
Stock options exercised
  (16,217 shares)                    82       262        --        --       344
Stock dividend (196,865 shares)     984     4,257    (5,241)       --        --
Fair value adjustment for
  securities available for
  sale, net                          --        --        --     4,486     4,486
                                -------   -------   -------    ------   -------

BALANCE AT DECEMBER 31, 1995    $28,304   $28,811   $31,304    $  (18)  $88,401
Net income                           --        --     8,611        --     8,611
Dividend reinvestment plan           --        --       (25)       --      (25)
Cash dividends paid
  ($.64 per share)                   --        --    (3,640)       --   (3,640)
Stock consideration for options
  exercised (7,448 shares)          (37)      (40)     (137)       --     (214)
Stock options exercised
  (25,133 shares)                   126       377        --        --       503
Fair value adjustment for
  securities available for
  sale, net                          --        --        --      (176)    (176)
                                -------   -------   -------    ------   -------
BALANCE AT DECEMBER 31, 1996    $28,393   $29,148   $36,113    $ (194)  $93,460
                                =======   =======   =======    ======   =======

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
F&M Bancorp and Subsidiaries

                                                    Year ended December 31,
                                                 -----------------------------
(Dollars in thousands)                             1996       1995       1994
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                       $ 8,611    $10,727    $ 9,648
Adjustments to reconcile net income to net
  cash provided by operating activities
    Provision for credit losses                    1,522      1,651      1,188
    Provision for other real estate owned            422        905        609
    Depreciation and amortization                  2,272      1,958      1,724
    Amortization of intangibles                      792      1,464        252
    Net premium amortization on
    investment securities                            615        467        625
    Increase in interest receivable                 (172)      (607)      (738)
    Increase in interest payable                     143        190        495
    Deferred income tax benefits                    (222)    (1,371)      (426)
    Amortization (accretion of net loan
      origination costs (fees)                        67        (42)      (309)
    Gain (loss) on sales of property                (136)       (20)      (725)
    Gain (loss) on sales/calls of securities         330        256        (19)
    Decrease (increase) in loans held for sale       778       (946)    11,416
    Decrease (increase) in other assets           (4,057)    (3,140)       289
    Increase (decrease) in other liabilities       1,668      1,137     (1,406)
    Other                                             91        104         70
                                                 -------    -------    -------
Net cash provided by operating activities         12,724     12,733     22,693
                                                 -------    -------    -------
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of investment securities to be
  held to maturity                               (47,424)   (19,685)   (32,067)
Purchases of investment securities
  available for sale                             (64,090)   (54,932)   (45,675)
Proceeds from sales/calls of securities
  held to maturity                                10,728      2,655         --
Proceeds from sales/calls of securities
  available for sale                              28,213     22,704      2,230
Proceeds from maturing securities
  available for sale                              44,964     31,217     44,591
Proceeds from maturing securities
  held to maturity                                 6,020     16,107      9,629
Net increase in loans                            (45,790)   (10,838)   (78,571)
Purchases of premises and equipment               (7,116)    (5,138)    (3,278)
Proceeds from sales of property                      175      1,358        949
Intangible assets, net                                --     (1,296)    (4,002)
Other investing activities                         1,408      1,949      2,724
                                                 -------    -------    -------
Net cash used in investing activities            (72,912)   (15,899)  (103,470)
                                                 -------    -------    -------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in noninterest-bearing
  deposits, interest-bearing checking, savings
  and money market accounts                          901    (17,938)    40,028
Net increase in certificates of deposit            9,224     49,257     16,395
Net increase in securities sold under
  agreements to repurchase                         1,718      8,199      1,582
Net increase (decrease) in other
  short-term borrowings                           38,291    (15,813)      (173)
Net increase (decrease) in other
  long-term borrowings                            (5,586)     7,272     10,500
Cash dividends paid                               (3,640)    (3,570)    (3,132)
Net decrease in advances for taxes and insurance     (35)       (30)       (18)
Dividend reinvestment plan                           (25)       (46)       (46)
Proceeds from issuance of common stock               289        222        263
                                                 -------    -------    -------
Net cash provided by financing activities         41,137     27,553     65,399
                                                 -------    -------    -------
Net increase (decrease) in cash and
  cash equivalents                               (19,051)    24,387    (15,378)
Cash and cash equivalents at beginning of year    57,756     33,369     48,747
                                                 -------    -------    -------
Cash and cash equivalents at end of year         $38,705    $57,756    $33,369
                                                 =======    =======    =======

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash payments for interest                       $32,078    $32,146    $24,346
Cash payments for income tax                       4,257      3,050      3,906

NON-CASH INVESTING AND FINANCING ACTIVITIES
Fair value adjustment for securities
  available for sale, net of income taxes           (176)     4,486     (5,895)
Loans originated on sale of real estate
  owned held for sale                                636        595         62
Net transfer to real estate owned held for
  sale from loans receivable                         553      3,821      1,904
Net proceeds due from foreclosure sale of
  properties securing impaired loans                  --        603         --

The accompanying notes are an integral part of these consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
F&M Bancorp and Subsidiaries

1.  NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES
F&M Bancorp (the "Parent Company") is a bank holding company that provides its customers with banking and bank related financial services through its wholly-owned subsidiaries, Farmers and Mechanics National Bank and subsidiaries (the "Bank") and Home Federal Savings Bank and subsidiaries (the "Savings Bank"). The Bank and the Savings Bank offer various loan, deposit, and other financial service products to their customers. Their customers include individuals and commercial enterprises located primarily within the State of Maryland. The principal market area encompasses Frederick, Washington, Carroll, Montgomery, and Allegany counties, and portions of the adjacent counties within the state and to a lesser extent, south central Pennsylvania, northern Virginia and the eastern panhandle of West Virginia. The Bank and the Savings Bank maintain correspondent banking relationships and execute daily federal funds transactions on an unsecured basis with their correspondents.
     The accounting and reporting policies and practices of F&M Bancorp and its subsidiaries ("Bancorp") conform with generally accepted accounting principles and with prevailing practice in the banking industry. The following is a summary of Bancorp's significant accounting policies:

Principles of Consolidation.
The consolidated financial statements include the accounts of the Parent Company and its wholly-owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation. In the Parent Company financial statements, the investment in subsidiary is accounted for using the equity method of accounting.

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

Presentation of Cash Flows.
For purposes of reporting cash flows, cash and cash equivalents include cash on hand, amounts due from banks, cash items in the process of clearing, federal funds sold, and interest-bearing deposits with banks. Generally, federal funds are sold for one-day periods.

Loans Held for Sale.
Loans held for sale are carried at the lower of aggregate cost or fair value. Fair value is estimated to equal the carrying amount due to the anticipated short holding period of these loans.

Investment Securities.
Bancorp adopted Financial Accounting Standards Board ("FASB") Statement
No. 115, "Accounting for Certain Investments in Debt and Equity Securities," which requires the use of fair value accounting for certain investment categories.
     Securities classified as held-to-maturity are those debt securities that Bancorp has both the positive intent and ability to hold to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income using the interest method.
     Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of its asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value, with any unrealized gains and losses reported as a separate component of shareholders' equity, net of the related deferred tax effect.
     Securities classified as trading, if any, are those securities bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with any unrealized holding gains and losses included in earnings.
     Regardless of the classification, dividend and interest income, including amortization of premiums and accretion of discounts arising at acquisition, is included in interest income in the consolidated statements of income. Realized gains and losses, if any, determined based on the adjusted cost of the specific securities sold, are reported as a separate line item in noninterest income in the consolidated statements of income.

Interest and Fees on Loans.
Interest on loans is accrued at the contractual rate on the principal amount outstanding. However, the accrual of interest is discontinued when reasonable doubt exists as to the full, timely collection of interest or principal. Loans on which the accrual of interest has been discontinued, which includes impaired loans, are designated as nonaccrual loans. When a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period interest income. Income on such loans is then recognized only to the extent that cash is received and where the future collection of principal is probable. Interest accruals are resumed on such loans only when they are brought current with respect to interest and principal and when, in the judgment of management, the loans are estimated to be fully collectible as to both principal and interest.
     Loan fees and related direct costs of loan origination are deferred and recognized over the life of the loan as a component of interest income.
     On January 1, 1996, Bancorp adopted FASB Statement No. 122, "Accounting for Mortgage Servicing Rights." This statement requires that a mortgage banking enterprise recognize as separate assets the rights to service mortgage loans for others, however those rights are acquired, and to amortize these assets in proportion to and over the period of estimated net servicing income. These capitalized servicing rights must also be evaluated for impairment based on the fair value of those rights. The amount of capitalized originated mortgage servicing rights was immaterial at December 31, 1996. FASB Statement No. 122 will be superseded by FASB Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities" -See Note 18.

Allowance for Credit Losses.
Effective January 1, 1995, Bancorp adopted FASB Statement No. 114, "Accounting by Creditors for Impairment of a Loan," as amended by FASB Statement No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." It requires that impaired loans within its scope be measured based on the present value of expected cash flows discounted at the loan's original effective interest rate, or by reference to the loans observable market price or the fair value of the collateral for a collateral dependent loan. The effect of adoption was not material to the consolidated financial statements.
     The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the credit extension process. The entire allowance is available to absorb losses related to the loan portfolio.
     The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance is performed considering factors such as historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, and evaluation of the present and future local and national economic environment. Management's estimate of credit losses inherent in the credit extension process and the related allowance is subject to change because of uncertainties inherent in the estimation process.

Bank Premises and Equipment.
Bank premises, furniture and equipment, and leasehold improvements are stated at cost less accumulated depreciation and amortization. Depreciation and amortization are computed principally by the straight-line method for bank premises and leasehold improvements and by accelerated methods for equipment. The estimated useful lives for computing depreciation and amortization are as follows:

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

Other Real Estate Owned.
Other real estate owned includes: banking premises no longer used for business operations, real estate acquired by foreclosure (in partial or complete satisfaction of debt), or otherwise surrendered by the borrower to Bancorp's possession.
     Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequently, these assets are adjusted through a valuation allowance to the lower of net carrying value or fair value (net of estimated selling expenses) based upon periodic appraisals. Adjustments arising from changes in the valuation allowance and operating expenses are reflected in noninterest expenses. Gains or losses realized on disposition are reflected in noninterest income.

Intangible Assets.
Intangible assets represent the excess of the fair value of liabilities assumed over the fair value of tangible assets acquired in branch acquisitions. These intangible assets are initially amortized using the straight-line method over the estimated periods benefited of ten years. However, the amortization is subject to periodic review and is accelerated if later events and circumstances indicate revisions are necessary.

Income Taxes.
Effective January 1, 1993, Bancorp changed from the deferral method of accounting for income taxes to an asset and liability method in accordance with FASB Statement No. 109, "Accounting for Income Taxes." As prescribed in FASB Statement No. 109, provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

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

Deferred Compensation.
Bancorp accrues the cost of supplemental retirement benefits (deferred compensation) payable to certain key employees over their service periods to the date those employees, or their beneficiaries, are fully eligible for benefits.

Stock Compensation.
In October 1995, FASB Statement No. 123, "Accounting for Stock-Based Compensation," was issued. This Statement defines a fair value based method of accounting for employee stock options or similar equity transactions. The Statement allows the recording of such fair value based accounting in the financial statements or the disclosure of the fair value impact to net income and earnings per share on a pro forma basis in the notes to the consolidated financial statements effective for fiscal years beginning after December 15, 1995. Bancorp will continue to account for these plans under the intrinsic value based method prescribed by Accounting Principles Board ("APB") No. 25 and has provided the fair value disclosures required by Statement No. 123 in Note 10, "Employee Benefits".


2. ACQUISITIONS
On November 15, 1996, Bancorp consummated its merger with Home Federal Corporation and subsidiaries, ("Home Federal"), Hagerstown, Maryland, in a tax-free exchange of stock. Shareholders of Home Federal received .49535 shares of Bancorp stock for each of the 2,519,010 shares of Home Federal Common Stock and cash in lieu of each fractional share at the rate of $23.90. The merger was accounted for as a pooling of interests. Accordingly, the consolidated financial statements have been restated to include the accounts of Home Federal for all periods presented. At the date of acquisition, the Savings Bank, the principal subsidiary of Home Federal, had total assets of $230.1 million, loans of $154.0 million and deposits of $162.7 million.
     The combined and separate results of operations for Home Federal and Bancorp preceding the merger are as follows:

(In thousands, except                        Home     Pre merger
per share amounts)                          Federal     Bancorp    Combined
---------------------------------------------------------------------------
1995 Total income                           $17,967     $64,303     $82,270
     Net income                               2,528       8,199      10,727
     Net income per share                                  1.86        1.90

1994 Total income                            16,480      54,095      70,575
     Net income                               1,497       8,151       9,648
     Net income per share                                  1.86        1.71

     Total income and net income of Home Federal for the period during 1996 prior to affiliation totaled $16,816,000 and $854,000, respectively.
     On May 31, 1995, Bancorp consummated its merger with the Bank of Brunswick, Brunswick, Maryland, in a tax-free exchange of stock. Shareholders of the Bank of Brunswick received 10.74 shares of Bancorp stock for each of the 24,000 shares of the Bank of Brunswick capital stock and cash in lieu of each fractional share at the rate of $26.51. The merger was accounted for as a pooling of interests. At the date of acquisition, the Bank of Brunswick had earning assets of $26.7 million, including loans of $21.6 million. Deposits totaled $26.6 million.
     On June 16, 1995, Bancorp acquired certain assets and assumed $16.1 million in deposit liabilities of two offices located in Bancorp's principal market area. The transaction was accounted for using the purchase method of accounting.


3.  Investment Securities
The amortized cost and estimated fair value of investments at December 31, 1996 and 1995, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.

                                                  December 31, 1996
                                   --------------------------------------------
                                                  Gross       Gross   Estimated
                                    Amortized  Unrealized  Unrealized     Fair
(In thousands)                         Cost       Gains      Losses      Value
-------------------------------------------------------------------------------
Available-for-sale:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies
      Within 1 year                 $ 44,106   $   20      $ 30        $ 44,096
      After 1 but within 5 years      16,771       82        53          16,800
      After 5 but within 10 years      9,006       10        63           8,953
                                    --------   ------      ----        --------
                                      69,883      112       146          69,849
                                    --------   ------      ----        --------
  Obligations of states and
    political subdivisions
      Within 1 year                    7,521       99        --           7,620
      After 1 but within 5 years       1,024       17        --           1,041
                                    --------   ------      ----        --------
                                       8,545      116        --           8,661
                                    --------   ------      ----        --------
  Mortgage-backed securities          62,042      155       435          61,762
                                    --------   ------      ----        --------
Total debt securities                140,470      383       581         140,272
Equity securities                      6,036       --        --           6,036
                                    --------   ------      ----        --------
Total securities available for sale $146,506   $  383      $581        $146,308
                                    ========   ======      ====        ========
Held-to-maturity:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies
      After 1 but within 5 years    $  5,949   $   44      $ 13        $  5,980
      After 5 but within 10 years      6,000       14        --           6,014
                                    --------   ------      ----        --------
                                      11,949       58        13          11,994
  Obligations of states and
    political subdivisions
      After 1 but within 5 years      29,426      585        26          29,985
      After 5 but within 10 years     32,802      453       188          33,067
      After 10 years                     108       --        --             108
                                    --------   ------      ----        --------
                                      62,336    1,038       214          63,160
                                    --------   ------      ----        --------
  Mortgage-backed securities          25,218       71       242          25,047
                                    --------   ------      ----        --------
Total securities to be held
  to maturity                       $ 99,503   $1,167      $469        $100,201
                                    ========   ======      ====        ========

                                                  December 31, 1995
                                    -------------------------------------------
                                                  Gross       Gross   Estimated
                                    Amortized  Unrealized  Unrealized     Fair
(In thousands)                         Cost       Gains      Losses      Value
-------------------------------------------------------------------------------
Available-for-sale:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies
      Within 1 year                 $ 31,228   $  127      $ 48        $ 31,307
      After 1 but within 5 years      22,673       73        70          22,676
      After 5 but within 10 years      5,995       45        --           6,040
                                    --------   ------      ----        --------
                                      59,896      245       118          60,023
                                    --------   ------      ----        --------
  Obligations of states and
    political subdivisions
      Within 1 year                    8,296       99        --           8,395
      After 1 but within 5 years       8,683      286         1           8,968
                                    --------   ------      ----        --------
                                      16,979      385         1          17,363
                                    --------   ------      ----        --------
  Mortgage-backed securities          51,318      165       370          51,113
                                    --------   ------      ----        --------
Total debt securities                128,193      795       489         128,499
Equity securities                      7,212       --        --           7,212
Total securities available for sale $135,405   $  795      $489        $135,711
                                    ========   ======      ====        ========
Held-to-maturity:
  U.S. Treasury securities and
    obligations of U.S. government
    corporations and agencies
      After 1 but within 5 years    $  4,940   $   57      $ --        $  4,997
                                    --------   ------      ----        --------
                                    $  4,940   $   57      $ --        $  4,997
                                    --------   ------      ----        --------
  Obligations of states and
    political subdivisions
      After 1 but within 5 years      21,948      581        16          22,513
      After 5 but within 10 years     33,148      604        73          33,679
      After 10 years                     110       --        --             110
                                    --------   ------      ----        --------
                                      55,206    1,185        89          56,302
  Mortgage-backed securities          29,577      232        --          29,809
                                    --------   ------      ----        --------
Total securities to be held
  to maturity                       $ 89,723   $1,474      $ 89        $ 91,108
                                    ========   ======      ====        ========

     In December 1995, pursuant to the Special Report issued by the FASB titled, "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities," Bancorp transferred investment securities to be held to maturity having an amortized cost of $34,936,000 and a fair value of $35,016,000 to the available-for-sale category. The unrealized holding gain at the date of transfer is included in a separate component of shareholders' equity, net of the related tax effects. In addition, investment securities available for sale having an amortized cost of $12,744,000 and a fair value of $12,506,000 were transferred to the held-to-maturity category.
     Fair value was estimated using various pricing methods. Fair value for obligations of states and political subdivisions was estimated by an independent pricing service using a pricing matrix. Fair value for all other debt securities was based on quoted market prices or dealer quotes.
     Proceeds from sales/calls of investment securities available for sale during 1996 were $28,213,000. Gross gains of $58,000 and gross losses of $129,000 were realized on those sales. Proceeds from sales/calls of investment securities held to maturity during 1996 were $10,728,000. Gross losses of $259,000 were realized on those sales/calls. Proceeds from sales/calls of investment securities available for sale during 1995 were $22,704,000. Gross gains of $21,000 and gross losses of $287,000 were realized on those sales. Proceeds from calls of investment securities held to maturity during 1995 were $2,655,000. Gross gains of $10,000 were realized on those calls. Proceeds from sales/calls of investment securities available for sale during 1994 were $2,230,000. No gross gains or losses were recognized on these sales/calls. Proceeds from calls of investment securities held to maturity during 1994 were $5,019,000. Gross gains of $19,000 were realized on those calls.
     The amortized cost of investment securities pledged to secure public deposits, securities sold under repurchase agreements, Federal Home Loan Bank (the "FHLB") advances, and for other purposes as required and permitted by law, totaled $129,519,000 at December 31, 1996, and $105,634,000 at December 31,
1995.
     Interest earned on obligations of states and political subdivisions is exempt from federal income taxes. However, the federal interest expense deduction is limited for interest deemed to be incurred to purchase or carry these tax-exempt obligations. These tax-exempt securities comprised 28.9 percent and 32.2 percent of the total carrying value of the investment portfolio at December 31, 1996 and 1995, respectively.

4.  LOANS
Loans consist of the following:

                                                             December 31,
                                                         ---------------------
(In thousands)                                             1996         1995
------------------------------------------------------------------------------
Real estate loans
     Construction and land development                   $ 29,571     $ 33,427
     Secured by farmland                                    6,864        6,212
     Secured by 1 to 4 family residential properties      183,566      182,344
     Other mortgage                                       129,307      118,289
Agricultural                                                  977        1,493
Commercial and industrial loans                            62,288       57,051
Consumer                                                  253,529      223,077
All other loans                                             4,772        4,821
                                                         --------     --------
Total loans                                              $670,874     $626,714
                                                         ========     ========

     Loans to states and political subdivisions and industrial revenue bonds are included in other loans and in total loans in the consolidated balance sheets. Interest income from these loans is included in interest and fees on loans in the consolidated statements of income.
     The fair value of the loan portfolio at December 31, 1996 and 1995 was estimated to be $671,212,000 and $621,777,000, respectively, compared with the net loan carrying amounts of $660,630,000 and $616,209,000, respectively. The fair value was estimated by segregating the portfolio into categories having similar financial characteristics. Each loan category was then further segmented into fixed-rate and variable-rate interest terms and by performing and nonperforming loans.
     The fair value of performing loans was estimated by either (1) discounting estimated future cash flows using discount rates equal to the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity except that, in the absence of increased credit risk, the carrying amount was generally deemed to approximate fair value for variable-rate loans due to the frequent repricing of these instruments at market rates or (2) the option-based pricing approach, where the market value of a financial instrument is estimated by generating cash flows for each point along an interest rate path using scheduled amortizations, coupon payments, and prepayments and then discounting such cash flows by interest rates associated with the cash flows plus an option-adjusted spread.
     Fair value for nonperforming loans was based predominantly on recent external appraisals. If appraisals were not available, estimated cash flows were discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market information and specific borrower information.
     Management has no basis to determine whether the fair values presented would be indicative of the values negotiated in an actual sale.

     Transactions in the allowance for credit losses are:

(In thousands)                                    1996        1995       1994
-------------------------------------------------------------------------------
Balance at beginning of year                     $9,796     $11,434     $12,196
Provision for credit losses                       1,522       1,651       1,188
Recoveries of loans previously charged-off        2,243       2,138       1,284
Loans charged-off                                (3,922)     (5,427)
(3,234)
                                                 ------     -------     -------
Balance at end of year                           $9,639     $ 9,796     $11,434
                                                 ======     =======     =======

     In the ordinary course of business, directors and officers of the Bank, the Savings Bank, and their affiliates, were customers of, and had other transactions with the Bank and/or the Savings Bank. Loan transactions with directors and officers were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and neither involved more than normal risk of collectibility nor presented other unfavorable features. The aggregate dollar amount of all loans to all officers, directors, and their affiliates was $14,746,000 and $31,550,000 at December 31, 1996 and 1995, respectively. During 1996, $43,935,000 of new loans were made or became reportable, and repayments and other decreases totaled $60,739,000.
     The loan portfolio includes loans that are not currently accruing interest income. The total outstanding principal of these loans at December 31, 1996, 1995, and 1994, and the effect on income for the years then ended are as follows:

                                                          December 31,
                                                 -----------------------------
(In thousands)                                    1996       1995        1994
------------------------------------------------------------------------------
Principal balance                                $7,281     $6,954     $18,246
                                                 ======     ======     =======
Gross amount of interest which would have
  been recorded under original terms             $  497     $  592     $ 2,195
                                                 ======     ======     =======
Recorded interest income on these loans          $  188     $  172     $   536
                                                 ======     ======     =======

     The net reduction in interest income on renegotiated loans was not material in 1996, 1995, and 1994. At December 31, 1996, there were no material commitments to lend additional funds to borrowers whose loans had been modified in troubled debt restructurings or were in a nonaccrual status.
     As of December 31, 1996, Bancorp had loans amounting to approximately $6,144,000 that were specifically classified as impaired and included in the nonaccrual loans referenced above. The average balance of impaired loans amounted to $5,367,000 for the year ended December 31, 1996. During 1996, cash receipts totaling $219,000 were applied to reduce the principal balance of those impaired loans and no interest income was recognized. The specific allowance for credit losses related to these impaired loans was $964,000 and $742,000 in 1996 and 1995, respectively.


5.  BANK PREMISES AND EQUIPMENT
Investments in bank premises and equipment are as follows:

                                                          December 31,
                                                     ---------------------
(In thousands)                                         1996         1995
--------------------------------------------------------------------------
Bank premises and land                               $ 22,786     $ 19,599
Furniture and equipment                                17,280       16,666
Leasehold improvements                                  1,696        1,134
                                                     --------     --------
                                                       41,762       37,399
Less accumulated depreciation and amortization        (16,531)     (16,901)
                                                     --------     --------
Bank premises and equipment, net                     $ 25,231     $ 20,498
                                                     ========     ========

     Depreciation and amortization related to premises and equipment in the consolidated statement of income amounted to $2,270,000 in 1996, $1,914,000 in 1995, and $1,630,000 in 1994.
     Construction period interest capitalized amounted to $86,000 in 1996 and $17,000 in 1995.


6. INVESTMENT IN REAL ESTATE PARTNERSHIP
In 1994, the Bank entered into a limited partnership agreement for the sole purpose of developing into finished lots a property carried in other real estate owned. Pursuant to the formation of this partnership, certain minority interest contributions, totaling $684,000, were received. The Bank has included the financial results of the partnership's operations in the accompanying consolidated financial statements since the Bank controls the major operating and financial policies of the partnership.


7. DEPOSITS
The carrying amounts of deposits are as follows:

                                         December 31,
                                     --------------------
(In thousands)                         1996        1995
---------------------------------------------------------
Noninterest-bearing                  $108,101    $105,957
Interest-bearing
  Checking                            100,768      96,192
  Savings                             114,916     119,465
  Money market accounts               112,093     113,363
  Certificates of deposit
    Under $100,000                    315,656     314,664
    $100,000 and over                  43,216      34,984
                                     --------    --------
Total deposits                       $794,750    $784,625
                                     ========    ========

     The fair value of deposits at December 31, 1996 and 1995 was estimated to be $797,024,000 and $787,831,000, respectively. The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing checking, savings, and money market accounts, is equal to the carrying amount. Carrying amount approximates fair value for variable-rate certificates of deposit, and fixed-rate certificates with original maturities of 12 months or less, due to the frequent repricing of these instruments at market rates. Fair value for all other fixed-rate certificates of deposit was estimated by discounting contractual cash flows using discount rates equal to the rates currently offered for deposits of similar remaining maturities.


8.  SHORT-TERM BORROWINGS
Short-term borrowings consist primarily of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Bancorp has also maintained an outstanding balance in its treasury tax and loan account throughout the years. Short-term borrowings may also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the FHLB of Atlanta, which are secured either by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties, FHLB stock, or other mortgage-related assets.
     Bancorp has unused lines of credit for short-term borrowings totaling approximately $77,000,000 at December 31, 1996.
     The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:

(Dollars in thousands)                                1996         1995
------------------------------------------------------------------------
Maximum balance at any month end during the year     $99,287     $80,774
Average balance for the year                          67,826      68,249
Weighted average rate for the year                      5.65%       5.99%
Weighted average rate on borrowings at year end         5.44%       5.59%
Estimated fair value                                 $99,287     $59,278
        >

     The weighted average rates shown for borrowings at year end were calculated by multiplying the effective rate for each transaction by the principal amount and dividing the aggregate product by the total principal outstanding.

     Due to the short maturities of these financial instruments, the carrying amounts for both repurchase agreements and other short-term borrowings were deemed to approximate fair values at December 31, 1996 and 1995.


9.  INCOME TAXES
Significant components of Bancorp's deferred tax assets and liabilities as of December 31, 1996 and 1995 are as follows:

(Dollars in thousands)                                   1996       1995
-------------------------------------------------------------------------
Deferred tax assets
  Allowance for credit and real estate owned losses     $4,230     $4,351
  Unrealized losses on securities available for sale       113         20
  Deferred compensation                                  1,361      1,262
  Intangibles                                              872        714
  Other                                                    589        467
                                                        ------     ------
    Total deferred tax assets                            7,165      6,814
  Valuation allowance for deferred tax assets              474        474
                                                        ------     ------
    Total deferred tax assets after valuation allowance  6,691      6,340
                                                        ------     ------
Deferred tax liabilities
  Depreciation and amortization                            686        622
  Other                                                     40         68
                                                        ------     ------
    Total deferred tax liabilities                         726        690
                                                        ------     ------
    Net deferred tax assets                             $5,965     $5,650
                                                        ======     ======

     A reconciliation of the statutory income tax to the provision for income taxes attributable to continuing operations included in the consolidated statements of income, is as follows:

                                                  Year ended December 31,
                                              -------------------------------
(Dollars in thousands)                          1996        1995        1994
-----------------------------------------------------------------------------
Income before income tax                      $11,384     $13,107     $12,945
Tax rate                                           35%         35%         35%
                                              -------     -------     -------
Income tax at statutory rate                    3,984       4,587       4,531
Increases (decreases) in tax resulting from
  Tax-exempt interest income                   (1,201)     (1,205)     (1,242)
  State income taxes, net of
    Federal income tax benefit                    207         425         498
  Other                                          (217)         49         (36)
  Change in valuation allowance                    --      (1,476)       (454)
                                              -------     -------     -------
Actual tax expense                            $ 2,773     $ 2,380     $ 3,297
                                              =======     =======     =======
Effective tax rate                               24.4%       18.2%       25.5%
                                                 ====        ====        ====

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

Currently payable
  Federal                                     $ 2,616     $ 3,097     $ 2,957
  State                                           379         654         766
                                              -------     -------     -------
    Total currently payable                     2,995       3,751       3,723
                                              -------     -------     -------
Deferred tax expense (benefits)
  Federal                                        (161)        (59)        (73)
  State                                           (61)        164         101
                                              -------     -------     -------
    Total deferred tax expense (benefits)        (222)        105          28
                                              -------     -------     -------
  Change in valuation allowance                    --      (1,476)       (454)
                                              -------     -------     -------
Provision for income taxes                    $ 2,773     $ 2,380     $ 3,297
                                              =======     =======     =======

     Within the provision for income taxes are the tax effects of investment securities transactions. During 1996 and 1995, a decrease in tax expense of $127,000 and $99,000, respectively, resulted from net security losses.

     The components of the provision for deferred tax expenses (benefits) are as follows:

                                            Year ended December 31,
                                       -------------------------------
(Dollars in thousands)                  1996          1995        1994
-----------------------------------------------------------------------
Provision for credit losses            $ 121         $ 527       $  102
Amortization of intangibles             (158)         (413)         (46)
Other                                   (185)           (9)         (28)
                                       -----         -----       ------
  Deferred tax expenses (benefits)     $(222)        $ 105       $   28
                                       =====         =====       ======


10. EMPLOYEE BENEFITS

Profit Sharing Plan.

The Bank
Retirement benefits are provided through a Section 401(k) profit sharing plan ("the Plan") to employees meeting certain age and service eligibility requirements. The annual profit sharing contribution to the Plan is discretionary, based primarily on earnings and amounted to $430,000 for 1996, $330,000 for 1995, and $364,000 for 1994. Effective for the 1993 Plan year, the Plan was amended to provide for employer matching contributions of up to two percent of compensation for eligible participants. Effective for the 1996 Plan year, the Plan was amended to provide for additional employer matching contributions of one-half of the next two percent of compensation for eligible participants. Additional matching contributions totaled $234,000 in 1996, $154,000 in 1995, and $162,000 in 1994.
     The Bank of Brunswick had a defined contribution profit sharing plan which was terminated as of the close of business on May 31, 1995, at which time all assets were distributed to the participants. No contributions to this plan were made in 1995. Contributions to this plan were $10,000 in 1994.

The Savings Bank
The Savings Bank provides a retirement savings plan and trust which is a deferred compensation plan (401(k)) and a profit sharing plan ("the Savings Plan") for all employees who meet certain age and eligibility requirements. The Savings Plan permits eligible participants to defer up to 15 percent of their annual salary and the Savings Bank to contribute to the 401(k) part of the plan on a matching basis. The Savings Bank may also elect to contribute a portion of its profits to the profit sharing portion of the plan.
     In 1996, 1995, and 1994, contributions were made based on matching 50 cents, 30 cents, and 20 cents, respectively, on every dollar up to 5 percent of the employees salary. The Savings Bank's additional matching contribution amounted to $52,000 in 1996, $23,000 in 1995, and $18,000 in 1994. In addition, the Savings Bank made profit sharing contributions of $127,000, $185,000, and $117,000 in 1996, 1995, and 1994, respectively.

Executive Supplemental Income Plan.
Supplemental retirement benefits (deferred compensation) for certain key employees are provided under an Executive Supplemental Income Plan (the "ESIP"). Benefits payable under the ESIP are integrated with other retirement benefits expected to be received by ESIP participants, including those under the 401(k) profit sharing plan. Amounts paid under the ESIP will be partially or fully recovered through life insurance policies purchased on the lives of the participants.
     Deferred compensation costs charged to expense for the years ended December 31, 1996, 1995, and 1994 were $292,000, $93,000, and $274,000, respectively.

Other Benefits.
Both the Savings Bank and Bancorp maintain a director's deferred compensation program pursuant to which directors may elect to defer their fees for attending meetings in order to provide retirement benefits. The expense for these benefits was $242,000, $29,000, and $89,000, respectively, for 1996, 1995, and
1994.

Employee Stock Purchase Plan.
Bancorp has an Employee Stock Purchase Plan (the "ESPP") whereby eligible employees may authorize payroll deductions ranging from $120 to $2,400 per year for the purpose of acquiring shares of common stock in Bancorp at current market prices. To encourage employee participation in the ESPP, Bancorp contributes an additional amount equal to 20 percent of each participating employee's voluntary payroll deduction. Contributions to the ESPP are used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 55,125 shares of its common stock for the ESPP. Bancorp reserves the right to amend, modify, suspend, or terminate the ESPP at any time at its discretion. Bancorp pays all costs of administration of the ESPP.

Stock Option Plan.
Bancorp has a 1983 Stock Option Plan and a 1995 Stock Option Plan (the "Plans") which are coordinated in their administration and similar in their terms and conditions for key employees. The Plans permit the granting of both incentive stock options and non-qualified stock options to purchase common stock of Bancorp. The exercise price per share for incentive stock options and non-qualified stock options shall be not less than 100 percent and 85 percent, respectively, of the fair market value of a share of common stock on the date of grant and may be exercised in increments commencing after one year from the date of grant. Options are fully exercisable after four years from the date of grant and expire after 10 years.

                                          Options issued
                                          and outstanding         Price
----------------------------------------------------------------------------
Balance, December 31, 1993                    177,987       $ 5.62 to $23.81

Exercised                                     (23,937)        5.62 to  21.21
Granted                                        38,508                  21.31
Terminated                                     (4,408)        6.07 to  21.31
                                              -------       ----------------
Balance, December 31, 1994                    188,150       $ 6.61 to $23.81

Exercised                                     (16,692)      $ 6.61 to $21.31
Granted                                        60,679        15.15     28.21
Terminated                                     (7,039)       11.75 to  28.21
                                              -------       ----------------
Balance, December 31, 1995                    225,098       $11.75 to $28.21

Exercised                                     (25,133)      $11.75 to $28.21
Granted                                        30,600                  29.13
Terminated                                    (11,606)       11.75 to  29.13
                                              -------       ----------------
Balance, December 31, 1996                    218,959       $11.75 to $29.13
                                              =======       ================

     At December 31, 1996 there were 143,723 options exercisable at prices ranging from $11.75 to $29.13. Shares reserved for future grants totaled 113,783 at December 31, 1996.
     Bancorp accounts for the Plans under APB Opinion No. 25. Had compensation cost for the Plans been determined in accordance with the provisions of FASB Statement No. 123 (see Note 1), Bancorp's net income and earnings per share would have been reduced to the following pro forma amounts:

                              1996        1995
                             ------     -------
Net Income:  As Reported     $8,611     $10,727
             Pro Forma        8,524      10,674

EPS:         As Reported      $1.52       $1.90
             Pro Forma         1.50        1.89

     Because the Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the 1996 pro forma amounts include a de minimus amount related to the purchase discount offered under the Employee Stock Purchase Plan.
     Bancorp may grant options for up to 599,017 shares under the Plans. Bancorp has granted options on 485,234 shares through December 31, 1996.
     A summary of the status of the Plans at December 31, 1995 and 1996 and changes during the years then ended is presented in the table and narrative below:

                                           1995                  1996
                                     -------------------   ------------------
                                               Wtd. Ave.            Wtd. Ave.
                                      Shares   Ex. Price   Shares   Ex. Price
-----------------------------------------------------------------------------
Outstanding at beginning of year     225,098     18.52    188,150     16.93
Granted                               30,600     29.13     60,679     22.92
Exercised                            (25,133)    15.69    (16,692)    16.62
Forfeited                             (9,972)    21.46     (7,039)    18.64
Expired                               (1,634)    23.81         --        --
Outstanding at end of year           218,959     20.15    225,098     18.52
Exercisable at end of year           143,723     17.01    121,715     16.45

Weighted average fair value of
  options granted during the year                 5.03                 3.75

OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 1996

                                  OPTIONS OUTSTANDING    OPTIONS EXERCISABLE
                                 --------------------   ---------------------
                                  Weighted
                       Number      Average    Weighted    Number     Weighted
                    Outstanding   Remaining   Average   Exercisable  Average
     Range of          as of     Contractual  Exercise     as of     Exercise
  Exercise Prices    12/31/96       Life       Price      12/31/96    Price
----------------------------------------------------------------------------
$11.75 - $15.00        31,722       4.70      $12.39       31,722    $12.39
$15.01 - $20.00        79,712       5.51      $16.07       72,991    $16.05
$20.01 - $25.00        45,514       5.06      $21.12       30,747    $21.03
$25.01 - $29.12        62,011       8.63      $28.64        8,263    $28.21
                      -------       ----      ------      -------    ------
$11.75 - $29.12       218,959       6.18      $20.14      143,723    $17.01

     The fair value of each option is estimated on the date of the grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1996 and 1995, respectively: risk-free interest rates of 6.2 and 6.1 percent; expected dividend yields of 3.1 and 3.1 percent; expected lives of 3.24 and 3.40 years; expected volatility of 12 and 12 percent.


11.  OTHER OPERATING INCOME AND EXPENSE
Other operating income in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                          1996        1995        1994
---------------------------------------------------------------------
Bank card income                      $ 1,714     $ 1,828     $ 1,790
Miscellaneous                           2,437       1,852       1,847
                                      -------     -------     -------
Total other operating income          $ 4,151     $ 3,680     $ 3,637
                                      =======     =======     =======

Other operating expense in the consolidated statements of income include the following for the years ended December 31:

(In thousands)                          1996        1995        1994
---------------------------------------------------------------------
Insurance (including FDIC)            $ 1,946     $ 1,505     $ 2,020
Stationery and supplies                 1,006       1,012         946
Advertising                               653         881         747
Professional services                   1,745       1,425       1,160
Credit card processing                  1,465       1,528       1,474
Postage                                   761         702         603
Directors fees                            174         194         219
Telephone                                 534         499         380
Computer software and maintenance         445         454         415
Other real estate owned expenses          485       1,055         849
Amortization of intangibles               792       1,464         252
Miscellaneous                           3,213       3,146       2,923
                                      -------     -------     -------
Total other operating expense         $13,219     $13,865     $11,988
                                      =======     =======     =======

Transactions in the allowances for other real estate owned are summarized as follows for the years ended December 31:

(In thousands)                         1996        1995        1994
---------------------------------------------------------------------
Balance at beginning of year          $ 2,218     $ 3,189     $ 2,890
Provision for decline in value
  and selling expenses                    422         905         609
Losses charged to the allowances         (624)     (1,876)       (310)
                                      -------     -------     -------
Ending balance                        $ 2,016     $ 2,218     $ 3,189
                                      =======     =======     =======


12. CONDENSED FINANCIAL INFORMATION OF F&M BANCORP (PARENT COMPANY)

F&M Bancorp Balance Sheets (Parent Company)
                                            Year ended December 31,
                                            -----------------------
(In thousands)                                  1996        1995
-----------------------------------------------------------------
ASSETS
Cash and cash equivalents                     $ 2,743     $ 2,915
Investment in subsidiary                       90,426      85,357
Other assets                                      314         173
                                              -------     -------
Total assets                                  $93,483     $88,445
                                              =======     =======
LIABILITIES AND SHAREHOLDERS' EQUITY
Total liabilities                             $    23     $    44
                                              -------     -------
Common stock                                   28,393      28,304
Surplus                                        29,148      28,811
Retained earnings                              36,113      31,304
Net unrealized gain (loss) on securities
  available for sale                             (194)        (18)
                                              -------     -------
Total shareholder's equity                     93,460      88,401
                                              -------     -------
Total liabilities and shareholders' equity    $93,483     $88,445
                                              =======     =======

F&M Bancorp Statements of Income (Parent Company)
                                                  Year ended December 31,
                                               ------------------------------
(In thousands)                                  1996        1995        1994
-----------------------------------------------------------------------------
INCOME
Dividends from subsidiaries                   $ 3,728     $ 3,197     $ 3,070
Other income                                      122         146         140
                                              -------     -------     -------
Total income                                    3,850       3,343       3,210
EXPENSES                                          614         177         375
                                              -------     -------     -------
Income before income tax expense (benefits)
  and equity in undistributed earnings
  of subsidiary                                 3,236       3,166       2,835
                                              -------     -------     -------
Income tax expense (benefits)                    (130)         (1)        (67)
                                              -------     -------     -------
Income before equity in undistributed
  earnings of subsidiary                        3,366       3,167       2,902
Equity in undistributed earnings
  of subsidiary                                 5,245       7,560       6,746
                                              -------     -------     -------
Net income                                    $ 8,611     $10,727     $ 9,648
                                              =======     =======     =======

F&M Bancorp Statements of Cash Flows (Parent Company)
                                                  Year ended December 31,
                                               ------------------------------
(In thousands)                                  1996        1995        1994
-----------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                    $ 8,611     $10,727     $ 9,648
Adjustments to reconcile net income to net
  cash provided by operating activities
    Decrease (increase) in other assets          (141)         20         (67)
    Increase (decrease) in other
      expenses payable                            (21)         25         (32)
    Equity in undistributed earnings of
      subsidiary                               (5,245)     (7,560)     (6,746)
                                              -------     -------     -------
Net cash provided by operating activities       3,204       3,212       2,803
                                              -------     -------     -------
CASH FLOWS FROM FINANCING ACTIVITIES
Cash dividends paid                            (3,640)     (3,570)     (3,132)
Stock transactions                                264         176         217
                                              -------     -------     -------
Net cash used in financing activities          (3,376)     (3,394)     (2,915)
                                              -------     -------     -------
Net increase (decrease) in cash and
  cash equivalents                               (172)       (182)       (112)
Cash and cash equivalents at beginning of year  2,915       3,097       3,209
                                              -------     -------     -------
Cash and cash equivalents at end of year      $ 2,743     $ 2,915     $ 3,097
                                              =======     =======     =======
NON-CASH INVESTING AND FINANCING ACTIVITIES
Fair value adjustment for securities
  available for sale, net of income taxes     $  (176)    $ 4,486     $(5,895)


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

(In thousands)                        1996     1995     1994
------------------------------------------------------------
Bank premises                         $793     $659     $402
Equipment                               84      110       90
                                      ----     ----     ----
Total rental expense                  $877     $769     $492
                                      ====     ====     ====

     The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1996 are:

Year ending December 31,        (In thousands)
----------------------------------------------
        1997                        $  719
        1998                           653
        1999                           640
        2000                           629
        2001                           623
Later years                          3,474
                                    ------
Total minimum payments required     $6,738
                                    ======

Contingencies.
Bancorp is subject to various legal proceedings which are incidental to the ordinary course of business. In the opinion of management, there were no legal matters pending as of December 31, 1996, which would have a material effect on its consolidated financial statements.

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

                                               December 31,
                                            -------------------
(In thousands)                               1996        1995
---------------------------------------------------------------
Financial instruments whose contractual
  amounts represent credit risk
    Commitments to extend credit            $104,922    $91,519
    Standby letters of credit                 13,807     13,369

     Carrying amounts for these off-balance sheet financial instruments represent the deferred income arising from these unrecognized financial instruments. The majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity, therefore the carrying amounts of these financial instruments is deemed to closely approximate fair value. Carrying amounts for these off-balance sheet financial instruments are immaterial.
     Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Certain commitments have fixed expiration dates or other termination clauses and may require payment of a fee. Many of the commitments are expected to expire without being drawn upon. Accordingly, the total commitment amounts do not necessarily represent future cash requirements. Bancorp evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral or other security obtained, if deemed necessary by Bancorp upon extension of credit, is based on management's credit evaluation. Collateral held varies but may include deposits held in financial institutions, U.S. Treasury securities, other marketable securities, accounts receivable, inventory, property and equipment, personal residences, income-producing commercial properties, and land under development. Personal guarantees are also obtained to provide added security for certain commitments.
     Standby letters of credit are conditional commitments issued by Bancorp to guarantee the performance of a contract to a third party. Those guarantees are primarily issued to guarantee the installation of real property infrastructure and similar transactions. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers. Bancorp holds collateral and obtains personal guarantees supporting those commitments for which collateral or other security is deemed necessary.


14. Fair Value of Financial Instruments
The following table summarizes the estimated fair values of financial instruments and their related carrying amounts. The methods and assumptions used in estimating the fair values are disclosed in Note 1 and the additional Notes referenced below.

                                                  December 31,
                                  --------------------------------------------
                                           1996                   1995
                                  --------------------    --------------------
                                  Carrying      Fair      Carrying      Fair
(In thousands)                     Amounts      Value      Amounts      Value
Financial assets:
  Cash and cash equivalents (1)   $ 38,705    $ 38,705    $ 57,756    $ 57,756
  Loans held for sale (Note 1)         309         309       1,087       1,087
  Investment securities to be
    held to maturity (Note 3)       99,503     100,201      89,723      91,108
  Investment securities
    available for sale (Note 3)    146,308     146,308     135,711     135,711
  Net loans (Note 4)               660,630     671,212     616,209     621,777
  Interest receivable (1)            6,701       6,701       6,529       6,529

Financial liabilities:
  Deposits (Note 7)                794,750     794,024     784,625     787,831
  Short-term borrowings (Note 8)    99,287      99,287      59,278      59,278
  Long-term borrowings               6,686       6,527      12,272      12,564
  Interest payable (1)               1,719       1,719       1,575       1,575

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


15. Regulatory Restrictions

Restrictions on Dividends.
Approval of the Comptroller of the Currency is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1996 aggregated $19,159,000. The Savings Bank's ability to pay dividends is somewhat restricted based on Office of Thrift Supervision ("OTS") rules and regulations. Prenotification of dividend payments is required. Also, no payments can be made beyond prescribed formulas without OTS approval. Also, the Savings Bank's earnings appropriated to bad debt reserves for losses and deducted for federal income tax purposes are not available for dividends without the payment of taxes at the then current income tax rates on the amount used.

Restrictions on Lending from Affiliates to Parent.
Federal law imposes certain restrictions limiting the ability of affiliates to transfer funds to the Parent Company in the form of loans or advances. Section 23A of the Federal Reserve Act prohibits affiliates from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. In addition, all loans or advances to non-bank affiliates must be secured by specific collateral. Based on this limitation, there was approximately $10,126,000 available for loans or advances to the Parent Company as of December 31, 1996. There were no material loans or advances outstanding at December 31, 1996.

Restrictions on Cash and Due from Banks.
The Bank was required to maintain average daily reserve balances with the Federal Reserve Bank. The average amount of these required reserves during 1996 and 1995 was $11,267,000 and $10,000,000, respectively.


16.  SHAREHOLDERS' EQUITY

Capital Requirements.
Bancorp, the Bank, and the Savings Bank are required to maintain specified minimum amounts of capital in accordance with regulatory requirements. The regulatory capital at December 31, 1996 for these entities was as follows:

                                                  Bancorp
                                     ---------------------------------
                                     Components    Actual     Required
                                     of Capital    Ratio       Ratio
                                     ----------    ------     --------
Tangible capital                       $87,289      8.87%      3.00%
Core capital                            87,289     12.25       4.00
Core and supplementary capital          94,698     13.29       8.00

                                                  The Bank
                                     ---------------------------------
                                     Components    Actual     Required
                                     of Capital    Ratio       Ratio
                                     ----------    ------     --------
Tangible capital                       $69,090      9.15%      3.00%
Core capital                            69,090     12.08       4.00
Core and supplementary capital          74,719     13.07       8.00

                                             The Savings Bank
                                     ---------------------------------
                                     Components    Actual     Required
                                     of Capital    Ratio       Ratio
                                     ----------    ------     --------

Tangible capital                       $18,199      7.97%      3.00%
Core capital                            18,199      7.97       4.00
Core and supplementary capital          19,979     14.23       8.00

The entities are considered well-capitalized under the regulatory framework for prompt corrective action.

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


17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):

The following is a summary of Bancorp's unaudited quarterly results of operations.

1996(1)                          Dec. 31              September 30
                                 -------     -------------------------------
(Dollars in thousands,                       Pre Merger   Home
except per share amounts)        Bancorp     Bancorp     Federal    Combined
----------------------------------------------------------------------------
Interest income                  $18,186     $13,634     $4,198     $17,832
Net interest income                9,879       7,768      2,007       9,775
Provision for credit losses          622         300         --         300
Gains (losses) on sales of
  securities                        (275)         --         --          --
Income before income taxes         2,055       2,846       (357)      2,489
Net income                         1,621       2,108       (206)      1,902
Earnings per common share
     Net income                     0.29        0.48                   0.33


1996(1)                             June 30                   March 31
                           -------------------------  -------------------------
(Dollars in thousands,    Pre Merger Home             Pre Merger Home
except per share amounts)  Bancorp  Federal Combined  Bancorp  Federal Combined
-------------------------------------------------------------------------------
Interest income            $13,332  $4,179  $17,511   $13,284  $4,053  $17,337
Net interest income          7,577   2,057    9,634     7,494   1,866    9,360
Provision for credit losses    300      --      300       300      --      300
Gains (losses) on sales
  of securities                (27)     --      (27)        2     (30)     (28)
Income before income taxes   2,744     622    3,366     2,816     658    3,474
Net income                   2,079     535    2,614     2,089     385    2,474
Earnings per common share
    Net income                0.47             0.46      0.47             0.44

1995(1)                             Dec. 31                   September 30
                           -------------------------  -------------------------
(Dollars in thousands,     Pre Merger Home            Pre Merger Home
except per share amounts)  Bancorp  Federal Combined  Bancorp  Federal Combined
-------------------------------------------------------------------------------
Interest income            $13,765  $4,195  $17,960   $13,706  $4,001  $17,707
Net interest income          7,719   1,952    9,671     7,656   1,753    9,409
Provision for credit losses  1,050    (349)     701       350      --      350
Gains (losses) on sales of
  securities                  (264)     --     (264)        8      --        8
Income before income taxes   3,414     564    3,978     2,784     560    3,344
Net income                   2,444     309    2,753     2,047     342    2,389
Earnings per common share
  Net income                  0.55      --     0.49      0.47      --     0.42

1995(1)                             June 30                   March 31
                           -------------------------  -------------------------
(Dollars in thousands,     Pre Merger Home            Pre Merger Home
except per share amounts)  Bancorp  Federal Combined  Bancorp  Federal Combined
-------------------------------------------------------------------------------
Interest income            $13,529  $3,934  $17,463   $13,120  $3,858  $16,978
Net interest income          7,510   1,759    9,269     7,617   1,806    9,423
Provision for credit losses    300      --      300       300      --      300
Gains (losses) on sales of
  securities                    --      --       --        --      --       --
Income before income taxes   2,341     474    2,815     2,593     377    2,970
Net income                   1,767   1,496    3,263     1,941     381    2,322
Earnings per common share
  Net income                  0.40             0.58      0.44             0.41

(1) As discussed in Note 2 to the consolidated financial statements, on November 15, 1996, Bancorp consummated its merger with Home Federal Corporation in a tax-free exchange of stock, accounted for as a pooling of interests.
Accordingly, the unaudited quarterly results of operations for the first three interim periods of 1996 and 1995 have been restated to reflect the combined results of operations of Bancorp and the pooled entity, Home Federal
Corporation.


18.  FUTURE CHANGE IN ACCOUNTING PRINCIPLE
In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides accounting and reporting standards for transfers and servicing of financial assets and extinguishments of liabilities. Those standards are based on consistent application of a financial-components approach that focuses on control, and the appropriate measurement and allocation of the financial components at fair value, if practical.
     In addition, the Statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.
     This Statement is effective for transfers and servicing of financial assets and extinguishments of liabilities occurring after December 31, 1996, except for certain provisions related to secured borrowings and repurchase agreements, dollar-rolls, securities lending and similar transactions, which were deferred until after December 31, 1997 pursuant to FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125," and is to be applied prospectively. Adoption of Statement No. 125 in 1997 and certain provisions of the Statement pursuant to Statement No. 127 in 1998 is not expected to materially affect Bancorp's consolidated financial statements.


REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of F&M Bancorp:

     We have audited the accompanying consolidated balance sheets of F&M Bancorp (a Maryland bank holding company) and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1996. These financial statements are the responsibility of Bancorps' management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Home Federal Corporation, a thrift holding company acquired during 1996 in a transaction accounted for as a pooling-of-interests as discussed as discussed in Note 2, as of December 31, 1995 and for each of the two years then ended. Such statements are included in the consolidated financial statements of F&M Bancorp and represent 23 percent of consolidated total assets at December 31, 1995, and 22 percent and 23 percent of consolidated total income for 1995 and 1994, respectively. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Home Federal Corporation, is based solely on the report of the other auditor.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosure in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of F&M Bancorp and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1996 in conformity with generally accepted principles.

                                         /s/ Arthur Anderson LLP

Washington, DC
January 21, 1997


INDEPENDENT AUDITOR'S REPORT

Stockholders and Board of Directors
Home Federal Corporation

     We have audited the consolidated statements of financial condition of Home Federal Corporation and Subsidiaries (Corporation) as of December 31, 1995, and the related consolidated statements of changes in stockholders' equity, income and cash flows for the years ended December 31, 1995 and 1994 (not separately presented herein). These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Home Federal Corporation and Subsidiaries as of December 31, 1995, the results of their operations and cash flows for the years ended December 31, 1995 and 1994 in conformity with generally accepted accounting principles.
     As discussed in Note 1 to the consolidated financial statements, the Corporation changed its method of accounting for loans in 1994.

                                         /s/Smith Elliott Kearns & Company, LLC

Hagerstown, Maryland
February 16, 1996


CORPORATE INFORMATION

CORPORATE HEADQUARTERS
F&M Bancorp
110 Thomas Johnson Drive
Frederick, Maryland 21702
(301) 694-4000
http://www.fmbn.com

Mailing Address:
110 Thomas Johnson Drive
P.O. Box 518
Frederick, Maryland  21705

CUSTOMERS
Customers seeking assistance with their accounts and services may call Farmers and Mechanics National Bank, (800) 445-3626, or Home Federal Savings Bank,
(800) 669-6695.

FINANCIAL and OTHER INFORMATION
Contact Investor Relations at (888) 694-4170, or visit our Web site at the address above regarding the following:

Analysts, portfolio managers, shareholders and other investors seeking additional information.

News media representatives seeking information.

Requests for copies of the Corporation's Forms 10-K, 10-Q and Proxy Statement filed with the Securities and Exchange Commission and prior annual and quarterly reports to shareholders.

INDEPENDENT ACCOUNTANTS
Arthur Anderson LLP
Tycon Tower
Vienna, Virginia  22182

SECURITIES MARKETS
F&M Bancorp common stock is publicly traded and quoted on the NASDAQ National Market System under the symbol "FMBN". Principal market makers are:

Ferris, Baker Watts, Inc.
Baltimore, MD
(410) 659-4613

Legg Mason Wood Walker, Inc.
Baltimore, MD
(410) 539-0000

Herzog, Heine, Geduld, Inc.
Philadelphia, PA
(215) 972-0860

Preferred Technology, Inc.
Philadelphia, PA
(800) 784-7459

Ryan, Beck & Co.
West Orange, NJ
(800) 325-7926

Instinet Corporation
New York, NY
(212) 310-9564


SHAREHOLDER INFORMATION - TRANSFER AGENT
Norwest Shareowner Services
P.O. Box 64854
St. Paul, Minnesota  55164-0854
(800) 468-9716
Contact our transfer agent regarding the following:

Shareholders seeking information regarding participation in the F&M Bancorp Dividend Reinvestment and Stock Purchase Plan. The Plan is offered to registered shareholders as an economical way of increasing their ownership in F&M Bancorp. Shareowners may elect to have cash dividends automatically reinvested in F&M Bancorp stock on the dividend payment date at a 5% discount to the market price, and may also make optional cash payments, from $25 to $3,000 per quarter, towards the purchase of F&M shares with no brokers fees or commissions.

Shareholders who have questions about their accounts or who wish to change ownership or address of stock, to report lost, stolen or destroyed certificates, or to consolidate accounts.

ANNUAL MEETING
The F&M Bancorp Annual Meeting of Shareholders will be held at 10:00 a.m. on Tuesday, April 15, 1997 at Corporate Headquarters.

STOCK PRICE and DIVIDENDS (1)

                      1996                              1995
----------------------------------------------------------------------------
          High    Low     Close   Dividend   High   Low     Close   Dividend
----------------------------------------------------------------------------
First Q   30      28 1/4  28 1/4  $.20       28.81  27.14   27.38   $.19
Second Q  29 5/8  22 1/2  22 1/2   .20       27.62  25 3/4  25 3/4   .19
Third Q   24 5/8  21      24 5/8   .20       27     25 1/2  26 3/4   .20
Fourth Q  24 3/4  22 1/4  24       .20       30     25 1/2  29 3/4   .20

(1)Data have been restated for 5% stock dividend paid in May 1995.

The most recent quarterly dividend was $0.22 per share paid February 1, 1997 to holders of record January 24, 1997. Quarterly dividends are customarily paid on February 1, May 1, August 1 and November 1.

A total of 5,680,978 shares of F&M Bancorp common stock held by approximately 6,290 registered and beneficial owners at January 24, 1997 are entitled to notice of and to vote at the annual meeting.


Cover and Design: Alpert and Alpert, Inc., McLean, VA
Photography by Rick McCleary

F&M BANCORP
110 Thomas Johnson Drive
Frederick, MD  21702