Form 10-K405, Exhibit 13
period 1997-12-31
F&M BANCORP
filed 1998-03-31
CIK 736473

EXHIBIT 13
F&M BANCORP

We are creating highly profitable, long-term banking relationships...
MANAGING FOR VALUE
 ... by reaching out to market segments with customer needs-driven programs for every stage of life.

[PHOTO - four small photo inserts: 1) retirement age male and female; 2) father and young son; 3) male riding bicycle; and 4) female professional]

1997 ANNUAL REPORT

CONTENTS
 1  Financial Highlights
 2  Letter To Our Shareholders
 4  Generation X
 6  The Boom Generation
 8  The Mature Market
10  Business
12  Selected Financial Information
13  Management's Discussion and Analysis
26  Consolidated Financial Statements
30  Notes to Consolidated Financial Statements
43  Report of Auditors
44  Directors & Officers
Inside Front Cover
YEAR AT A GLANCE

BUSINESS PROFILE
F&M Bancorp ("FMBN")is the largest community bank in Central Maryland and the fourth largest independent bank holding company headquartered in Maryland. With over $1 billion in assets, FMBN operates as Farmers & Mechanics National Bank and Home Federal Savings Bank through 32 community offices and 50 ATMs, and offers a full range of consumer, trust and commercial banking products and services. With the successful implementation of technology systems, market segmentation initiatives, and branding programs in 1997, the groundwork is now in place to develop an integrated sales and service culture, offering the prospects of significant earnings growth for F&M Bancorp's investors through creating highly satisfied, profitable customer relationships.

FMBN is well-positioned to maintain its dominant market share in the Central Maryland region and is poised to increase sales throughout its market.

[Map of Maryland with Allegany, Washington, Frederick, Carroll and Montgomery Counties highlighted. The following towns are called-out on the map:
Frostburg, Allegany County, Hagerstown, Washington County, Frederick City, Frederick County, Union Bridge, Carroll County, and Gaithersburg, Montgomery County.]

YEAR AT A GLANCE

F&M Bancorp implements segmentation initiatives created by obtaining quantitative and qualitative data on each target market, which is then analyzed and transformed into programs that respond to each market's needs.

[PHOTO - computer keyboard]

F&M Bancorp enters the second phase of its Home Federal Savings Bank integration initiatives. Plans are made to consolidate support-processing functions, while leveraging the value of Home Federal as a community bank in its marketplace.

[PHOTO - Home Federal logo]

[PHOTO - computer keyboard and monitor]

F&M Bancorp achieves 25% growth in trust assets under management for the third straight year.

F&M Bancorp enters the third phase of its technology blueprint designed to enhance products and service delivery to the customer while yielding greater operational efficiencies. On-line platform and teller automation facilitate new account delivery and transaction processing.

[PHOTO - diploma and graduation cap]

F&M Bancorp initiates systems for transforming each community office into an effective sales and marketing center. Customer information is used to boost household profitability levels while matching the financial needs of customers with product and service solutions.

F&M Bancorp opens the first convenience-store office through Home Federal Savings Bank in Washington County, which complements its existing two grocery store offices offering one-stop banking and grocery shopping.

Key Alliance, a new solutions-based financial management program specifically created to meet the financial needs of the Baby Boomer segment, captures a Bank Marketing Association Award for Best Innovative Marketing Idea at the Association's Wealth Management Conference.

Including the introduction of new and enhanced lines of business, F&M Bancorp increases noninterest income by 25%.

[PHOTO - wall of safety deposit boxes]

F&M Bancorp continues to invest in the development of strategic thinking skills and quality sales and service competencies to assist associates in building profitable customer relationships.

F&M Bancorp builds an aggressive Year 2000 Master Assurance Plan. The Plan includes detailed tasks, stringent testing, and thorough analysis to address business critical issues and prepare Bancorp for Year 2000 readiness in a timely manner.

Recognizing the importance of brand differentiation in the marketplace, Farmers & Mechanics National Bank tackles the issue and arrives at a brand positioning strategy to support the building of long-term customer relationships.

[PHOTO - Farmers & Mechanics logo]

F&M Bancorp adopts a revised three-year strategic blueprint. The plan sets forth a process for complete integration of a bank-wide sales and service culture, provides for further leveraging of technology, and includes techniques to enhance profitability through identifying more precisely defined sub-markets.

[PHOTO - workplace desk top]

As F&M Bancorp improves its ability to understand customers at increasingly precise levels, it is developing products and services that respond to their specific needs, marketing those products efficiently, and providing a variety of delivery channels that accommodate the values and lifestyles of those customers. Every line of business and product offering serves as a link in forging long-term, lifecycle banking relationships. The combined result is powerful. Expansion of the customer base, increased household profitability, and higher levels of customer retention yield improved returns on equity and increased earnings per share.

FINANCIAL HIGHLIGHTS
F&M Bancorp and Subsidiaries

                              Three month period        Year ended
(Dollars in thousands,        ended December 31,   %    December 31,        %
except per share amounts)     1997     1996   Change    1997     1996  Change
-----------------------------------------------------------------------------
OPERATING DATA
  Interest income            $19,481  $18,186    7.1%  $75,527  $70,866  6.6%
  Interest expense             8,854    8,307    6.6    34,180   32,218  6.1
                             -------  -------          -------  -------
  Net interest income         10,627    9,879    7.6    41,347   38,648  7.0
  Provision for credit losses    450      622  (27.7)    1,800    1,522 18.3
                             -------  -------          -------  -------
  Net interest income after
    provision for credit      10,177    9,257    9.9    39,547   37,126  6.5
    losses
  Noninterest income           3,158    2,677   18.0    13,430   10,770 24.7
  Noninterest expense          9,086    9,879   (8.0)   35,697   36,512 (2.2)
                             -------  -------          -------  -------
  Income before provision for
    income taxes               4,249    2,055  106.8    17,280   11,384 51.8
  Provision for income taxes   1,149      434  164.7     5,121    2,773 84.7
                             -------  -------          -------  -------
  Net income                   3,100    1,621   91.2    12,159    8,611 41.2
                             =======  =======          =======  =======
PER SHARE DATA
  Net income, basic            $0.52    $0.27   92.6%    $2.03    $1.45 40.0%
  Net income, diluted           0.51     0.27   88.9      2.01     1.44 39.6
  Cash dividends paid           0.22     0.15   46.7      0.86     0.61 41.0
  Book value                                             16.93    15.67  8.0
  Market value, NASDAQ/NMS:FMBN                          38.00    22.86 66.2

KEY RATIOS
  Return on average assets      1.18%    0.65%            1.19%    0.89%
  Return on average equity     12.36     6.95            12.64     9.48
  Net interest margin           4.54     4.53             4.58     4.57
  Efficiency ratio             60.05    61.89            61.68    63.59
  Equity capital ratio                                    9.74     9.29

SELECTED AVERAGE BALANCES
  Securities                 $240,599 $238,856    0.7% $240,560 $237,885 1.1%
  Loans, net of
    unearned income           717,169  666,052    7.7   695,142  640,672 8.5
  Earning assets              967,322  910,048    6.3   943,269  890,825 5.9
  Assets                    1,043,673  988,340    5.6 1,020,480  964,865 5.8
  Deposits                    814,896  787,295    3.5   801,916  784,994 2.2
  Borrowings                  117,191   97,022   20.8   110,930   78,52241.3
  Shareholders' equity         99,523   92,854    7.2    96,174   90,858 5.9

AT PERIOD END
  Securities                                           $231,005 $245,811(6.0)%
  Loans, net of unearned income                         724,134  670,269 8.0
  Earning assets                                        966,195  921,332 4.9
  Assets                                              1,044,3881,005,851 3.8
  Deposits                                              821,967  794,750 3.4
  Borrowings                                            109,610  105,973 3.4
  Shareholders' equity                                  101,674   93,460 8.8

ASSET QUALITY
  Nonperforming assets                                 $10,451  $14,738(29.1)%
  Nonperforming assets/total assets                       1.00%    1.47%
  Allowance/total loans                                   1.32     1.44

F&M Bancorp's success in meeting the NEEDS of its target customer segments is reflected in the BOTTOM LINE.

TOTAL ASSETS
(Dollars in millions)
$1200
 1000
  800
  600
  400
  200
    0                             1993     1994     1995     1996     1997

TOTAL LOANS
(Dollars in millions)
$1200
 1000
  800
  600
  400
  200
    0                             1993     1994     1995     1996     1997

TOTAL DEPOSITS
(Dollars in millions)
$1200
 1000
  800
  600
  400
  200
    0                             1993     1994     1995     1996     1997

"Our commitment to building long-term, PROFITABLE customer relationships is evidenced by our continued investment in people and technology, and our relentless focus on THE CUSTOMER."

[Photo of Faye E. Cannon]

Faye E. Cannon
President and Chief Executive Officer

TO OUR SHAREHOLDERS

F&M Bancorp closed 1997 with record earnings and a record high stock price ... Suitable punctuation to the timely and successful completion of our three-year strategic blueprint which embodies the principles of managing for value.

By the end of 1997, we concluded three years of unprecedented investments in systems and information technology, focused market research, advanced products and services, and intense training. Over that period, we positioned F&M Bancorp as the market needs-driven, diversified financial services organization it is today, with new opportunities for growth and earnings momentum. Our financial results for 1997 reveal the trends.

1997 Financial Summary
Earnings, before special items, increased 9% in 1997 to a record high $11.901 million, or $1.99 per share, from $10.914 million, or $1.83 per share in 1996. The increase was largely driven by a 7% gain in net interest income, principally related to loan growth, while trust fees and other sources of noninterest income increased 13%. Cost controls were evident again, as growth in noninterest expense was contained at just 5% in 1997. The resulting decrease in Bancorp's efficiency ratio, to 61.7% for 1997 from 63.6% a year ago, demonstrates our continued success in leveraging operating costs to produce additional revenue.

Including special items detailed in Table 1, page 13, net income increased 41% to $12.159 million for the year, compared with $8.611 million for 1996. Largely reflecting last year's merger-related expenses and Savings Association Insurance Fund assessments, the improvement also included a 25% increase in total noninterest income.

Our improved financial performance is also evident in traditional measures. Returns on assets and equity, before special items, reached 1.17% and 12.37%, respectively, for 1997, increasing from 1.13% and 12.01%, respectively, for 1996. And, a 29% reduction in nonperforming assets, largely within Home Federal's portfolio, represented a substantial improvement in Bancorp's credit quality.

Home Federal Adds to Earnings
Home Federal, acquired in November 1996, turned in sharply higher operating performance and contributed to consolidated earnings per share within the first 12 months as anticipated. In addition to improving Bancorp's franchise value, our Hagerstown, MD-affiliate has provided numerous opportunities to gain operating efficiencies, largely through the consolidation of administrative functions. Full system integration is expected by mid-year 1998, leading to additional cost savings and higher levels of service to Home Federal's customers.

Dividends
Recognizing the value of a sound and responsive dividend policy, your Board of Directors took important action during the year to increase shareholder participation in our financial progress. The quarterly cash dividend was increased 10% in January 1997, to $0.22 per share, followed six months later by a 5% stock dividend paid in August. These actions contributed to an increase in Bancorp's 5-year total return to shareholders to 21% through December 31, 1997.

1997 Milestones
Last year in these pages, we outlined our approach to customer-focused marketing and described the prospects for returns on past investments in delivery systems and information technology. Our entire organization takes great pride in reporting our success in achieving all established objectives.

Incremental Earnings Growth
Steady earnings growth and improved profitability highlighted our success in leveraging re-engineered operations, introducing new services and sources of revenue, and enhancing the return on marketing investments through effective customer segmentation. We continue to focus on delivering the right products, to the right customers, through the right delivery channels, knowing that our continued growth and profitability will be driven by customer preference.

Key Alliance
Free financial planning for life is a great way for customers to start a banking relationship, and it's also a great way to build on one. Key Alliance is the latest value-added service made available through our Trust and Investment Management Group, and contributed to a 25% increase in assets under management in 1997 to a year-end total of $383 million.

Personal PC Banking
Our personal PC banking service has received strong initial acceptance with nearly 2% of our checking account customers enrolling in the first several months. Attracted largely by bill paying and 24-hour financial management capabilities, PC Banking customers are electronically linked to the benefits of lower processing costs accompanied by higher-value service. Research shows that these are ingredients for promising long-term relationships.

Community Office Automation
We are better able to serve our customers with on-line access at both the sales platform and the teller window. More importantly, we have equipped branch sales associates with powerful new tools to monitor customer relationships and profitability and to identify distinct sales opportunities.

Year 2000 Computer Readiness
F&M Bancorp's Board of Directors approved a detailed program for Year 2000 which is designed with special emphasis on identifying and managing business risks posed by vendors, business partners, counter parties, and large borrowers. Our company wide Master Assurance Plan is in place and being executed to assure that business critical issues are handled in a timely manner. Thorough evaluation and stringent testing will lead us to Year 2000 readiness.

Brand Platforms
Keeping connected to the life-long financial needs of our customers is a principle of relationship banking that reflects in the operating philosophies of Bancorp's subsidiaries. Brand equity has become a tangible financial component of a bank's present and future value. By clarifying our brand positioning, we are able to differentiate our organization as the financial brand that customers choose first.

Board of Directors
The directors of F&M Bancorp were pleased to honor George B. Delaplaine, Jr., by naming him Director Emeritus following his retirement from the Board in 1997. We are eternally grateful for his many years of commitment and dedication to the stewardship of F&M Bancorp and its operating subsidiaries.

Our Prospects
We call it "Vision 2000: The Customer Connection". It is the detailed strategic blueprint that maps the route to a level of financial performance ranked among the top quartile of our peer group in the next three years. This goal challenges our entire organization to further hone our capabilities knowing we must be sharper, more innovative and increasingly more efficient as we go about the business of delivering financial solutions in a customer-driven market.

In short, we will intensify our focus on executing our revised strategic plan, gaining exceptional knowledge about our customers and markets through local markets management. We will seek economies in the way we market and deliver services to our customers and achieve higher levels of profitability as measured by the cascading effects that accompany building solid, life-time customer relationships.

Our vision for the future takes a lesson from the past. Put a well-defined plan before motivated, leadership-empowered people, provide the tools of technology and the training to use them, then prepare to measure success.

With our customers' lifecycle financial needs driving our business, F&M Bancorp continues to reinforce its standing as a leading financial services institution in the region.

/s/ Faye E. Cannon
Faye E. Cannon
President and Chief Executive Officer

/s/ Charles W. Hoff, III
Charles W. Hoff, III
Chairman of the Board

[PHOTO - Charles W. Hoff, III]

Charles W. Hoff, III
Chairman of the Board

GENERATION X

[PHOTO - male on cross country bicycle in field of flowers]

F&M Bancorp is developing lifecycle banking relationships with a generation that doesn't identify with lifetime financial commitment.

This market not only APPRECIATES, but DEMANDS INNOVATION.

Technology plays an important role in providing delivery convenience and product efficiencies, and is crucial for developing the services and conveniences that capture Gen-X customers.

1997 DEBIT AND CHECK CARD TRANSACTIONS
180,000
160,000
140,000
120,000
100,000
 80,000
 60,000
 40,000
 20,000
    0
-----------------------------------------------------------------------------
        Jan   Feb   Mar   Apr   May   Jun   Jul   Aug   Sep   Oct   Nov   Dec

They're called Generation X, or Gen-X-people in their 20's and early 30's who grew up with computers and take even the latest technologies for granted. They use multiple sources for financial services, are more frugal than Baby Boomers, and are sophisticated in their understanding of financial options. But of all the generalities that apply to Gen-X, perhaps the strongest is that they don't identify with generalities. They see themselves as unique individuals making their way in a fast-changing world.

IN 1997, F&M Bancorp researched this market segment's habits and lifestyles, and identified opportunities for meeting the challenge they represent. As part of the Bank's organization alignment to better serve market segments, it assigned a manager to this market, who works with cross-functional teams to develop products and services that reach and convert Gen-Xers - at a relatively early stage in life - to long-term customers.

Among the products and services coveted mostly by this market segment is PC Banking. F&M Bancorp was the first Frederick County-based financial institution to offer PC Banking in its market area. Although PC banking appeals to several markets, it is especially vital for acquiring new Gen-X customers. They expect it. In 1997, F&M Bancorp launched an initial rollout of PC Banking, an interactive system that is especially user friendly and features easy import/export of data from popular personal financial management programs. PC Banking received immediate acceptance, and by year's end, 2% of active checking customers had already subscribed to the service.

F&M Bancorp offers other Gen-X appropriate services that provide banking access wherever customers happen to be. ATMs and point-of-sale transactions are now at remote locations that include grocery stores, convenience stores, restaurants, retail establishments and stadiums. ExpressLine offers automated over-the-phone banking convenience 24 hours a day, seven days a week. And, the Skip-A-Payment program is a customer retention tool that is particularly popular among Gen-Xers.

[PHOTO - computer keyboard]

To be a Gen-Xers "bank for life," you have to deliver more than banking convenience, and F&M Bancorp does.

1998-2000. F&M Bancorp's objective is to keep listening to Gen-X and to keep demonstrating that it has a continuum of products that support their lifetime financial goals. Because technology helps initially penetrate the market, Bancorp's next three-year strategy includes upgrading its Internet site to become an interactive business acquisition tool. And, because Gen-X is a particularly elusive market, the most important of upcoming efforts is research, including focus groups, local marketing data, and individual customer behavior tracking. From this research, Bancorp can reinforce its brand platform with products and services that meet Gen-X's needs now and in the future, and deliver those products through a fully realized sales and service culture. Through efforts to continually learn about ways to respond to the Gen-Xers, F&M Bancorp will create lifelong financial solutions for these customers that will be increasingly beneficial for them and increasingly profitable for Bancorp.

[PHOTO - diploma and graduation cap}

Ever since they were born, they've been defined by their numbers. And, in fact, the Boom Generation makes up a respectable percentage of F&M Bancorp customers. Now, as the younger 35-45 submarket of Boomers gear up for college educations, and older 45-55 full- and empty-nesters look beyond child-rearing expenses to retirement, they have pressing financial needs. Yet, as they try to get a grip on their financial future, with many standing on the brink of an unprecedented generational transfer of wealth, Boomers are looking for investment options for their inheritance.

In 1997, F&M Bancorp introduced a program designed to capture those dollars, increase share of per-household business, and form new lifecycle banking relationships. The essence of the program - Key Alliance - is a free lifetime financial planning service. Customers meet with a credentialed financial planner, inventory their current assets, and discuss their needs and financial goals. The planner then develops a customized, written plan of action for investment, debt consolidation, and other financial strategies. The information provided by customers reveals not only retail investment options, but also banking products that might be beneficial, such as home equity loans for themselves, or estate planning for a parent.

Most importantly, Key Alliance reveals asset management opportunities. Each financial planner is able to develop a relationship of confidence by demonstrating the strong financial performance of Bancorp's investment management services. Many times, the planner identifies additional related services that benefit the customer. And, that relationship tends to grow even more significant with time in the form of future trust and investment management business.

In 1997, Key Alliance was recognized for its innovativeness with a Bank Marketing Association award for the best marketing idea at its Wealth Management Conference. Still unique in the marketplace, Key Alliance forges lifelong relationships and reveals sales opportunities that benefit both F&M Bancorp and customer alike.

Key Alliance was not alone in spectacular achievements with the Boom Generation in 1997. As another means of bringing in new customers, and in an effort to compete with nontraditional investment services, F&M Bancorp introduced its T-Bill Plus Money Market Account. The program linked investments of $25,000 or more in outside dollars with the 13-week Treasury Bill providing accessible rates monitored in the financial news. It also combined easy check-writing access to funds and the security of FDIC insurance. Promoted through advertising and direct mail to identified customer prospects and noncustomer "look-a-likes," T-Bill Plus clearly satisfied a need and experienced extraordinary success.

Together, Key Alliance and T-Bill Plus were major contributors to Bancorp's income in 1997, while establishing new customer relationships.

1998-2000. In keeping with its strategy for implementing a results-oriented sales and service culture, Bancorp's next goal is to maximize Key Alliance referrals and increase delivery of Key Alliance services through its community offices.

Whether its free financial planning for life, innovative new products, or competitive investment returns on managed assets, customers are discovering value at F&M Bancorp, and Bancorp is realizing value in deeper customer relationships.

F&M Bancorp TRANSFORMED a free service into a NEW source of revenue and a new avenue for growth in TRUST ASSETS.

Designing products and services specifically for the Boom Generation gives them more investment options to meet their unique financial needs.

MARKET AREA BY SEGMENT
Seniors          29%
Baby Boomers     43%
Generation X     28%

THE BOOM GENERATION

[PHOTO - Mom, Dad, son and daughter]

If you provide customers with the right solutions, a value-added banking relationship will follow.

THE MATURE MARKET

[PHOTO - Retirement age male and female on beach]

Focused on existing and prospective customers, Bancorp is adding to revenue by building profitable customer relationships.

F&M Bancorp doesn't guess what this market is LOOKING for. They LISTEN and respond with innovation and options that meet the diverse financial needs of the Mature Market segment.

A significant increase in trust assets under management reflects Bancorp's ability to listen and respond to customers who are seeking to get the most out of their leisure and retirement years.

[PHOTO - PRESTIGE BANKING 1997 MEMBERSHIP GROWTH - Memberships (Households) - contains no legends]

Many still have older children at home; others are empty nesters. Some are still working with little leisure time; others are retired and enjoy classes, outings, and entertainment. F&M Bancorp calls this diverse market of customers 50 years of age or better, the Mature Market. They comprise the first target market that Bancorp identified and pursued in its segmentation strategy. One of the hallmark efforts to penetrate this group is Prestige Banking, a relationship-building package that was introduced in late 1996. Developed as a result of ongoing research, Prestige Banking was designed to acquire new core account relationships, encourage consolidation of accounts typically held at multiple institutions, and develop customer loyalty.

In 1997, the first full year of Prestige Banking, there was ample evidence that the program was exceeding expectations. In all respects - average balance, total balance, and new money - the program far surpassed established goals. At year's end, Prestige out-performed goals for new money by 18% and retained relationships by 20%. And, average balances maintained within Prestige Banking households were 51% higher than originally anticipated. Significant trust asset growth was attributed to the mature market segment who are invited to participate in investment management seminars and other educational classes offered throughout the year.

The reason for Prestige Banking's success is simple: it's a relationship strategy based on assessments that continuously adapt to customer needs. Every aspect of the program's services, products and activities reflects an understanding of Prestige customers and their preferences. Available with a minimum deposit, Prestige Banking combines premium banking features such as interest checking, safe deposit boxes, a no-fee gold credit card, exclusive events, and a quarterly newsletter. Expanded in 1997, Prestige University offers classes in subjects such as investment management, estate and tax planning, and financial management, while popular personal computing classes help Prestige customers become proficient with technology. Weekend get-aways and longer travel adventures appeal to the most active customers, while weekday trips and evening entertainment events bring retired members together.

[PHOTO - wall of safety deposit boxes]

Because the Mature Market appreciates value-based purchasing, Bancorp initiated a program, in 1997, that offers Prestige members 10-20% discounts at participating merchants. And, to maintain members' enthusiasm, Bancorp began publishing a quarterly newsletter that covers activities, product news, and articles of special interest.

In support of the Mature Market, and to further penetrate this segment, Express Bank, an innovative banking delivery channel, travels to where many Prestige customers live or work. Offering both automated ATM and personalized banking services, this full-service office on wheels is a frequent visitor to retirement communities where residents enjoy the freedom of doing their own banking and to bank-at-work sites for the ultimate banking convenience.

1998-2000. A Prestige customer advisory panel helps Bancorp refine and understand the Mature Market and what appeals to it. Bancorp then applies this guidance, relates it to individual customer information, and uses it to cross-sell other bank products. The more Bancorp knows about the Mature Market, the more it can do for them-and that leads to banking relationships that last for life.

[PHOTO - computer monitor]

Serving the financial needs of small, medium, and large commercial business customers has always been a high strategic priority for F&M Bancorp. With continued focus on helping businesses of all sizes manage growth and increase efficiencies, emphasis on the small business submarket has allowed Bancorp to participate in the rapid growth of this segment. Unlike other financial institutions in the region, Bancorp provides its business customers the direct contact and responsiveness they expect from a local bank, as well as the high-level knowledge and sophistication of a large national financial institution. In 1997, the first full year for the Small Business Unit, Bancorp applied their unique combination of capabilities, shaping products and designing solutions specifically for small business applications. The goal: to show small businesses that Bancorp's value-added services help them make better use of their money, so that-far more than being just another source of credit-F&M Bancorp can and should be their business bank for life.

IN 1997, Bank-On-It, a comprehensive PC-based business banking product, previewed in 1996, was delivered to the marketplace. The product itself is composed of balance and statement reporting, reconciliation, transaction, and wire transfer modules. Depending on the modules purchased, customers can access account information, manage funds, process ACH and other transactions, and send e-mail to Bancorp quickly and conveniently from their own computer. From the smallest business partnerships to large, multi-facility entities, the time Bank-On-It can save personnel in account management tasks is immediately appreciated. And, for those with financial management capacity, constant access to account information can pay off in generating more profitable uses of capital.

As the largest community bank based in Central Maryland, F&M Bancorp has the credit resources, delivery channels, and professional expertise businesses need. In 1997, Bancorp introduced Business Advantage, a pre-approved credit line that gives small business the ability to write themselves a loan up to $50,000. The Bank-at-Work program, delivered by Express Bank, offers businesses an excellent employee benefit-on-site payroll check deposit and transaction services. Experienced Bancorp representatives provide local decision-making and unparalleled service to help customers strengthen their financial management capabilities. And, additional commercial calling officers provided greater penetration in the Montgomery and Washington County markets in 1997.

1998-2000. With most of Bancorp's market-driven products now in place, its next emphasis is on outreach. Bancorp is introducing a quarterly newsletter that provides its business customers with solutions to financial management problems, including articles on improving business performance. An aggressive image advertising campaign will reach out to new prospects, while new internal software for business development will help Bancorp efficiently follow through on branch-based sales and service initiatives. All of these efforts are intended to demonstrate to customers that each service is more than a single, isolated offering. It's part of a whole system of market-tailored services that link F&M Bancorp to the business of its commercial customers.

The Bank is developing relationships with businesses by HELPING them make money and MANAGE MONEY, even if they never need a loan.

Bringing the bank to the business, with on-site payroll and transaction services, provides Bancorp's commercial business customers with exceptional convenience unrivaled by the competition.

COMMERCIAL AND INDUSTRIAL LOANS
(Dollars in millions)
$80
 70
 60
 50
 40
 30
 20
 10
  0                              1993     1994     1995     1996     1997

BUSINESS

[PHOTO - adult female professional at work desk]

Businesses perceive F&M Bancorp as a local community bank with big bank capabilities. And, it is.

SELECTED FINANCIAL INFORMATION
F&M Bancorp and Subsidiaries

                                      Years ended December 31,
                            ----------------------------------------------
(Dollars in thousands,
except per share
amounts)                1997         1996     1995      1994     1993
--------------------------------------------------------------------------
OPERATING INCOME
 Interest income        $  75,527    $ 70,866 $ 70,108  $ 61,592 $  60,788
 Interest expense          34,180      32,218   32,336    24,841    25,087
--------------------------------------------------------------------------
 Net interest income       41,347      38,648   37,772    36,751    35,701
 Provision for credit
  losses                    1,800       1,522    1,651     1,188     3,217
--------------------------------------------------------------------------
 Net interest income after
  provision for credit
  losses                   39,547      37,126   36,121    35,563    32,484
 Net gains (losses)
  on sales of securities     (11)       (330)    (256)        19       201
 Other noninterest income  13,441      11,100   12,418     8,964     8,838
 Noninterest expense       35,697      36,512   35,176    31,601    29,937
---------------------------------------------------------------------------
 Income before provision for
  income taxes, loss from
  discontinued operation and
  cumulative effect of
  accounting change        17,280      11,384   13,107    12,945    11,586
 Provision for income taxes 5,121       2,773    2,380     3,297     3,049
--------------------------------------------------------------------------
 Income before loss from
  discontinued operation and
  cumulative effect of
  accounting change        12,159       8,611   10,727     9,648     8,537
 Loss from discontinued
  operation                     -           -        -         -	     (72)
 Cumulative effect of
  accounting change             -           -        -         -	      245
--------------------------------------------------------------------------
 Net income             $  12,159    $  8,611 $ 10,727  $  9,648 $   8,710
--------------------------------------------------------------------------
PER SHARE DATA-BASIC
 Income before provision
  for income taxes, loss
  from discontinued
  operation, and cumulative
  effect of accounting
  change                $    2.03    $   1.45 $    1.81 $   1.63 $    1.52
 Loss from discontinued
  operation                     -	         -         -        -     (0.01)
 Cumulative effect of
  accounting change             -           -         -        -      0.04
--------------------------------------------------------------------------
 Net income	         $    2.03    $   1.45 $    1.81 $   1.63 $    1.55
--------------------------------------------------------------------------
PER SHARE DATA-DILUTED
 Income before
  provision for income
  taxes, loss from discontinued
  operation, and cumulative
  effect of accounting
  change                $    2.01    $   1.44 $    1.79 $   1.61 $    1.51
 Loss from discontinued
  operation                     -           -         -        -     (0.01)
 Cumulative effect of
  accounting change             -           -         -        -      0.04
--------------------------------------------------------------------------
Net income              $    2.01   $    1.44 $    1.79 $   1.61 $    1.54
--------------------------------------------------------------------------
 Cash dividends paid         0.86        0.61      0.60     0.53      0.53
 Book value                 16.93       15.67     14.87    12.90     12.80
KEY RATIOS
 Return on average assets    1.19%       0.89%     1.16%    1.12%     1.05%
 Return on average equity   12.64        9.48     13.04    12.72     12.43
 Average shareholders' equity
  to total average assets    9.42        9.42      8.89     8.81      8.47
SELECTED AVERAGE BALANCES
 Total average assets   $1,020,480    $964,865 $ 925,815 $860,336 $827,431
 Total average equity       96,174      90,858    82,287   75,827   70,098
AT PERIOD END
 Loans, net of
  unearned income       $  724,134    $ 670,269$ 626,005 $622,194 $546,447
 Total assets            1,044,388	   1,005,851  954,469  910,376  841,452
 Total deposits		  821,967      794,750  784,625  753,307  696,945
 Total shareholders' equity101,674       93,460   88,401   76,582   75,744
DIVIDEND PAYOUT RATIO(1)    42.36%       42.07%   33.15%    32.52    34.19%
ASSET QUALITY
 Nonperforming loans/loans   0.75%        1.09%    1.11%     2.93%    4.03%
 Nonperforming assets/
  loans + OREO               1.43	       2.17     2.58      4.47     5.93
 Allowance times
  nonperforming loans        1.77x        1.32x    1.41x     0.63x    0.55x

(1) Reflects the percentage relationship of cash dividends paid to basic earnings per share.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS
F&M Bancorp and Subsidiaries

The following discussion provides an overview of the financial condition and results of operations of F&M Bancorp and Subsidiaries ("Bancorp") for the three years in the period ended December 31, 1997, and is intended to assist readers in their analysis and understanding of the accompanying consolidated financial statements and notes thereto.
     Bancorp's acquisition of Home Federal Corporation and its wholly owned subsidiary, Home Federal Savings Bank ("Home Federal"), was completed in November 1996 under the pooling-of-interests method of accounting. Accordingly, the consolidated financial statements, notes, and historical financial data contained herein were restated in 1996 to include the financial information for Home Federal for all prior periods presented.
Refer to Note 2, Notes to Consolidated Financial Statements, for further information regarding acquisition activity within the periods reported.
     All per share amounts in this report have been restated to give effect to a 5% stock dividend paid to shareholders of Bancorp in August 1997.

OVERVIEW
Net income for 1997 increased 41% to $12.2 million, or $2.03 basic earnings per share, from $8.6 million, or $1.45 basic earnings per share, for 1996, largely reflecting the influence of special items of an unusual or nonrecurring nature recognized in the periods compared and as set forth in Table 1. Excluding special items in both years, net income for 1997 increased 9% to $11.9 million, or $1.99 basic earnings per share, from $10.9 million, $1.83 basic earnings per share, for 1996.

Special Items - 1997.
Special items for 1997, as shown in Table 1 on an after-tax basis, included a $552 thousand gain on the sale of the credit card merchant processing business, or $0.09 per share. Recognizing the difficulty in achieving sufficient scale economies over the near term, Bancorp elected to exit this highly competitive line of business in favor of alternatives expected to produce greater profitability over the long term.
     Pursuant to the provisions of the Plan and Agreement to Merge with Home Federal, compensatory payments were recognized in 1997 for two executive officers who elected to resign during the year. Such compensation expense totaled $294 thousand after tax, or $0.05 per share, and will be paid to the recipients over a 24-month period.

Special Items - 1996.
Special items for 1996 are shown in Table 1 on an after-tax basis. Restructuring charges pertaining to the acquisition of Home Federal amounted to $545 thousand, or $0.10 per share; one-time insurance premium assessments on deposits insured by the Savings Association Insurance Fund ("SAIF") totaled $724 thousand, or $0.12 per share; securities losses, including losses related to the restructuring of Home Federal's portfolio to more closely align it with Bancorp's investment policies, amounted to $203 thousand, or $0.03 per share. Other merger-related expenses of $831 thousand, or $0.13 per share, were composed of credit loss and real estate owned provisions made by Home Federal in recognition of Bancorp's centralized credit policy, and professional fees incurred in the planning and execution of the Home Federal acquisition.


TABLE 1.  NET INCOME EXCLUDING SPECIAL ITEMS

                                    Year Ended December 31,
                        ---------------------------------------------------
                         1997     EPS(1)  1996     EPS(1)  1995      EPS(1)
----------------------------------------------------------------------------
Net income as reported   $12,159  $2.03   $8,611   $1.45   $10,727   $1.81
Adjustments
 (net of income taxes):
 Core deposit
  intangible write-off                                         493    0.09
 Special provision for
  credit losses                                                368    0.06
 Gain on sale of
  credit card portfolio                                     (1,774)  (0.30)
 Gain on sale of
  merchant services         (552) (0.09)
 Reduction of valuation
  allowance-FASB 109                                        (1,476)  (0.25)
 Restructuring charges                       545    0.10
 SAIF assessment                             724    0.12
 Securities losses                           203    0.03       157    0.03
 Other merger-related
  expenses                  294   0.05       831	  0.13       196    0.03
----------------------------------------------------------------------------
Net income excluding
 special items          $11,901  $1.99   $10,914   $1.83   $ 8,691   $1.47
----------------------------------------------------------------------------
(1) Basic earnings per share


TABLE 2.  AVERAGE BALANCES, INTEREST, AND AVERAGE RATES (CONSOLIDATED)
                                 1997                          1996
                    --------------------------------------------------------
(Dollars in          Average             Average   Average            Average
thousands)          Balances  Interest   Rate     Balances  Interest  Rate
----------------------------------------------------------------------------
ASSETS
Interest-earning
 Assets
Short-term funds  $    7,567  $   332     4.39%  $ 12,268   $   679    5.53%
----------------------------------------------------------------------------
Investment
securities:(1)
 Taxable             171,079   11,028     6.45    166,009    10,216    6.15
 Tax-exempt(2)        69,481    5,129     7.38     71,876     5,475    7.62
----------------------------------------------------------------------------
Total investment
 securities(2)       240,560   16,157     6.72    237,885    15,691    6.60
----------------------------------------------------------------------------
Loans, net, including
 loans held for
 sale(2)             695,142   60,910     8.76    640,672    56,516    8.82
----------------------------------------------------------------------------
Total interest-
 earning assets
 and average
 yield(2)            943,269   77,399     8.21    890,825    72,886    8.18
---------------------------------------------------------------------------
Total noninterest
 -earning assets      77,211                       74,040
---------------------------------------------------------------------------
Total assets      $1,020,480                     $964,865
---------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing Liabilities
Interest-bearing deposits:
 Checking         $  106,002  $ 2,084     1.97%  $ 95,483  $ 1,965     2.06%
 Savings             113,858    2,870     2.52    119,595    3,111     2.61
 Money market
  accounts           114,753    3,512     3.06    114,067    3,471     3.04
 Certificates
  of deposit         361,931   19,559     5.40    352,318   19,405     5.51
----------------------------------------------------------------------------
Total interest
 -bearing
 deposits            696,544   28,025     4.02    681,463   27,952     4.10
----------------------------------------------------------------------------
Short-term borrowings:
 Federal funds purchased
  and securities sold under
  agreements to
  repurchase          43,640    2,236     5.12     36,838    1,813     4.92
 Other short-term
  borrowings          52,092    3,065     5.88     30,402    1,832     6.03
----------------------------------------------------------------------------
Total short-term
 borrowings           95,732    5,301     5.54     67,240    3,645     5.42
Long-term
 borrowings           15,198      854     5.62     11,282      621     5.50
----------------------------------------------------------------------------
Total borrowed
 funds               110,930    6,155     5.55     78,522    4,266     5.43
----------------------------------------------------------------------------
Total interest-
 bearing
 liabilities
 and average
 rate incurred       807,474   34,180     4.23    759,985   32,218     4.24
----------------------------------------------------------------------------
Noninterest-bearing Liabilities
Demand deposits      105,372                      103,531
Other liabilities     11,460                       10,491
----------------------------------------------------------------------------
Total noninterest-
 bearing liabilities 116,832                      114,022
----------------------------------------------------------------------------
Total liabilities    924,306                      874,007
----------------------------------------------------------------------------
Shareholders' equity  96,174                       90,858
----------------------------------------------------------------------------
Total liabilities
 and shareholders'
 equity           $1,020,480                     $964,865
----------------------------------------------------------------------------
Net interest income            $43,219                      $40,668
----------------------------------------------------------------------------
Net interest spread(3)                    3.98%                       3.94%
----------------------------------------------------------------------------
Net interest margin(4)                    4.58%                       4.57%


TABLE 2.  AVERAGE BALANCES, INTEREST, AND AVERAGE RATES (CONSOLIDATED)

                              1995
                    -----------------------------
(Dollars in         Average             Average
thousands)          Balances  Interest   Rate
----------------------------------------------------------------------------
ASSETS
Interest- earning
 Assets
Short-term funds  $    7,443  $   546     7.34%
----------------------------------------------------------------------------
Investment
securities:(1)
 Taxable             146,409    8,501     5.81
 Tax-exempt(2)        68,836    5,408     7.86
----------------------------------------------------------------------------
Total investment
 securities(2)       215,245   13,909     6.46
----------------------------------------------------------------------------
Loans, net, including
 loans held for
 sale(2)             636,831   57,674     9.06
----------------------------------------------------------------------------
Total interest-
 earning assets
 and average
 yield(2)            859,519   72,129     8.39
----------------------------------------------------------------------------
Total noninterest
 -earning assets      66,296
----------------------------------------------------------------------------
Total assets      $  925,815
----------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Interest-bearing Liabilities
Interest-bearing deposits:
 Checking         $   92,117 $  2,118     2.30%
 Savings             121,894    3,481     2.86
 Money market
  accounts           116,460    3,881     3.33
 Certificates
  of deposit         332,828   18,390     5.53
----------------------------------------------------------------------------
Total interest
 -bearing
 deposits            663,299   27,870     4.20
----------------------------------------------------------------------------
Short-term borrowings:
 Federal funds purchased
  and securities sold under
  agreements to
  repurchase          38,500    2,215     5.75
 Other short-term
  borrowings          30,234    1,872     6.19
---------------------------------------------------------------------------
Total short-term
 borrowings           68,734    4,087     5.95
Long-term
 borrowings            5,406      379     7.01
---------------------------------------------------------------------------
Total borrowed
 funds                 74,140    4,466     6.02
---------------------------------------------------------------------------
Total interest-
 bearing
 liabilities
 and average
 rate incurred       737,439   32,336     4.38
---------------------------------------------------------------------------
Noninterest-bearing Liabilities
Demand deposits       96,684
Other liabilities      9,405
---------------------------------------------------------------------------
Total noninterest-
 bearing liabilities 106,089
---------------------------------------------------------------------------
Total liabilities    843,528
---------------------------------------------------------------------------
Shareholders' equity  82,287
---------------------------------------------------------------------------
Total liabilities
 and shareholders'
 equity            $ 925,815
---------------------------------------------------------------------------
Net interest income          $39,793
---------------------------------------------------------------------------
Net interest
 spread(3)                                4.01%
---------------------------------------------------------------------------
Net interest
 margin(4)                                4.63%

(1) Average Balances and the related average rate are based on amortized cost.
(2) Interest and yields on obligations of states and political subdivisions and tax-exempt loans are computed on a taxable equivalent basis using the U.S. statutory tax rate of 35 percent. In addition, loan fee income is included in the interest income calculations, and nonaccrual loans are included in the average loan base upon which the interest rate earned on loans is calculated.
(3) Net interest spread is the difference between the ratios (expressed as percentages) of taxable-equivalent interest income to earning assets and of interest expense to interest-bearing liabilities.
(4) Net interest margin is the difference between the ratios (expressed as percentages) of taxable-equivalent interest income to earning assets and of interest expense to earning assets.

RESULTS OF OPERATIONS

Net Interest Income.
Approximately 75% of Bancorp's gross revenue is derived from net interest income, which is principally the sum of interest and fees on loans plus interest and discount on investment securities, less interest paid on deposits and borrowings. Although interest-bearing deposits continued to represent Bancorp's principal funding source, factors largely related to intense competition for bank deposits throughout the financial services industry have caused banks to seek dependable, relatively low-cost alternative sources of funds. Bancorp frequently supplements its funding with Federal Home Loan Bank ("FHLB") borrowings, which have proven to be reliable and cost-effective across all maturities selected. Other, more traditional, funding sources include repurchase agreements and federal funds purchased.
     Net interest income is influenced by a number of external economic and competitive factors such as Federal Reserve Board monetary policy and its influence on market interest rates; loan demand and competition from nonbank lenders; and competition with investment managers, brokerage firms and investment bankers for consumer and commercial business assets that might otherwise be deposited in banks. Internal factors impacting levels and changes in net interest income are attributed to Bancorp's interest rate risk management policies, which address a variety of issues including loan and deposit pricing practices, funding alternatives, and maturity schedules. Bancorp has not made use of derivatives, interest rate hedges or similar instruments or transactions to manage interest rate risk.
     Table 2 displays average balances, interest, and interest rates for each major category of interest-earning assets and interest-bearing liabilities over a three-year period. Total interest income, expressed on a taxable equivalent basis as if every dollar of interest income was fully taxed at the same rate, increased 6% to $77.4 million for 1997 from $72.9 million for 1996. The increase was attributed largely to a 9% increase in average loans, which resulted in an improvement in the yield on total average earning assets to 8.21% for 1997, from 8.18% for 1996.
     Likewise, total interest expense also increased 6%, to $34.2 million for 1997 from $32.2 million for 1996, rising symmetrically with the rate of increase in total interest income and resulting in a relatively stable net interest margin for the year. Although the average cost of interest-bearing liabilities decreased to 4.23% for 1997 from 4.24% in 1996, insufficient deposit growth to support loan demand required supplemental borrowings, primarily from the FHLB, at rates of interest approximately 150 basis points over the average cost of deposits. Average interest-bearing deposits increased by $15.1 million in 1997, up 2% from 1996,while average borrowings increased by $32.4 million, or 41% above 1996. The average cost of borrowings increased to 5.55% for 1997 from 5.43% for 1996.
     The net interest margin ("margin"), which is the ratio of taxable-equivalent net interest income to average earning assets, has been under considerable pressure throughout the banking industry. Many banks were experiencing declining margins in 1997 owing principally to slower deposit growth, aggressive loan pricing and a flatter yield curve. However, Bancorp's success in managing a stable margin, at 4.58% for 1997 versus
4.57% for 1996, was attributed largely to rational, relationship-based loan pricing which acknowledged our overall cost of funds, and the introduction of new deposit products and pricing methods that contributed to the reduction in the overall cost of deposits.
     Table 3, Analysis of Changes in Net Interest Income, quantifies the change in net interest income for the periods presented and, as discussed above, shows how much was attributed to volume factors and how much was influenced by rate movements. Bancorp endeavors to maintain a relatively balanced position between interest-sensitive assets and interest-sensitive liabilities without foregoing opportunities to benefit from relevant interest rate conditions. Further information may be found on page 23, Asset and Liability Management ("ALM"),Market Risk, and in Table 15, Effects of Changes in Interest Rates on MVE.

Provision for Credit Losses.
Bancorp increased the provision for credit losses by 18%, to $1.8 million for 1997 from $1.5 million for 1996, largely because of an 8% increase in total loans and in consideration of an increase in net charge-offs. Similar to trends across the industry, Bancorp's net consumer loan charge-offs increased 20% to $1.9 million for 1997 from $1.6 million for 1996. However, the ratio of total net loan charge-offs to total average loans outstanding was stable at 0.27% for 1997 compared with 0.26% for 1996, remaining at their lowest annual levels of the past six years.

Noninterest Income.
Noninterest income increased 25% in 1997, to $13.4 million from $10.8 million in 1996. Included in the results for 1997 is a $900 thousand pre-tax gain on the sale of the credit card merchant processing business discussed earlier. Excluding the gain and net losses on the sale of securities, the underlying 13% growth rate in noninterest income was driven largely by a 44% increase in trust income and investment management fees, to $2.6 million for 1997 from $1.8 million for 1996, including an unusually large estate settlement fee realized in 1997. Trust assets under management reached
$383 million at December 31, 1997, a 25% increase from $306 million one year earlier.
     Service charges on deposit accounts increased 12% to $5.3 million for 1997 from $4.7 million for 1996. The increase was related primarily to service fee adjustments made early in 1997, but also included fees related to new services and special promotions.
     As shown in Note 11, Notes to Consolidated Financial Statements on page 38, other operating income included $1.3 million in bank card income for 1997, 22% below the $1.7 million for 1996. The decrease was related to the mid-year 1997 sale of the credit card merchant processing business and termination of revenue therefrom. Miscellaneous operating income increased
62% to $3.9 million for 1997 from $2.4 million for 1996 attributed principally to the aforementioned gain and an increase in the cash surrender value of corporate owned life insurance.
     Bancorp recognizes the importance of continually developing new sources of value-based fees and service charge income. This is accomplished through the introduction and growth of new products and services and through engaging in new lines of business that are not subject to the vagaries of interest rates and financial market conditions.

[CAPTION]

TABLE 3.  ANALYSIS OF CHANGES IN NET INTEREST INCOME

                              Year ended December 31,
                  ----------------------------------------------------------
                     1997 over 1996              1996 over 1995
                 ---------------------- ------------------------------------
              Increase   Due to Change in(1)  Increase   Due to Change in(1)
                         --------------                  -------------------
(In thousands)(Decrease) Volume      Rates  (Decrease) Volume      Rates
----------------------------------------------------------------------------
INTEREST INCOME
 Interest and
  fees on loans
  (2)(3)       $4,394    $4,773      $(379)  $(1,158)  $  351     $(1,509)
 Interest and
  dividends on
  investment
  securities:
   Taxable        812       318        494     1,715    1,197         518
   Tax-exempt(4) (346)     (179)      (167)       67      235        (168)
 Interest on
  federal funds
  sold           (400)     (526)       126        72      113         (41)
 Interest-
  bearing
  deposits with
  banks            53       124        (71)       61      200        (139)
----------------------------------------------------------------------------
 Total          4,513     4,510          3       757    2,096      (1,339)
----------------------------------------------------------------------------
INTEREST EXPENSE
 Interest on
  deposits         73       610       (537)       82    1,021        (939)
 Interest on
  federal funds
  purchased and
  securities
  sold under
  agreements to
  repurchase      423       346         77      (402)     (93)       (309)
 Interest on
  other short-term
  borrowings    1,233     1,276        (43)      (40)       8         (48)
 Interest on
  long-term
  borrowings      233       220         13       242      339         (97)
--------------------------------------------------------------------------
Total           1,962     2,452       (490)     (118)   1,275      (1,393)
--------------------------------------------------------------------------
Net interest
 income        $2,551    $2,058       $493      $875   $  821      $   54

(1)	The change in interest due to both rate and volume has been allocated to rate and volume changes in proportion to the relationship of the absolute dollar amounts of the change in each.
(2)	Included in the change in interest income are increased fees on loans of $132,000 for the year ended December 31, 1997 over 1996 and decreased fees on loans of $245,000 for the year ended December 31, 1996 over 1995.
(3)	Tax-equivalent adjustments of $128,000 for 1997, $159,000 for 1996, and $183,000 for 1995 are included in the calculation of rate changes for interest and fees on loans.
(4)	Tax-equivalent adjustments of $1,744,000 for 1997, $1,861,000 for
1996, and $1,838,000 for 1995 are included in the calculation of rate changes for tax-exempt investment securities.

Noninterest Expense.
Total noninterest expense, sometimes referred to as overhead expense, decreased 2% to $35.7 million for 1997 from $36.5 million for 1996. Excluding special items of an unusual or nonrecurring nature as disclosed in Table 1 and discussed below, noninterest expense increased 5% in 1997.
     Salaries increased 11% to $15.8 million for 1997 from $14.2 million for 1996. Excluding $454 thousand for 1997 and $394 thousand for 1996, in pre-tax compensation expense recognized pursuant to the provisions of an agreement with Home Federal, salaries increased 11% in 1997 attributed to merit increases, new hires, promotions, and performance- based incentive and bonus payments.
     Totaling $3.5 million for 1997, pension and other employee benefits increased less than 1% over 1996 reflecting cost containment initiatives and favorable experience in medical and health programs.
 Occupancy and equipment expense increased 7% to $6.1 million for 1997, from $5.6 million for 1996, primarily associated with branch and corporate headquarters expansion and investments in computer hardware and software technology.
     Other operating expense declined 21% to $10.4 million for 1997 from $13.2 million for 1996. However, after excluding $2.4 million in special items related largely to the acquisition of Home Federal and special assessments by the Savings Association Insurance Fund in 1996, other operating expense decreased 3% in 1997 related principally to the sale of the credit card merchant processing business and termination of associated expense.

Income Taxes.
Income tax expense increased 85% to $5.1 million for 1997, from $2.8 million for 1996, largely related to a 52% increase in income before taxes. Tax expense varies with changes in the level of income before taxes, the amount of tax-exempt income, and the relationship of these changes to each other. Also, the amount of income tax expense differs from the amount computed at statutory rates primarily because of the presence of tax-exempt income on certain loans and investment securities.
     The effective tax rate, which is the provision for income taxes divided by income before taxes, was 29.6% for 1997 compared with 24.4% for 1996. The ratio of tax-exempt income on investment securities to income before taxes declined in 1997 to 19.6% from 31.8% in 1996, thereby accounting for most of the increase in the effective tax rate.

FINANCIAL CONDITION

SOURCES AND USES OF FUNDS
Bancorp's financial condition can be evaluated by analyzing its sources and uses of funds. The comparison of average balances in Table 4 shows an increase in average earning assets ("Uses") for 1997 of $52.4 million, or 6% above 1996, and indicates how that increase was funded ("Sources").

Investment Securities.
The investment securities portfolio is structured and managed to meet several important financial objectives:
* to maintain sufficient balance sheet liquidity to meet any reasonable decline in deposits and any anticipated increase in loans;
* to insure safety of principal and interest by investing only in securities permitted by regulation;
* to maximize income consistent with liquidity and safety requirements;
* to maintain a source of assets which can be pledged as collateral for federal, state and municipal deposits.
     Bancorp's investment securities portfolio is held in two categories for accounting and reporting purposes: (1) "available-for-sale" ("AFS") securities are those which Bancorp intends to hold for an indefinite period of time, but not necessarily to maturity, and (2) "held-to-maturity" ("HTM") securities are those that Bancorp has both the positive intent and ability to hold to maturity. These determinations are made when the securities are purchased and are integral to Bancorp's asset/liability management ("ALM") policies. Investment securities accounting policy is set forth in Note 1, Notes to Consolidated Financial Statements.
     Short-term uses of funds, shown in Table 4 as federal funds sold and interest-bearing deposits with banks, are principally a function of the management of Bancorp's daily cash and liquidity requirements. A decline in daily average fed funds sold, for example, indicates a reduction in the average daily amount of "excess" funds not otherwise needed for loans or investments.


TABLE 4.  SOURCES AND USES OF FUNDS

                          1997                     1996            1995
               --------------------     ---------------------    --------
(Dollars in    Average  Increase        Average  Increase        Average
thousands)     Balance (Decrease)  %    Balance  (Decrease) %    Balance
-----------------------------------------------------------------------------
FUNDING USES
 Federal funds
  sold         $   691 $ (7,463)(91.5%)	$ 8,154  $ 1,981  32.1%	$  6,173
 Interest-bearing
  deposits with
  banks          6,876    2,762  67.1	  4,114    2,844 223.9      1,270
 Taxable investment
  securities   171,079    5,070   3.1   166,009   19,600  13.4    146,409
 Tax-exempt
  investment
  securities    69,481   (2,395) (3.3)   71,876    3,040   4.4     68,836
 Loans, net    695,142   54,470   8.5   640,672    3,841   0.6    636,831
-----------------------------------------------------------------------------
Total uses    $943,269  $52,444   5.9% $890,825  $31,306   3.6%  $859,519
-----------------------------------------------------------------------------
FUNDING SOURCES
 Interest-bearing
  checking    $106,002  $10,519  11.0% $ 95,483  $ 3,366   3.7%  $ 92,117
 Savings       113,858   (5,737) (4.8)  119,595   (2,299) (1.9)   121,894
 Money market
  accounts     114,753      686   0.6   114,067   (2,393) (2.1)   116,460
 Certificates
  of deposit   361,931    9,613   2.7   352,318   19,490   5.9    332,828
 Short-term
  borrowings    95,732   28,492  42.4    67,240   (1,494) (2.2)    68,734
 Long-term
  borrowings    15,198    3,916  34.7    11,282    5,876 108.7      5,406
 Noninterest-
  bearing funds
 (net) (1)     135,795    4,955   3.8   130,840    8,760   7.2    122,080
-----------------------------------------------------------------------------
Total sources $943,269  $52,444   5.9% $890,825  $31,306   3.6%  $859,519
-----------------------------------------------------------------------------

(1)	Noninterest-bearing liabilities and shareholders' equity less noninterest-earning assets.


TABLE 5. INVESTMENT PORTFOLIO DISTRIBUTION - AMORTIZED COST(1)

                                                 December 31,
                                        -------------------------------------
(In thousands)                           1997          1996          1995
-----------------------------------------------------------------------------
U.S. Treasury securities and
 obligations of U.S. government
 corporations and agencies           $ 84,907      $ 81,832      $ 64,836
Obligations of states and political
 subdivisions                          69,100        70,881	       72,185
Mortgage-backed securities             63,735        87,260        80,895
Other securities                       12,698         6,036	        7,212
-----------------------------------------------------------------------------
Total                                $230,440      $246,009      $225,128
-----------------------------------------------------------------------------

(1) Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the consolidated balance sheets due to fair value adjustments made in accordance with Financial Accounting Standards Board Statement
No. 115.

     Table 5, Investment Portfolio Distribution, displays the year-end amortized cost of the investment securities portfolio. The most significant change is evidenced by a 27% reduction in mortgage-backed securities which have a tendency to amortize more quickly in a declining or low-rate environment.
     Average total investment securities, including both taxable and tax-exempt securities, increased by just 1% in 1997 as most of Bancorp's available funding sources were used to satisfy loan demand. As shown in Table 6, Investment Portfolio Analysis, the amortized cost of AFS securities totaled $135.5 million at December 31, 1997, and represented 13% of total year-end assets compared with $146.5 million and 15%, respectively, at December 31, 1996. AFS maturities provided a liquid source of funds to help meet loan demand in 1997.
     HTM securities, also listed in Table 6 at amortized cost, amounted to $94.9 million at December 31, 1997, and represented 9% of total year-end assets compared with $99.5 million and 10%,respectively, at December 31, 1996.
     Although still within Bancorp's ALM policy limits, the decline in the ratio of total investment securities to total assets in 1997 was symptomatic of the effects of slowing deposit growth at Bancorp and across the industry.
     Table 6 reveals some of the portfolio's liquidity characteristics inasmuch as 59% of the portfolio was AFS, compared with 60% at the end of 1996, and 10% of the total portfolio will mature in 1998.
     In management's opinion, no portfolio securities present any material risk characteristics at December 31, 1997. All obligations of states and political subdivisions were rated A or higher by either Moody's Investors Service or Standard and Poors, and approximately 77% were rated AAA at December 31, 1997.


TABLE 6.  INVESTMENT PORTFOLIO ANALYSIS - DECEMBER 31, 1997

                                  Maturing in:
           ------------------------------------------------------------------
                                      After one           After five
                      One year         through             through
 (Dollars             or less         five years          ten years
 in thousands)    Amount    Yield    Amount    Yield    Amount   Yield
-----------------------------------------------------------------------------
Available-
 for-sale:(1)
  U.S. Treasury
  securities and
  obligations
  of U.S.
  government
  corporations
  and agencies    $14,570   5.56%    $27,331   6.19%   $38,039   6.82%
 Obligations
  of states
  and
  political
  subdivisions(2)   1,021   8.00           -	     -	      -	    -
 Mortgage-
  backed
  securities(3)     3,407   6.14      34,095   6.64      2,975    6.70
 Equity
 Securities             -      -           -      -          -	    -
-----------------------------------------------------------------------------
 Total
  available-
  for-sale         18,998   5.80      61,426   6.44     41,014    6.81
-----------------------------------------------------------------------------
Held-to-
 maturity:
 U.S. Treasury
  securities
  and obligations
  of U.S. government
  corporations
  and agencies          -      -       4,967   6.64         -        -
 Obligations
  of states
  and political
  subdivisions(2)   4,073   7.85      33,293   7.36    30,607     7.13
 Mortgage-
  backed
  securities(3)         -      -           -      -    21,894     7.42
-----------------------------------------------------------------------------
Total held-to-
 maturity           4,073   7.85      38,260   7.27    52,501     7.25
-----------------------------------------------------------------------------
Total
 investment
 securities        $23,07  16.16%    $99,686   6.76%  $93,515     7.06%
-----------------------------------------------------------------------------


TABLE 6. INVESTMENT PORTFOLIO ANALYSIS - DECEMBER 31, 1997

                                Maturing in:
           ------------------------------------------------------------------

(Dollars              After ten years        Total
in thousands)    Amount    Yield    Amount    Yield
-----------------------------------------------------------------------------
Available-
 for-sale:(1)
  U.S. Treasury
   securities and
   obligations
   of U.S.
   government
   corporations
   and agencies   $    -	    -%      $79,940  6.37%
  Obligations
   of states
   and
   political
   subdivisions(2)     -	    -         1,021  8.00
  Mortgage-backed
   securities(3)   1,364  6.67        41,841  6.61
  Equity
   securities          -     -        12,698  6.62
-----------------------------------------------------------------------------
Total
 available-
 for-sale          1,364  6.67       135,500  6.48
-----------------------------------------------------------------------------
Held-to-
 maturity:
  U.S. Treasury
   securities
   and obligations
   of U.S. government
   corporations
   and agencies        -     -         4,967  6.64
  Obligations
   of states
   and political
   subdivisions(2)   106  6.50        68,079  7.28
  Mortgage-
   backed
   securities(3)       -     -        21,894  7.42
----------------------------------------------------------------------------
Total held
 -to-maturity        106  6.50        94,940  7.28
----------------------------------------------------------------------------
Total
 investment
 securities       $1,470  6.66%     $230,440  6.81%
----------------------------------------------------------------------------

(1)	Reflects the cost of securities purchased, adjusted for amortization of premiums and accretion of discounts, which differs from the amounts reflected in the 1997 consolidated balance sheet due to fair value adjustments made in accordance with Financial Accounting Standards Board
Statement No. 115.
(2)	Yields are presented on a fully taxable equivalent basis using the federal statutory rate of 35%.
(3)	Estimated prepayment assumptions have been incorporated into the maturities for mortgage-backed securities based upon historical trends.

Loans.
As presented in Table 4, average loans increased nearly 9% in 1997, and growth was achieved across all major portfolios as can be seen in Table 7, Loan Portfolio Mix. Although over 63% of the loan portfolio was composed of loans to individuals when residential mortgages and consumer loans are taken together, commercial and industrial loans have grown at a compound annual rate of nearly 19% over the past five years constituting 11% of the total loan portfolio at December 31, 1997. This change in loan mix reflects a concerted effort to develop new commercial business relationships in Bancorp's primary market and to improve portfolio yields.
     The ratio of loans to deposits is not only a measure of liquidity, but a gauge of the extent to which a financial institution "reinvests", or lends, back into the community it serves. Bancorp's loans-to-deposits ratio increased steadily to 88% at December 31, 1997 from 84% at the end of 1996. As shown in Table 11, alternative sources of loanable funds include a dependable variety of term borrowings available through the FHLB and other financial institutions.
     Table 8, Loan Maturities and Interest Sensitivity, shows that nearly 50% of the loans displayed are due and payable within one year from December 31, 1997.
     Management believes that its underwriting standards are conservative and consistently applied. Although geographically limited to its primary market, which has proven to be economically vibrant and stable over the years, Bancorp's credit risk is well diversified as to loan type and average loan size.


TABLE 7.  LOAN PORTFOLIO MIX

                                   December 31,
             ----------------------------------------------------------------
                          1997               1996             1995
(Dollars     ----------------------------------------------------------------
 in thousands)      Amount      %      Amount      %    Amount     %
-----------------------------------------------------------------------------
Real estate:
 Construction
  and land
  development       $ 30,621   4.2%   $ 29,571   4.4%   $ 33,427   5.3%
 Secured by
  farmland             5,970   0.8       6,864   1.0       6,212   1.0
 Residential
  mortgage           185,798  25.7     183,035  27.4     181,781  29.1
 Other mortgage      146,197  20.2     129,307  19.3     118,289  18.9
Agricultural             795   0.1	       977   0.1       1,493   0.2
Commercial and
 industrial           79,984  11.0      62,288   9.3      57,051   9.1
Consumer             271,721  37.6     253,455  37.8     222,137  35.6
Other loans            3,048   0.4       4,772   0.7       4,821   0.8
-----------------------------------------------------------------------------
Total loans         $724,134 100.0    $670,269 100.0%   $626,004 100.0%
-----------------------------------------------------------------------------

TABLE 7.  LOAN PORTFOLIO MIX

                                   December 31,
             ----------------------------------------------------------------
                          1994               1993
(Dollars     ----------------------------------------------------------------
in thousands)       Amount      %      Amount      %
-----------------------------------------------------------------------------
Real estate:
 Construction
  and land
  development       $ 40,222   6.5%   $ 42,550   7.8%
 Secured by
  farmland             6,132   1.0       5,832   1.1
 Residential
  mortgage           175,986  28.3     160,335  29.3
 Other mortgage      123,988  19.9     112,629  20.5
Agricultural           1,815   0.3       1,810   0.3
Commercial and
 industrial           46,177	 7.4      34,836   6.4
Consumer             222,135  35.7     183,669  33.6
Other loans            5,738	 0.9       5,545   1.0
-----------------------------------------------------------------------------
Total loans         $622,193 100.0%   $547,206 100.0%
-----------------------------------------------------------------------------

Loans are classified according to security, borrower or purpose.


TABLE 8.  LOAN MATURITIES AND INTEREST SENSITIVITY (1)
          AT DECEMBER 31, 1997

                                     Maturing in:
                      ------------------------------------------------------
	                  In one year     After one       After five
(In thousands)          or less(2)  through five years    years     Total
----------------------------------------------------------------------------
Real estate:
 Construction and
  land development     $16,843         $13,778         $    -	  $ 30,621
 Secured by farmland     1,359           4,371            240         5,970
Loans to farmers           137             658              -           795
Commercial and
 industrial             39,363          33,321          7,300        79,984
Other loans              1,401             499          1,148         3,048
----------------------------------------------------------------------------
 Total                 $59,103         $52,627         $8,688      $120,418
----------------------------------------------------------------------------
Rate sensitivity:
 Predetermined rate                    $36,234         $4,175
 Floating rate                          16,393          4,513
----------------------------------------------------------------------------
 Total                                 $52,627         $8,688
----------------------------------------------------------------------------

(1) Excludes real estate mortgage loans and consumer loans.
(2) Includes demand loans, loans having no stated schedule of repayments and no stated maturity, and overdrafts.


TABLE 9.  AVERAGE DEPOSITS AND RATES PAID

                            1997		    1996		      1995
                    ----------------   ---------------  ----------------
(Dollars in         Average            Average          Average
thousands)          Balance    Rate    Balance   Rate   Balance    Rate
----------------------------------------------------------------------------
Noninterest-bearing
 demand deposits    $105,372          $103,531          $ 96,684
----------------------------------------------------------------------------
Interest-bearing
 deposits:
  Checking           106,002   1.97%    95,483  2.06%    92,117   2.30%
  Money market       114,753   3.06    114,067  3.04    116,460   3.33
  Savings            113,858   2.52    119,595  2.61    121,894   2.86
  Time               361,931   5.40    352,318  5.51    332,828   5.53
----------------------------------------------------------------------------
 Total interest-
  bearing deposits   696,544   4.02    681,463  4.10    663,299   4.20
---------------------------------------------------------------------------
 Total average
  deposits          $801,916   3.49%  $784,994  3.56%  $759,983   3.67%
----------------------------------------------------------------------------


TABLE 10.  MATURITY OF TIME DEPOSITS OF $100,000 OR MORE

                                               December 31,
                                   -----------------------------------------
(In thousands)                      1997          1996         1995
----------------------------------------------------------------------------
Maturing in:
 3 months or less                  $13,722        $15,090      $  8,926
 Over 3 months through 6 months      8,424         12,580         9,046
 Over 6 months through 12 months    10,254          6,409	     11,642
 Over 12 months                      9,743          9,137         5,370
----------------------------------------------------------------------------
Total                              $42,143        $43,216      $ 34,984
----------------------------------------------------------------------------



TABLE 11. SHORT-TERM BORROWINGS

Federal Funds Purchased and Securities Sold Under
Agreements to Repurchase

                                               December 31,
                                   -----------------------------------------
(Dollars in thousands)             1997           1996         1995
----------------------------------------------------------------------------
End of period outstanding          $45,051        $41,876      $40,158
Highest month-end balance           59,095         43,011       46,478
Average balance                     43,640         36,838       38,500

Average rate of interest:
 At end of year                      5.33%          5.03%        5.20%
 During year                         5.12           4.92         5.75

Short-term Advances from Federal Home Loan Bank


                                               December 31,
                                   -----------------------------------------
(Dollars in thousands)             1997           1996         1995
----------------------------------------------------------------------------
End of period outstanding          $39,228        $55,728       $17,728
Highest month-end balance           58,728         55,728	     34,000
Average balance                     50,283         29,692        28,207

Average rate of interest:
 At end of year                      5.97%          5.91%         6.49%
 During year                         5.91           5.92          6.32

Deposits.
Representing Bancorp's principal source of funds for loans and investments, average total deposits as shown in Table 4 increased by little more than 2% in 1997 reflecting disintermediation trends prevalent throughout the banking industry. As consumers redirected deposit dollars into the stock and bond markets, mutual funds, investment management accounts and the like, Bancorp countered with the introduction of a money market deposit account with an annual percentage yield tied directly to the 13-week U.S. Treasury Bill and succeeded in attracting considerable new deposits and customers.
     Table 9, Average Deposits and Rates Paid, presents a breakdown of total deposits by principal category. As deposit interest rates were declining over the periods shown, growth was slowing in all categories except savings, which has been declining steadily over the past three years.
     Table 10, Maturity of Time Deposits $100,000 and Over, reveals relatively stable totals and a slight lengthening of maturities as depositors sought higher yields.

Borrowings.
Table 4 shows a significant increase in short-term borrowings as a dependable source of funds to supplement slow-growing deposits. As a member of the Federal Home Loan Bank of Atlanta, Bancorp takes advantage of a wide variety of attractively priced funding options supported by residential mortgage lending and community reinvestment activities.
     Table 11, Short-Term Borrowings, shows Bancorp's increasing dependence on borrowings to supplement slowing deposit growth at marginally higher rates of interest.

RISK ELEMENTS

Nonperforming Assets.
Table 12, Nonperforming Assets and Contractually Past-Due Loans, displays five years of steadily declining nonperforming assets composed of nonaccrual loans and other real estate owned. Totaling just 1.00% of total assets at December 31, 1997, nonperforming assets have declined from 3.93% at December 31, 1993, largely reflecting substantial progress by Home Federal in resolving significant credit problems that were a legacy of the late-1980s. Nonperforming loans have declined sharply to 0.75% of total loans at December 31, 1997 from 4.03% at December 31, 1993.
     Loans that were past due 90 days or more and not classified as nonperforming totaled $538 thousand at December 31, 1997, a 76% reduction from the end of 1996, representing just 0.07% of total loans at year-end 1997 compared with 0.33% at year-end 1996. There is no direct correlation between loans past due 90 days or more and nonperforming loans or net loan losses.

Potential Problem Loans.
At December 31, 1997, Bancorp had $11.2 million in loans to borrowers who were currently experiencing financial difficulties such that management had reasonable concerns that such loans might become contractually past due or be classified as a nonperforming asset. Potential problem loans totaled $20.6 million at December 31, 1996.
     These loans are subject to the same close attention and regular credit reviews as extended to loans past due 90 days or more and nonperforming assets.


TABLE 12.  NONPERFORMING ASSETS AND CONTRACTUALLY PAST DUE LOANS

                                         December 31,
                               ----------------------------------------------
(Dollars in thousands)	      1997	  1996     1995      1994     1993
-----------------------------------------------------------------------------
Nonperforming assets:
 Nonaccrual loans(1)           $ 5,396    $ 7,281  $ 6,954   $18,246  $22,047
 Restructured loans(2)               -          -        -         -
 Other real estate owned
  net of valuation allowance(3)  5,055      7,457    9,426    10,009   11,059
-----------------------------------------------------------------------------
Total nonperforming assets     $10,451    $14,738  $16,380   $28,255  $33,106
-----------------------------------------------------------------------------
Loans past due 90 or more days
 as to interest or             $   538    $ 2,220  $   947   $   443  $ 3,166
 principal(4)
-----------------------------------------------------------------------------
Nonperforming loans to
 total loans                     0.75%      1.09%    1.11%     2.93%    4.03%
Nonperforming assets to
 total loans plus other
 real estate owned               1.43%      2.17%    2.58%     4.47%    5.93%
Nonperforming assets to
 total assets                    1.00%      1.47%    1.72%     3.10%    3.93%
Allowance for credit losses
 times nonperforming loans       1.77x      1.32x    1.41x     0.63x    0.55x
Allowance for credit losses
 times nonperforming assets      0.91x      0.65x    0.60x     0.40x    0.37x

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


TABLE 13.  ANALYSIS OF ALLOWANCE FOR CREDIT LOSSES

                                         December 31,
                               ----------------------------------------------
(In thousands)                 1997      1996     1995      1994     1993
-----------------------------------------------------------------------------
Average loans outstanding
 less average
 unearned income(1)            $694,898  $640,148 $636,425 $570,029 $554,466
-----------------------------------------------------------------------------
Allowance for credit losses
 at beginning of year          $  9,639  $  9,796 $ 11,434 $ 12,196 $ 11,766
-----------------------------------------------------------------------------
Charge-offs:
 Real estate                        371       303    2,478    1,000    2,015
 Commercial and industrial           24        10       70       35      162
 Consumer                         4,345     3,609    2,879    2,199    1,847
-----------------------------------------------------------------------------
Total loans charged-off           4,740     3,922    5,427    3,234    4,024
-----------------------------------------------------------------------------
Recoveries:
 Real estate                        416       247      429       68      335
 Commercial and industrial            7         2       22       18       10
 Consumer                         2,408     1,994    1,687    1,198      892
-----------------------------------------------------------------------------
Total recoveries                  2,831     2,243    2,138    1,284    1,237
-----------------------------------------------------------------------------
Net charge-offs                   1,909     1,679    3,289    1,950    2,787
-----------------------------------------------------------------------------
Additions charged to
 operating expense                1,800     1,522    1,651    1,188    3,217
-----------------------------------------------------------------------------
Allowance for credit losses
 at end of year                $  9,530  $  9,639 $  9,796 $ 11,434  $12,196
-----------------------------------------------------------------------------
Net charge-offs to average
 loans outstanding                0.27%     0.26%    0.52%    0.34%    0.50%
Allowance for credit losses
 to year-end loans                1.32%     1.44%    1.56%    1.84%    2.23%
-----------------------------------------------------------------------------
(1)	Excludes loans held for sale.


TABLE 14.  ALLOCATION OF ALLOWANCE FOR CREDIT LOSSES

                                               December 31,
                     --------------------------------------------------------
                          1997              1996               1995
                     --------------------------------------------------------
(Dollars in                  %Gross             %Gross             %Gross
thousands)           Amount  Loans (1) Amount   Loans(1)   Amount  Loans (1)
-----------------------------------------------------------------------------
Real estate:
 Construction and
  land development   $1,479   4.2%     $1,821    4.4%     $2,328    5.3%
 Residential
 Mortgage               600  25.7         510   27.4         508   29.1
 Other mortgage       1,795  20.2       1,765   19.3       2,028   18.9
Commercial and
 industrial             714  11.0         830    9.3       1,015    9.1
Consumer              4,084  37.6       2,757   37.8       2,385   35.6
Unallocated             858   1.3       1,956    1.8       1,532    2.0
------------------------------------------------------------------------------
Total allowance
 for credit losses   $9,530 100.0%     $9,639  100.0%     $9,796  100.0%
------------------------------------------------------------------------------


                               December 31,
                     --------------------------------------------------------
                          1994              1993
                     --------------------------------------------------------
(Dollars in                  %Gross             %Gross
thousands)           Amount  Loans (1) Amount   Loans(1)
-----------------------------------------------------------------------------
Real estate:
 Construction and
  land development   $ 2,652  6.5%    $3,797   7.7%
 Residential mortgage    996  28.3      2,282  29.7
 Other mortgage        3,170  19.9      2,503  20.4
Commercial and
 Industrial            1,379   7.4        908   6.3
Consumer               2,612  35.7      1,984  33.4
Unallocated              625   2.2        722   2.5
-----------------------------------------------------------------------------
Total allowance
 for credit losses   $11,434 100.0%   $12,196 100.0%
-----------------------------------------------------------------------------

(1)	Reflects the percentage of loans in each category to total loans.

Allowance for Credit Losses.
Provisions are made to the allowance for credit losses in periodic amounts determined by management as necessary to absorb possible future loan losses. Bancorp's policy regarding the maintenance of an adequate allowance is set forth in Note 1, Notes to Consolidated Financial Statements, on page 31.
     Table 13, Analysis of Allowance for Credit Losses, shows a five-year history of activity. The general decline in the period-end allowance over the past five years was principally attributed to a significant reduction both in the amount of nonperforming loans and net loan losses, the latter having stabilized at 0.27% and 0.26% at December 31, 1997 and 1996, respectively. Two trends are most noticeable: (1) net real estate loan charge-offs have declined substantially over the period, with net recoveries resulting in 1997, and (2) net consumer loan losses have increased in line with national trends. Net consumer loan charge-offs amounted to 0.71% of average consumer loans for 1997 compared with 0.67% for 1996.
     At December 31, 1997, $3.8 million of loans were specifically classified as impaired and were included in nonaccrual loans in Table 12. Such loans were assigned a specific allowance for credit losses totaling $732 thousand. The corresponding amounts of impaired loans and related allowance at December 31, 1996 were $6.1 million and $964 thousand, respectively.
     Table 14, Allocation of Allowance for Credit Losses, discloses management's allocation of the allowance to various loan categories. As they are estimates, this allocation is not intended to limit the amount of the allowance available to absorb losses from any type of loan and should not be viewed as an indicator of the specific amount or specific loan categories in which future charge-offs may ultimately occur.
     While management believes the allowance for credit losses is adequate at December 31, 1997, the estimate of losses and related allowance may change in the near term due to economic and other uncertainties inherent in the estimation process.

Year 2000 Computer Readiness.
In July 1997, management initiated an enterprise-wide Master Assurance Plan ("Plan") to prepare Bancorp's computer systems and applications for the Year 2000. Approved and monitored by Bancorp's Board of Directors and overseen by senior management, the Plan is administered by a task team representing every relevant area of the company and sets forth a detailed time line that is intended to address all critical issues in a timely and prudent manner.
     As this report was being prepared for printing, major issues had been identified and documented, compliance testing procedures had been established for internal and external systems, initial testing was under way, and the task team was conducting due-diligence inquiries of principal outside vendors and service providers concerning Year 2000 readiness. Bancorp's credit review and administration procedures were being modified to include a full assessment of year 2000 compliance issues pertaining to all major borrowers. Bancorp's Plan was on schedule and calls for testing of internal and external systems to be substantially complete by December 31, 1998. Contingency plans were being developed for vendors who service mission-critical applications and have indicated they may not be Year 2000 compliant within an acceptable time frame.
     The assessment and resolution of internal and external Year 2000 issues under the Plan, and within the control of Bancorp, are not expected to have a material adverse impact on Bancorp or on its ability to conduct business. There can be no assurance, however, that there would be no adverse impact on Bancorp if vendors, service providers, major borrowers, or others with whom Bancorp conducts business, fail to achieve full Year 2000 compliance.

ASSET AND LIABILITY MANAGEMENT
Bancorp's primary objectives for ALM are to identify opportunities to maximize net interest income while ensuring adequate liquidity and carefully managing interest rate risk. ALM policies are approved by the Board of Directors and administered by the Asset/Liability Management Committee ("ALCO"), which is primarily composed of executive officers. ALCO's principal responsibilities include:
* monitoring corporate financial performance;
* determining liquidity requirements;
* establishing interest rates, indices, and terms for loan and deposit products;
* assessing and evaluating the competitive rate environment;
* reviewing and ratifying investment portfolio transactions under established policy guidelines;
* monitoring and measuring interest rate risk.

Liquidity.
Liquidity management involves the ability to meet the demand for funds from both depositors and borrowers with either balance sheet assets or access to incremental borrowings. These needs are met with cash on hand, the sale of non-cash assets, or with funds received from depositors or lenders. The primary focus of liquidity management is to match the cash inflows and outflows within Bancorp's natural market for loans and deposits. The primary cash and liquidity management tools are short-term investments, FHLB borrowings and repurchase agreements, with secondary liquidity provided by the investment securities portfolio.
     Asset liquidity includes monitoring the amount of available cash on hand and assets maturing in the near term, limiting the amount of securities that may be pledged, and maintaining relatively short duration of investment securities. Tables 6 and 8 show a combined total of $82.2 million of investment securities and certain loans coming due within 12 months, or approximately 8% of total assets at December 31, 1997.
     Funding liquidity is monitored primarily by the ratio of loans to deposits plus repurchase agreements. As deposit growth has slowed throughout the industry, Bancorp's ratio has continued to rise, reaching 83.5% at December 31, 1997 compared with 80.1% one year earlier. Funding liquidity is augmented by a wide variety of borrowing sources including the FHLB and credit lines available through correspondent banking relationships.
Bancorp's additional borrowing capacity usually ranges from 5-10% of total assets.

Market Risk.
Market risk is defined as the future changes in market prices that increase or decrease the value of financial instruments, i.e. cash, investments, loans, deposits, and debt. Included in market risk are interest rate risk, foreign currency exchange rate risk, commodity price risk, and other relevant market risks. Bancorp's primary source of market risk is interest rate risk. Market risk sensitive financial instruments are entered into for purposes other than trading.
     Interest rate risk refers to the exposure of Bancorp's earnings and capital to changes in interest rates. The magnitude of the effect of changes in market rates depends on the extent and timing of such changes and on Bancorp's ability to adjust. The ability to adjust is controlled by the time remaining to maturity on fixed-rate obligations, the contractual ability to adjust rates prior to maturity, competition, and customer actions.
     There are several common sources of interest rate risk that must be effectively managed if there is to be minimal impact on Bancorp's earnings and capital. Repricing risk arises largely from timing differences in the pricing of assets and liabilities. Reinvestment risk refers to the reinvestment of cash flows from interest payments and maturing assets at lower rates. Basis risk exists when different yield curves or pricing indices do not change at precisely the same time or in the same magnitude such that assets and liabilities with the same maturity are not all affected equally. Yield curve risk refers to unequal movements in interest rates across a full range of maturities.
     In determining the appropriate level of interest rate risk, Bancorp considers the impact on earnings and capital of the current outlook on interest rates, potential changes in interest rates, regional economies, liquidity, business strategies, and other factors. To effectively measure and manage interest rate risk, traditional cumulative gap and simulation analysis are used to determine the impact on net interest income and the market value of portfolio equity ("MVE"). Bancorp attempts to manage interest rate sensitivity on the basis of when assets and liabilities will reprice as opposed to when they can reprice.
     Cumulative gap analysis presents the net amount of assets and liabilities that will most likely reprice through specified periods if there are no changes in balance sheet mix. Using that analysis, the effect of changes in market interest rates, both rising and falling, on net interest income can be calculated. Bancorp had a cumulative net liability position of $75.6 million within the one-year time frame at December 31, 1997. This position indicated that Bancorp was exposed to the potential for decreased earnings if interest rates were to rise in the next twelve months. In that case, ALCO would consider actions to change Bancorp's asset mix, funding sources, and interest rates to mitigate any negative impact on net interest income.
     Because of inherent limitations in traditional cumulative gap analysis, ALCO also employs more sophisticated interest rate risk measurement techniques. Simulation analysis is used to subject the current repricing conditions to rising and falling interest rates in increments and decrements of 100, 200 and 300 basis points, and to determine how net interest income varies under alternative interest rate and business activity scenarios. ALCO also measures the effects of changes in interest rates on the MVE, i.e. the net present value of all the future cash flows from Bancorp's financial instruments expressed as the percentage change in portfolio value of equity for any given change in prevailing interest rates. Table 15 presents
Bancorp's MVE at December 31, 1997.


TABLE 15.  EFFECTS OF CHANGES IN INTEREST RATES ON MVE AT DECEMBER 31, 1997

(Dollars in thousands)
-----------------------------------------------------------------------------
                                             Percent Change
                                       --------------------------------------
                              Hypothetical
                 Market Value   Change     Hypothetical
Change in        of Portfolio   Increase   Increase       Board
Interest Rates   Equity        (Decrease)  (Decrease)     Limit(1)
-----------------------------------------------------------------------------
300 bp rise    $ 93,751	     $ (24,259)   (20.6)%        (30.0)%
200 bp rise     101,972         (16,038)   (13.6)         (20.0)
100 bp rise     110,152          (7,858)    (6.7)         (10.0)
Base scenario   118,010               -        -              -
100 bp decline  125,018           7,008      5.9          (10.0)
200 bp decline  131,939          13,929     11.8          (20.0)
300 bp decline  139,541          21,531     18.2          (30.0)
(1)	Established by Bancorp's Board of Directors


TABLE 16.  REGULATORY CAPITAL RATIOS

                                      Farmers & Mechanics
                         Bancorp         National Bank      Home Federal
                     --------------------------------------------------------
                             % of              % of           % of
                           Regulatory         Regulatory     Regulatory
                   Amount    Assets   Amount   Assets    Amount	 Assets
------------------------------------------------------------------------------
Tangible Capital  $98,606     9.48%  $75,401   9.30%   $19,432    8.73%
Requirements                  3.00             3.00               1.50
------------------------------------------------------------------------------
Excess                        6.48%            6.30%              7.23%
------------------------------------------------------------------------------

                                      Farmers & Mechanics
                         Bancorp         National Bank      Home Federal
                     --------------------------------------------------------
                          % of Risk          % of Risk            % of
                          Weighted           Weighted           Regulatory
                 Amount    Assets    Amount   Assets    Amount	 Assets
------------------------------------------------------------------------------
Core Capital
 (Tier 1)        $98,606  12.92%     $75,401 12.15%     $19,432   8.73%
Requirements               4.00               4.00                3.00
------------------------------------------------------------------------------
Excess                     8.92%              8.15%               5.73%
------------------------------------------------------------------------------

                                      Farmers & Mechanics
                         Bancorp         National Bank      Home Federal
                     --------------------------------------------------------
                          % of Risk          % of Risk            % of
                          Weighted           Weighted           Regulatory
                 Amount    Assets    Amount   Assets    Amount	 Assets
------------------------------------------------------------------------------
Core &
 Supplemental
 Capital (Total) $107,463 14.08%     $81,190 13.09%     $21,221   14.96%
Requirements               8.00               8.00                 8.00
------------------------------------------------------------------------------
Excess                     6.08%              5.09%                6.96%
------------------------------------------------------------------------------

     Computations of prospective effects of hypothetical interest rate changes are based on many assumptions, including relative levels of market interest rates, loan prepayments and changes in deposit levels. They are not intended to be a forecast and should not be relied upon as indicative of actual results. Further, the computations do not contemplate certain actions that management could undertake in response to changes in interest rates. At December 31, 1997 and 1996, the changes in net interest income and/or MVE calculated under these alternative methods were within limits established by the Board of Directors and monitored by ALCO.

CAPITAL RESOURCES
It is Bancorp's policy to maintain a level of capital sufficient to protect the company's depositors, creditors, and stockholders, and to support the company's growth. The principal source of capital is retained earnings.
     The Federal Reserve Board, the Office of the Comptroller of the Currency, and the Office of Thrift Supervision maintain capital adequacy guidelines applicable to Bancorp and its bank and savings bank subsidiaries, respectively, as displayed in Table 16, Regulatory Capital Ratios. Under each capital measure, Bancorp and its subsidiaries were substantially in excess of the minimum regulatory requirements and, by definition, were "well capitalized" at December 31, 1997 and 1996.
     In accordance with regulatory guidelines, fair value adjustments to shareholders' equity for changes in the fair value of investment securities classified as available-for-sale are excluded from the calculations.

EFFECTS OF CHANGING PRICES
Inasmuch as virtually all of a financial institution's assets and liabilities are monetary in nature, changes in interest rates, or the price paid for money, may have a significant effect on Bancorp's earnings performance. Interest rates, though affected by inflation, do not necessarily move in the same direction, or in the same magnitude, as the prices of other goods and services. Movements in interest rates are a result of the perceived changes in the rate of inflation and the effects of monetary and fiscal policies. Reference to Net Interest Income, page 15, and Market Risk, page 23, will assist the reader's understanding of how Bancorp is positioned to address changing interest rates.
     Several major categories of noninterest expense are more directly affected by inflationary factors such as salaries and employee benefits and other operating expense. Management endeavors to overcome, or mitigate, the effects of inflation by seeking opportunities to improve operating efficiency and productivity, and by developing strategies for growth that will exceed the projected rate of inflation.

1996 COMPARED WITH 1995
Overview.
Net income for 1996 decreased 20% to $8.6 million, or $1.45 basic earnings per share, from $10.7 million, or $1.81 basic earnings per share, for 1995. Per share amounts have been restated for the 5% stock dividend paid in August 1997. The decline in net income is associated with special items of a one-time, or nonrecurring, nature in both years:

Special Items - 1996
* Restructuring charges, securities losses, and other merger-related expenses, principally incurred in Bancorp's acquisition of Home Federal Savings Bank, totaled $2.4 million before tax, or $0.26 per share.
* A one-time assessment imposed by the FDIC on deposits insured by the Savings Association Insurance Fund amounted to $1.2 million before tax, or $0.12 per share.

Special Items - 1995
* A gain on the sale of the credit card portfolio amounted to $2.9 million before tax, or $0.30 per share.
* Home Federal recorded a reduction in income tax expense in accordance with FASB Statement 109, which amounted to $1.5 million, or $0.25 per share.
* Other special items, including the write-off of a core deposit intangible, and a special provision for credit losses, reduced earnings by $2.0 million before tax, or $0.21 per share.
     Excluding special items, net income for 1996 would have increased 26% to $10.9 million, or $1.83 basic earnings per share, from $8.7 million, or $1.47 basic earnings per share.

Net Interest Income.
Net interest income on a tax-equivalent basis increased 2% to $40.7 million for 1996, from $39.8 million for 1995, related principally to an 11% increase in the average balance of investment securities, primarily U.S. Treasuries and agencies. Average loans increased 1%. Total interest expense was flat compared with 1995 as an increase in interest-bearing liabilities was offset by a decline in average rates paid. Although net interest income for 1996 rose modestly, the shift in asset mix to lower-yielding investments resulted in a slight decline in the net interest margin to 4.57% for 1996 from 4.63% for 1995.

Noninterest Income.
Noninterest income declined 11% to $10.8 million for 1996 from $12.2 million for 1995. However, excluding special items of income described above, operating noninterest income increased 15% for 1996 over 1995. Trust income increased 16% related to a 26% increase in assets under management, service charges on deposit accounts rose 14%, and other sources of operating revenue increased 13%.

Noninterest Expense.
Noninterest expense increased 4% to $36.5 million for 1996 from $35.2 million for 1995. However, excluding special items of expense described above, operating noninterest expense for 1996 was virtually flat compared with 1995 owing to substantial reductions in real estate owned expense, charitable contributions and advertising costs.
     Excluding special items, higher operating costs included salaries and benefits, up 5% for 1996 related to increased staff, merit and promotion increases, higher incentive compensation payments and increased health care costs. Occupancy and equipment expense for 1996 included higher overhead associated with renovations and expansion of retail delivery systems, upgrades to software and hardware technology, and a 45,000 square foot expansion of corporate headquarters.

Income Taxes.
Income tax expense increased for 1996 related principally to a special reduction of income tax expense recorded in 1995. In accordance with the provisions of FASB Statement 109, "Accounting for Income Taxes", it was determined that a substantial portion of deferred tax assets was realizable and that a $1.5 million reduction in the related valuation allowance was appropriate.

Financial Condition.
Bancorp's principal source of funds for 1996 were certificates of deposit, increasing 6% on average from 1995, while investment securities represented the largest use of funds, increasing 11% on average for 1996.
     Bancorp's capital position was strengthened as the increase in average shareholders' equity, at 10% over 1995, outpaced the 4% growth in average assets leading to an increase in the average equity capital-to-assets ratio to 9.42% for 1996 from 8.89% for 1995. All capital ratios were substantially in excess of regulatory minimums for Bancorp and its subsidiaries at each of the years ended December 31, 1996 and 1995.

Provision and Allowance for Credit Losses.
Both the provision and the allowance for credit losses declined slightly in 1996 related to a 10% decrease in nonperforming assets and a 49% reduction in net loan charge-offs. The ratio of net charge-offs to average loans outstanding decreased 50% to 0.26% for 1996 from 0.52% for 1995.

Nonperforming Assets.
Continuing a trend extending over the previous three years, nonperforming assets declined further in 1996, by 10% to $14.7 million at December 31, from $16.4 million at year-end 1995. Home Federal continued to make progress in reducing other real estate owned. Nonaccrual loans increased slightly, but the ratio of nonperforming assets to total assets declined to 1.47% at December 31, 1996 from 1.72% one year earlier.


CONSOLIDATED BALANCE SHEETS
F&M Bancorp and Subsidiaries

                                                    December 31,
(Dollars in thousands, except              ----------------------------------
per share amounts)                            1997              1996
-----------------------------------------------------------------------------
ASSETS
Cash and due from banks                       $   30,116        $   33,762
Federal funds sold                                 1,700                 -
Interest-bearing deposits with banks               9,073             4,943
-----------------------------------------------------------------------------
    Total cash and cash equivalents               40,889            38,705
-----------------------------------------------------------------------------
Loans held for sale                                  283               309
-----------------------------------------------------------------------------
Investment securities:
 Held-to-maturity, fair value of $96,650 in
  1997 and $100,201 in 1996                       94,940            99,503
 Available-for-sale, at fair value               136,065           146,308
-----------------------------------------------------------------------------
    Total investment securities                  231,005           245,811
-----------------------------------------------------------------------------
Loans, net of unearned income
 of $607 in 1997 and $605 in 1996                724,134           670,269
Less: Allowance for credit losses                (9,530)           (9,639)
-----------------------------------------------------------------------------
    Net loans                                    714,604           660,630
-----------------------------------------------------------------------------
Bank premises and equipment, net                  24,765            25,231
Other real estate owned, net                       5,055             7,457
Interest receivable                                7,393             6,701
Intangible assets                                  3,664             3,945
Other assets                                      16,730            17,062
-----------------------------------------------------------------------------
     Total other assets                           57,607            60,396
-----------------------------------------------------------------------------
Total assets                                  $1,044,388        $1,005,851
-----------------------------------------------------------------------------
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
Deposits:
 Noninterest-bearing                          $  113,215        $  108,101
 Interest-bearing                                708,752           686,649
-----------------------------------------------------------------------------
     Total deposits                              821,967           794,750
-----------------------------------------------------------------------------
Short-term borrowings:
 Federal funds purchased and securities sold under
   agreements to repurchase                       45,051            41,876
 Other short-term borrowings                      41,105            57,411
Long-term borrowings                              23,454             6,686
Accrued interest and other liabilities            11,137            11,668
-----------------------------------------------------------------------------
Total liabilities                                942,714           912,391
-----------------------------------------------------------------------------
Commitments and contingencies (Note 13)
-----------------------------------------------------------------------------
Shareholders' equity
Common stock, par value $5 per share;
 authorized 50,000,000 shares; issued and
 outstanding 6,004,469 in 1997 and 5,678,564
 in 1996                                          30,022            28,393
Surplus                                           36,957            29,148
Retained earnings                                 34,404            36,113
Net unrealized gain(loss) on
 securities available for sale                       291             (194)
-----------------------------------------------------------------------------
Total shareholders' equity                       101,674           93,460
-----------------------------------------------------------------------------
Total liabilities and shareholders' equity   $ 1,044,388      $ 1,005,851
-----------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF INCOME
F&M Bancorp and Subsidiaries

                                                    Year ended December 31,
(Dollars in thousands except per share          ------------------------------
amounts)                                       1997       1996      1995
------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                     $60,782    $56,357   $57,491
Interest and dividends on investment
 securities
  Taxable                                       11,028     10,216     8,501
  Tax-exempt                                     3,385      3,614     3,570
Interest on deposits with banks                    279        226       165
Interest on federal funds sold                      53        453       381
-----------------------------------------------------------------------------
    Total interest income                       75,527     70,866    70,108
-----------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits
 Checking                                        2,084      1,965     2,118
 Savings                                         2,870      3,111     3,481
 Money market accounts                           3,512      3,471     3,881
 Certificates of deposit                        19,559     19,405    18,390
Interest on federal funds purchased and
 securities sold under agreements to repurchase  2,236      1,813     2,215
Interest on Federal Home Loan Bank borrowings    3,827      2,381     2,162
Interest on other short-term borrowings             92         72        89
------------------------------------------------------------------------------
     Total interest expense                     34,180     32,218    32,336
------------------------------------------------------------------------------
Net interest income                             41,347     38,648    37,772
Provision for credit losses                      1,800      1,522     1,651
------------------------------------------------------------------------------
Net interest income after provision
 for credit losses                              39,547     37,126    36,121
------------------------------------------------------------------------------
NONINTEREST INCOME
Trust income                                     2,594      1,806     1,560
Service charges on deposit accounts              5,255      4,684     4,097
Gains on sales of loans                            278        323     3,061
Net losses on sales of securities                  (11)      (330)     (256)
Net gains on sales of property                      32        136        20
Other operating income                           5,282      4,151     3,680
-----------------------------------------------------------------------------
     Total noninterest income                   13,430     10,770    12,162
-----------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries                                        15,761     14,224    13,459
Pension and other employee benefits              3,453      3,423     2,985
Occupancy and equipment expense                  6,051      5,646     4,867
Other operating expense                         10,432     13,219    13,865
-----------------------------------------------------------------------------
     Total noninterest expense                  35,697     36,512    35,176
-----------------------------------------------------------------------------
Income before provision for income taxes        17,280     11,384    13,107
Provision for income taxes                       5,121      2,773     2,380
-----------------------------------------------------------------------------
NET INCOME                                     $12,159   $  8,611   $10,727
-----------------------------------------------------------------------------
EARNINGS PER COMMON SHARE-BASIC
Based on weighted average shares outstanding
 of 5,982,934 in 1997, 5,954,684 in 1996,
 and 5,939,690 in 1995                         $  2.03   $   1.45   $  1.81
----------------------------------------------------------------------------
EARNINGS PER COMMON SHARE-DILUTED
Based on weighted average shares outstanding
 of 6,034,283 in 1997, 5,999,490 in 1996,
 and 5,988,697 in 1995                         $  2.01   $  1.44    $  1.79
----------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
F&M Bancorp and Subsidiaries

                              Three years ended December 31, 1997
                      -------------------------------------------------------
                                                     Net Unrealized
                                                     Gain (Loss) on
(Dollars in                                            Securities
thousands, except     Common              Retained     Available
per share amounts)    Stock     Surplus   Earnings     for Sale    Total
-----------------------------------------------------------------------------
BALANCE AT DECEMBER
 31, 1994             $27,259   $24,312   $29,515    $(4,504)      $ 76,582
Net income                  -         -    10,727          -         10,727
Dividend reinvestment
 plan                       -         -       (46)         -            (46)
Cash dividends paid
 ($.60 per share)           -         -    (3,570)         -         (3,570)
Stock consideration for
 options exercised
 (4,108 shares)           (21)      (20)      (81)         -           (122)
Stock options exercised
 (16,217 shares)           82       262         -          -            344
Stock dividend
 (196,865 shares)         984     4,257    (5,241)         -              -
Fair value adjustment for
 securities available
 for sale, net              -         -         -      4,486          4,486
------------------------------------------------------------------------------
BALANCE AT DECEMBER
 31, 1995             $28,304   $28,811   $31,304      $ (18)      $ 88,401
Net income                  -         -     8,611          -          8,611
Dividend reinvestment
 plan                       -         -       (25)         -            (25)
Cash dividends paid
 ($.61 per share)           -         -    (3,640)         -	    (3,640)
Stock consideration for
 options exercised
 (7,448 shares)           (37)      (40)     (137)         -           (214)
Stock options exercised
 (25,133 shares)          126       377         -          -            503
Fair value adjustment for
 securities available
 for sale, net              -         -         -       (176)          (176)
------------------------------------------------------------------------------
BALANCE AT DECEMBER
 31, 1996             $28,393   $29,148   $36,113     $ (194)      $ 93,460
Net income                  -         -    12,159          -         12,159
Dividend reinvestment
 plan                       -         -       (80)         -            (80)
Cash dividends paid
 ($.86 per share)           -         -    (5,138)         -         (5,138)
Stock consideration for
 options exercised
 (9,514 shares)           (48)      (59)     (221)         -           (328)
Stock options exercised
 (52,097 shares)          260       856         -          -          1,116
Stock dividend
 (283,322 shares)       1,417     7,012    (8,429)         -	         -
Fair value adjustment
 for securities available
 for sale, net              -         -	        -        485            485
------------------------------------------------------------------------------
BALANCE AT DECEMBER
 31, 1997             $30,022   $36,957   $34,404    $   291       $101,674
------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements.


CONSOLIDATED STATEMENTS OF CASH FLOWS
F&M Bancorp and Subsidiaries

                                              Year ended December 31,
                                   -------------------------------------------
(Dollars in thousands)                     1997       1996        1995
------------------------------------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES
Net income                                 $ 12,159   $  8,611    $ 10,727
Adjustments to reconcile net income to
 net cash provided by operating activities
  Provision for credit losses                 1,800      1,522       1,651
  Provision for other real estate owned         150        422         905
  Depreciation and amortization               2,681      2,272       1,958
  Amortization of intangibles                   506        792       1,464
  Net premium amortization on
   investment securities                        424        615         467
  Increase in interest receivable              (692)      (172)       (607)
  Increase in interest payable                  188        143         190
  Deferred income tax expense (benefits)       (259)      (222)     (1,371)
  Amortization (accretion) of net loan
   origination costs (fees)                     (75)        67         (42)
  Gains on sales of property                    (32)      (136)        (20)
  Losses on sales/calls of securities            11        330         256
  Decrease (increase) in loans held for sale     26        778        (946)
  Decrease (increase) in other assets            93     (4,057)     (3,140)
  Increase (decrease) in other liabilities     (719)     1,633       1,107
  Other                                          12         91         104
-----------------------------------------------------------------------------
Net cash provided by operating activities    16,273     12,689      12,703
-----------------------------------------------------------------------------
CASH FLOW FROM INVESTING ACTIVITIES
Purchases of investment securities
 to be held to maturity                      (7,722)   (47,424)    (19,685)
Purchases of investment securities
 available for sale                        (125,330)   (64,090)    (54,932)
Proceeds from sales/calls of securities
 held to maturity                             8,420     10,728       2,655
Proceeds from sales/calls of securities
 available for sale                          35,564     28,213      22,704
Proceeds from maturing securities
 available for sale                         100,481     44,964      31,217
Proceeds from maturing securities
 held to maturity                             3,704      6,020      16,107
Net increase in loans                       (54,379)   (45,790)    (10,838)
Purchases of premises and equipment          (2,559)    (7,116)     (5,138)
Proceeds from sales of property               1,108        175       1,358
Intangible assets, net                            -          -      (1,296)
Other investing activities                      200      1,408       1,949
------------------------------------------------------------------------------
Net cash used in investing activities       (40,513)   (72,912)    (15,899)
------------------------------------------------------------------------------
CASH FLOWS FROM FINANCING ACTIVITIES
Net increase (decrease) in noninterest-
 bearing deposits, interest-bearing
 checking, savings and money market accounts 22,577        901     (17,938)
Net increase in certificates of deposit       4,640      9,224      49,257
Net increase in federal funds purchased
 and securities sold under agreements to
 repurchase                                   3,175      1,718       8,199
Net increase (decrease) in other
 short-term borrowings                      (16,306)    38,291     (15,813)
Net increase (decrease) in long-term
 borrowings                                  16,768     (5,586)      7,272
Cash dividends paid                          (5,138)    (3,640)     (3,570)
Dividend reinvestment plan                      (80)       (25)        (46)
Proceeds from issuance of common stock          788        289         222
------------------------------------------------------------------------------
Net cash provided by financing activities    26,424     41,172      27,583
------------------------------------------------------------------------------
Net increase (decrease) in cash
 and cash equivalents                         2,184    (19,051)     24,387
Cash and cash equivalents at
 beginning of year                           38,705     57,756      33,369
------------------------------------------------------------------------------
Cash and cash equivalents at end of year    $40,889    $38,705     $57,756
------------------------------------------------------------------------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW
INFORMATION
Cash payments for interest                  $33,991    $32,078     $32,146
Cash payments for income tax                  5,354      4,257       3,050
------------------------------------------------------------------------------
NONCASH INVESTING AND FINANCING ACTIVITIES
Fair value adjustment for securities
 available for sale, net of income taxes        485      (176)      4,486
Loans originated on sale of real estate
 owned held for sale                          1,320       636         595
Net transfer to real estate owned held
 for sale from loans receivable                   -       553       3,821
Net proceeds due from foreclosure sale
 of properties securing impaired loans            -         -         603

The accompanying notes are an integral part of these consolidated financial statements.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
F&M Bancorp and Subsidiaries

1. NATURE OF BANKING ACTIVITIES AND SIGNIFICANT ACCOUNTING POLICIES
F&M Bancorp (the "Parent Company") is a bank holding company that provides its customers with banking and bank related financial services through its wholly owned subsidiaries, Farmers & Mechanics National Bank and subsidiaries
(the "Bank") and Home Federal Savings Bank and subsidiaries (the "Savings Bank"). The Bank and the Savings Bank offer various loan, deposit, and other financial service products to their customers. Their customers include individuals and commercial enterprises located primarily within the State of Maryland. The principal market area encompasses Frederick, Washington, Carroll, Montgomery, and Allegany counties, and portions of the adjacent counties within the state and to a lesser extent, south central Pennsylvania, northern Virginia and the eastern panhandle of West Virginia. The Bank and the Savings Bank maintain correspondent banking relationships and execute daily federal funds transactions on an unsecured basis with their correspondents.
     The accounting and reporting policies and practices of F&M Bancorp and its subsidiaries ("Bancorp") conform with generally accepted accounting principles and with prevailing practice in the banking industry. The following is a summary of Bancorp's significant accounting policies:

Principles of Consolidation.
The consolidated financial statements include the accounts of the Parent Company and its wholly owned subsidiaries. All material intercompany accounts and transactions are eliminated in consolidation. In the Parent Company financial statements, investment in subsidiaries is accounted for using the equity method of accounting.

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

Investment Securities.
Bancorp classifies its investment securities as held-to-maturity, available-for-sale, and trading.
     Securities classified as held-to-maturity are those debt securities that Bancorp has both the positive intent and ability to hold to maturity. These securities are carried at cost, adjusted for amortization of premiums and accretion of discounts which are recognized as adjustments to interest income using the interest method.
     Securities classified as available-for-sale are equity securities with readily determinable fair values and those debt securities that Bancorp intends to hold for an indefinite period of time but not necessarily to maturity. These securities may be sold as part of its asset/liability management strategy, or in response to significant movements in interest rates, liquidity needs, regulatory capital considerations, and other similar factors. These securities are carried at fair value, with any unrealized gains and losses reported as a separate component of shareholders' equity, net of the related deferred tax effect.
     Securities classified as trading, if any, are those securities bought and held principally for the purpose of selling them in the near term. These securities are carried at fair value, with any unrealized holding gains and losses included in earnings.
     Regardless of the classification, dividend and interest income, including amortization of premiums and accretion of discounts arising at acquisition, is included in interest income in the consolidated statements of income. Realized gains and losses, if any, determined based on the adjusted cost of the specific securities sold, are reported in noninterest income in the consolidated statements of income.

Transfers and Servicing of Financial Assets.
In June 1996, the FASB issued Statement No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishment of Liabilities," which provides new accounting and reporting standards for sales, securitizations, and servicing of receivables and other financial assets and extinguishments of liabilities. The standards are based on consistent application of a financial-components approach that focuses on control, and the appropriate measurement and allocation of the financial components at fair value, if practical.
     In addition, the Statement requires that a liability be derecognized if and only if either (a) the debtor pays the creditor and is relieved of its obligation for the liability or (b) the debtor is legally released from being the primary obligor under the liability either judicially or by the creditor. Therefore, a liability is not considered extinguished by an in-substance defeasance.
     This Statement is effective for transactions occurring after December 31, 1996, except for the provisions relating to repurchase agreements, securities lending and other similar transactions and pledged collateral, which have been delayed until after December 31, 1997 by FASB Statement No. 127, "Deferral of the Effective Date of Certain Provisions of FASB Statement No. 125, an amendment of FASB Statement No. 125." The adoption of Statement No. 125 was not material to Bancorp's 1997 financial statements. Statement No. 127 will be adopted as required in 1998 and is not expected to be material.

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

Allowance for Credit Losses.
The allowance for credit losses is maintained at a level which, in management's judgment, is adequate to absorb losses inherent in the loan portfolio.
     The adequacy of the allowance for credit losses is reviewed regularly by management. Additions to the allowance are made by charges to the provision for credit losses. On a quarterly basis, a comprehensive review of the adequacy of the allowance is performed considering factors such as historical relationships among loans outstanding, loss experience, delinquency levels, individual loan reviews, and evaluation of the present and future local and national economic environment. Management's estimates with respect to the allowance for credit losses are subject to change because of economic and other uncertainties inherent in the estimation process.

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

                         Years
----------------------------------
Bank premises            15 to 50
Furniture and equipment   3 to 10
Leasehold improvements   10 to 25

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

Other Real Estate Owned.
Other real estate owned includes: banking premises no longer used for business operations, real estate acquired by foreclosure (in partial or complete satisfaction of debt), or otherwise surrendered by the borrower to Bancorp's possession.
     Other real estate owned is recorded at the lower of cost or fair value on the date of acquisition. Write-downs to fair value at the date of acquisition are charged to the allowance for credit losses. Subsequently, these assets are adjusted through a valuation allowance to the lower of net carrying value or fair value (net of estimated selling expenses) based upon periodic appraisals. Adjustments arising from changes in the valuation allowance and operating expenses are reflected in noninterest expense. Gains or losses realized on disposition are reflected in noninterest income.

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

Income Taxes.
Bancorp applies Financial Accounting Standards Board ("FASB") Statement No. 109, "Accounting for Income Taxes," when calculating its provision for income taxes. As prescribed in FASB Statement No. 109, provisions for income taxes are based on taxes payable or refundable for the current year (after exclusion of non-taxable income such as interest on state and municipal securities) and deferred taxes on temporary differences between the amount of taxable income and pre-tax financial income and between the tax bases of assets and liabilities and their reported amounts in the financial statements. Deferred tax assets and liabilities are included in the financial statements at currently enacted income tax rates applicable to the period in which the deferred tax assets and liabilities are expected to be realized or settled. As changes in tax laws or rates are enacted, deferred tax assets and liabilities are adjusted through the provision for income taxes.

Per Share Data.
Earnings per share ("EPS") data is computed and presented in accordance with FASB Statement No. 128, "Earnings Per Share." As prescribed by this Statement, the presentation of primary EPS has been replaced with the dual presentation of basic and diluted EPS. Basic EPS excludes dilution and is computed by dividing net income available to common shareholders ("numerator") by the weighted-average number of common shares outstanding for the period after giving retroactive effect to stock dividends and stock splits ("denominator"). Diluted EPS reflects the potential dilution that could occur if stock options or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then shared in the earnings of Bancorp. Diluted EPS is equal to the numerator divided by the denominator plus 51,349 shares, 44,806 shares, and 49,007 shares of stock options assumed to be exercised for the years ended December 31, 1997, 1996 and 1995, respectively.

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

Stock Compensation.
In October 1995, FASB Statement No. 123, "Accounting for Stock-Based Compensation," was issued. This Statement defines a fair value based method of accounting for employee stock options or similar equity transactions. The Statement allows the recording of such fair value based accounting in the financial statements or the disclosure of the fair value impact to net income and earnings per share on a pro forma basis in the notes to the consolidated financial statements effective for fiscal years beginning after December 15, 1995. Bancorp will continue to account for these plans under the intrinsic value based method prescribed by Accounting Principles Board ("APB") No. 25 and has provided the fair value disclosures required by Statement No. 123 in
Note 10, "Employee Benefits."

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

3. INVESTMENT SECURITIES
The amortized cost and estimated fair value of investments at December 31, 1997 and 1996, summarized by contractual maturity, are shown below. Expected maturities may differ from contractual maturities because borrowers have the right to call or prepay obligations with or without call or prepayment penalties.
     Proceeds from sales/calls of investment securities available for sale during 1997 were $35,564,000. Gross gains of $38,000 and gross losses of $55,000 were realized on those sales. Proceeds from calls of investment securities held to maturity during 1997 were $8,420,000. Gross gains of $6,000 were realized on those calls.
     Proceeds from sales/calls of investment securities available for sale during 1996 were $28,213,000. Gross gains of $58,000 and gross losses of $129,000 were realized on those sales. Proceeds from sales/calls of investment securities held to maturity during 1996 were $10,728,000. Gross losses of $259,000 were realized on those sales/calls. Proceeds from sales/calls of investment securities available for sale during 1995 were $22,704,000. Gross gains of $21,000 and gross losses of $287,000 were realized on those sales. Proceeds from calls of investment securities held to maturity during 1995 were $2,655,000. Gross gains of $10,000 were realized on those calls.
     The amortized cost of investment securities pledged to secure public deposits, securities sold under repurchase agreements, Federal Home Loan Bank (the "FHLB") advances, and for other purposes as required and permitted by law, totaled $117,433,000 at December 31, 1997, and $129,519,000 at December 31, 1996.
     Interest earned on obligations of states and political subdivisions is exempt from federal income taxes. However, the federal interest expense deduction is limited for interest deemed to be incurred to purchase or carry these tax-exempt obligations. These tax-exempt securities comprised 29.9 percent and 28.9 percent of the total carrying value of the investment portfolio at December 31, 1997 and 1996, respectively.

                                              December 31, 1997
                                  --------------------------------------------
                                             Gross       Gross     Estimated
                                 Amortized Unrealized  Unrealized    Fair
(In thousands)                     Cost      Gains      Losses       Value
------------------------------------------------------------------------------
Available-for-sale:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies:
   Within 1 year                 $ 14,570   $   14	$ 14       $ 14,570
   After 1 but within 5 years      27,331       98       25         27,404
   After 5 but within 10 years     38,039      307        -         38,346
-----------------------------------------------------------------------------
                                   79,940      419       39         80,320
-----------------------------------------------------------------------------
 Obligations of states and
  political subdivisions:
   Within 1 year                    1,021        6        -          1,027
-----------------------------------------------------------------------------
                                    1,021        6        -          1,027
-----------------------------------------------------------------------------
 Mortgage-backed securities        41,841      255       76         42,020
-----------------------------------------------------------------------------
Total debt securities             122,802      680      115        123,367
Equity securities                  12,698        -        -	        12,698
-----------------------------------------------------------------------------
Total securities
 available for sale              $135,500  $   680  $   115       $136,065
-----------------------------------------------------------------------------
Held-to-maturity:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies:
   After 1 but within 5 years    $  4,967  $    33  $     -       $ 5,000
-----------------------------------------------------------------------------
                                    4,967       33        -	        5,000
-----------------------------------------------------------------------------
 Obligations of states and
  political subdivisions:
   Within 1 year                    4,073       33        -         4,106
   After 1 but within 5 years      33,293      713        2	       34,004
   After 5 but within 10 years     30,607      697        8        31,296
   After 10 years                     106        1        -	          107
-----------------------------------------------------------------------------
                                   68,079    1,444       10        69,513
-----------------------------------------------------------------------------
 Mortgage-backed securities        21,894      243        -        22,137
-----------------------------------------------------------------------------
Total securities to be
 held to maturity               $  94,940   $1,720   $   10       $96,650
-----------------------------------------------------------------------------


                                              December 31, 1996
                                  --------------------------------------------
                                             Gross       Gross     Estimated
                                 Amortized Unrealized  Unrealized    Fair
(In thousands)                     Cost      Gains      Losses       Value
------------------------------------------------------------------------------
Available-for-sale:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies:
   Within 1 year                 $ 44,106  $    20     $   30     $ 44,096
   After 1 but within 5 years      16,771       82         53       16,800
   After 5 but within 10 years      9,006       10         63        8,953
------------------------------------------------------------------------------
                                   69,883      112        146       69,849
------------------------------------------------------------------------------
 Obligations of states and
  political subdivisions:
   Within 1 year                   7,521        99          -        7,620
   After 1 but within 5 years      1,024        17          -        1,041
------------------------------------------------------------------------------
                                   8,545      116          -        8,661
------------------------------------------------------------------------------
 Mortgage-backed securities       62,042      155        435       61,762
------------------------------------------------------------------------------
Total debt securities            140,470      383        581      140,272
Equity securities                  6,036        -          -        6,036
------------------------------------------------------------------------------
Total securities
 available for sale             $146,506  $   383    $   581     $146,308
------------------------------------------------------------------------------
Held-to-maturity:
 U.S. Treasury securities and
  obligations of U.S. government
  corporations and agencies:
   After 1 but within 5 years   $  5,949  $    44    $    13     $  5,980
   After 5 but within 10 years     6,000       14          -        6,014
------------------------------------------------------------------------------
                                  11,949       58         13       11,994
------------------------------------------------------------------------------
 Obligations of states and
  political subdivisions:
   After 1 but within 5 years      29,426      585         26       29,985
   After 5 but within 10 years     32,802      453        188       33,067
   After 10 years                     108        -          -          108
------------------------------------------------------------------------------
                                   62,336    1,038        214       63,160
------------------------------------------------------------------------------
 Mortgage-backed securities        25,218       71        242       25,047
------------------------------------------------------------------------------
Total securities to be
 held to maturity               $  99,503   $1,167    $   469     $100,201
------------------------------------------------------------------------------

4. LOANS

Loans consist of the following:

                                                   December 31,
                                        --------------------------------------
(In thousands)                               1997               1996
-----------------------------------------------------------------------------
Real estate loans:
 Construction and land development           $  30,621          $  29,571
 Secured by farmland                             5,970              6,864
 Residential mortgage                          185,798            183,035
 Other mortgage                                146,197            129,307
Agricultural                                       795                977
Commercial and industrial loans                 79,984             62,288
Consumer                                       271,721            253,455
Other loans                                      3,048              4,772
-----------------------------------------------------------------------------
Total loans                                   $724,134           $670,269
-----------------------------------------------------------------------------

     Loans to states and political subdivisions and industrial revenue bonds are included in other loans and in total loans in the consolidated balance sheets. Interest income from these loans is included in interest and fees on loans in the consolidated statements of income.

     Transactions in the allowance for credit losses are:


(In thousands)                       1997         1996          1995
----------------------------------------------------------------------------
Balance at beginning of year         $9,639       $9,796        $11,434
Provision for credit losses           1,800        1,522          1,651
Recoveries of loans previously
 charged-off                          2,831        2,243          2,138
Loans charged-off                    (4,740)      (3,922)        (5,427)
----------------------------------------------------------------------------
Balance at end of year               $9,530       $9,639        $ 9,796
----------------------------------------------------------------------------

     In the ordinary course of business, directors and officers of the Bank, the Savings Bank, and their affiliates, were customers of, and had other transactions with the Bank and/or the Savings Bank. Loan transactions with directors and officers were made on substantially the same terms as those prevailing at the time for comparable loans to other persons and neither involved more than normal risk of collectibility nor presented other unfavorable features. The aggregate dollar amount of all loans to officers, directors, and their affiliates was $18,466,000 and $14,746,000 at December 31, 1997 and 1996, respectively. During 1997, $52,061,000 of new loans were made or became reportable, and repayments and other decreases totaled $48,341,000.
     The loan portfolio includes loans that are not currently accruing interest income. The total outstanding principal of these loans at December 31, 1997, 1996, and 1995, and the effect on income for the years then ended are as follows:

                                                December 31,
                                     ---------------------------------------
(In thousands)                       1997         1996          1995
----------------------------------------------------------------------------
Principal balance                    $5,396       $7,281        $6,954
----------------------------------------------------------------------------
Gross amount of interest which
 would have been recorded
 under original terms                $  600       $  497        $  592
----------------------------------------------------------------------------
Recorded interest income
 on these loans                      $  146       $  188        $  172
----------------------------------------------------------------------------

     The net reduction in interest income on renegotiated loans was not material in 1997, 1996, and 1995. At December 31, 1997, there were no material commitments to lend additional funds to borrowers whose loans had been modified in troubled debt restructurings or were in a nonaccrual status.
     Bancorp had loans amounting to approximately $3,793,000 and $6,144,000 at December 31, 1997 and 1996, respectively, that were specifically classified as impaired and included in the nonaccrual loans referenced above. The average balance of impaired loans amounted to $5,167,000 and $5,367,000 for the years ended December 31, 1997 and 1996, respectively. Cash receipts totaling $3,865,000 and $219,000 during 1997 and 1996, respectively, were applied to reduce the principal balance of those impaired loans and no interest income was recognized. The specific allowance for credit losses related to these impaired loans was $732,000 and $964,000, at December 31, 1997 and 1996, respectively.

5.  BANK PREMISES AND EQUIPMENT
Investments in bank premises and equipment are as follows:

                                                   December 31,
                                     ---------------------------------------
(In thousands)                               1997              1996
----------------------------------------------------------------------------
Bank premises and land                       $22,531           $22,786
Furniture and equipment                       17,712            17,280
Leasehold improvements                         1,763             1,696
----------------------------------------------------------------------------
                                              42,006            41,762
----------------------------------------------------------------------------
Less accumulated depreciation
 and amortization                            (17,241)          (16,531)
----------------------------------------------------------------------------
Bank premises and equipment, net             $24,765           $25,231
-----------------------------------------------------------------------------

     Depreciation and amortization related to premises and equipment in the consolidated statements of income amounted to $2,681,000 in 1997, $2,270,000 in 1996, and $1,914,000 in 1995.
     Construction period interest capitalized amounted to $86,000 in 1996 and $17,000 in 1995.

6. INVESTMENT IN REAL ESTATE PARTNERSHIP
In 1994, the Bank entered into a limited partnership agreement for the sole purpose of developing a property carried in other real estate owned into finished lots. Pursuant to the formation of this partnership, certain minority interest contributions, totaling $684,000, were received. The Bank has included the financial results of the partnership's operations in the accompanying consolidated financial statements since the Bank controls the major operating and financial policies of the partnership.

7. DEPOSITS
The carrying amounts of deposits are as follows:


                                                    December 31,
                                     ---------------------------------------
(In thousands)                               1997              1996
----------------------------------------------------------------------------
Noninterest-bearing                          $113,215          $108,101
Interest-bearing:
 Checking                                     112,236           100,768
 Savings                                      110,329           114,916
 Money market accounts                        122,675           112,093
 Certificates of deposit
  Under $100,000                              321,369           315,656
  $100,000 and over                            42,143            43,216
----------------------------------------------------------------------------
Total deposits                               $821,967          $794,750
----------------------------------------------------------------------------

8. BORROWINGS
Short-term Borrowings.
Short-term borrowings consist of securities sold under agreements to repurchase which are secured transactions with customers and generally mature the day following the date sold. Bancorp has also maintained an outstanding balance in its treasury tax and loan account throughout the years. Short-term borrowings may also include federal funds purchased, which are unsecured overnight borrowings from other financial institutions, and advances from the FHLB of Atlanta, which are secured either by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties, FHLB stock, or other mortgage-related assets.
     Bancorp has unused lines of credit for short-term borrowings totaling approximately $117,319,000 at December 31, 1997.
     The table below presents selected information on the combined totals of repurchase agreements and other short-term borrowings for the years ended December 31:


(Dollars in thousands)                       1997              1996
----------------------------------------------------------------------------
Maximum balance at any
 month end during the year                   $109,823          $99,287
Average balance for the year                   95,732           67,240
Weighted average rate for the year               5.54%            5.42%
Weighted average rate on
 borrowings at year end                          5.62%            5.44%
----------------------------------------------------------------------------

Long-term Borrowings.
The following is a summary of long-term advances with the FHLB:


(In thousands)                               1997              1996
----------------------------------------------------------------------------
Due within one to five years                 $21,216           $4,144
Due after five years through ten years         2,100            2,400
Due after ten years                              138              142
----------------------------------------------------------------------------
                                             $23,454           $6,686
----------------------------------------------------------------------------

     These advances had weighted average interest rates of 5.85% and  5.96%
at December 31, 1997 and 1996, respectively. These advances are secured either by a blanket floating lien on all real estate mortgage loans secured by 1 to 4 family residential properties, FHLB stock, or other mortgage-related assets. All advances carry a fixed rate. In 1999, $17.5 million of these advances are convertible at the FHLB's option to a variable rate based on LIBOR.

9. INCOME TAXES
Significant components of Bancorp's deferred tax assets and liabilities as of December 31, 1997 and 1996 are as follows:


(In thousands)                               1997              1996
----------------------------------------------------------------------------
Deferred tax assets:
 Allowances for credit and other
  real estate owned losses                   $4,227            $4,230
 Unrealized losses on securities
  available for sale                              -               113
 Deferred compensation                        1,591             1,361
 Intangibles                                    941               872
 Other                                          624               589
----------------------------------------------------------------------------
  Total deferred tax assets                   7,383             7,165
----------------------------------------------------------------------------
 Valuation allowance for deferred
  tax assets                                   (474)             (474)
----------------------------------------------------------------------------
  Total deferred tax assets
   after valuation allowance                  6,909             6,691
----------------------------------------------------------------------------
Deferred tax liabilities:
 Depreciation and amortization                  721               686
 Unrealized gains on securities
  available for sale                            165                 -
Other                                            77                40
----------------------------------------------------------------------------
  Total deferred tax liabilities                963               726
  Net deferred tax assets                    $5,946            $5,965
----------------------------------------------------------------------------

     A reconciliation of the statutory income tax rate to the provision for income taxes attributable to continuing operations included in the consolidated statements of income, is as follows:


                                            Year ended December 31
                                      ----------------------------------------
(Dollars in thousands)                   1997       1996        1995
------------------------------------------------------------------------------
Income before income tax                 $17,280    $11,384    $13,107
Tax rate                                      35%        35%        35%
------------------------------------------------------------------------------
Income tax at statutory rate               6,048      3,984      4,587
Increases (decreases) in
 tax resulting from:
  Tax-exempt interest income              (1,270)    (1,201)    (1,205)
  State income taxes, net of
   federal income tax benefit                406        207        425
  Other                                      (63)      (217)        49
  Change in valuation allowance                -          -     (1,476)
-----------------------------------------------------------------------------
Actual tax expense                      $  5,121   $  2,773   $  2,380
-----------------------------------------------------------------------------
Effective tax rate                          29.6%      24.4%      18.2%
-----------------------------------------------------------------------------

     Significant components of the provision for income taxes attributable to continuing operations are as follows:

                                            Year ended December 31
                                      ----------------------------------------
(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Currently payable:
 Federal                                 $4,710     $2,616     $3,097
 State                                      670        379        654
------------------------------------------------------------------------------
  Total currently payable                 5,380      2,995      3,751
------------------------------------------------------------------------------
Deferred tax expense (benefit):
 Federal                                   (215)      (161)       (59)
 State                                      (44)       (61)       164
------------------------------------------------------------------------------
  Total deferred tax
  expense (benefit)                        (259)      (222)       105
------------------------------------------------------------------------------
 Change in valuation allowance                -          -     (1,476)
------------------------------------------------------------------------------
Provision for income taxes               $5,121     $2,773     $2,380
------------------------------------------------------------------------------

    The components of the provision for deferred tax expense (benefit) are as follows:


                                            Year ended December 31
                                      ----------------------------------------
(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Provision for credit losses              $    3     $  121      $527
Amortization of intangibles                 (69)      (158)     (413)
Other                                      (193)      (185)       (9)
------------------------------------------------------------------------------
  Deferred tax expense (benefit)         $ (259)    $ (222)     $105
------------------------------------------------------------------------------

10. EMPLOYEE BENEFITS

Profit Sharing Plans.

The Bank.
Retirement benefits are provided through a Section 401(k) profit sharing plan ("the Plan") to employees meeting certain age and service eligibility requirements. The annual profit sharing contribution to the Plan is discretionary, based primarily on earnings and amounted to $540,000 for 1997, $430,000 for 1996, and $330,000 for 1995. Effective for the 1993 Plan year, the Plan was amended to provide for employer matching contributions of up to two percent of compensation for eligible participants. Effective for the 1996 Plan year, the Plan was amended to provide for additional employer matching contributions of one-half of the next two percent of compensation for eligible participants. Additional matching contributions totaled
$268,000 in 1997, $234,000 in 1996, $154,000 in 1995.
     The Bank of Brunswick had a defined contribution profit sharing plan which was terminated as of the close of business on May 31, 1995, at which time all assets were distributed to the participants. No contributions to this plan were made in 1995.

The Savings Bank.
The Savings Bank provides a retirement savings plan and trust which is a deferred compensation plan (401(k)) and a profit sharing plan (the "Savings Plan") for all employees who meet certain age and eligibility requirements. The Savings Plan permits eligible participants to defer up to 15% of their annual salary and the Savings Bank to contribute to the 401(k) part of the Savings Plan on a matching basis. The Savings Bank may also elect to contribute a portion of its profits to the profit sharing portion of the Savings Plan.
     In 1997, 1996, and 1995, contributions were made based on matching 50 cents, 50 cents, and 30 cents, respectively, on every dollar up to 5% of the employee's salary. The Savings Bank's additional matching contribution amounted to $58,000 in 1997, $52,000 in 1996, and $23,000 in 1995. In
addition, the Savings Bank made profit sharing contributions of $135,000, $127,000, and $185,000 in 1997, 1996, and 1995, respectively.

Executive Supplemental Income Plan.
Supplemental retirement benefits (deferred compensation) for certain key employees are provided under an Executive Supplemental Income Plan (the "ESIP"). Benefits payable under the ESIP are integrated with other retirement benefits expected to be received by ESIP participants, including those under the 401(k)profit sharing plan. Amounts paid under the ESIP will be partially or fully recovered through life insurance policies purchased on the lives of the participants.
     Deferred compensation costs charged to expense for the years ended December 31, 1997, 1996, and 1995 were $344,000, $292,000, and $93,000, respectively.

Other Benefits.
Both the Savings Bank and Bancorp maintain a director's deferred compensation program pursuant to which directors may elect to defer their fees for attending meetings in order to provide retirement benefits. The expense for these benefits was $128,000, $242,000, and $29,000, respectively, for 1997, 1996, and 1995.

Employee Stock Purchase Plan.
Bancorp has an Employee Stock Purchase Plan (the "ESPP") whereby eligible employees may authorize payroll deductions ranging from $120 to $2,400 per year for the purpose of acquiring shares of common stock in Bancorp at current market prices. To encourage employee participation in the ESPP, Bancorp contributes an additional amount equal to 20 percent of each participating employee's voluntary payroll deduction. Such contributions amounted to $11,000, $9,000, and $7,000 for 1997, 1996, and 1995,
respectively. Contributions to the ESPP are used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 57,881 shares of its common stock for the ESPP. Bancorp reserves the right to amend, modify, suspend, or terminate the ESPP at any time at its discretion. Bancorp pays all costs of administration of the ESPP.

Stock Option Plans.
Bancorp has a 1983 Stock Option Plan and a 1995 Stock Option Plan (the "Plans") which are coordinated in their administration and similar in their terms and conditions for key employees. The Plans permit the granting of both incentive stock options and non-qualified stock options to purchase common stock of Bancorp. The exercise price per share for incentive stock options and non-qualified stock options shall be not less than 100% and 85%, respectively, of the fair market value of a share of common stock on the date of grant and may be exercised in increments commencing after one year from the date of grant. Options are fully exercisable after four years from the date of grant and expire after 10 years.


                                  Options issued
                                  and outstanding        Price
------------------------------------------------------------------------------
Balance, December 31, 1994            197,466    $  6.29  to      $22.68

Exercised                             (17,509)      6.29  to       20.30
Granted                                63,696      14.43  to       26.87
Terminated                             (7,393)     11.19  to       26.87
------------------------------------------------------------------------------
Balance, December 31, 1995            236,260      11.19  to       26.87

Exercised                             (26,364)     11.19  to       26.87
Granted                                32,124                      27.74
Terminated                            (12,173)     11.19  to       27.74
------------------------------------------------------------------------------
Balance, December 31, 1996            229,847      11.19  to       27.74

Exercised                             (53,121)     11.19  to       27.74
Granted                                31,859                      25.60
Terminated                             (6,012)     19.37  to       27.74
------------------------------------------------------------------------------
Balance, December 31, 1997            202,573     $11.19  to      $27.74
------------------------------------------------------------------------------

     At December 31, 1997 there were 128,183 options exercisable at prices ranging from $11.19 to $27.74. Shares reserved for future grants totaled 93,891 at December 31, 1997.
     Bancorp accounts for the Plans under APB Opinion No. 25. Had compensation cost for the Plans been determined in accordance with the provisions of FASB Statement No. 123 (see Note 1), Bancorp's net income and earnings per share would have been reduced to the following pro forma amounts:



                                         1997       1996        1995
------------------------------------------------------------------------------
Net Income: As Reported                  $12,159    $8,611      $10,727
            Pro Forma                     12,008     8,521       10,675

EPS:        As Reported                  $  2.03    $ 1.45      $  1.81
            Pro Forma, basic                2.01      1.43         1.80
            Pro Forma, diluted              1.99      1.42         1.78

     Because the Statement No. 123 method of accounting has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years. Additionally, the pro forma amounts include a de minimus amount related to the purchase discount offered under the Employee Stock Purchase Plan.
     A summary of the status of the Plans at December 31, 1997 and 1996 and changes during the years then ended is presented in the tables below:


                                             1997              1996
                                        ------------------------------------
                                          Wtd. Ave.            Wtd. Ave.
                              Shares      Ex. Price   Shares   Ex. Price
----------------------------------------------------------------------------
Outstanding at
 beginning of year            229,847     $19.19     236,260   $15.67
Granted                        31,859      25.60      32,124    27.74
Exercised                     (53,121)     16.91     (26,364)   14.94
Forfeited                      (2,016)     25.21     (10,461)   20.44
Expired                        (3,996)     19.37      (1,712)   22.68
Outstanding at end
 of year                      202,573      20.73     229,847    19.19
Exercisable at end
 of year                      128,183      17.74     150,761    16.20
Weighted average fair
 value of options granted
 during the year                           11.20                 4.62
------------------------------------------------------------------------------

OUTSTANDING AND EXERCISABLE BY PRICE RANGE AS OF DECEMBER 31, 1997


                        Options Outstanding        Options Exercisable
                   -----------------------------------------------------------
                              Weighted    Weighted               Weighted
Range of          Number      Average     Average   Number       Average
Exercise         Outstanding  Remaining   Exercise  Exercisable  Exercise
Prices                        Contractual  Price                  Price
                                 Life
------------------------------------------------------------------------------
$11.19-$15.00   47,887       5.15         $13.11   47,887       $13.11
 15.01- 20.00   33,327       3.70          15.98   33,327        15.98
 20.01- 25.00   31,476       5.22          20.28   23,785        20.28
 25.01- 27.74   89,883       8.15          26.71   23,184        27.24
$11.19-$27.74  202,573       6.26         $20.73  128,183       $17.74
------------------------------------------------------------------------------

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants in 1997, 1996, and 1995, respectively: risk-free interest rates of 5.8%, 6.2%, and 6.1%; expected dividend yields of 2.6%, 3.1%, and 3.1%; expected lives of 3.48, 3.24, and
3.40 years; expected volatility of 52%, 12%, and 12%.


11. OTHER OPERATING INCOME AND EXPENSE
Other operating income in the consolidated statements of income includes the following for the years ended December 31:


(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Bank card income                         $  1,341   $  1,714    $  1,828
Miscellaneous                               3,941      2,437       1,852
------------------------------------------------------------------------------
Total other operating income             $  5,282   $  4,151    $  3,680
------------------------------------------------------------------------------


Other operating expense in the consolidated statements of income includes the following for the years ended December 31:


(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Insurance (including FDIC)               $   420    $  1,946   $  1,505
Stationery and supplies                      949       1,006      1,012
Advertising                                  781         653        881
Professional services                      1,413       1,745      1,425
Credit card processing                       649       1,465      1,528
Postage                                      733         761        702
Directors fees                               236         174        194
Telephone                                    687         534        499
Computer software and maintenance            458         445        454
Other real estate owned expense              337         485      1,055
Amortization of intangibles                  506         792      1,464
Miscellaneous                              3,263       3,213      3,146
------------------------------------------------------------------------------
Total other operating expense	           $10,432	    $13,219   $13,865
------------------------------------------------------------------------------

Transactions in the allowances for other real estate owned are summarized as follows for the years ended December 31:


(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Balance at beginning of year             $  2,016   $  2,218   $  3,189
Provision for decline in value
 and selling expenses                         150        422        905
Losses charged to the allowances             (374)      (624)    (1,876)
------------------------------------------------------------------------------
Ending balance                           $  1,792   $  2,016   $  2,218
------------------------------------------------------------------------------

12. CONSOLIDATED FINANCIAL INFORMATION OF F&M BANCORP (PARENT COMPANY)

F&M Bancorp Balance Sheets (Parent Company)


                                               December 31,
                               -----------------------------------------------

(In thousands)                           1997             1996
------------------------------------------------------------------------------
ASSETS
Cash and cash equivalents                $  1,627         $ 2,743
Investment securities
 available-for-sale, at fair value          1,992               -
Investment in subsidiaries                 97,902          90,426
Other assets                                  243             314
------------------------------------------------------------------------------
Total assets                             $101,764         $93,483
------------------------------------------------------------------------------
LIABILITIES AND
SHAREHOLDERS' EQUITY
Total liabilities                        $     90         $    23
------------------------------------------------------------------------------
Common stock                               30,022          28,393
Surplus                                    36,957          29,148
Retained earnings                          34,404          36,113
Net unrealized gain (loss) on
 securities available for sale                291            (194)
------------------------------------------------------------------------------
Total shareholders' equity                101,674          93,460
------------------------------------------------------------------------------
Total liabilities and
 shareholders' equity                    $101,764         $93,483
------------------------------------------------------------------------------

F&M Bancorp Statements of Income (Parent Company)

                                       Year ended December 31
                                  --------------------------------------------
(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
INCOME
Dividends from subsidiaries              $ 5,287    $ 3,728    $ 3,197
Other income                                 149        122        146
------------------------------------------------------------------------------
Total income                               5,436      3,850      3,343

EXPENSE                                      329        614        177
------------------------------------------------------------------------------
Income before income tax benefits and
 equity in undistributed earnings
 of subsidiaries                           5,107      3,236      3,166
Income tax benefits                          (61)      (130)        (1)
------------------------------------------------------------------------------
Income before equity in undistributed
 earnings of subsidiaries                  5,168      3,366      3,167
Equity in undistributed earnings
 of subsidiaries                           6,991      5,245      7,560
------------------------------------------------------------------------------
Net income                               $12,159   $  8,611    $10,727
------------------------------------------------------------------------------

F&M Bancorp Statements of Cash Flows (Parent Company)

                                       Year ended December 31
                                  --------------------------------------------
(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
CASH FLOWS FROM
OPERATING ACTIVITIES
Net income                               $12,159    $ 8,611    $10,727
Adjustments to reconcile net
 income to net cash provided by
 operating activities
  Decrease (increase)
   in other assets                            71       (141)        20
  Increase (decrease)
   in other expenses payable                  67        (21)        25
  Equity in undistributed
   earnings of subsidiaries               (6,991)     (5,245)   (7,560)
------------------------------------------------------------------------------
Net cash provided by
 operating activities                      5,306       3,204     3,212
------------------------------------------------------------------------------
CASH FLOWS FROM
INVESTING ACTIVITIES
Purchase of investment securities
 available-for-sale                       (1,992)          -         -
------------------------------------------------------------------------------
Net cash used in investing
 activities                               (1,992)          -         -
------------------------------------------------------------------------------
CASH FLOWS FROM
FINANCING ACTIVITIES
Cash dividends paid                       (5,138)      (3,640)  (3,570)
Stock transactions                           708          264      176
------------------------------------------------------------------------------
Net cash used in financing activities     (4,430)      (3,376)  (3,394)
------------------------------------------------------------------------------
Net decrease in cash
 and cash equivalents                     (1,116)        (172)    (182)
Cash and cash equivalents
 at beginning of year                      2,743        2,915    3,097
------------------------------------------------------------------------------
Cash and cash equivalents
 at end of year                          $ 1,627      $ 2,743 $  2,915
------------------------------------------------------------------------------
NON-CASH INVESTING AND
FINANCING ACTIVITIES
Fair value adjustment for
 securities available for sale,
 net of income taxes                     $   485        $  (176)    $ 4,486
------------------------------------------------------------------------------

13. COMMITMENTS AND CONTINGENCIES

Leases.
Bancorp conducts part of its branch banking operations from leased facilities. The initial terms of the leases range from a period of one to 25 years. Most of the existing leases contain options which enable Bancorp to renew at the fair rental value for periods of up to 20 years. In addition to minimum rentals, certain leases have escalation clauses based upon various price indexes and include provisions for additional payments for taxes, insurance, and maintenance.
     Total rental expense was as follows for the years ended December 31:


(In thousands)                           1997       1996        1995
------------------------------------------------------------------------------
Bank premises                            $876       $793       $659
Equipment                                  34         84        110
------------------------------------------------------------------------------
Total rental expense                     $910       $877       $769
------------------------------------------------------------------------------

     The future minimum rental payments required under operating leases that have initial or remaining noncancelable lease terms in excess of one year as of December 31, 1997 are:

Year ending December 31,                                     (In thousands)
------------------------------------------------------------------------------
         1998                                                      $   864
         1999                                                          864
         2000                                                          890
         2001                                                          900
         2002                                                          834
Later years                                                          3,200
------------------------------------------------------------------------------
Total minimum payments required                                     $7,552
------------------------------------------------------------------------------

Contingencies.
Bancorp is subject to various legal proceedings which are incidental to the ordinary course of business. In the opinion of management, there were no legal matters pending as of December 31, 1997, which would have a material effect on its consolidated financial statements.

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

                                               December 31
                                  --------------------------------------------
(In thousands)                           1997              1996
------------------------------------------------------------------------------
Financial instruments whose
contractual amounts represent
 credit risk:
 Commitments to extend credit            $114,840          $104,922
 Standby letters of credit                 12,753            13,807
------------------------------------------------------------------------------

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

14. FAIR VALUE OF FINANCIAL INSTRUMENTS
The following table summarizes the carrying amounts and fair value estimates of financial instruments at December 31, 1997 and 1996. All fair value estimates are made at a specific point in time and are based on existing on- and off- balance sheet financial instruments without consideration of the value of anticipated future business or the value of assets and liabilities that are not considered financial instruments. These estimates do not reflect any premium or discount that could result from a block sale of a particular instrument. Due to the absence of a genuine market for a significant portion of Bancorp's financial instruments, fair value estimates are based on judgments regarding risk characteristics, current economic conditions, and other factors. These estimates are subjective in nature and involve uncertainties and matters of significant judgment and therefore cannot be determined with precision. Changes in assumptions or estimation methodologies could significantly affect the estimates.

                                               December 31
                                  ------------------------------------------
                                        1997              1996
                                  ------------------------------------------
                                  Carrying    Fair    Carrying   Fair
(In thousands)                    Amounts     Value   Amounts    Value
----------------------------------------------------------------------------
Financial assets:
 Cash and cash
  equivalents                     $ 40,889  $ 40,889  $  38,705  $ 38,705
 Loans held for sale                   283       283        309       309
 Investment securities
  to be held to maturity            94,940    96,650     99,503   100,201
 Investment securities
  available for sale               136,065   136,065    146,308   146,308
 Net loans                         714,604   721,714    660,630   671,212
 Interest receivable                 7,393     7,393      6,701     6,701

Financial liabilities:
 Deposits                          821,967   823,122    794,750   797,024
 Short-term borrowings              86,156    86,156     99,287    99,287
 Long-term borrowings               23,454    23,588      6,686     6,527
 Interest payable                    1,906     1,906      1,719     1,719

     The following methods and assumptions were used to estimate the fair value of each class of financial instruments:

Cash and Cash Equivalents.
Due to the short-term nature of these financial instruments, carrying amount was deemed to approximate fair value.

Loans Held for Sale.
Fair value is estimated to equal the carrying amount due to the anticipated short holding period of these loans.

Investment Securities.
The fair value was estimated using various pricing methods. Fair value for obligations of states and political subdivisions was estimated by an independent pricing service using a pricing matrix. Fair value for all other debt securities was based on quoted market prices or dealer quotes.

Loans.
The fair value was estimated by segregating the portfolio into categories having similar financial characteristics. Each loan category was then further segmented into fixed-rate and variable-rate interest terms and by performing and nonperforming loans.
     The fair value of performing loans was estimated by either (1) discounting estimated future cash flows using discount rates equal to the current rates at which similar loans would be made to borrowers with similar credit ratings and for the same remaining maturity except that, in the absence of increased credit risk, the carrying amount was generally deemed to approximate fair value for variable-rate loans due to the frequent repricing of these instruments at market rates or (2) the option-based pricing approach, where the market value of a financial instrument is estimated by generating cash flows for each point along an interest rate path using scheduled amortizations, coupon payments, and prepayments and then discounting such cash flows by interest rates associated with the cash flows plus an option-adjusted spread.
     The fair value of nonperforming loans was based predominantly on recent external appraisals. If appraisals were not available, estimated cash flows were discounted using a rate commensurate with the risk associated with the estimated cash flows. Assumptions regarding credit risk, cash flows, and discount rates were judgmentally determined using available market information and specific borrower information.

Interest Receivable.
Due to the short-term nature of this financial instrument, carrying amount was deemed to approximate fair value.

Deposits.
The fair value of deposits with no stated maturity, such as noninterest-bearing deposits, interest-bearing checking, savings, and money market accounts, is equal to the carrying amount. Carrying amount approximates fair value for variable-rate certificates of deposit, and fixed-rate certificates with original maturities of 12 months or less, due to the frequent repricing of these instruments at market rates. The fair value for all other fixed-rate certificates of deposit was estimated by discounting contractual cash flows using discount rates equal to the rates currently offered for deposits of similar remaining maturities.

Short-term Borrowings.
Due to the frequent repricing of these financial instruments at market rates, the carrying amounts approximate fair value.

Long-term Borrowings.
The fair value was estimated by discounting contractual cash flows using discount rates equal to the current rates for long-term borrowings of similar remaining maturities.

Interest Payable.
Due to the short-term nature of this financial instrument, carrying amount was deemed to approximate fair value.

Off-balance Sheet Financial Instruments.
Carrying amounts for commitments to extend credit and standby letters of credit represent the deferred income arising from these unrecognized financial instruments. The majority of commitments to extend credit and standby letters of credit are at variable rates and/or have relatively short terms to maturity, therefore the carrying amount of these financial instruments is deemed to closely approximate fair value. Carrying amounts for these off-balance sheet financial instruments are immaterial.

15. REGULATORY RESTRICTIONS

Restrictions on Dividends.
Approval of the Comptroller of the Currency is required to pay dividends which exceed the Bank's net profits for the current year plus its retained net profits for the preceding two years. Amounts available for the payment of dividends during 1997 aggregated $20,316,000. The Savings Bank's ability to pay dividends is somewhat restricted based on Office of Thrift Supervision ("OTS") rules and regulations. Prenotifi-cation of dividend payments is required. Also, no payments can be made beyond prescribed formulas without OTS approval. Also, the Savings Bank's earnings appropriated to bad debt reserves for losses and deducted for federal income tax purposes are not available for dividends without the payment of taxes at the then current income tax rates on the amount used.

Restrictions on Lending from Affiliates to Parent.
Federal law imposes certain restrictions limiting the ability of affiliates to transfer funds to the Parent Company in the form of loans or advances.
Section 23A of the Federal Reserve Act prohibits affiliates from making loans or advances to the Parent Company in excess of 10 percent of its capital stock and surplus, as defined therein. In addition, all loans or advances to non-bank affiliates must be secured by specific collateral. Based on this limitation, there was approximately $10,714,000 available for loans or advances to the Parent Company as of December 31, 1997. There were no material loans or advances outstanding at December 31, 1997.

Restrictions on Cash and Due from Banks.
The Bank is required to maintain average daily reserve balances with the Federal Reserve Bank. The average amount of these required reserves during 1997 and 1996 was $12,103,000 and $11,267,000, respectively.

16. SHAREHOLDERS' EQUITY

Capital Requirements.
Bancorp, the Bank, and the Savings Bank are required to maintain specified minimum amounts of capital in accordance with regulatory requirements. The regulatory capital at December 31, 1997 for these entities was as follows:

                                               Bancorp
                                   -----------------------------------------
                                   Components       Actual      Required
                                   of Capital       Ratio       Ratio
----------------------------------------------------------------------------
Tangible capital                   $ 98,606        9.48%        3.00%
Core capital                         98,606       12.92         4.00
Core and supplementary capital      107,463       14.08         8.00

                                            The Bank
                                   -----------------------------------------
                                   Components       Actual      Required
                                   of Capital       Ratio       Ratio
----------------------------------------------------------------------------
Tangible capital                   $ 75,401        9.30%        3.00%
Core capital                         75,401       12.15         4.00
Core and supplementary capital       81,190       13.09         8.00


                                          The Savings Bank
                                   -----------------------------------------
                                   Components       Actual      Required
                                   of Capital       Ratio       Ratio
----------------------------------------------------------------------------
Tangible capital                   $ 19,432        8.73%        1.50%
Core capital                         19,432        8.73         3.00
Core and supplementary capital       21,221       14.96         8.00

     The entities are considered well-capitalized under the regulatory framework for prompt corrective action.

Dividend Reinvestment Plan.
Bancorp offers a Dividend Reinvestment and Stock Purchase Plan (the "Plan") to all Bancorp shareholders. The terms of this Plan allow participating shareholders to purchase additional shares of common stock in Bancorp by reinvesting the dividends paid on shares registered in their name, by making optional cash payments, or both. Shares purchased under the Plan directly from Bancorp with reinvested dividends can be acquired at 95 percent of current market prices. Shares purchased under the Plan that were acquired in the open market can be purchased at 95 percent of their acquisition cost. Optional cash payments to this Plan are limited and may not exceed $3,000 in any calendar quarter.
     Contributions to the Plan will be used by a designated agent to acquire common shares of Bancorp, either in the open market or from Bancorp at current market prices. Bancorp has reserved 57,881 shares of its common stock for this Plan. Bancorp reserves the right to amend, modify, suspend, or terminate this Plan at any time at its discretion.

17. QUARTERLY RESULTS OF OPERATIONS (UNAUDITED):
The following is a summary of Bancorp's unaudited quarterly results of operations.


1997                                    Three Months Ended
(Dollars in thousands          -----------------------------------------------
except per share amounts)	Dec. 31	Sept. 30	June 30	March 31
------------------------------------------------------------------------------
Interest income               $19,481   $19,425   $18,573   $18,048
Net interest income            10,627    10,601    10,240     9,879
Provision for credit losses       450       450       450       450
Gains (losses) on sales of
 securities                       (16)        3         2         -
Income before income taxes      4,249     5,026     4,200     3,805
Net income                      3,100     3,435     2,900     2,724
Earnings per common share:
 Net income, basic               0.52      0.57      0.48      0.46
 Net income, diluted             0.51      0.57      0.48      0.45

                              ------------------------------------------------
1996                                    Three Months Ended
                              ------------------------------------------------
(Dollars in thousands,
except per share amounts)	Dec. 31	Sept. 30	June 30	March 31
------------------------------------------------------------------------------
Interest income               $18,186   $17,832   $17,511   $17,337
Net interest income             9,879     9,775     9,634     9,360
Provision for credit losses       622       300       300       300
Losses on sales of
 securities                      (275)        -       (27)      (28)
Income before income taxes      2,055     2,489     3,366     3,474
Net income                      1,621     1,902     2,614     2,474
Earnings per common share:
 Net income, basic               0.27      0.32      0.44      0.42
 Net income, diluted             0.27      0.32      0.44      0.41
                               -----------------------------------------------

18. FUTURE CHANGE IN ACCOUNTING PRINCIPLES
In June 1997, FASB Statement No. 130, "Reporting Comprehensive Income," was issued and establishes standards for reporting and displaying comprehensive income and its components. This statement requires comprehensive income and its components, as recognized under the accounting standards, to be displayed in a financial statement with the same prominence as other financial statements. Bancorp plans to adopt the Statement, as required, beginning in 1998 and its impact is not expected to be material.
     The FASB also issued Statement of Financial Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information," in June 1997, which establishes new standards for reporting information about operating segments in annual and interim financial statements. This statement also requires descriptive information about the way the operating segments are determined, the products and services provided by the segments and the nature of differences between reportable segment measurements and those used for the consolidated entity. This Statement is effective for years beginning after December 15, 1997. Adoption in interim financial statements is not required until the year following initial adoption. Once adopted, however, comparative prior period information is required. Bancorp is evaluating the Statement and plans to adopt the Statement as required in 1998. Adoption of this Statement is not expected to have a material impact on Bancorp.
     In February 1998, the FASB issued Statement No. 132, "Employers' Disclosures about Pensions and Other Postretirement Benefits" which revises employers' disclosures about pensions and other postretirement benefit plans. It does not change the measurement or recognition of these plans. It standardizes disclosure requirements for these plans, requires additional information on changes in the benefit obligations and fair values of plan assets, and eliminates certain disclosures that are no longer useful. The Statement is effective for fiscal years beginning after December 15, 1997. Earlier application is encouraged and restatement of disclosures for prior periods provided for comparative purposes is required unless the information is not readily available. Adoption of this Statement is not expected to have a material impact on Bancorp.

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors and Shareholders of F&M Bancorp:

     We have audited the accompanying consolidated balance sheets of F&M Bancorp (a Maryland bank holding company) and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of income, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of Bancorp's management. Our responsibility is to express an opinion on these financial statements based on our audits. We did not audit the consolidated financial statements of Home Federal Corporation, a thrift holding company acquired during 1996 in a transaction accounted for as a pooling-of-interests, as discussed in Note 2, for the year ended December 31, 1995. Such statements are included in the consolidated financial statements of F&M Bancorp and reflect 22 percent of consolidated total income for 1995. These statements were audited by other auditors whose report has been furnished to us and our opinion, insofar as it relates to amounts included for Home Federal Corporation, is based solely on the report of the other auditors.
     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits and the report of other auditors provide a reasonable basis for our opinion.
     In our opinion, based on our audits and the report of the other auditors, the financial statements referred to above present fairly, in all material respects, the financial position of F&M Bancorp and subsidiaries as of December 31, 1997 and 1996, and the results of their operations and their cash flows for each of the three years in the period ended December 31,1997 in conformity with generally accepted accounting principles.

                              /s/ Arthur Andersen, LLP
                              ------------------------
                              Arthur Andersen, LLP

Washington, D.C.
January 20, 1998


INDEPENDENT AUDITOR'S REPORT
Stockholders and Board of Directors
Home Federal Corporation

     We have audited the consolidated statements of changes in stockholders' equity, income and cash flows (not separately presented herein) of Home Federal Corporation and Subsidiaries (Corporation) for the year ended December 31, 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audit.
     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of the operations and cash flows of Home Federal Corporation and Subsidiaries for the year ended December 31, 1995 in conformity with generally accepted accounting principles.

                              /s/ Smith Elliott Kearns & Company, LLC
                              ---------------------------------------
                              Smith Elliott Kearns & Company, LLC

Hagerstown, Maryland
February 16, 1996


DIRECTORS & OFFICERS

F&M BANCORP and
FARMERS & MECHANICS NATIONAL BANK

BOARD OF DIRECTORS

R. Carl Benna
President
North American Housing Corp

Howard B. Bowen(1)
President, Ewing Oil Company, Inc.

John D. Brunk
President
Frederick Produce Company, Inc.

Beverly B. Byron
former Representative
United States Congress

Faye E. Cannon
President and Chief Executive Officer

Martha E. Church, Ph.D.
President Emerita, Hood College
Senior Scholar at The Carnegie Foundation for the Advancement of Teaching

Albert H. Cohen
Investor and Building Consultant

Maurice A. Gladhill
President, Gladhill Tractor Mart, Inc.

Charles W. Hoff, III
Chairman of the Board

James K. Kluttz
President and Chief Executive Officer
Frederick Memorial Hospital

Robert K. Moler
President, Prescription Arts, Inc.

Charles A. Nicodemus
Chairman of the Board
Frederick Mutual Insurance Company

Richard W. Phoebus, Sr.(1)
President and Chief Executive Officer
Home Federal Savings Bank

H. Deets Warfield, Jr.
President
Damascus Motor Company, Inc.

John C. Warfield
President
The Frederick  Motor Company

Thomas R. Winkler
Executive Vice President and
Chief Operating Officer, BioWhittaker, Inc.

George B. Delaplaine, Jr.
M. Robert Ritchie, Jr.
H. Reese Shoemaker, Jr.
Directors Emeriti

(1) Director of F&M Bancorp only.


F&M BANCORP

OFFICERS

Charles W. Hoff, III
Chairman of the Board

Faye E. Cannon
President and Chief Executive Officer

Richard W. Phoebus, Sr.
Vice President

David R. Stauffer
Vice President

David L. Spilman
Treasurer

Gordon M. Cooley
Secretary and Legal Officer

Alice E. Stonebreaker
Assistant Secretary and
Assistant Treasurer

FARMERS & MECHANICS NATIONAL BANK

ADVISORY COUNCIL
Joseph D. Baker, II
R. Holmes Baker
M. Roland Biser
James F. Black
John Nelson Bowers
Howard N. Boyer
Charles W. Burrier, Jr.
Alan L. Carroll, M.D.
George W. Cooley
Alvie N. Covell
John T. Croghan
Millard E. Crum, Jr.
John M. Culler, M.D.
Russell E. Delauter
Walter L. Engle
James E. Fitzgerald, Sr.
Joseph C. Free
Harry Y. George, Jr.
Bernard D. Gladhill
Paul J. Green
William H. Hemp
Edward G. Higinbotham
Gary M. Himes
John S. Hollinger
Robert G. Hooper
Raymond R. Houck
William D. Jeffries
Charlotte W. Kerrigan
Chester M. Leishear
James W. Linton, Jr.
Richard L. Martin
Forrest G. Moler, Jr.
Harold M. Molesworth, Jr.
William L. Moore
Ralph W. Morgan
C. Rodman Myers
Robert B. Ogle
Roscoe L. Pearce
Nelson M. Pittinger
Robert L. Price
Donald E. Rough
William E. Sauser
G. Donald Shafer
Ernest R. Shriver
William A. Simmons
John W. Stroh, M.D.
James E. Stoner, Jr., M.D.
Harry H. Swomley, Jr.
Charles H. Thornton
William E. Wagner, Jr.
Drainie B. Watson
Horace H. Waybright
Lila C. Wenner
Richard T. White
Floyd C. Wickham
Maurice L. Williams
Thomas R. Winebrener
J. Trego Zimmerman


FARMERS & MECHANICS
NATIONAL BANK

EXECUTIVE OFFICERS

Charles W. Hoff, III
Chairman of the Board

Faye E. Cannon
President and Chief Executive Officer

David R. Stauffer
Executive Vice President

David L. Spilman
Senior Vice President and
Chief Financial Officer

Karen L. Korrell
Senior Vice President

Alice E. Stonebreaker
Senior Vice President

Patti A. Stuckey
Senior Vice President


HOME FEDERAL
SAVINGS BANK

BOARD OF DIRECTORS

Howard B. Bowen
President, Ewing Oil Company, Inc.

Faye E. Cannon
President and Chief Executive Officer
F&M Bancorp and Farmers & Mechanics National Bank

Lois S. Harrison
Member, Board of Trustees
Hood College

Benjamin J. Kunkleman
President
The American Cedar Works, Inc.

John J. McElwee, Jr.
President
Antietam Health Services, Inc.

Richard W. Phoebus, Sr.
President and Chief Executive Officer

J. Frank Shank
Realtor, Coldwell Banker

David R. Stauffer
Vice President, F&M Bancorp
Executive Vice President,
Farmers & Mechanics National Bank

Ronald Z. Sulchek
President, Sulchek & Co.

M. William Dutton, Jr.
William H. Gelbach
E. Leister Mobley, Jr.
Directors Emeriti

EXECUTIVE OFFICERS

Richard W. Phoebus, Sr.
President and Chief Executive Officer

Julie A. Donat
Senior Vice President and Treasurer

Douglas G. Metz
Senior Vice President

Cynthia H. Perine
Senior Vice President and Secretary


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

INDEPENDENT ACCOUNTANTS
Arthur Andersen LLP
Tycon Tower
Vienna, Virginia  22182

SECURITIES MARKETS
F&M Bancorp common stock is publicly traded and quoted on the NASDAQ National Market System under the symbol "FMBN". Principal market makers are:

Ferris, Baker Watts, Inc.
Baltimore, MD
(410) 659-4613

Herzog, Heine, Geduld, Inc.
Philadelphia, PA
(215) 972-0860

Ryan, Beck & Co.
West Orange, NJ
(800) 325-7926

Wedbush, Morgan Securities, Inc.
New York, NY
(800) 421-0251

Wheat First Union
Richmond, VA
(804) 782-3316

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

ANNUAL MEETING
The F&M Bancorp Annual Meeting of Shareholders will be held at 10:00 a.m. on Tuesday, April 21, 1998 at Corporate Headquarters.

STOCK PRICE and DIVIDENDS (1)

                      1997                              1996
----------------------------------------------------------------------------
          High    Low     Close   Dividend   High   Low     Close   Dividend
----------------------------------------------------------------------------
First Q   27.14   21.91   25.71   $0.21      28.57  26.91   26.91   $0.19
Second Q  27.14   24.29   26.43    0.21      28.21  21.43   21.43    0.19
Third Q   34.75   25.48   33.25    0.22      23.45  20.00   23.45    0.19
Fourth Q  38.00   33.00   38.00    0.22      23.57  21.19   22.86    0.19

(1)Data have been restated for 5% stock dividend paid in August 1997.

The most recent quarterly dividend was $0.25 per share paid February 1, 1998 to holders of record January 22, 1998. Quarterly dividends are customarily paid on February 1, May 1, August 1 and November 1.

A total of 6,013,456 shares of F&M Bancorp common stock held by approximately 6,170 registered and beneficial owners at January 23, 1998 are entitled to notice of and to vote at the annual meeting.


Concept and Design: Alpert and Alpert, Inc., McLean, VA

F&M BANCORP
110 Thomas Johnson Drive
Frederick, MD  21702